Filed Pursuant to Rule 424(b)(4)
Registration No. 333-259168

35,398,389 Shares

Class A Common Stock

This prospectus relates to the registration of the resale of up to 35,398,389 shares of our Class A common stock by our stockholders identified in this prospectus (the “Registered Stockholders”). Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the Nasdaq Capital Market at prevailing market prices. See “Plan of Distribution.” If the Registered Stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share and is convertible at any time, at the option of the holder, into one share of Class A common stock. As of June 30, 2021, after giving effect to the Existing Preferred Stock Conversion (as defined below), the Reclassification (as defined below), and the RSU Settlement (as defined below), outstanding shares of Class B common stock represented approximately 99.5% of the voting power of our outstanding capital stock, with our directors, executive officers, holders of more than 5% of our capital stock, and their affiliates representing approximately 67.0%. Prior to any sales of shares of Class A common stock, the Registered Stockholders who hold Class B common stock must convert their shares of Class B common stock into shares of Class A common stock.

No established public trading market for our Class A common stock currently exists. However, our shares of common stock have a history of trading in private transactions. Based on information available to us, the low and high sales price per share of common stock for such private transactions during the year ended December 31, 2020 was $8.12 and $20.00, respectively, and during the period from January 1, 2021 through September 10, 2021 was $20.00 and $43.57, respectively. Recent purchase prices of our common stock in private transactions may have little or no relation to the opening public price of shares of our Class A common stock on the Nasdaq Capital Market or the subsequent trading price of shares of our Class A common stock on the Nasdaq Capital Market. See “Sale Price History of our Capital Stock.” Further, the listing of our Class A common stock on the Nasdaq Capital Market without underwriters is a novel method for commencing public trading in shares of our Class A common stock and, consequently, the trading volume and price of shares of our Class A common stock may be more volatile than if shares of our Class A common stock were initially listed in connection with an underwritten initial public offering.

On the day that shares of our Class A common stock are initially listed on the Nasdaq Capital Market, the Nasdaq Stock Market LLC (“Nasdaq”) will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. During a 10-minute “Display Only” period, market participants may enter quotes and orders in Class A common stock in Nasdaq’s systems and such information is disseminated, along with other indicative imbalance information, to Morgan Stanley & Co. LLC (“Morgan Stanley”) and other market participants (including the other financial advisors) by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Morgan Stanley, in its capacity as our designated financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once Morgan Stanley has notified Nasdaq that shares of our Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for shares of our Class A common stock, in accordance with Nasdaq rules. If Morgan Stanley then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with Morgan Stanley, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of shares of our Class A common stock on the Nasdaq Capital Market will commence. Under the Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell shares of our Class A common stock can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of shares of our Class A common stock for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which shares of our Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Morgan Stanley in its capacity as financial advisor. Morgan Stanley will exercise any consultation rights only to the extent that it may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. The Registered Stockholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence Morgan Stanley, BofA Securities, Inc. (“BofA Securities”), Citigroup Global Markets Inc. (“Citigroup”), KeyBanc Capital Markets Inc. (“KeyBanc Capital Markets”), Robert W. Baird & Co. Incorporated (“Baird”), UBS Securities LLC (“UBS Investment Bank”), and William Blair & Company, L.L.C. (“William Blair”), in carrying out their roles as financial advisors. Morgan Stanley will determine when shares of our Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Morgan Stanley will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution.”

We have been approved to list our Class A common stock on the Nasdaq Capital Market under the symbol “AMPL.” We expect our Class A common stock to begin trading on or about September 28, 2021.

We are an “emerging growth company” as defined under the federal securities laws and have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in shares of our Class A common stock involves risks. See “Risk Factors” beginning on page 19 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 21, 2021.

Amplitude’s purpose is to help companies build better products — through data.
Amplitude

Great products are built with Amplitude. Understand customer behavior in a new way instacart Instacart informs product strategy to help make online shopping effortless. Measure and optimize the value of your business intuit. Intuit analyzes upticks and drop-offs in product usage and customer retention in minutes. Predict which actions lead to business outcomes Walmart Walmart predicts when product growth spikes will happen and how key events play into long-term retention to plan retention strategy and timing. Adapt each experience to maximize impact BEES BEES, an e-commerce and SaaS company created by Anhesuer-Busch Inbev, prompts customers with recommended orders based on purchase history and market insight.

$129M TTM REVENUE Trailing twelve-month revenue as of June 30, 2021. (8%) NET CASH USED IN OPERATING ACTIVITIES MARGIN During the six months ended June 30, 2021. 1,280 PAYING CUSTOMERS 311 CUSTOMERS >$100K ARR 22 CUSTOMERS >$1M ARR As of June 30, 2021. 57% FY21 H1 YOY REVENUE GROWTH During the six months ended June 30, 2021 compared to the six months ended June 30, 2020. ($24M) TTM NET LOSS Trailing twelve-month net loss as of June 30, 2021. 119% DOLLAR-BASED NET RETENTION ACROSS PAYING CUSTOMERS As of June 30, 2021.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor any of the Registered Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, and results of operations may have changed since such date.

For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.

Except as otherwise indicated, all information in this prospectus assumes:

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the amendment of our equity awards under our Amended and Restated 2014 Stock Option and Grant Plan (as amended, the “2014 Plan”) on August 23, 2021 for all awards to settle into Class A common stock instead of Class B common stock. See “Description of Capital Stock—Equity Award Amendment;”

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the amendment of our restated certificate of incorporation on August 30, 2021 to redesignate our outstanding common stock as Class B common stock and create a new class of Class A common stock (the “Reclassification”);

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the conversion of our outstanding Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock, Series C redeemable convertible preferred stock, Series D redeemable convertible preferred stock, Series E redeemable convertible preferred stock, and Series F redeemable convertible preferred stock (including 827,609 shares of Series F redeemable convertible preferred stock issued after June 30, 2021) into an aggregate of 67,963,609 shares of our Class B common stock, which occurred upon the effectiveness of the registration statement of which this prospectus forms a part (the “Existing Preferred Stock Conversion”);

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the issuance of 2,571,430 shares of our Class A common stock subject to restricted stock units (“RSUs”), for which the time-based vesting condition was satisfied as of June 30, 2021, and for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market, pursuant to our 2014 Plan (the “RSU Settlement”);

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the exclusion of (i) 28,770,519 shares of Class A common stock issuable upon exercise of stock options outstanding as of June 30, 2021, with a weighted-average exercise price of $3.33 per share, pursuant to our 2014 Plan; (ii) 282,734 shares of Class A common stock issuable upon exercise of stock options granted after June 30, 2021, with a weighted-average exercise price of $24.56 per share, pursuant to our 2014 Plan; (iii) 479,481 shares of Class A common stock issuable upon settlement of RSUs outstanding as of June 30, 2021, for which the time-based vesting condition had not been satisfied as of such date, and for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market, pursuant to our 2014 Plan (of which 19,258 shares will be issued as a result of the time-based vesting condition being met at the time of the listing of our Class A common stock); (iv) 779,757 shares of Class A common stock issuable upon settlement of RSUs granted after June 30, 2021, for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market but will remain subject to the time-based vesting condition, pursuant to our 2014 Plan; (v) 46,875 shares of restricted Class A common stock granted after June 30, 2021, pursuant to our 2014 Plan; (vi) 36,062 shares of Class B common stock issuable upon exercise of a stock option outstanding as of June 30, 2021, with an exercise price of $0.30 per share, granted outside of our 2014 Plan; (vii) 7,000 shares of Class B common stock issuable upon exercise of a warrant outstanding as of June 30, 2021; (viii) 18,643,596 shares of Class A common stock reserved for issuance under our 2021 Incentive Award Plan (the “2021 Plan”), which became effective on the day prior to the effectiveness of the registration statement of which this prospectus forms a part, plus any shares available for issuance under the 2014 Plan as of the effective date of the 2021 Plan, as well as any future increases in the number of shares of Class A common stock reserved for issuance under the 2021 Plan; and (ix) 2,663,371 shares of

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Class A common stock reserved for issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”), which became effective on the day prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any future increases in the number of shares of Class A common stock reserved for issuance under the ESPP; and

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the filing and effectiveness of our restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which occurred in connection with the effectiveness of the registration statement of which this prospectus forms a part.

After giving effect to the Existing Preferred Stock Conversion, the Reclassification, and the RSU Settlement, as of June 30, 2021, we had a total of 2,571,430 shares of Class A common stock and 99,873,225 shares of Class B common stock outstanding.

Certain amounts, percentages, and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars, or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them.

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PROSPECTUS SUMMARY

This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “Amplitude” and similar terms refer to Amplitude, Inc. and its consolidated subsidiaries.

Overview

We are pioneering a new category of software called Digital Optimization. Our Digital Optimization System serves as the command center for businesses to connect digital products to business outcomes. Digital optimization is emerging as a strategic investment for every company to survive in the digital-first world.

Digital products are embedded in every part of our daily lives. In 2020, U.S. adults spent nearly 8 hours on average per day on digital activities. Digital has become the primary way business is done, and the ability for companies to offer compelling digital products and services has become a matter of survival.

Digital products have become the center of how companies interact with customers. Digital-native companies like Twitter, DoorDash, PayPal, and Dropbox invest heavily in product innovation to fuel a product-led adoption model. It is not only the companies born in the past two decades that are betting it all on digital. Walmart, Disney, and IBM are reinventing their businesses around digital. Digital is the battleground and the businesses that fail to rise to the challenge and adapt to this new reality will face an existential crisis.

The way that companies build digital products is going through a fundamental change from being intuition-based to data-driven. Product teams have historically decided what to build based on qualitative gut feel and without a firm understanding of what will drive business results. Today, the best teams are those that build their strategy around product data, which connects the attributes of individual end users with their actual behavior. Product data has become the next untapped growth lever to transform how businesses build products, gain key insights into which features have the greatest business impact, and connect with customers.

The amount of time that consumers spend interacting with digital products has led to an explosion of both the quantity and diversity of data. Because products themselves are generators of data, for the first time, in-product behavior can now be analyzed. With product data, teams can gain insight from the specific actions end users take within digital products and answer important questions, such as where in the purchase journey do users experience friction, what are the top user paths between signup and trial conversion, and which features increase new customer retention.

Traditionally, businesses have spent billions of dollars on a patchwork of systems, including web and marketing analytics, business intelligence tools, and sentiment tools, to help understand how their digital product investments drive business outcomes. These tools were not built on product data and do not understand in-product behavior, nor were they built for the scale and complexity of digital products to provide actionable and real-time product-driven insights. Businesses today do not know if their strategic product decisions are the right ones, and they do not have the insights to help ensure they work.

The next evolution of digital transformation is the category-defining shift to Digital Optimization. The promise of digital optimization is connecting the dots between products and the business. It provides the breadth and depth of insights into customer behavior to understand what behaviors are linked to business impact. Digital optimization answers strategic questions such as what products to build, what digital bets to make, and which bets are working. It predicts which customers are likely to purchase or churn based on their behavior and automatically adapts products to each customer based on this intelligence to optimize the outcome.

While digital transformation is focused on building new digital products, digital optimization is focused on using product data to make strategic decisions and run a business, accelerate innovation, and increase the value of digital transformation efforts.

Product, data, engineering, and marketing teams are often forced to make business decisions in a vacuum and without understanding the linkage between product decisions and business outcomes. Digital optimization leverages the power of data-driven products to create this linkage automatically. In addition, having a common lens into customer and product data helps every team transform their function, from launching brand-defining marketing campaigns to reimagining customer support. Bringing shared data and common visibility to every team will be a business-critical requirement in the digital optimization era.

How Amplitude Powers Digital Optimization

We built the first Digital Optimization System that brings together a new depth of customer understanding with the speed of action to optimize experiences. We power some of the most-beloved and iconic consumer and B2B digital products. We enable businesses, regardless of size, industry, or where they are in their digital maturity, to unleash digital innovation and growth. Our system unifies product, marketing, data, and executive teams, giving them the common visibility to drive business outcomes with agility and confidence.

Our Digital Optimization System consists of the following integrated solutions:

•	Amplitude Analytics. We are the #1 ranked product analytics solution, according to G2, a top independent software review site. We provide teams with fast, self-service insights into customer behavior.

•	Amplitude Recommend. A no-code personalization solution that helps teams increase customer engagement by intelligently adapting digital products and campaigns to every user based on behavior.

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Amplitude Experiment. An integrated end-to-end experimentation solution that enables teams to determine and deliver the most impactful product experiences for their customers through A/B tests and controlled feature releases.

At the core of our Digital Optimization System is the Amplitude Behavioral Graph, a proprietary behavioral database purpose-built for complex, interactive behavioral queries, with novel approaches to normalizing, classifying, and partitioning behavioral data. The Behavioral Graph scales to look at every individual customer action taken in a digital product and identifies combinations of actions that lead to a desired outcome. The Behavioral Graph processed approximately 900 billion monthly behavioral data points during the quarter ended June 30, 2021, to help answer questions like why do users convert or drop off, which interactions predict likelihood to buy, and what are the most common paths users take.

We are Mission Critical to Our Customers

Today, we serve more than 1,200 paying customers globally, from the most ambitious startups to the largest global enterprises. We are the trusted source of customer and product insight for the world’s leading data-driven, product-led digital companies and bring the same technology to the remaining companies that lack this expertise. We serve customers across every industry, including finance, media, retail, industrials, hospitality, healthcare, media, and telecom, as well as companies in various stages of digital maturity. Digital optimization has become mission critical to companies of all sizes and in all industries to keep up with the pace of innovation required to survive in the digital-first world. Consequently, we believe the market for digital optimization represents a significant and underpenetrated market opportunity today, which we estimate to be approximately $37 billion in 2021.

Our Digital Optimization System is mission critical to our customers’ success. Within our largest customers, thousands of users leverage our system to drive better outcomes in their respective functional areas. The broad applicability and ease of use of our system results in significant commitments by our customers as part of their core technology stack. As of December 31, 2019 and 2020 and June 30, 2021, we had 208, 262, and 311 customers, respectively, that each represented greater than $100,000 in Annual Recurring Revenue (“ARR”) and 11, 15, and 22 customers, respectively, that each represented greater than $1 million in ARR, demonstrating how critical we are to our customers’ success. Customers that each represented greater than $100,000 in ARR accounted for approximately 71%, 72%, and 73% of our total ARR as of December 31, 2019 and 2020 and June 30, 2021, respectively.

Our Efficient Business Model

We generate revenue through selling subscriptions to our platform. We reach customers through an efficient direct sales motion, solution partners, and product-led growth initiatives, including subscription plans to meet the needs of a diverse range of companies. Our pricing model is based on both the platform functionality required by our customers as well as committed event volume. Customers typically look to use our platform for an initial business use case they have identified, such as analytics on a digital product. As customers experience the value of our platform in helping to drive business outcomes in that initial use case, they frequently expand that initial use case, expand into new use cases, and expand into additional products. Our ability to expand successfully within our customer base is demonstrated by our strong dollar-based net retention rates. As of December 31, 2019 and 2020, our dollar-based net retention rate across paying customers was 116% and 119%, respectively.

For the years ended December 31, 2019 and 2020, our revenue was $68.4 million and $102.5 million, respectively, representing year-over-year growth of 50%. Our revenue was $46.0 million and $72.4 million for the six months ended June 30, 2020 and 2021, respectively, representing year-over-year growth of 57%. For the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021, our net loss was $33.5 million, $24.6 million, $16.6 million, and $16.5 million, respectively. For the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021, our net cash used in operating activities was $16.0 million, $10.4 million, $9.9 million, and $5.5 million, respectively, and our free cash flow was $(16.7) million, $(12.6) million, $(10.7) million, and $(6.9) million, respectively.

Industry Trends in Our Favor

Digital is the New Battlefield for Business Survival

Today, digital products are embedded in every part of our daily lives. The ability for companies to offer compelling digital products and services has become a matter of survival. There are several mega-trends forcing companies to move to digital first:

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Mobile and Cloud are Sparking Disruption. The continued rise of mobile and cloud make it easier than ever for new entrants to disrupt existing markets through digital. IDC estimates that by 2023 over 500 million new digital apps and services will be deployed using cloud-native approaches, which is the same number of digital apps and services developed over the last 40 years. This expected growth demonstrates both the scale and rapid pace of innovation and disruption.

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The Digital Economy is the Path to Growth. Digital is no longer just an enabler of business, it is the business. As digital continues to become a growing portion of the economy, every business will need to transform their business and drive digital growth to not be left behind.

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Businesses are Shifting Focus from Acquisition to Retention. Digital unlocks the ability of businesses to engage with customers more easily over time, shifting investment away from one-time purchases to building customer lifetime value. As the costs to expand an existing customer relationship are significantly lower than acquiring a new one, this change in strategy has led to more efficient sales and marketing spend and more durable growth prospects.

On the new battlefield of digital innovation, there will be clear winners and losers. Digital products have become the center of how companies redesign their businesses and create new ways of delivering value for customers.

The Revenue Center is Shifting from Sales and Marketing to Product

Once considered a cost center for the business, the digital product is now becoming the primary lever in a business to drive growth. The growing importance of product-led growth to a company’s survival has fundamentally shifted how companies go to market and invest in innovation.

The revenue center of a business is shifting away from acquisition-focused marketing and sales to retention and expansion through sustained customer engagement within digital products. User engagement, user behavior, customer retention rate, and customer lifetime value have become the new standard metrics to measure the productivity and efficiency of any business.

The Approach to Building Digital Products is Being Reinvented — From Mad Men to Moneyball

The way that companies build digital products is going through a fundamental shift from being intuition-based to data-driven. Even today, like a scene out of AMC’s ‘Mad Men,’ it is not uncommon for a group of executives to gather in a room and brainstorm about what digital products to build based on nothing more than their intuition or beliefs of what customers want or need. In the same way that the Moneyball movement (popularized by the 2003 eponymous book by Michael Lewis) reinvented Major League Baseball, today there is a fundamental shift to using data derived from the digital product itself to make decisions. Data-driven products are characterized by the following key pillars:

Data-Driven Products are Centered in Behavioral Data

Because the digital products themselves are generators of data, this means that in-product behavior can be observed and analyzed for the first time. Data-driven digital companies understand the value of behavioral data to feed back into their digital products and drive innovation. Digital laggards, on the other hand, have continued to rely on the wrong forms of data, such as page views, app store downloads, customer service tickets, post-transaction surveys, and user demographic data to make critical product decisions.

Data-Driven Products Adapt to the Customer

In a world of abundant choice, the expectations of consumers for businesses to deliver highly-personalized digital product experiences continues to be on the rise. The best-in-class digital companies leverage product data to build robust recommendation engines based on artificial intelligence (“AI”) and machine learning (“ML”) algorithms to deliver highly differentiated experiences at scale.

Data-Driven Products Leverage Data Democratization and Common Visibility

Data and insights are only valuable if they can be leveraged by cross-functional stakeholders jointly responsible for making decisions. Data-driven organizations that make data both accessible and actionable enable their teams to expedite the decision making process, thereby iterating on and improving their digital products with greater agility. The faster organizations are able to iterate, the stronger their systematic advantages are against competitors that lack such expertise.

The Next Frontier of Digital Transformation Brings the Imperative of Digital Optimization

While digital transformation is focused on building web-enabled customer experiences, the next evolution of digital transformation is the category-defining shift to digital optimization. Digital optimization moves beyond building new digital products and is focused on using product data to make strategic decisions to run the business, accelerate product innovation, and increase the value of digital transformation efforts. Digital optimization leverages the power of data-driven products to create this linkage automatically and answer the fundamental question: how does digital product drive one’s business?

Digital optimization will be a strategic business imperative as digital transformation continues at an accelerated pace. Digital optimization will be needed to make sense of the exponential increase in digital product and user behavioral data to help ensure businesses are making the right product bets and to maximize their impact.

Businesses Need a Fundamentally New Approach to Drive Digital Optimization

Businesses have spent billions of dollars on a patchwork of systems to help understand how their digital product investments drive business outcomes. However, these systems were not built for insight on product data in real time and at scale, leveraging the wrong data and undertaking a misguided approach.

Why is product data different?

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Complexity. Digital products are complex, which means that product data operates at a qualitatively different scale than transactional or digital marketing data. Understanding how each action taken in a digital product relates to each other and why or if they are relevant to driving a specific outcome is extremely difficult to piece together when there are thousands of potential actions a user can take.

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Non-Linear. Unlike traditional marketing funnels where the goal is strictly increasing the conversion rate to the next step, users do not take a linear journey through a digital product. Based on our customer data, we estimate that, on average, there are approximately 2,500 distinct events that can be measured within each digital product. Each user therefore navigates through an application across multiple devices in a random walk that is unique from every other user. This effect makes it much harder to understand what is happening in the aggregate and generate insights at scale.

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Scale. Combining the number of digital product users a company may have and the amount of engagement per user can result in billions of potential events per product. This scale presents near-insurmountable challenges for any business looking to optimize their digital products to drive outcomes on both a micro and macro level.

The sum of all this complexity means existing categories of software fail to understand product data and were not designed to adequately address the needs of today’s digital optimization era:

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Web and Marketing Analytics. These solutions focus on using web and demographic data to analyze target users and advertising spend. They were not built for in-product and in-app behavior; rather, they were built on a pre-computation data framework, which is less flexible, scalable, and capable of driving deep, real-time analysis.

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Business Intelligence. These solutions are horizontally focused and built for reporting on object-level data and transactional data, not behavioral data. Oftentimes built on large data lakes of structured and unstructured data, data teams must scrub, clean, instrument, and canonicalize the data, and then use complex Structured Query Language (“SQL”) queries to answer even the most basic questions. This process is cumbersome and slow because SQL queries are not designed for user-joins, which connect disparate end-user actions together and are the key to understanding end-user behavior in-product.

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Sentiment / Survey-based Solutions. These solutions are focused on uncovering and understanding customer sentiment to improve customer experiences – often non-digital – and include qualitative measurements such as surveys. They are not designed to generate product insight and analyze behavioral data, limiting the applicability outside of customer service, researchers, and marketing teams.

A comprehensive system that empowers digital optimization and enables cross-functional teams to understand how their digital products drive business outcomes must encompass the following key requirements:

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Behavioral-based, cross-platform. Capture and make sense of what users do – their actual behaviors and the non-linear paths they take across multiple devices, products, and marketing channels during the entire customer lifecycle – from acquisition to activation to engagement to retention. Handle complex distributed user-joins and separate data by users, which makes the data accessible and allows teams to natively ask questions about the user journey in a dynamic way.

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Complete, trustworthy data. Unify disparate data sources through data integrations and pipelines, create a single view of the end user with identity resolution technology, and improve data quality with data governance tools. Normalize data programmatically with high fidelity to serve as the critical data layer that makes comprehensive product analytics and personalization possible.

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Real-time, intelligent insight. Provide analytics that meets the needs of data-driven teams – empowering them to ask questions and return answers in seconds on data that is streamed directly from the product in real time.

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Collaborative & self-service. Eliminate barriers to insights and unify organizations around common data by using intuitive, no-code user interfaces with collaboration tools embedded throughout. Built for easy adoption and use for cross-functional teams – no matter their analytical skill level.

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Closed-loop insight to action. Connect data and insights with automatically triggered actions that optimize an outcome, such as revenue or engagement. Enable personalization, which includes segmentation, predictions, and experimentation, that is integrated with analytics to assess the performance of experiences in real time.

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Enterprise scalability. Scale with the complexity of behavioral data and requirements around user privacy and enterprise access, and be elastic, secure, and ready-made to eliminate operational overhead of managing data infrastructure.

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Integrated and open. Connect to and power the technology ecosystem used across various digital teams, including data warehouses, customer data platforms, and customer engagement, collaboration, and workflow tools.

The Amplitude Digital Optimization System

We built the first Digital Optimization System that brings together a new depth of customer understanding with the speed of action to optimize experiences in the moment. It is the only unified system that answers the question: “How do your digital products drive your business?” We power the most-beloved digital products and teams with actionable data and insights – regardless of size, industry, or digital maturity – so they can unleash digital innovation and growth. Amplitude makes critical data accessible and actionable to every team – allowing product, marketing, engineering, analytics, customer success, and executive teams to align around common visibility and to drive business outcomes with greater speed, agility, and confidence.

With Amplitude, teams have access to a fully integrated, self-service system for data, analytics, and personalization — with intelligence and collaboration built in to help teams innovate faster and smarter.

Our Digital Optimization System consists of the following integrated components:

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Amplitude Analytics. We are the #1 ranked product analytics solution. We enable any team with fast, self-service insights into customer behavior – helping them to answer and explore questions, see what features and end-user actions lead to outcomes across the entire customer journey, measure and forecast key metrics, and collaborate as a team on decisions.

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Amplitude Recommend. A no-code personalization solution that helps teams increase customer engagement by intelligently adapting digital products and marketing channels to every user – with behavioral and predictive segmentation to build and sync audiences to marketing tools and a self-serve recommendation engine to instantly enable in-product personalization.

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Amplitude Experiment. An integrated end-to-end solution that allows teams to better control feature releases, configure product experiences for different end users, and run the end-to-end feature experimentation process from generating a hypothesis to targeting users, rolling out A/B tests, and measuring results.

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Amplitude Behavioral Graph. A purpose-built proprietary database for deep, real-time interactive behavioral analysis and behavior-driven personalization – instantly joining, analyzing, and correlating any customer actions to outcomes – like engagement, growth, and loyalty.

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Data Management. A real-time data layer for planning, integrating, and managing data sources to create a complete, trustworthy foundation with identity resolution, enterprise-level security, and privacy solutions embedded throughout.

We power digital optimization for our customers through the following key system capabilities:

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Behavioral Data at the Core. We designed data and machine-learning infrastructure purpose-built to understand cross-device and cross-product end-user data – enabling businesses to see, analyze, and act on behavioral data. The Amplitude Behavioral Graph processed approximately 900 billion monthly behavioral data points during the quarter ended June 30, 2021, to help answer questions like why end users convert or drop off, which interactions predict likelihood to buy, and what are the most common paths end users take.

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Built-In Data Management. Our system includes a comprehensive, built-in data integration and governance suite to plan, integrate, and manage large, distributed data sources in real time. It automatically resolves user identities, normalizes and transforms data into one stream, and governs data quality, consistency, and access across organizations of any size, which is critical for analytics and personalization initiatives.

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Real-time Analytics and Insight. We provide the market-leading product analytics solution that enables teams to access out-of-the-box reporting to instantly answer both simple and complex questions about product and customer behaviors. Teams can easily analyze any end-user path across multiple devices, products, and channels from an aggregate to individual end-user level to understand the context behind every end-user action and identify opportunities to improve the digital product experience.

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Easy Adoption and Collaboration. Our system provides an easy-to-use interface that allows for viral adoption and democratization of insights within an organization, regardless of technical abilities. Within minutes a new customer on our system can start generating insights relevant to their respective functional areas and engaging with collaborative dashboards, reports, and tools that allow a broad spectrum of people in an organization to participate in data-driven decision making.

•	Powering Data-Driven Action. Our system allows teams to directly turn end-user insight into action with personalized, Netflix-like product experiences in a few clicks and without requiring technical expertise. We use sophisticated identity resolution and targeting to reach the right end user, machine-learning recommendations to decide the right content, and real-time integrations with systems our customers already use for delivery at the right time. To date, our system has powered more than 3 trillion targeted experiences.

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Enterprise-grade Platform. Our platform is architected to handle a scale qualitatively different from what is capable by existing customer engagement and experience tools. We offer top-tier security and reliability as our platform is SOC2 Type-2 and ISO 27001 certified, offers single sign-on support and user permissioning, is a recognized AWS Partner for Digital Customer Experience, and has delivered a 100% data ingestion uptime service-level agreement (“SLA”) with 99.97% data durability for the last 12 months as of August 2021.

Key Benefits to Our Customers

Our system provides the following key benefits to our customers:

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Enable the Right Product Bets and Accelerate Innovation. Every click, every interaction, and every event we collect is input from end users that help to inform what actions teams can take to optimize digital products in real time. These insights allow teams to make the right product bets, assess and measure the impact of those decisions, feed learnings back into the system, and rapidly iterate to resolve potential problems before they impact customer acquisition, retention, and lifetime value.

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Unify Teams with Common Visibility. We bring a common set of user behavior and in-product engagement data to every team, from product, to marketing, to data science, and beyond. Out-of-the-box dashboards and analytics reports provide common visibility leveraging the same data, while teams can easily click into each report to get as much granularity as required to inform actions and recommendations.

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Maximize Value of Product Investments. The ability of our system to attribute revenue to specific product investments transforms what has traditionally been viewed as a cost center into a revenue center. This ability unleashes a much more powerful way to operate when companies can make investments with confidence and drive product-led growth.

Our Market Opportunity

The ability for businesses to understand how their digital products predictably drive business outcomes has never been more important. Digital optimization has become mission critical to companies of all sizes and in all industries to keep up with the pace of innovation required to survive in the digital-first world. Consequently, we believe the market for digital optimization represents a significant and underpenetrated market opportunity today, which we estimate to be approximately $37 billion in 2021.

What Sets Us Apart

Our competitive strengths include the following:

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#1 Market Leader in Product Analytics. We have consistently been ranked as the #1 product analytics solution, as well as a top 50 software product of 2021 across all categories. As of December 31, 2019 and 2020 and June 30, 2021, we had more than 700, 1,000, and 1,200 paying customers, respectively, with 208, 262, and 311 customers, respectively, that each represented greater than $100,000 in ARR and 11, 15, and 22 customers, respectively, that each represented greater than $1 million in ARR, demonstrating how highly strategic and mission critical we are to our customers.

•	Behavioral Graph. The Amplitude Behavioral Graph is our proprietary behavioral database that delivers actionable results from complex distributed user-joins quickly so that teams can explore questions about behavioral data in an iterative fashion. We invented a fundamentally new way of joining and making sense of complex end-user and product data to enable the speed and depth of insight our customers demand. Our Behavioral Graph operates at a scale qualitatively different from alternative data analytics systems, processing approximately 900 billion monthly behavioral data points during the quarter ended June 30, 2021, powering the depth and breadth of insights that make digital optimization possible.

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Single System to Drive Digital Optimization End-to-End. Our Digital Optimization System is a one-stop-shop where teams can bridge from data to insights, and drive action all from the same intuitive and easy-to-use interface. Our solutions align to the lifecycle of how teams develop data-driven products and customer engagement – from identifying opportunities and hypotheses, to testing and delivering optimized product experiences and campaigns, to measuring the impact and iterating.

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Bringing the Best of Product-Led Growth to the Masses. We serve some of the most beloved, digital-native consumer and B2B products from companies like Shopify, Instacart, and Peloton. These companies are among the 1% of companies who lead with a product-led growth mindset, and who trust us to help them build data-driven products for competitive advantage. We bring the same infrastructure, tools, and techniques that power these digital leaders to the 99% of businesses today that are not digital natives.

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Powerful, Self-Reinforcing Loop. Our system benefits from a strong self-reinforcing loop that results in continual learning, optimization, and more usage as it delivers increasing value to our customers. Our customers typically begin to use our system for an initial use case and expand that use case as they realize the value it delivers. These actionable insights are often shared across additional teams within the organization, which leads to expansion of both that initial use case as well as into new use cases, such as new digital products and the cross-functional teams responsible for them. This leads to more data being instrumented on our platform to power these use cases and enhances the value of all the data already on it. More data deepen insights and predictive abilities and fuel our recommendation engine to better optimize the digital product experience for end users and drive more digital product usage, thereby continuing the self-reinforcing loop.

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Rapid Time to Value. We have designed our offerings to be intuitive and easy to use, and to appeal across a broad number of personas within an organization to drive rapid time to value for our customers. Our customers can begin with one use case and scale rapidly according to their needs. Team members across sales, marketing, product management, customer success, and more can all run queries through a point-and-click dashboard interface to answer questions about the product and receive insights in minutes.

Our Growth Strategies

We intend to pursue the following growth strategies:

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Acquire New Customers Across Every Industry. We plan to invest to capture the significant market opportunity we believe is only in its early innings. We have experienced rapid growth in our customer base since our inception and now have over 1,200 paying customers and 26 of the Fortune 100, which demonstrates both our successful traction to date as well as our significant opportunity to continue to penetrate the largest global organizations. We believe we have an efficient and productive go-to-market motion that will allow us to continue to acquire new customers and grow our customer base.

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Expand Across Our Existing Customer Base. We believe that there are significant opportunities to continue to expand our relationships with our existing customers. We employ a land and expand business model designed to land with an initial use case and expand through onboarding additional functional teams, products, and use cases.

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Promote Upsell: Once a customer is on our platform there are many ways we can promote upsell opportunities. Customers can expand an initial use case by adding additional events or functionality to generate deeper analytics. They can also expand into additional functional teams who are looking to address a related use case or bring new digital products on our platform, both of which require additional data to be instrumented.

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Drive Cross-sell: Our platform delivers end-to-end optimization that allows our customers to expand beyond analytics and layer on additional products, such as Recommend and Experiment, and we offer to optimize the digital product experiences of their customers.

Within our largest customers, we have demonstrated our ability to grow our reach to include thousands of users across their organization who leverage our system to drive business outcomes. Our dollar-based net retention rate as of December 31, 2020 and June 30, 2021 was 119% for paying customers.

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Extend Product Leadership with Continued Investment in Our Platform. We see significant opportunities to leverage the same data stream powering our core analytics suite to layer on additional products that address adjacent high-value use cases desired by our customers. As a product-led company, the valuable feedback loop we have established with our own customers helps us identify product and platform enhancements best aligned to drive our future growth.

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Expand our Global and Partnership Reach. We believe there is significant potential to continue to grow our business in international markets because of the universal nature of the problem we help to solve. For the year ended December 31, 2020 and six months ended June 30, 2021, 36% of our revenue was generated outside of the United States. Additionally, we plan to continue to invest in our partner network to strengthen our ecosystem and extend our reach.

Summary Risk Factors

Our business is subject to a number of risks and uncertainties, as more fully described under “Risk Factors” in this prospectus. We have various categories of risks, including risks related to our business and industry; risks related to our intellectual property; risks related to regulatory compliance and legal matters; risks related to tax and accounting matters; risks related to ownership of our Class A common stock; and general risk factors, which are discussed more fully in the section titled “Risk Factors.” These risks could materially and adversely impact our business, financial condition, and results of operations, which could cause the trading price of our Class A common stock to decline and could result in a loss of all or part of your investment. Additional risks, beyond those summarized below or discussed elsewhere in this prospectus, may apply to our business, activities, or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. Some of these risks include:

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We have a limited operating history and have been growing rapidly over the last several years, which makes it difficult to forecast our future results of operations and increases the risk of your investment.

•	We have a history of losses. As our costs increase, we may not be able to generate sufficient revenue to achieve and sustain profitability.

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Our business depends on our current customers renewing their subscriptions and purchasing additional subscriptions from us as well as attracting new customers. Any decline in our customer retention or expansion of our commercial relationships with existing customers or an inability to attract new customers would materially adversely affect our business, financial condition, and results of operations.

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We expect fluctuations in our financial results, making it difficult to project future results. If we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price could decline.

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We expect to continue to focus on sales to larger organizations and may become more dependent on those relationships, which may increase the variability of our sales cycles and our results of operations.

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We recognize revenue over the term of our customer contracts. Consequently, downturns or upturns in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

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Unfavorable conditions in our industry or the global economy, or reductions in information technology spending, could limit our ability to grow our business and materially adversely affect our business, financial condition, and results of operations.

•	If the market for SaaS applications develops more slowly than we expect or declines, our business would be adversely affected.

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Our intellectual property rights may not protect our business or provide us with a competitive advantage, which could have a material adverse effect on our business, financial condition, and results of operations.

•	We are subject to government regulation, including import, export, economic sanctions, and anti-corruption laws and regulations, that may expose us to liability and increase our costs.

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Complying with evolving privacy and other data-related laws as well as contractual and other requirements may be expensive and force us to make adverse changes to our business, and the failure or perceived failure to comply with such laws, contracts, and other requirements could result in adverse reputational and brand damage and significant fines and liability or otherwise materially adversely affect our business and growth prospects.

•	Our listing differs significantly from an underwritten initial public offering.

•	Our stock price may be volatile, and could decline significantly and rapidly.

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The trading price of our Class A common stock, upon listing on the Nasdaq Capital Market, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.

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An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price at which you purchased them.

•	Our principal stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

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The dual class structure of our common stock has the effect of concentrating voting control with our existing stockholders, executive officers, directors, and their affiliates, which will limit your ability to influence the outcome of important transactions and to influence corporate governance matters, such as electing directors, and to approve material mergers, acquisitions, or other business combination transactions that may not be aligned with your interests.

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None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include that:

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we are only required to include two years of audited consolidated financial statements in this prospectus in addition to any required interim financial statements, and correspondingly only required to provide reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and

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we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to our median employee compensation.

We may take advantage of these provisions until the last day of the fiscal year during which the fifth anniversary of this listing occurs or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the last day of the fiscal year during which the fifth anniversary of this listing occurs; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. We currently intend to take advantage of this exemption.

For risks related to our status as an emerging growth company, see “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.”

Channels for Disclosure of Information

Investors, the media, and others should note that we intend to announce material information to the public through filings with the SEC, the investor relations page on our website (investors.amplitude.com), blog posts on our website, press releases, public conference calls, webcasts, our Twitter feed (@Amplitude_HQ), our Facebook page, our LinkedIn page, and Spenser Skates’ Twitter feed (@spenserskates). Information contained on or accessible through our website is not incorporated by reference into this prospectus, and inclusion of our website address, Twitter feed, Facebook page, LinkedIn page, and Spenser Skates’ Twitter feed in this prospectus are inactive textual references only. You should not consider information contained on our website, our social media pages, or Spenser Skates’ social media page to be part of this prospectus or in deciding whether to purchase shares of our Class A common stock.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated in the State of Delaware in November 2011 as Sonalight, Inc. and founded our Amplitude business in 2012. In December 2014, we changed our name to Amplitude, Inc. Our principal executive offices are located at 201 Third Street, Suite 200, San Francisco, California 94103. Our telephone number is (650) 988-5131 and our website address is www.amplitude.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus. You should not consider information contained on, or hyperlinked through, our website to be part of this prospectus in deciding whether to purchase shares of our Class A common stock.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following tables summarize our consolidated financial data. The summary consolidated statements of operations and cash flows information for the years ended December 31, 2019 and 2020 (except the pro forma net loss per share and pro forma share information) have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statements of operations and cash flows information for the six months ended June 30, 2020 and 2021 (except the pro forma net loss per share and pro forma share information) and the summary consolidated balance sheet information as of June 30, 2021 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus (except the pro forma balance sheet information). The unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected for any period in the future and our interim results are not necessarily indicative of our expected results for the year ending December 31, 2021. You should read the following summary consolidated financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Information:
Revenue	$68,442	$102,464	$46,022	$72,364
Cost of revenue(1)	22,105	30,483	13,516	22,390

Gross profit	46,337	71,981	32,506	49,974

Operating expenses:
Research and development(1)	19,036	26,098	14,141	15,529
Sales and marketing(1)	47,079	51,819	25,369	36,810
General and administrative(1)	14,553	18,067	9,498	13,531

Total operating expenses	80,668	95,984	49,008	65,870

Other income, net	1,460	269	227	20

Loss before provision for income taxes	(32,871)	(23,734)	(16,275)	(15,876)
Provision for income taxes	663	833	348	646

Net loss	$(33,534)	$(24,567)	$(16,623)	$(16,522)

Net loss per share attributable to common stockholders, basic and diluted(2)	$(1.38)	$(0.98)	$(0.68)	$(0.57)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(2)	24,322,351	25,059,958	24,550,162	28,808,081
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(3)		$(0.30)		$(0.17)
Pro forma weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(3)		95,594,997		99,343,120

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)
	(in thousands)
Cost of revenue	$358	$590	$243	$483
Research and development	1,419	5,582	3,986	2,063
Sales and marketing	4,429	6,512	3,705	1,689
General and administrative	1,128	3,869	2,552	1,361

Total stock-based compensation	$7,334	$16,553	$10,486	$5,596

(2)

See Notes 1 and 10 of the notes to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net loss per share, basic and diluted, for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021.

(3)

Unaudited pro forma net loss per share attributable to common stockholders, basic and diluted, for the year ended December 31, 2020 and for the six months ended June 30, 2021 is calculated giving effect to the Existing Preferred Stock Conversion and RSU Settlement as if each occurred as of January 1, 2020. The unaudited pro forma net loss per share also gives effect to stock-based compensation expense of $3.7 million for the year ended December 31, 2020 related to RSUs for which the time-based vesting condition was satisfied as of June 30, 2021, and for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market. The following table summarizes our unaudited pro forma net loss per share for the year ended December 31, 2020 and the six months ended June 30, 2021:

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
	(Unaudited)
	(in thousands, except per share data)
Numerator
Net loss	$(24,567)	$(16,522)
Stock-based compensation related to vesting of RSUs	(3,679)	—

Pro forma net loss, basic and diluted	$(28,246)	$(16,522)

Denominator
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	25,060	28,808
Pro forma adjustment to reflect assumed conversion and RSU vesting	70,535	70,535

Pro forma weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	95,595	99,343

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.30)	$(0.17)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)
	(in thousands)
Consolidated Statements of Cash Flows Information:
Net cash used in operating activities	$(16,036)	$(10,392)	$(9,942)	$(5,523)
Net cash provided by (used in) investing activities	(648)	(5,908)	(4,429)	339
Net cash provided by financing activities	874	54,245	50,885	179,313

	As of June 30, 2021
	Actual	Pro Forma(1)
	(Unaudited)
	(in thousands)
Consolidated Balance Sheet Information:
Cash and cash equivalents	$291,062	$317,562
Working capital(2)	256,777	283,277
Total assets	376,532	403,032
Total liabilities	81,108	81,108
Redeemable convertible preferred stock	361,113	—
Additional paid-in capital	55,657	446,949
Accumulated deficit	(121,346)	(125,025)
Total stockholders’ equity (deficit)	(65,689)	321,924

(1)

The pro forma consolidated balance sheet data above gives effect to (i) the Reclassification, (ii) the Existing Preferred Stock Conversion, (iii) the receipt of aggregate net proceeds of approximately $26.5 million as a result of the issuance and sale of 827,609 shares of Series F redeemable convertible preferred stock after June 30, 2021, (iv) the RSU Settlement, (v) stock-based compensation expense of $3.7 million related to RSUs for which the time-based vesting condition was satisfied as of June 30, 2021, and for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market, reflected as an increase to additional paid-in capital and accumulated deficit, and (vi) the filing and effectiveness of our restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which occurred in connection with the effectiveness of the registration statement of which this prospectus forms a part.

(2)

We define working capital as current assets less current liabilities. See our consolidated financial statements and related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities as of June 30, 2021.

Key Business Metrics

We review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly-titled metrics in a different way.

	As of December 31,			As of June 30,
	2019	2020	YoY Growth	2020	2021	YoY Growth
Paying Customers	739	1,039	41%	845	1,280	51%
Dollar-Based Net Retention Rate	116%	119%	N/A	118%	119%	N/A

For additional information about our key business metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

Non-GAAP Financial Measures

The following table presents certain non-GAAP financial measures, along with the most directly comparable U.S. GAAP measure, for each period presented below. In addition to our results determined in accordance with U.S. GAAP, we believe these non-GAAP financial measures are useful in evaluating our operating performance.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands, except percentages)
Gross Profit	$46,337	$71,981	$32,506	$49,974
Non-GAAP Gross Profit	$46,695	$72,798	$32,749	$51,108

Gross Margin	68%	70%	71%	69%
Non-GAAP Gross Margin	68%	71%	71%	71%

Loss from Operations	$(34,331)	$(24,003)	$(16,502)	$(15,896)
Non-GAAP Loss from Operations	$(26,955)	$(6,610)	$(5,704)	$(7,392)

Loss from Operations Margin	(50)%	(23)%	(36)%	(22)%
Non-GAAP Loss from Operations Margin	(39)%	(6)%	(12)%	(10)%

Net Cash Used in Operating Activities	$(16,036)	$(10,392)	$(9,942)	$(5,523)
Free Cash Flow	$(16,684)	$(12,600)	$(10,671)	$(6,909)

Net Cash Used in Operating Activities Margin	(23)%	(10)%	(22)%	(8)%
Free Cash Flow Margin	(24)%	(12)%	(23)%	(10)%

For additional information about these non-GAAP financial measures and reconciliations of the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with U.S. GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially adversely affect our business, financial condition, or results of operations. In such case, the trading price of our Class A common stock could decline, and you may lose some or all of your original investment.

Risks Related to Our Business and Industry

We have a limited operating history and have been growing rapidly over the last several years, which makes it difficult to forecast our future results of operations and increases the risk of your investment.

Our revenue was $68.4 million and $102.5 million for the fiscal years ended December 31, 2019 and 2020, respectively, and $46.0 million and $72.4 million for the six months ended June 30, 2020 and 2021, respectively. However, you should not rely on our historical revenue growth as an indication of our future performance.

As a result of our limited operating history and our rapid growth over the last several years, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to effectively plan for and model future growth.

Our revenue growth rate may decline over time. In future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our Digital Optimization System, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to manage our growth effectively or continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described in this prospectus. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully, our financial condition and results of operations could differ materially from our expectations, and our business could be materially adversely affected.

We have a history of losses. As our costs increase, we may not be able to generate sufficient revenue to achieve and sustain profitability.

We have experienced net losses in each period since inception. We generated net losses of $33.5 million and $24.6 million for the fiscal years ended December 31, 2019 and 2020, respectively, and $16.6 million and $16.5 million for the six months ended June 30, 2020 and 2021, respectively. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of $104.8 million and $121.3 million, respectively. We expect our costs and expenses to increase in future periods. In particular, we intend to continue to invest significant resources in:

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development of our Digital Optimization System, including investments in our research and development team, the development or acquisition of new products, features, and functionality, and improvements to the scalability, availability, and security of our platform;

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our technology infrastructure, including expansion of our activities in third-party data centers that we may lease, enhancements to our network operations and infrastructure, and hiring of additional employees;

•	sales and marketing;

•	additional international expansion, in an effort to increase our customer base and sales; and

•	general administration, including legal, accounting, and other expenses.

In addition, part of our business strategy is to focus on our long-term growth. As a result, our profitability may be lower in the near-term than it would be if our strategy were to maximize short-term profitability. Significant expenditures on sales and marketing efforts, expanding our platform, products, features, and functionality, and expanding our research and development, each of which we intend to continue to invest in, may not ultimately grow our business or cause long-term profitability. If we are ultimately unable to achieve profitability at the level anticipated by industry or financial analysts and our stockholders, our stock price may decline.

Our efforts to grow our business may be costlier than we expect, or our revenue growth rate may be slower than we expect, and we may not be able to increase our revenue enough to offset the increase in operating expenses resulting from these investments. If we are unable to continue to grow our revenue, the value of our business and Class A common stock may significantly decrease.

Our business depends on our current customers renewing their subscriptions and purchasing additional subscriptions from us as well as attracting new customers. Any decline in our customer retention or expansion of our commercial relationships with existing customers or an inability to attract new customers would materially adversely affect our business, financial condition, and results of operations.

In order for us to maintain or improve our revenue growth and our results of operations, it is important that our customers renew their subscriptions when existing contract terms expire and that we expand our commercial relationships with our existing customers and attract new customers. We also seek to convert customers on our free-tier, self-service option to paid subscription contracts. Our customers have no obligation to renew their subscriptions, and our customers may not renew subscriptions with similar contract periods. Some of our customers have elected not to renew their agreements with us, and it is difficult to accurately predict long-term customer retention. In addition, our ability to attract new customers will depend on market acceptance of our Digital Optimization System and the successful implementation of our marketing strategy.

Our customer retention and expansion and the rate at which we attract new customers may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our Digital Optimization System; our support capabilities; our prices and pricing plans; the prices of competing products; reductions in our customers’ spending levels; new product releases; mergers and acquisitions affecting our customer base; or the effects of global economic conditions. We may be unable to timely address any retention issues with specific customers, which could materially adversely affect our results of operations. If our customers do not purchase additional subscriptions or renew their subscriptions, or if they renew on less favorable terms, or if we are unable to attract new customers, our revenue may decline or grow less quickly, which would materially adversely affect our business, financial condition, and results of operations.

We expect fluctuations in our financial results, making it difficult to project future results. If we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, other factors that may cause our results of operations to fluctuate include:

•	fluctuations in demand for our Digital Optimization System, including as a result of our introduction of new products, features, and functionality;

•	fluctuations in pricing of our Digital Optimization System, including as a result of our introduction of new products, features, and functionality;

•	fluctuations in usage of our Digital Optimization System;

•	our ability to attract new customers;

•	our ability to retain existing customers;

•	customer expansion rates;

•	investments in new products, features, and functionality;

•	the timing of our customers’ purchases;

•	the speed with which customers are able to migrate data onto our platform after purchasing capacity;

•	awareness of our brand on a global basis;

•	fluctuations or delays in purchasing decisions in anticipation of new products, features, or functionality developed or acquired by us or our competitors;

•	changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•	our ability to control costs, including our operating expenses;

•	the amount and timing of costs associated with our cloud computing infrastructure, particularly the cloud services provided by Amazon Web Services (“AWS”);

•	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

•	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments, and other non-cash charges;

•	the amount and timing of costs associated with recruiting, training, and integrating new employees and retaining and motivating existing employees;

•	the effects of mergers, acquisitions, and their integration;

•	the ability to identify and complete merger and/or acquisition opportunities;

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general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate, and related difficulties in collections;

•	health epidemics or pandemics, such as the coronavirus pandemic (“COVID-19”);

•	the impact of new accounting pronouncements;

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changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance, particularly with respect to compliance with evolving privacy and data protection laws and regulations;

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the overall tax rate for our business, which may be affected by the mix of income we earn in the United States and in jurisdictions with comparatively lower tax rates, the effects of stock-based compensation, and the effects of changes in our business;

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the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our platform.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our Class A common stock could decline substantially, and we could face costly lawsuits, including securities class actions.

We expect to continue to focus on sales to larger organizations and may become more dependent on those relationships, which may increase the variability of our sales cycles and our results of operations.

As we continue to focus on and may become more dependent on sales to larger organizations, we expect our sales cycles to lengthen and become less predictable. We plan our expenses based on certain assumptions about the length and variability of our sales cycle. These assumptions are based upon historical trends for sales cycles and conversion rates associated with our existing customers. Any shift in sales cycle may adversely affect our financial results. Factors that may influence the length and variability of our sales cycle include:

•	the need to educate prospective customers about the uses and benefits of our Digital Optimization System;

•	the discretionary nature of purchasing and budget cycles and decisions;

•	the competitive nature of evaluation and purchasing processes;

•	evolving functionality demands;

•	announcements or planned introductions of new products, features, or functionality by us or our competitors; and

•	lengthy purchasing approval processes.

Our increasing dependence on sales to larger organizations may increase the variability of our financial results. If we are unable to close one or more expected significant transactions with these customers in a particular period, or if an expected transaction is delayed until a subsequent period, our results of operations for that period, and for any future periods in which revenue from such transaction would otherwise have been recognized, may be adversely affected.

We recognize revenue over the term of our customer contracts. Consequently, downturns or upturns in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

We generally recognize subscription revenue from customers ratably over the contracted period. As a result, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions may have a small impact on our revenue results for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our Digital Optimization System and potential changes in our pricing policies or rate of expansion or retention, may not be fully reflected in our results of operations until future periods. We may also be unable to reduce our cost structure in line with a significant deterioration in sales. In addition, a significant majority of our costs are expensed as incurred, while revenue is recognized over the contracted period of the agreement with our customer. As a result, increased growth in the number of our customers could continue to result in our recognition of more costs than revenue in the earlier periods of the terms of our agreements. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

Unfavorable conditions in our industry or the global economy, or reductions in software spending, could limit our ability to grow our business and materially adversely affect our business, financial condition, and results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers or potential customers. Our ability to grow revenue and the profitability of our business depend on demand for software applications generally. Historically, during economic downturns there have been reductions in spending on software applications and services generally as well as pressure for extended billing terms and other financial concessions. If economic conditions deteriorate, our customers and prospective customers may go out of business or elect to decrease their budgets, which would limit our ability to grow our business and materially adversely affect our financial condition and results of operations. In addition, our competitors, many of whom are larger and have greater financial resources than we do, may respond to challenging market conditions by lowering prices in an attempt to attract our customers and may be less dependent on key industry events to generate sales for their products.

If the market for SaaS applications develops more slowly than we expect or declines, our business would be adversely affected.

Our success will depend to a substantial extent on the widespread adoption of SaaS applications in general, and of SaaS applications that look to solve aspects of digital optimization. Many organizations have invested substantial personnel and financial resources to integrate traditional on-premise business software applications into their businesses, and therefore may be reluctant or unwilling to migrate to SaaS applications. It is difficult to predict customer adoption rates and demand for our Digital Optimization System, the future growth rate and size of the SaaS applications market, or the entry of competitive applications. The expansion of the SaaS applications market depends on a number of factors, including the cost, performance, and perceived value associated with SaaS, as well as the ability of SaaS providers to address data security and privacy concerns. Additionally, government agencies have adopted, or may adopt, laws and regulations, and companies have adopted and may adopt policies regarding the collection and use of personal information obtained from consumers and other individuals, or may seek to access information on our platform, either of which may reduce the overall demand for our Digital Optimization System. If we or other SaaS providers experience data security incidents, loss of customer data, disruptions in delivery, or other problems, the market for SaaS applications, including our Digital Optimization System, may be negatively affected. If SaaS applications do not continue to achieve market acceptance, or there is a reduction in demand for SaaS applications caused by a lack of customer acceptance, technological challenges, weakening economic conditions, data security or privacy concerns, governmental regulation, competing technologies and products, or decreases in spending on SaaS applications, it would result in decreased revenue and our business, financial condition, and results of operations would be materially adversely affected.

The market in which we operate is highly competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be materially adversely affected.

The market for applications that looks to address digital optimization is fragmented, rapidly evolving, and highly competitive, with relatively low barriers to entry. As this market continues to mature and new technologies and competitors enter the market, we expect competition to intensify. We face competition from:

•	large companies that have greater name recognition, much longer operating histories, more established customer relationships, larger marketing budgets, and significantly greater resources than we do;

•	in-house software systems;

•	large integrated systems vendors;

•	smaller companies offering alternative SaaS applications; and

•	new or emerging entrants seeking to develop competing technologies.

Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. With the introduction of new technologies, the evolution of our Digital Optimization System, and new market entrants, we expect competition to intensify in the future. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our Digital Optimization System to achieve or maintain more widespread market acceptance, any of which could harm our business.

Our competitors vary in size and in the breadth and scope of the products and services they offer. Further, other established SaaS providers not currently focused on digital optimization may expand their services to compete with us. Many of our current and potential competitors have established marketing relationships, access to larger customer bases, pre-existing customer relationships, and major distribution agreements with consultants, system integrators, and resellers. Certain of our competitors have partnered with, or have acquired, and may in the future partner with or acquire, other competitors to offer services, leveraging their collective competitive positions, which makes, or would make, it more difficult to compete with them. For all of these reasons, we may not be able to compete successfully against our current and future competitors, which would harm our business. For more information about the competitive landscape in which we operate, see “Business—Competition.”

If we fail to innovate in response to changing customer needs and technology developments and other market requirements, our business, financial condition, and results of operations would be materially adversely affected.

Our ability to attract new customers and retain and increase revenue from existing customers depends in large part on our ability to enhance and improve our Digital Optimization System and to introduce new products, features, and functionality. In order to grow our business, we must develop products, features, and functionality that reflect the changing needs of customers, and we believe that the pace of innovation will continue to accelerate. The success of any enhancement to our Digital Optimization System depends on several factors, including timely completion, adequate quality testing, and market acceptance. Any new product, feature, or functionality that we develop may not be introduced in a timely or cost-effective manner, may contain defects, or may not achieve the market acceptance necessary to generate sufficient revenue. If we are unable to successfully develop new products, features or functionality, enhance our Digital Optimization System to meet customer requirements, or otherwise gain market acceptance, our business, financial condition, and results of operations could be materially adversely affected.

Because our Digital Optimization System is available over the internet, we need to continuously modify and enhance it to keep pace with changes in internet-related hardware, software, analytics, and database technologies and standards. In addition, we need to continue to invest in technologies, services and partnerships that increase the types of data processed on our platform and the ease with which customers can send data into our platform. We must also continue to enhance our data sharing and data exchange capabilities so customers can share their data with internal business units, customers, and other third parties. In addition, our platform requires third-party public cloud infrastructure to operate. We must continue to innovate to optimize our offerings for these and other public clouds that our customers require, particularly as we expand internationally. Further, the markets in which we compete are subject to evolving industry standards and regulations, resulting in increasing data governance and compliance requirements for us and our customers. To the extent we expand into the public sector and other highly regulated industries, our Digital Optimization System may need to address additional requirements specific to those industries.

If we are unable to enhance our Digital Optimization System to keep pace with these rapidly evolving customer requirements, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, more conveniently, or more securely than our platform, our business, financial condition, and results of operations would be materially adversely affected.

If we fail to effectively manage our growth and changes to our business over time, our business, financial condition, and results of operations would be materially adversely affected.

We have experienced and expect to continue to experience rapid growth, which has placed, and may continue to place, significant demands on our management, operational and financial resources. For example, our headcount has grown from 280 employees as of December 31, 2019 to 490 employees as of June 30, 2021. We intend to continue to invest to expand our business, which may cause our margins to decline, and any investments we make will occur in advance of experiencing the benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources. As usage of our Digital Optimization System grows, we will need to devote additional resources to improving our platform’s features and functionality, developing or acquiring new products, and maintaining infrastructure performance. Even if we are able to upgrade our systems and expand our personnel, any such expansion will be expensive and complex, requiring management’s time and attention. We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure. Moreover, there are inherent risks associated with upgrading, improving, and expanding our information technology systems. We cannot be sure that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, to serve our growing customer base, particularly as our customer demographics change over time. Managing these changes will require significant expenditures and allocation of valuable management resources. If we fail to successfully manage our anticipated growth and change, the quality of our products may suffer, which could negatively affect our brand and reputation and harm our ability to retain and attract customers. As we continue to grow, we may need to implement more complex organizational management structures or adapt our corporate culture and work environments to changing circumstances, which could have an adverse impact on our corporate culture. Any failure to preserve our culture could harm our business, including our ability to retain and recruit personnel, innovate and operate effectively, and execute on our business strategy.

The COVID-19 pandemic or similar outbreaks could have an adverse impact on our business and operations, and the markets and communities in which we, our partners and customers operate, and the impact of the pandemic is difficult to assess or predict.

The continued impact and ultimate duration of the COVID-19 pandemic (including any new strains or mutations) on the global economy and our business are difficult to assess or predict. Actual and potential impacts include:

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Our customer prospects and our existing customers may experience slowdowns in their businesses, which in turn may result in reduced demand for our Digital Optimization System, lengthening of sales cycles, loss of customers, and difficulties in collections.

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Our employees are working from home significantly more frequently than they have historically, which may result in decreased employee productivity and morale with increased unwanted employee attrition.

•	We continue to incur fixed costs, particularly for real estate, and are deriving reduced or no benefit from those costs.

•	We may continue to experience disruptions to our growth planning, such as for facilities and international expansion.

•	We anticipate incurring costs in returning to work from our facilities around the world, including changes to the workplace, such as space planning, food service, and amenities.

•	We may be subject to legal liability for safe workplace claims.

•	Our critical vendors could go out of business.

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Our in-person marketing events, including customer user conferences, have been canceled, and we may continue to experience prolonged delays in our ability to reschedule or conduct in-person marketing events and other sales and marketing activities.

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We may be required to continue to conduct or from time to time return to conducting our business on a fully virtual basis, as opposed to the mix of virtual and in-person interactions with customers and partners that our marketing, sales, professional services, and support organizations were accustomed to prior to the COVID-19 pandemic.

As global economic conditions improve with the rollout of vaccines, business activity may not recover as quickly as anticipated. Conditions may vary between countries and regions and will be subject to the effectiveness of government policies, vaccine administration rates, and other factors that may not be foreseeable. It is not possible at this time to predict the duration and extent of the impact that COVID-19 could have on worldwide economic activity and our business in particular. In addition, as stay-at-home orders and other quarantine and isolation measures are lifted, the amount of time that consumers spend interacting with digital products may normalize or decline, which could slow customer demand for our Digital Optimization System. Moreover, to the extent the COVID-19 pandemic materially adversely affects our business, financial condition, and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including, but not limited to, those related to our ability to expand within our existing customer base, acquire new customers, develop and expand our sales and marketing capabilities, and expand internationally.

If our security measures are breached or there is otherwise unauthorized disclosure of or access to customer data, our data, or our platform, our platform may be perceived as insecure, we may lose customers or fail to attract new customers, our reputation and brand may be harmed, and we may incur significant liabilities.

Use of our platform involves the storage, transmission, and processing of our customers’ proprietary data, including personal or identifying information of their customers or employees. Unauthorized disclosure of or access to or security breaches of our platform could result in the loss of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, damage to our brand, diversion of management’s attention, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, and significant costs for remediation that may include liability for stolen assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach, and other liabilities. We have incurred and expect to continue to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants. Even though we do not control the security measures of third parties who may have access to our customer data, our data or our platform, we may be responsible for any breach of such measures or suffer reputational harm even where we do not have recourse to the third party that caused the breach. In addition, any failure by our vendors to comply with applicable law or regulations could result in proceedings against us by governmental entities or others.

Cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) are prevalent in our industry and our customers’ industries. In addition, we may experience attacks, unavailable systems, unauthorized access to systems or data or disclosure due to employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state supported actors, and advanced persistent threat intrusions. Electronic security attacks designed to gain access to personal, sensitive, or confidential data are constantly evolving, and such attacks continue to grow in sophistication. The techniques used to sabotage or to obtain unauthorized access to our platform, systems, networks, or physical facilities in which data is stored or through which data is transmitted change frequently, and we may be unable to implement adequate preventative measures or stop security breaches while they are occurring. We have previously been, and may in the future become, the target of cyberattacks by third parties seeking unauthorized access to our or our customers’ data or to disrupt our operations or ability to provide our services.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security incidents or data breaches involving certain types of data. In addition, our agreements with certain customers may require us to notify them in the event of a security incident or data breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures, and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security incident or data breach and otherwise comply with the multitude of foreign, federal, state, and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Additionally, as a result of a breach or other security incident, we could be subject to demands, claims, and litigation by private parties and investigations, related actions, and penalties by regulatory authorities.

A security breach may cause us to breach customer contracts. Our agreements with certain customers may require us to use industry-standard or reasonable measures to safeguard personal information or confidential information. A security breach could lead to claims by our customers, their end-users, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that any limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

Because data security is a critical competitive factor in our industry, we make numerous statements in our customer contracts, privacy policies, terms of service, and marketing materials, providing assurances about the security of our platform including detailed descriptions of security measures we employ. Should any of these statements be untrue or become untrue, even in circumstances beyond our reasonable control, we may face claims of misrepresentation or deceptiveness by the U.S. Federal Trade Commission, state, federal and foreign regulators, and private litigants.

If we fail to detect or remediate a security breach in a timely manner, or a breach otherwise affects a large amount of data of one or more customers, or if we suffer a cyberattack that impacts our ability to operate our platform, we may suffer damage to our reputation and our brand, and our business, financial condition, and results of operations may be materially adversely affected. Further, although we maintain insurance coverage, our insurance coverage may not be adequate for data security breaches, indemnification obligations, or other liabilities. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim. Our risks are likely to increase as we continue to expand our platform, grow our customer base, and process, store, and transmit increasingly large amounts of proprietary and sensitive data.

We could suffer disruptions, outages, defects, and other performance and quality problems with our platform or with the public cloud and internet infrastructure on which it relies, which may materially adversely affect our business, financial condition, and results of operations.

Our business and continued growth depend in part on the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Our agreements with customers typically provide for service level commitments. If we are unable to meet these commitments or if we suffer unexcused periods of downtime for our platform, we may be contractually obligated to provide financial credits or extend the term of the subscription for the period of unexcused downtime, or our customers may be entitled to terminate their agreements and obtain a pro rata refund. We have in the past provided, and may in the future be required to provide, financial credits and pro rata refunds as a result of not being able to meet these commitments. We have experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with our platform. We have also experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with the public cloud and internet infrastructure on which our platform relies. These problems can be caused by a variety of factors, including infrastructure changes, introductions of new functionality, vulnerabilities and defects in proprietary and open-source software, human error or misconduct, capacity constraints due to an overwhelming number of users accessing our platform simultaneously, design limitations, or denial of service attacks or other security-related incidents. The performance and availability of the cloud computing infrastructure that we use to host our platform and many of the internal tools we use to operate our business is outside our control; therefore, we are not in full control of whether we meet the service level commitments under our customer agreements. As a result, our business, financial condition, and results of operations could be materially adversely affected if we suffer unscheduled downtime that exceeds the service level commitments we have made to our customers. Any extended service outages could materially adversely affect our business and reputation.

Our Digital Optimization System is proprietary, and we rely on the expertise of members of our engineering, operations, product, and software development teams for their continued performance. It may become increasingly difficult and costly to maintain and improve our performance, especially during peak usage times and as our platform becomes more complex and our user traffic increases. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition, and results of operations may be materially adversely affected.

We depend and rely on third-party hosted cloud services and internet infrastructure in order to operate critical functions of our business. For example, our platform and internal tools use computing, storage capabilities, bandwidth, and other services provided by AWS. If these services become unavailable due to extended outages, interruptions, or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage our business could be interrupted, and our processes for managing sales of and delivering our Digital Optimization System could be impaired until we are able to identify, obtain, and implement equivalent services, if we are able to do so at all. Any of these circumstances could materially adversely affect our business, financial condition, and results of operations.

Any disruptions, outages, defects, and other performance and quality problems with our platform or with the public cloud and internet infrastructure on which it relies, or any material change in our contractual and other business relationships with any public cloud providers we contract with, could result in reduced use of our platform, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Real or perceived errors, failures, or bugs in our platform could materially adversely affect our business and growth prospects.

Because our platform is complex, undetected errors, failures, vulnerabilities, or bugs may occur, especially when updates are deployed. We have discovered and expect we will continue to discover software errors, failures, vulnerabilities, and bugs in our platform and anticipate that certain of these errors, failures, vulnerabilities, and bugs will only be discovered and remediated after deployment to customers. Software errors, failures, vulnerabilities, and bugs in our platform could materially adversely affect our business and growth prospects.

Any failure to offer high-quality product support may adversely affect our relationships with our customers, our reputation, and our business, financial condition, and results of operations.

In using our Digital Optimization System, our customers depend on our product support team to resolve complex technical and operational issues. We may be unable to respond quickly enough to accommodate short-, medium-, and long-term increases in customer demand for product support. We also may be unable to modify the nature, scope, and delivery of our product support to compete with changes in product support services provided by our competitors. Increased customer demand for product support, without corresponding revenue, could increase costs and materially adversely affect our results of operations. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality product support, or a market perception that we do not maintain high-quality product support, could materially adversely affect our reputation, our ability to sell our Digital Optimization System to existing and prospective customers, our business, financial condition, and results of operations.

Incorrect or improper implementation or use of our Digital Optimization System could result in customer dissatisfaction and materially adversely affect our business, financial condition, and results of operations.

We often assist our customers in implementing our Digital Optimization System (whether through us directly or a third party implementation partner), and they may need training in the proper use of our Digital Optimization System to maximize its potential and avoid inadequate performance. If we or our implementation partners fail to train customers on how to efficiently and effectively use our Digital Optimization System or we fail to provide adequate product support to our customers, we may lose opportunities for additional subscriptions, customers may choose not to renew or expand the use of our Digital Optimization System, we may experience negative publicity or legal claims against us, and our reputation and brand may suffer. Any of these circumstances could materially adversely affect our business, financial condition, and results of operations.

If we fail to integrate our platform with a variety of operating systems, software applications, and platforms that are developed by others, our platform may become less marketable, less competitive, or obsolete, and our business, financial condition, results of operations, and growth prospects could be materially adversely affected.

Our customers and prospective customers expect our Digital Optimization System to integrate with a variety of software platforms, and we need to continuously modify and enhance our platform to adapt to changes in software, browser, and database technologies. We have developed our platform to be able to integrate with third-party SaaS applications through the interaction of application programming interfaces (“APIs”). In general, we rely on the fact that the providers of such software systems continue to allow us access to their APIs to enable these custom integrations. We are subject to the standard terms and conditions of such providers, or other agreements we may have with them, which govern the distribution, operation, and fees of such software systems, and which may be subject to change by such providers. As a result of limits or prohibitions by other parties, unacceptable terms, technical difficulties, our failure to recognize demand, or for other reasons, we may not successfully build, deploy, or offer the integrations needed. If we fail to offer a variety of integrations or the integrations that our customers and prospective customers expect and demand, then our Digital Optimization System may become less marketable, less competitive, or obsolete, and our business, financial condition, results of operations, and growth prospects could be materially adversely affected.

We do not have the history with our subscription or pricing models necessary to accurately predict optimal pricing necessary to attract new customers and retain existing customers.

We have limited experience with respect to determining the optimal prices for our Digital Optimization System and, as a result, we have in the past and expect in the future that we will need to change our pricing model from time to time. As the market for our Digital Optimization System matures, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models as we have used historically. Pricing decisions may also impact the mix of adoption among our subscription plans and negatively impact our overall revenue. Although we occasionally upsell within contract terms based on customer needs, substantially all of our customer contracts have a subscription period of one year or longer, for which we primarily bill annually in advance with no obligation to renew. As a result, potential changes in our pricing policies, or our rate of customer expansion or retention, may not be fully reflected in our results of operations until future periods. Moreover, larger organizations may demand price concessions. As a result, in the future we may be required to reduce our prices, which could materially adversely affect our business, financial condition, and results of operations.

Failure to effectively develop and expand our sales and marketing capabilities, including our relationships with channel partners, could harm our ability to increase our customer base and achieve broader market acceptance of our products and platform.

In order to increase our sales to new and existing customers, we must expand our sales and marketing operations, including our sales force and third-party channel partners, and continue to dedicate significant resources to inbound sales and marketing programs, both domestically and internationally. Our ability to increase our customer base and achieve broader market acceptance of our products will depend, in part, on our ability to effectively organize, focus, and train our sales and marketing personnel. If we are unable to increase adoption of our Digital Optimization System by new and existing customers, especially enterprise customers, our business, financial condition, and results of operations may be materially adversely affected.

Our efforts to develop and expand our sales and marketing capabilities will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We may not achieve anticipated revenue growth from expanding our sales and marketing capabilities, and our business, financial condition, results of operations, and growth prospects may be materially adversely affected, if we are unable to hire, develop, integrate, and retain talented and effective sales personnel and global systems integrators, consultancies, and digital agencies; if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time; or if our sales and marketing programs are not effective.

We may be unable to build and maintain successful relationships with our channel partners or such channel partners may fail to perform, which could materially adversely affect our business, financial condition, results of operations, and growth prospects.

We employ a go-to-market business model whereby a portion of our revenue is generated by sales through our channel partners, such as independent software vendors and resellers, that further expand the reach of our direct sales force into additional geographies, sectors, and industries. In particular, we have entered, and intend to continue to enter, into strategic sales distributor and reseller relationships in certain international markets where we do not have a local presence. We provide certain of our channel partners with specific training and programs to assist them in selling access to our Digital Optimization System, but there can be no assurance that these steps will be effective, and restrictions on travel and other limitations as a result of the COVID-19 pandemic undermine our efforts to provide training and build relationships. In addition, if our channel partners are unsuccessful in marketing and selling access to our Digital Optimization System, it would limit our expansion into certain geographies, sectors, and industries. If we are unable to develop and maintain effective sales incentive programs for our channel partners, we may not be able to incentivize these partners to sell access to our Digital Optimization System to customers.

Some of these partners may also market, sell, and support offerings that are competitive with ours, may devote more resources to the marketing, sales, and support of such competitive offerings, may have incentives to promote our competitors’ offerings to the detriment of our own, or may cease selling access to our Digital Optimization System altogether. Our channel partners could subject us to lawsuits, potential liability, and reputational harm if, for example, any of our channel partners misrepresents the functionality of our Digital Optimization System to customers or violates laws or our or their corporate policies. Our ability to achieve revenue growth in the future will depend, in part, on our success in maintaining successful relationships with our channel partners, identifying additional channel partners, including in new markets, and training our channel partners to independently sell access to our Digital Optimization System. If our channel partners are unsuccessful in selling access to our Digital Optimization System, or if we are unable to enter into arrangements with or retain a sufficient number of high-quality channel partners in each of the regions in which we sell access to our Digital Optimization System and keep them motivated to sell access to our Digital Optimization System, our business, financial condition, results of operations, and growth prospects could be adversely affected.

If our marketing strategies are not effective in attracting new and retaining existing customers, our business and ability to grow our revenues would be harmed.

We rely on our marketing strategies consisting of a combination of online and offline marketing programs such as online advertising, blogs, public relations, social media, user conferences, educational white papers and webinars, product demos, workshops, roundtables, and customer case studies, offering customers a free-tier, self-service option, and other inbound lead generation and outbound sales strategies to drive our sales and revenue. These strategies may not continue to generate the level of sales necessary to increase our revenue. If our outbound sales efforts are unsuccessful at attracting and retaining new and existing customers, we may be unable to grow our market share and revenue. If our customer base does not continue to grow through word-of-mouth marketing and viral adoption or outbound sales efforts, we may be required to incur significantly higher sales and marketing expenses in order to acquire new subscribers, which could materially adversely affect our business and results of operations. In addition, high levels of customer satisfaction and market adoption are central to our marketing model. Any decrease in our customers’ satisfaction with our products, including as a result of actions outside of our control, could harm word-of-mouth referrals and our brand.

Additionally, many customers never convert from our free-tier, self-service option to a paid subscription contract. Further, we often depend on individuals within an organization who initiate our free-tier, self-service option being able to convince decision-makers within their organization to convert to a subscription contract. Many of these organizations have complex and multi-layered purchasing requirements. To the extent that these free-tier customers do not become paying subscribers, we will not realize the intended benefits of this marketing strategy.

Sales efforts to larger organizations involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations.

We have experienced rapid growth in our customer base since our inception. Although our growth strategy includes acquiring new customers across industries, company size, and stages of digital maturity, with 26 of the Fortune 100 in our customer base, we believe there is continued significant opportunity to continue to penetrate the largest global organizations. Sales to larger organizations involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, and less predictability in completing some of our sales. For example, enterprise customers, which we define as customers with more than 1,000 employees, may require considerable time to evaluate and test our Digital Optimization System prior to making a purchase decision and placing an order. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our Digital Optimization System, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to enterprises typically taking longer to complete. During the quarter ended June 30, 2021, the average length of our sales cycle to enterprises was four to six months, as compared to one to two months to non-enterprise customers. In addition, larger organizations may demand more features and integration services. Sales to larger organizations also may increase the variability of our financial results. If we are unable to close one or more expected significant transactions with these customers in a particular period, or if an expected transaction is delayed until a subsequent period, our results of operations for that period, and for any future periods in which revenue from such transaction would otherwise have been recognized, may be adversely affected. If we fail to effectively manage these risks associated with sales cycles and sales to larger organizations, our business, financial condition, and results of operations may be materially adversely affected.

If we are unable to maintain and enhance our brand, our business, financial condition, and results of operations may be materially adversely affected.

We believe that maintaining and enhancing our reputation as a differentiated and category-defining company in digital optimization is critical to our relationships with our existing customers and to our ability to attract new customers. The successful promotion of our brand attributes will depend on a number of factors, including our marketing efforts, our ability to ensure that our platform remains reliable and secure, our ability to continue to develop high-quality software, and our ability to successfully differentiate our Digital Optimization System from competitive products and services. In addition, independent industry analysts often provide reviews of our Digital Optimization System, as well as products and services offered by our competitors, and perception of our Digital Optimization System in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products and services, our brand may be adversely affected. It may also be difficult to maintain and enhance our brand in connection with sales through channel or strategic partners.

The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets, and as more sales are generated through our channel partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors, and we could lose customers or fail to attract potential customers, all of which would materially adversely affect our business, financial condition, and results of operations.

Our operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.

For the year ended December 31, 2020 and six months ended June 30, 2021, 36% of our revenue was generated outside the United States. A component of our growth strategy involves the further expansion of our operations and customer base internationally, which will require significant dedication of management attention and financial resources. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. Our sales organization outside the United States is substantially smaller than our sales organization in the United States, and to date, only a very small portion of our sales has been driven by resellers or other channel partners. To the extent we are unable to effectively engage with non-U.S. customers due to our limited sales force capacity and limited channel partners, we may be unable to effectively grow in international markets.

Our current and future international business and operations involve a variety of risks, including:

•	slower than anticipated public cloud adoption by international businesses;

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changes, which may be unexpected, in a specific country’s or region’s political, economic, or legal and regulatory environment, including Brexit, pandemics, terrorist activities, tariffs, trade wars, or long-term environmental risks;

•	the need to adapt and localize our Digital Optimization System for specific countries;

•	longer payment cycles and greater difficulty enforcing contracts, collecting accounts receivable, or satisfying revenue recognition criteria, especially in emerging markets;

•	new, evolving, and more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;

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differing and potentially more onerous labor regulations, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

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challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•	increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting, or enforcing our intellectual property rights, including our trademarks and patents;

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COVID-19 or other pandemics or epidemics that could decrease economic activity in certain markets, decrease use of our products and services, or decrease our ability to import, export, or sell our products and services to existing or new customers in international markets;

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exposure to liabilities under export control, economic and trade sanction, anti-corruption, and anti-money laundering laws, including the Export Administration Regulations, the OFAC regulations, the FCPA, U.S. bribery laws, the UK Bribery Act, and similar laws and regulations in other jurisdictions;

•	increased financial accounting and reporting burdens and complexities;

•	requirements or preferences for domestic products;

•	differing technical standards, existing or future regulatory and certification requirements, and required features and functionality;

•	burdens of complying with laws and regulations related to privacy and data security, including the EU GDPR and similar laws and regulations in other jurisdictions; and

•	burdens of complying with laws and regulations related to taxation; and regulations, adverse tax burdens, and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business, financial condition, and results of operations could be materially adversely affected.

We derive, and expect to continue for some time to derive, substantially all of our revenue from our Amplitude Analytics product.

Although we recently released our Amplitude Recommend and Amplitude Experiment products, we currently derive, and expect to continue for some time to derive, substantially all of our revenue from our Amplitude Analytics product. As such, the continued growth in demand for and market acceptance of Amplitude Analytics is critical to our success. Demand for Amplitude Analytics and our other products and platform functionality is affected by a number of factors, many of which are beyond our control, such as continued market acceptance of our products by customers for existing and new use cases, the timing of development and release of new products, features, and functionality that are lower cost alternatives introduced by us or our competitors, technological changes and developments within the markets we serve, and growth or contraction in our addressable markets. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, particularly our Amplitude Analytics product, our business, financial condition, and results of operations could be materially adversely affected.

We invest significantly in research and development, and to the extent our research and development investments do not translate into new products or material enhancements to our current products, or if we do not use those investments efficiently, our business, financial condition, and results of operations would be materially adversely affected.

For the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021, our research and development expenses were 28%, 25%, 31%, and 21% of our revenue, respectively. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling products and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a product or service we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such product or service.

If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in our current or future markets, it would materially adversely affect our business, financial condition, and results of operations.

We agree to indemnify customers and other third parties, which exposes us to substantial potential liability.

Our contracts with customers and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses arising from alleged infringement, misappropriation, or other violation of intellectual property rights, data protection violations, breaches of representations and warranties, damage to property or persons, or other liabilities arising from our platform or such contracts. Although we attempt to limit our indemnity obligations, an event triggering our indemnity obligations could give rise to multiple claims involving multiple customers or other third parties. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers and other third parties, regardless of the merits of these claims. We may not have adequate or any insurance coverage and may be liable for up to the full amount of the indemnified claims, which could result in substantial liability or material disruption to our business or could negatively impact our relationships with customers or other third parties, reduce demand for our products, and materially adversely affect our business, financial condition, and results of operations.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We do not know when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could materially adversely affect our business, financial condition, and results of operations. If we incur debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.

Risks Related to Our Intellectual Property

Our intellectual property rights may not protect our business or provide us with a competitive advantage, which could have a material adverse effect on our business, financial condition, and results of operations.

To be successful, we must protect our technology and brand in the United States and other jurisdictions through trademarks, trade secrets, patents, copyrights, service marks, invention assignments, contractual restrictions, and other intellectual property rights and confidentiality procedures. Despite our efforts to implement these protections, these measures may not protect our business or provide us with a competitive advantage for a variety of reasons, including:

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our failure to obtain patents and other intellectual property rights for important innovations or maintain appropriate confidentiality and other protective measures to establish and maintain our trade secrets;

•	uncertainty in, and evolution of, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights;

•	potential invalidation of our intellectual property rights through administrative processes or litigation;

•	any inability by us to detect infringement or other misappropriation of our intellectual property rights by third parties; and

•	other practical, resource, or business limitations on our ability to enforce our rights.

Further, the laws of certain foreign countries, particularly certain developing countries, do not provide the same level of protection of corporate proprietary information and assets, such as intellectual property, trademarks, trade secrets, know-how, and records, as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights in foreign jurisdictions. Additionally, we may also be exposed to material risks of theft or unauthorized reverse engineering of our proprietary information and other intellectual property, including technical data, data sets, or other sensitive information. Our efforts to enforce our intellectual property rights in such foreign countries may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop, which could have a material adverse effect on our business, financial condition, and results of operations.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to and distribution of our products and proprietary information. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform and offerings.

Further, litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any litigation, whether or not resolved in our favor, could result in significant expense to us, divert the efforts of our technical and management personnel, and result in counterclaims with respect to infringement of intellectual property rights by us. If we are unable to prevent third parties from infringing upon or misappropriating our intellectual property or are required to incur substantial expenses defending our intellectual property rights, our business, financial condition, and results of operations may be materially adversely affected.

We may become subject to intellectual property disputes, which are expensive to support, and if resolved adversely, may subject us to significant liability and increased costs of doing business, which could have a material adverse effect on us.

We compete in markets where there are a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights, as well as disputes regarding infringement of these rights. Many of the holders of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights have extensive intellectual property portfolios and greater resources than we do to enforce their rights. As compared to our large competitors, our patent portfolio is relatively undeveloped and may not provide a material deterrent to such assertions or provide us with a strong basis to counterclaim or negotiate settlements. Further, to the extent assertions are made against us by entities that hold patents but are not operating companies, our patent portfolio may not provide deterrence because such entities are not concerned with counterclaims.

Any intellectual property litigation to which we become a party may require us to do one or more of the following:

•	cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;

•	make substantial payments for legal fees, settlement payments, subscription fee refunds, or other costs or damages, including indemnification of third parties;

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obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or

•	redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Intellectual property litigation is typically complex, time consuming, and expensive to resolve and would divert the resources, time, and attention of our management and technical personnel, which might seriously harm our business, results of operations, and financial condition. We may be required to settle such litigation on terms that are unfavorable to us. For example, a settlement may require us to obtain a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices would require significant effort and expense. Similarly, if any litigation to which we may be a party fails to settle and we go to trial, we may be subject to an unfavorable judgment which may not be reversible upon appeal.

Further, such litigation may also result in adverse publicity, which could harm our reputation and ability to attract or retain customers. As we grow, we may experience a heightened risk of allegations of intellectual property infringement. An adverse result in any litigation claims against us could have a material adverse effect on our business, financial condition, and results of operations.

Our use of “open-source” software could negatively affect our ability to sell our platform and subject us to possible litigation.

We use software in our Digital Optimization System that is licensed from third parties pursuant to open-source licenses. Certain open-source software licenses require a user who distributes or otherwise makes available the open-source software in connection with the user’s proprietary software to disclose publicly part or all of the source code to the user’s proprietary software. The use and distribution of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Additionally, certain open-source software licenses are difficult to interpret and require the user of such software to make the source code of any derivative works of the open-source code and certain related software available to third parties with few restrictions on the use or further distribution of such software by such third parties. As a result, we may face claims from others seeking to enforce the terms of an open-source license, including by demanding the release of derivative works of the open-source software and our proprietary source code that was developed or used in connection with such software. These claims could also result in litigation and require us to replace certain open-source software with proprietary software licensed under costly commercial licenses or require us to devote additional research and development resources to change our platform, any of which would have a material adverse effect on our business and results of operations. Although we have implemented policies to regulate the use and incorporation of open-source software into our platform, we cannot be certain that we have not incorporated open-source software in our platform in a manner that is inconsistent with such policies. Any use of open-source software inconsistent with our policies or licensing terms could materially adversely affect our business, financial condition, and results of operations.

Risks Related to Regulatory Compliance and Legal Matters

We are subject to government regulation, including import, export, economic sanctions, and anti-corruption laws and regulations, that may expose us to liability and increase our costs.

Our Digital Optimization System is subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations and economic and trade sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. These regulations may limit the export of our products and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception, or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to embargoed or sanctioned countries, regions, governments, persons, and entities. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, reexportation, and importation of our products and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products or provide services. Complying with export control and sanctions laws may be time consuming and may result in the delay or loss of sales opportunities. Although we have controls designed to prevent our services from being used in violation of such laws, we are aware of a limited number of past occasions in which persons from U.S. sanctioned countries or regions appear to have accessed our platform. We have taken measures to prevent such situations from reoccurring, but there can be no guarantee that such measures will be successful in every case. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for individuals working for us. Changes in export or import laws, or corresponding sanctions, may delay the introduction and sale of our services in international markets, or, in some cases, prevent the export or import of our services to certain countries, regions, governments, persons, or entities altogether, which could materially adversely affect our business, financial condition, and results of operations.

We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from directly or indirectly authorizing, promising, offering, or providing payments or benefits to government officials and other recipients for improper purposes, such as to obtain or retain business improperly or secure an improper business advantage. We rely on certain third parties to support our sales and regulatory compliance efforts and can be held liable in certain cases for their corrupt or other illegal activities, even if we do not explicitly authorize such activities. The FCPA also requires that we keep accurate books and records and maintain a system of adequate internal controls. Although we take precautions to prevent violations of these laws, we cannot provide assurance that our internal controls and compliance systems will always prevent misconduct by our employees, agents, third parties, or business partners. Our exposure for violating these laws will increase as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Violations of applicable anti-corruption laws could subject us to significant sanctions, including civil or criminal fines and penalties, disgorgement of profits, injunctions, and debarment from government contracts, as well as related stockholder lawsuits and other remedial measures, all of which could adversely affect our reputation, business, financial condition, and results of operations. Violations or allegations of violations could also result in whistleblower complaints, adverse media coverage, and investigations, any of which could have a material adverse effect on our reputation, business, and results of operations.

Complying with evolving privacy and other data-related laws as well as contractual and other requirements may be expensive and force us to make adverse changes to our business, and the failure or perceived failure to comply with such laws, contracts, and other requirements could result in adverse reputational and brand damage and significant fines and liability or otherwise materially adversely affect our business and growth prospects.

We are subject to numerous federal, state, local, and foreign privacy and data protection laws, regulations, policies, and contractual obligations that apply to the collection, transmission, storage, processing, sharing, disclosure, security, and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information and other data. Laws and regulations governing privacy and data protection, the use of the internet as a commercial medium, the use of data in artificial intelligence and machine learning, and data sovereignty requirements are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties and may conflict with other rules or our practices. Further, new laws, rules and regulations could be enacted with which we are not familiar or with which our practices do not comply.

We may incur significant expenses to comply with the laws, regulations and other obligations that apply to us. For example, the EU General Data Protection Regulation (the “GDPR”) imposes stringent data protection requirements for processing the personal data of individuals within the European Economic Area (the “EEA”).

The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, expanded disclosure requirements, limitations on retention of personal data, mandatory data breach notification requirements, and additional obligations. Non-compliance with the GDPR can trigger fines of up to the greater of €20 million or 4% of our global annual turnover. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the E.U. and the United States remains uncertain. For example, in 2016, the E.U. and United States agreed to a transfer framework for data transferred from the E.U. to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (“CJEU”). The CJEU also raised questions about whether the European Commission’s Standard Contractual Clauses, one of the primary mechanisms used by companies to transfer personal data out of the EEA, complies with the GDPR. While the CJEU upheld the validity of the Standard Contractual Clauses, the CJEU ruled that the underlying data transfers must be assessed on a case-by-case basis by the data controller to determine whether the personal data will be adequately protected. As a result, on June 4, 2021 the European Commission published a decision adopting an updated set of Standard Contractual Clauses designed to address issues identified by the CJEU. Use of the Standard Contractual Clauses will still need to be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals. The exact scope and applicability of the new Standard Contractual Clauses is currently unclear, particularly regarding transfers to parties outside the EEA who are already subject to the GDPR. We are awaiting further clarification from the European Commission and therefore the full scope of application of the Standard Contractual Clauses remains subject to review and change as we get a better understanding from the European Commission and national regulators. As such, we will need to review existing transfers of personal data out of the EEA and put in place measures to implement the new Standard Contractual Clauses, subject to a transition period. Accordingly, unless we put in place such measures by the end of the applicable transition period, any transfers by us of personal data from Europe may not comply with European data protection laws and may increase our exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions. Loss of our ability to transfer personal data from Europe may also require us to increase our data processing capabilities in those jurisdictions at significant expense.

Further, from January 1, 2021, companies have to comply with both the GDPR and the United Kingdom GDPR (“UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, imposing fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the E.U. in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure. Currently, there is a four- to six-month grace period agreed in the E.U. and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, while the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from E.U. member states to the United Kingdom for a four-year period, subject to subsequent extensions.

In addition to the E.U. and UK, a growing number of other global jurisdictions are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our platform, particularly as we expand our operations internationally. Some of these laws, such as the General Data Protection Law in Brazil, or the Act on the Protection of Personal Information in Japan, impose similar obligations as those under the GDPR. Others, such as those in Russia, India, and China, could potentially impose more stringent obligations, including data localization requirements. If we are unable to develop and offer features that meet legal requirements or help our customers meet their obligations under the laws or regulations relating to privacy, data protection, or information security, or if we violate or are perceived to violate any laws, regulations, or other obligations relating to privacy, data protection, or information security, we may experience reduced demand for our Digital Optimization System, harm to our reputation, and become subject to investigations, claims, and other remedies, which would expose us to significant fines, penalties, and other damages, all of which would harm our business. Further, given the breadth and depth of changes in global data protection obligations, compliance has caused us to expend significant resources, and such expenditures are likely to continue into the future as we continue our compliance efforts and respond to new interpretations and enforcement actions.

The data protection landscape is also rapidly growing and evolving in the United States. As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, the California Consumer Privacy Act of 2018 (the “CCPA”) became effective on January 1, 2020. The CCPA requires companies that process information on California residents to make new disclosures to consumers about their data collection, use, and sharing practices, allows consumers to opt out of certain data sharing with third parties and exercise certain individual rights regarding their personal information, provides a new private right of action for data breaches, and provides for penalties for noncompliance of up to $7,500 per violation. Additionally, the California Privacy Rights Act (the “CPRA”) was recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the CPRA provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Similar laws have been proposed, and likely will be proposed, in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging.

Furthermore, the Federal Trade Commission (the “FTC”) and many state Attorneys General continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination, and security practices that appear to be unfair or deceptive. For example, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. There are a number of legislative proposals in the United States, at both the federal and state level, and in the E.U. and more globally, that could impose new obligations in areas such as e-commerce and other related legislation or liability for copyright infringement by third parties. We cannot yet determine the impact that these future laws, regulations, and standards may have on our business.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might materially adversely affect our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially having a material adverse effect on our business, financial condition, and results of operations. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Risks Related to Tax and Accounting Matters

We face exposure to foreign currency exchange rate fluctuations.

We conduct transactions, particularly intercompany transactions, in currencies other than the U.S. dollar. While we have primarily transacted with customers and vendors in U.S. dollars, we have transacted in foreign currencies for subscriptions to our Digital Optimization System, and we expect to significantly expand the number of transactions with customers for our Digital Optimization System that are denominated in foreign currencies. We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of these hedging instruments may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place and may introduce additional risks if they are not structured effectively.

In addition, our international subsidiaries maintain net assets denominated in currencies other than the functional operating currencies of these entities. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our revenue and results of operations due to transactional and translational remeasurements. As a result of these foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. To the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our Class A common stock could be adversely affected.

Our global operations and structure subject us to potentially adverse tax consequences.

We generally conduct our global operations through subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. A change in our global operations could result in higher effective tax rates, reduced cash flows, and lower overall profitability. In particular, our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant revenue and taxing authorities may disagree with positions we have taken generally, or our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations.

In addition, the Organization for Economic Co-operation and Development has initiated a base erosion and profit shifting project that seeks to establish certain international standards for taxing the worldwide income of multinational companies. As a result of these developments, the tax laws of certain countries in which we do business could change on a prospective or retroactive basis, and any such changes could increase our liabilities for taxes, interest, and penalties, and therefore could materially adversely affect our cash flows, financial condition, and results of operations.

Our ability to use our net operating loss carryforwards may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset its post-change income or taxes may be limited. We have completed a Section 382 study and have determined that none of the operating losses will expire solely due to Section 382 limitations. However, we may experience ownership changes as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. Such change could limit the amount of NOLs that we can utilize annually to offset future taxable income or tax liabilities. Subsequent ownership changes and changes to the U.S. tax rules in respect of the utilization of NOLs may further affect the limitation in future years. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Changes in our effective tax rate or tax liability may have a material adverse effect on our results of operations.

We are subject to income taxes in the United States and various foreign jurisdictions. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. We believe that our provision for income taxes is reasonable, but the ultimate tax outcome may differ from the amounts recorded in our consolidated financial statements and may materially affect our financial results in the period or periods in which such outcome is determined.

Our effective tax rate could increase due to several factors, including:

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changes in tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Act and the CARES Act;

•

changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations, or administrative appeals; and

•	the effects of acquisitions.

Any of these developments could materially adversely affect our results of operations.

In addition, we may be subject to income tax audits by many tax jurisdictions throughout the world, many of which have not established clear guidance on the tax treatment of SaaS-based companies. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material adverse effect on the results of operations for that period.

We could be required to collect additional sales or indirect taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for our products and materially adversely affect our results of operations.

We currently collect and remit applicable sales and indirect taxes and other applicable transfer taxes in jurisdictions where we, through our employees or economic activity, have a presence and where we have determined, based on applicable legal precedents, that sales or licensing of our products are classified as taxable. We do not currently collect and remit state and local excise, utility user and ad valorem taxes, fees, or surcharges in jurisdictions where we believe we do not have sufficient “nexus.” There is uncertainty as to what constitutes sufficient nexus for a state or local jurisdiction to levy taxes, fees, and surcharges for sales made over the internet, and there is also uncertainty as to whether our characterization of our products as not taxable in certain jurisdictions will be accepted by state and local tax authorities.

An increasing number of states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al (“Wayfair”), that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more states requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and results of operations.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

U.S. generally accepted accounting principles (“GAAP”) are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions already completed before the announcement of a change.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be materially adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve those related to revenue recognition, deferred commissions, valuation of our stock-based compensation awards, including the determination of fair value of our common stock, valuation of goodwill and intangible assets, accounting for income taxes, and useful lives of long-lived assets, among others. Our results of operations may be materially adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. An adverse change in market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or intangible assets. Any such charges may have a material adverse effect on our results of operations.

Risks Related to Ownership of Our Class A Common Stock

Our listing differs significantly from an underwritten initial public offering.

Prior to the opening of trading on the Nasdaq Capital Market, there will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the Nasdaq Capital Market. This listing of our Class A common stock on the Nasdaq Capital Market differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

•

There are no underwriters. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Class A common stock on the Nasdaq Capital Market will not have the benefit of being informed by a published price range or a price at which the underwriters initially sell shares to the public, as would be the case in an underwritten initial public offering. Moreover, there will be no underwriters assuming risk in connection with the initial resale of shares of our Class A common stock. Unlike in a traditional underwritten offering, this registration statement does not include the registration of additional shares that may be used at the option of the underwriters in connection with overallotment activity. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any sales made pursuant to this registration statement. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the trading price of shares of our Class A common stock. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions with respect to the trading of our Class A common stock on the Nasdaq Capital Market, there could be greater volatility in the trading price of our Class A common stock during the period immediately following the listing. See also “—Our stock price may be volatile, and could decline significantly and rapidly.”

•

There is not a fixed or determined number of shares of Class A common stock available for sale in connection with the registration and the listing, except we expect approximately 1,277,718 shares of our Class A common stock to be sold on our first trading day in order to fund the tax withholding and remittance obligations arising in connection with the RSUs that will vest and settle upon that day (based on an assumed 49.32% tax withholding rate). Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock, and there may initially be a lack of supply of, or demand for, shares of Class A common stock on the Nasdaq Capital Market. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their shares of Class A common stock in the near term, resulting in potential oversupply of our Class A common stock, which could adversely impact the trading price of our Class A common stock once listed on the Nasdaq Capital Market and thereafter.

•

None of our Registered Stockholders or other existing stockholders have entered into contractual lock-up agreements or other restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most or all of its other stockholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our stockholders, including our directors and officers who own our Class A or Class B common stock and other significant stockholders, may sell any or all of their shares at any time (subject to any restrictions under applicable law, and in the case of shares of Class B common stock, upon conversion of any shares of Class B common stock into Class A common stock at the time of sale), including immediately upon listing. If such sales were to occur in a significant volume in a short period of time following the listing, it may result in an oversupply of our Class A common stock in the market, which could adversely impact the trading price of our Class A common stock. See also “—None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.”

•

We did not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A common stock on the Nasdaq Capital Market. Instead, we hosted an investor day on September 14, 2021 and engaged in certain other investor education meetings. On September 2, 2021, we announced the date for this investor day over financial news outlets in a manner consistent with typical corporate outreach to investors. We prepared an electronic presentation for this investor day, which included content similar to a traditional roadshow presentation. A version of the presentation is publicly available, without restrictions, on our website. There can be no guarantee that the investor day and other investor education meetings will be as effective a method of investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our Class A common stock or sufficient demand among potential investors immediately after our listing, which could result in a more volatile trading price of our Class A common stock.

Such differences from an underwritten initial public offering could result in a volatile trading price for our Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any Class A common stock that you may purchase.

We have agreed to indemnify certain of the Registered Stockholders for certain claims arising in connection with sales under this prospectus. Large indemnity payments would materially adversely affect our business, financial condition, and results of operations.

Our stock price may be volatile, and could decline significantly and rapidly.

The listing of our Class A common stock and the registration of the Registered Stockholders’ shares of Class A common stock is a novel process that is not an underwritten initial public offering. We have engaged Morgan Stanley, BofA Securities, Citigroup, KeyBanc Capital Markets, Baird, UBS Investment Bank, and William Blair to serve as our financial advisors. There will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the Nasdaq Capital Market. Pursuant to Nasdaq’s rules, once Morgan Stanley, in its capacity as our designated financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), has notified Nasdaq that our shares of Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Class A common stock, in accordance with Nasdaq’s rules. If Morgan Stanley then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with Morgan Stanley, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of our shares of Class A common stock on the Nasdaq Capital Market will commence. Under Nasdaq’s rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell our shares of Class A common stock can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of our shares of Class A common stock for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Morgan Stanley in its capacity as financial advisor. Morgan Stanley will exercise any consultation rights only to the extent that it may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. Morgan Stanley will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Morgan Stanley will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Morgan Stanley does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Morgan Stanley will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. The length of such delay could vary greatly, from a short period of time such as one day, to a decision to not list our shares on the Nasdaq Capital Market at all. As a result, the absence of sufficient price discovery may result in delays in the opening of trading and, volatile prices and supply once trading commences. The opening public price may bear no relationship to the market price for our Class A common stock after our listing, and thus may decline below the opening public price.

Moreover, prior to the opening trade, there will not be a price at which underwriters initially sell shares of Class A common stock to the public as there would be in an underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on the Nasdaq Capital Market, the trading price of our Class A common stock may be more volatile than in an underwritten initial public offering and could decline significantly and rapidly.

Further, if the trading price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the trading price of our Class A common stock, and there will be more ability for such investors to short our Class A common stock in early trading than is typical for an underwritten public offering given the lack of contractual lock-up agreements or other restrictions on transfer.

The trading price of our Class A common stock following the listing also could be subject to wide fluctuations in response to numerous factors in addition to the ones described in the preceding risk factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition, results of operations, or operating metrics and those of our competitors;

•	the number of shares of our Class A common stock made available for trading;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or variance in our financial performance from expectations of securities analysts;

•	changes in the pricing of our Digital Optimization System;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our Digital Optimization System;

•	announcements by us or our competitors of significant business developments, acquisitions, or new offerings;

•	significant data breaches, disruptions to, or other incidents involving our platform;

•	our involvement in litigation;

•	future sales of our Class A common stock by us or our stockholders;

•	changes in our board of directors, senior management, or key personnel;

•	the trading volume of our Class A common stock;

•	changes in the anticipated future size and growth rate of our market;

•	general economic and market conditions;

•	other events or factors, including those resulting from war, incidents of terrorism, pandemics (including the COVID-19 pandemic), elections, or responses to these events; and

•

whether investors or securities analysts view our stock structure unfavorably, particularly our dual-class structure and the concentrated voting control of our executive officers, directors, and their affiliates.

In addition, stock markets with respect to newly public companies, particularly companies in the technology industry, have experienced significant price and volume fluctuations that have affected and continue to affect the stock prices of these companies. Stock prices of many companies, including technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following the listing of our Class A common stock on the Nasdaq Capital Market as a result of the supply and demand forces described above. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

The trading price of our Class A common stock, upon listing on the Nasdaq Capital Market, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.

Prior to the listing of our Class A common stock on the Nasdaq Capital Market, there has been no public market for our capital stock. There has been limited trading of our capital stock historically in private transactions. In the section titled “Sale Price History of our Capital Stock,” we have provided the historical sales prices of our capital stock in private transactions. Given the limited history of sales, this information may have little or no relation to broader market demand for our Class A common stock and thus the initial trading price of our Class A common stock on the Nasdaq Capital Market once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening trading prices and subsequent trading prices of our Class A common stock on the Nasdaq Capital Market. For more information about how the initial listing price on the Nasdaq Capital Market will be determined, see “Plan of Distribution.”

An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price at which you purchased them.

Our Class A common stock has been approved for listing and will be traded on the Nasdaq Capital Market. Prior to listing on the Nasdaq Capital Market, there has been no public market for our Class A common stock. Moreover, consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with Registered Stockholders or other existing stockholders regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our Class A common stock in the open market. While our Class A common stock may be sold after our listing on the Nasdaq Capital Market by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act of 1933, as amended (“the Securities Act”), unlike an underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock, and there may initially be a lack of supply of, or demand for, Class A common stock on the Nasdaq Capital Market. Conversely, there can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of Class A common stock, resulting in an oversupply of our Class A common stock on the Nasdaq Capital Market. In the case of a lack of supply of our Class A common stock, the trading price of our Class A common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A common stock if they are unable to purchase a block of our Class A common stock in the open market in a sufficient size for their investment objectives due to a potential unwillingness of our existing stockholders to sell a sufficient amount of Class A common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Class A common stock in a sufficient amount for their investment objectives, the market for our Class A common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Class A common stock. In the case of a lack of demand for our Class A common stock, the trading price of our Class A common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our Class A common stock may not initially develop or be sustained, which could significantly depress the trading price of our Class A common stock and/or result in significant volatility, which could affect your ability to sell your shares of Class A common stock.

Our principal stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Our directors, executive officers, and holders of more than 5% of our capital stock and their affiliates collectively beneficially owned, in the aggregate, shares representing approximately 67.0% of the voting power of our outstanding Class A and Class B common stock, voting together as a single class, based on the number of shares outstanding as of June 30, 2021, giving effect to Existing Preferred Stock Conversion and the Reclassification and without giving effect to any conversions to Class A common stock in anticipation of our listing or any sales or purchases that these holders may make upon our listing. These stockholders currently have, and likely will continue to have, considerable influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these stockholders could have the effect of delaying or preventing a significant corporate transaction, such as a merger or other sale of our company or our assets. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could be adverse to the interests of other stockholders.

The dual class structure of our common stock has the effect of concentrating voting control with our existing stockholders, executive officers, directors, and their affiliates, which will limit your ability to influence the outcome of important transactions and to influence corporate governance matters, such as electing directors, and to approve material mergers, acquisitions, or other business combination transactions that may not be aligned with your interests.

Our Class B common stock has five votes per share, whereas our Class A common stock, which is the stock we are listing on the Nasdaq Capital Market and is registered pursuant to the registration statement of which this prospectus forms a part, has one vote per share. Our stockholders that held shares of Class B common stock upon the effectiveness of the registration statement of which this prospectus forms a part, collectively owned shares representing approximately 99.5% of the voting power of our outstanding capital stock, based on the number of shares outstanding as of June 30, 2021, giving effect to the Existing Preferred Stock Conversion, the Reclassification, and the RSU Settlement and without giving effect to any conversions to Class A common stock in anticipation of our listing or any sales or purchases that these holders may make upon our listing. Our directors, executive officers, and holders of more than 5% of our capital stock and their affiliates collectively beneficially owned, in the aggregate, shares representing approximately 67.0% of the voting power of our outstanding capital stock, based on the number of shares outstanding as of June 30, 2021, and giving effect to the Existing Preferred Stock Conversion and the Reclassification and without giving effect to any conversions to Class A common stock in anticipation of our listing or any sales or purchases that these holders may make upon our listing. As a result, the holders of our Class B common stock will be able to exercise considerable influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or our assets, even if their stock holdings represent less than 50% of the outstanding shares of our capital stock, until the date that is six months following the date on which no founder is an employee or director of our company (unless a founder has rejoined our company during such six-month period), when all outstanding shares of Class A common stock and Class B common stock will convert automatically into shares of a single class of common stock. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. This control may adversely affect the market price of our Class A common stock.

Further, future transfers by holders of our Class B common stock will generally result in those shares converting into shares of our Class A common stock, subject to limited exceptions, such as certain transfers effected for tax or estate planning purposes. The conversion of shares of our Class B common stock into shares of our Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B common stock could gain significant voting control as other holders of Class B common stock sell or otherwise convert their shares into Class A common stock.

In addition, while we do not expect to issue any additional shares of Class B common stock following the listing of our Class A common stock on the Nasdaq Capital Market, any future issuances of Class B common stock would be dilutive to holders of Class A common stock.

We cannot predict the impact our dual class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual class structure, combined with the concentrated control of our stockholders who held our capital stock prior to the listing of our Class A common stock on the Nasdaq Capital

Market, including our executive officers, employees, and directors and their affiliates, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indices. In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.

In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur in large quantities, could cause the trading price of our Class A common stock to decline.

As of June 30, 2021, after giving effect to the Existing Preferred Stock Conversion and the Reclassification, we had 99,873,225 shares of Class B common stock outstanding, all of which are “restricted securities” (as defined in Rule 144 under the Securities Act). Approximately 85.6 million of these shares of Class B common stock may be converted to Class A common stock and then immediately sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders under Rule 144 since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) non-affiliates who have beneficially owned our common stock for at least six months may rely on Rule 144 to sell their shares of common stock, and (ii) our directors, executive officers, and other affiliates who have beneficially owned our common stock for at least six months, including certain of the shares of Class A common stock covered by this prospectus to the extent not sold hereunder, will be entitled to sell their shares of our Class A common stock subject to volume limitations under Rule 144 and various vesting agreements.

In addition, following the effectiveness of the registration statement of which this prospectus forms a part, we filed a registration statement to register all shares subject to options and RSUs outstanding or reserved for future issuance under our equity compensation plans. As of June 30, 2021, giving effect to the Equity Award Amendment, we had 28,770,519 options outstanding that, if fully exercised, would result in the issuance of shares of Class A common stock, as well as 3,050,911 shares of Class A common stock subject to RSU awards.

Accordingly, these shares will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements and compliance by affiliates with Rule 144.

None of our securityholders are subject to any contractual lock-up or other restriction on the transfer or sale of their shares.

The holders of up to approximately 86.2 million shares of our common stock have rights, subject to some conditions, to require us to file registration statements for the public resale of the Class A common stock issuable upon the conversion of shares of our Class B common stock or to include such shares in registration statements that we may file for us or other stockholders. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the trading price of our Class A common stock to decline or be volatile.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans, or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A common stock to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (Section 404), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the listing of our Class A common stock on the Nasdaq Capital Market; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and limit the market price of our Class A common stock.

Provisions in our restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our restated certificate of incorporation and amended and restated bylaws include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our Class A common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may only be removed for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•

require the approval of our board of directors or the holders of at least 66 2/3% of our outstanding shares of voting stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our Class A common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our Class A common stock in an acquisition.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws and indemnification agreements that we have entered or intend to enter into with our directors and officers provide that:

•	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•

we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•

the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

While we have procured directors’ and officers’ liability insurance policies, such insurance policies may not be available to us in the future at a reasonable rate, may not cover all potential claims for indemnification, and may not be adequate to indemnify us for all liability that may be imposed.

Our restated certificate of incorporation and amended and restated bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Our restated certificate of incorporation and our amended and restated bylaws provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents, or stockholders to us or our stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against us or any of our current or former directors, officers, other employees, agents, or stockholders arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) the exclusive forum provisions are intended to benefit and may be enforced by us, our officers and directors, the financial advisors to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering; and (iv) any person or entity purchasing or otherwise acquiring or holding any interest in our shares of capital stock will be deemed to have notice of and consented to these provisions. Nothing in our restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court, to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums, and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision contained in our restated certificate of incorporation or our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations.

General Risk Factors

Our inability to attract and retain highly skilled employees could materially adversely affect our business.

In order to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel in the San Francisco Bay Area, where our headquarters is located, and in other locations where we maintain offices, is intense, especially for engineers experienced in designing and developing software and experienced sales professionals. We have, from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. The cost of living is high in the San Francisco Bay Area, which may make it harder for us to attract and retain highly skilled employees. Many of the companies with which we compete for experienced personnel may have greater resources than we have. As our company grows and evolves, we may need to implement more complex organizational management structures or adapt our corporate culture and work environments. These changes could have an adverse impact on our corporate culture, which could harm our ability to retain and recruit personnel. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and growth prospects could be materially adversely affected.

We depend on our executive officers and other key employees, and the loss of one or more of these employees could materially adversely affect our business.

Our success depends largely upon the continued services of our executive officers and other key employees. We rely on our leadership team in the areas of research and development, operations, security, marketing, sales, support, general and administrative functions, and on individual contributors in our research and development and operations. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers, especially our Chief Executive Officer, or key employees could have an adverse effect on our business.

Changes in the business, regulatory, or political climate in the San Francisco Bay Area could adversely affect our operations.

Changes in the business, regulatory, or political climate in the San Francisco Bay Area, where our headquarters is located and most of our employees live, could affect our ability to expand or continue our operations there, which could have a material adverse impact on our business, financial condition, and results of operations. For example, if we were required to move our headquarters or downsize our operations in the San Francisco Bay Area due to material adverse changes in the business, regulatory, or political climate such as increases in local tax rates, we may lose key employees and incur significant costs of relocation.

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our Digital Optimization System, and could harm our business.

The future success of our business depends upon our customers’ and potential customers’ access to the internet. Federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet. Changes in these laws or regulations could require us to modify our platform in order to comply with these changes. In addition, government agencies or private organizations may impose additional laws, regulations, standards, or protocols involving taxation, tariffs, privacy, data protection, information security, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services, any of which could decrease the demand for our Digital Optimization System or result in reductions in the demand for internet-based platforms such as ours. In addition, the use of the internet as a business tool could be harmed due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool has been harmed by “viruses,” “worms,” and similar malicious programs, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, demand for our Digital Optimization System could decline.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by our market opportunity estimates will purchase our Digital Optimization System or generate any particular level of revenue for us. Any expansion in our markets depends on a number of factors, including the cost, performance, and perceived value associated with our Digital Optimization System and the products of our competitors. Even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.

Acquisitions, mergers, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and materially adversely affect our business, financial condition, and results of operations.

We have in the past and intend in the future to seek to acquire or invest in businesses, joint ventures, and platform technologies that we believe could complement or expand our Digital Optimization System, enhance our technology, or otherwise offer growth opportunities. Any such acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, the acquired company’s software is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. Any such transactions that we are able to complete may not result in the synergies or other benefits we expect to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities, the incurrence of debt or adverse tax consequences, which could materially adversely affect our business, financial condition, and results of operations.

Our business could be disrupted by catastrophic occurrences and similar events.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and could harm our business. We have a large employee presence in San Francisco, California. In the event of a major earthquake, fire, power loss, telecommunications failure, cyberattack, war, terrorist attack, sabotage, other intentional acts of vandalism or misconduct, geopolitical event, disease, or other catastrophic occurrence, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, lengthy interruptions in our products, breaches of data security, and loss of critical data, all of which could materially adversely affect our business, financial condition, and results of operations.

Additionally, we rely on our network and third-party infrastructure and applications, internal technology systems, and our websites for our development, marketing, operational support, hosted services, and sales activities. If these systems were to fail or be negatively impacted as a result of a natural disaster or other catastrophic event, our ability to deliver products to our customers would be impaired.

As we grow our business, the need for business continuity planning, incident response planning, and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our Class A common stock could decline.

The market price and trading volume of our Class A common stock upon the listing of our Class A common stock on the Nasdaq Capital Market will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our Class A common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Class A common stock.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq rules, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our Class A common stock.

We are required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on an annual basis, beginning with our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have recently commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing, and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We have recently begun to establish a compliance and controls function and we will need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Class A common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, future events and our future business, financial condition, and results of operations. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates, and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our expectations regarding our revenue, expenses, and other operating results;

•	our ability to acquire new customers and successfully retain existing customers;

•	our ability to increase usage of our Digital Optimization System and upsell and cross sell additional products;

•	our ability to achieve or sustain our profitability;

•	our estimated market opportunity;

•	future investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;

•	the costs and success of our sales and marketing efforts, including our ability to grow and maintain our channel partners, and our ability to promote our brand;

•	our reliance on key personnel and our ability to identify, recruit, and retain skilled personnel;

•	our ability to effectively manage our growth, including any international expansion;

•	our ability to protect our intellectual property rights and any costs associated therewith;

•	our ability to compete effectively with existing competitors and new market entrants; and

•	the increased expenses associated with being a public company.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.

The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:

•	ROI Guidebook: Amplitude, November 2020, Nucleus Research, Inc. (“Nucleus Research”);

•	IDC FutureScape: Worldwide IT Industry 2020 Predictions, October 2019, International Data Corporation (“IDC”);

•

US adults added 1 hour of digital time in 2020, January 26, 2021, eMarketer, Inc. (“eMarketer”) and Insider Intelligence Inc. (“Insider Intelligence”) (including information that U.S. adults spend nearly 8 hours on average per day on digital activities);

•

Best Product Analytics Software, G2.com, Inc. (“G2”) (including G2’s rankings of leading product analytics solutions. G2’s product scores comprise customer satisfaction ratings derived from G2’s user reviews, as well as market presence); and

•	Initial Public Offerings: Underpricing, December 29, 2020, Jay R. Ritter.

The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

TRADEMARKS, SERVICE MARKS, COPYRIGHTS, AND TRADENAMES

We own or otherwise have rights to the trademarks, service marks, and copyrights, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights, and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

USE OF PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See “Principal and Registered Stockholders.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not currently anticipate paying dividends on our Class A common stock or Class B common stock. Any declaration and payment of future dividends to holders of our Class A common stock or Class B common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders, and other considerations that our board of directors deems relevant. In addition, future agreements governing our indebtedness may limit our ability to pay dividends. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization as of June 30, 2021 as follows:

•	on an actual basis; and

•

on a pro forma basis to give effect to (i) the Reclassification, (ii) the Existing Preferred Stock Conversion, (iii) the receipt of aggregate net proceeds of approximately $26.5 million as a result of the issuance and sale of 827,609 shares of Series F redeemable convertible preferred stock after June 30, 2021, (iv) the RSU Settlement, (v) stock-based compensation expense of $3.7 million related to RSUs for which the time-based vesting condition was satisfied as of June 30, 2021, and for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market, reflected as an increase to additional paid-in capital and accumulated deficit, and (vi) the filing and effectiveness of our restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which occurred in connection with the effectiveness of the registration statement of which this prospectus forms a part.

You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Summary Consolidated Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

	As of June 30, 2021
	Actual	Pro Forma
	(Unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$291,062	$317,562
Redeemable convertible preferred stock, par value $0.00001 per share; 67,963,609 shares authorized, actual; no shares authorized, pro forma; 67,136,000 shares issued and outstanding, actual; and no shares issued and outstanding, pro forma	361,113	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.00001 per share; no shares authorized, actual; 20,000,000 shares authorized, pro forma; no shares issued and outstanding, actual; and no shares issued and outstanding, pro forma	—	—
Common stock, par value $0.00001 per share; 135,100,000 shares authorized, actual; no shares authorized, pro forma; 31,909,616 shares issued and outstanding, actual; and no shares issued and outstanding, pro forma	—	—
Class A common stock, par value $0.00001 per share; no shares authorized, actual; 600,000,000 shares authorized, pro forma; no shares issued and outstanding, actual; and 2,571,430 shares issued and outstanding, pro forma	—	—
Class B common stock, par value $0.00001 per share; no shares authorized, actual; 600,000,000 shares authorized, pro forma; no shares issued and outstanding, actual; and 99,873,225 shares issued and outstanding, pro forma	—	—
Additional paid-in capital	55,657	446,949
Accumulated deficit	(121,346)	(125,025)

Total stockholders’ equity (deficit)	(65,689)	321,924

Total capitalization	295,424	321,924

The number of shares of our Class A common stock and Class B common stock outstanding as of June 30, 2021 excludes the following:

•	28,770,519 shares of Class A common stock issuable upon exercise of stock options outstanding as of June 30, 2021, with a weighted-average exercise price of $3.33 per share, pursuant to our 2014 Plan;

•	282,734 shares of Class A common stock issuable upon exercise of stock options granted after June 30, 2021, with a weighted-average exercise price of $24.56 per share, pursuant to our 2014 Plan;

•

479,481 shares of Class A common stock issuable upon settlement of RSUs outstanding as of June 30, 2021, for which the time-based vesting condition had not been satisfied as of such date, and for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market, pursuant to our 2014 Plan (of which 19,258 shares will be issued as a result of the time-based vesting condition being met at the time of the listing of our Class A common stock);

•

779,757 shares of Class A common stock issuable upon settlement of RSUs granted after June 30, 2021, for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market but will remain subject to the time-based vesting condition, pursuant to our 2014 Plan;

•	46,875 shares of restricted Class A common stock granted after June 30, 2021, pursuant to our 2014 Plan;

•	36,062 shares of Class B common stock issuable upon exercise of a stock option outstanding as of June 30, 2021, with an exercise price of $0.30 per share, granted outside of our 2014 Plan;

•	7,000 shares of Class B common stock issuable upon exercise of a warrant outstanding as of June 30, 2021;

•

18,643,596 shares of Class A common stock reserved for issuance under our 2021 Plan, plus any shares available for issuance under the 2014 Plan as of the effective date of the 2021 Plan, as well as any future increases in the number of shares of Class A common stock reserved for issuance under the 2021 Plan; and

•	2,663,371 shares of Class A common stock reserved for issuance under our ESPP, as well as any future increases in the number of shares of Class A common stock reserved for issuance under the ESPP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Summary Consolidated Financial and Operating Information” section of this prospectus and the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the “Risk Factors” section of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Our fiscal year end is December 31, and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.

Overview

We have built the first unified system that empowers teams to understand how digital products drive their business, thereby unleashing the full potential of product-led growth for businesses of every size, industry, and stage in their digital maturity. Our Digital Optimization System brings an entirely new depth of customer understanding with the speed of action to optimize digital experiences in the moment. We power the teams behind many of the most-beloved digital products to make the right bets, drive innovation, and maximize business outcomes.

At the core of our Digital Optimization System is our Behavioral Graph, a proprietary, purpose-built behavioral database that is the largest of its kind. Our Behavioral Graph, which processed approximately 900 billion monthly behavioral data points during the quarter ended June 30, 2021, instantly finds patterns, makes recommendations, and connects customer actions along their journeys to outcomes that drive engagement, growth, and loyalty. We have architected our Behavioral Graph to power numerous products linking data to insight to action, beginning first with our #1 ranked product analytics solution. We have since expanded our Digital Optimization System to include products that enable cross-functional teams to personalize the digital product experiences of their customers, including our Recommend and Experiment offerings, which were both released in 2021.

We have experienced significant growth in recent years driven by the rapid adoption of our Digital Optimization System by our diversified base of over 1,200 paying customers globally. Our customers span across industries and sizes, from the leading digital innovators to those looking to transform and adapt their business in the new digital age. For the years ended December 31, 2019 and 2020, our revenue was $68.4 million and $102.5 million, respectively, representing year-over-year growth of 50%. Our revenue was $46.0 million and $72.4 million, respectively, for the six months ended June 30, 2020 and 2021, respectively, representing year-over-year growth of 57%. For the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021, our net loss was $33.5 million, $24.6 million, $16.6 million, and $16.5 million, respectively. For the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021, our net cash used in operating activities was $16.0 million, $10.4 million, $9.9 million, and $5.5 million, respectively, and our free cash flow was $(16.7) million, $(12.6) million, $(10.7) million, and $(6.9) million, respectively.

Our Business Model

We generate revenue primarily through selling subscriptions to our platform. For the year ended December 31, 2020 and the six months ended June 30, 2021, subscription revenue comprised 97% of our total revenue. Our customers typically look to use our platform for an initial business use case they have identified, such as analytics on a digital product. As our customers experience the value of our platform in helping to drive business outcomes in that initial use case, they frequently expand that initial use case, expand into new use cases, and expand into additional products. Examples of ways customers expand the use of our platform include the following:

•

Customers expand an initial use case by tracking additional events on a digital product to gain greater insight into customer journeys or add additional functionality (e.g. predictive analytics, behavioral reports) to meet the needs of teams across the organization;

•

Customers expand into new use cases by using our platform for additional digital products in their digital product portfolio and empowering additional teams (e.g. product, marketing, engineering, analytics) responsible for those digital product; and

•	Customers expand by layering on additional offerings, such as our Recommend and Experiment products, on our core Analytics offering to power new capabilities to drive business outcomes.

Our pricing model is based on both the platform functionality required by our customers as well as committed event volume. An event could be any action that a user takes in a digital product, such as ‘Create account’, ‘Add to cart’, or ‘Share photo’. Events can also be actions that occur in a product without user action, such as ‘Verification completed’. Customers have the flexibility to choose the events sent to our platform and can also attach custom properties to an event to enable greater insight on the digital product end user.

We have been effective in helping our customers to gauge the proper event volume to contract to ensure that they maximize their investment in our platform. In situations where customers exceed their committed event volume in a given period, they incur overage charges that we have the contractual right to bill at our discretion. Depending on the circumstances, we often use this as an opportunity to re-negotiate a customer contract to ensure they have the right contracted event volume to meet their business objectives. Historically, overage charges have not made up a significant portion of our revenue. In many cases, customers will proactively expand their contract within the contract term, generally increasing event volume and platform capabilities to expand existing or address new use cases. Substantially all of our customer contracts have a subscription period of one year or longer. In 2020, we billed a majority of these contracts annually in advance with the remainder billed monthly, quarterly, or semi-annually.

We offer a variety of plans that are right-sized to match the depth and breadth of our customers’ needs and complexity. Our Starter plan is a free-tier, self-service option that allows prospects to easily sign up and begin to leverage the power of the platform in rapid fashion. This plan includes core product analytics with the ability to track up to 10 million events per month. Users of this plan get access to unlimited user seats and are encouraged to add additional team members across functions to proliferate the use of our platform within their organization.

In the scenario that a prospect outgrows the usage limits in the Starter plan or requires additional features such as predictive analytics, behavioral reports, or additional event volume, we offer a Growth plan that requires conversion to a paid subscription contract. Growth plan users also get access to dedicated customer support to further maximize the value from the platform. Customers that require the complete analytics tool kit to handle more scale and larger, sophisticated use cases can purchase our Enterprise plan. The Enterprise plan includes everything in the Growth plan as well as additional robust features such as advanced data governance, custom user permissions and roles, automated insights, and more. At any point, a customer that needs additional capabilities can purchase add-on functionality or products, including Recommend and Experiment, which are natively integrated with Amplitude Analytics.

Our land-and-expand business model is powered by the ease of use, rapid time to value, and broad applicability of our platform to provide actionable insights in real time to numerous teams across an organization. This model has enabled us, in many cases, to significantly expand the reach of our platform within organizations.

As of December 31, 2020, we had 262 customers that each represented greater than $100,000 in ARR and 15 customers that each represented greater than $1 million in ARR, demonstrating the mission critical nature of our platform to help customers succeed in the new digital age. In comparison, we had 208 customers that each represented greater than $100,000 in ARR and 11 customers that each represented greater than $1 million in ARR for the period ended December 31, 2019, representing year-over-year growth of 26% and 36%, respectively. As of June 30, 2021, we had 311 customers that each represented greater than $100,000 in ARR and 22 customers that represented greater than $1 million in ARR, representing growth of 40% and 69%, respectively, compared to June 30, 2020. Customers that each represented greater than $100,000 in ARR accounted for approximately 71% and 72% of our total ARR as of December 31, 2019 and 2020, respectively. As of June 30, 2020 and 2021, customers that each represented greater than $100,000 in ARR accounted for approximately 71% and 73% of our total ARR, respectively. We define ARR as the annual recurring revenue of subscription agreements at a point in time based on the terms of customers’ contracts. ARR should be viewed independently of revenue, and does not represent our U.S. GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by contract start and end dates and renewal rates. ARR is not intended to be a replacement or forecast of revenue. No single customer accounted for more than 3% of our revenue in 2020 and no single customer accounted for more than 4% of our revenue for the six months ended June 30, 2021.

Our ability to expand within our customer base is also demonstrated by our strong dollar-based net retention rate. As of December 31, 2019 and 2020, our dollar-based net retention rate across paying customers was 116% and 119%, respectively. As of June 30, 2020 and 2021, our dollar-based net retention rate across paying customers was 118% and 119%, respectively.

Key Factors Affecting Our Performance

We believe that the growth and future success of our business depends on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations.

Customer Acquisition and Expansion

We believe that our Digital Optimization System can help businesses across industries, company size, and stages of digital maturity drive better business outcomes through optimizing the digital product experience of their customers. We are focused on continuing to acquire new customers and expanding our relationships with our existing installed base to support our long-term growth. We have invested, and expect to continue to invest, in our sales and marketing efforts to drive customer acquisition.

As of December 31, 2020 and June 30, 2021, we had over 1,000 and 1,200 paying customers, respectively, representing an increase of 41% and 51% year-over-year, respectively. As of December 31, 2020 and June 30, 2021, 25 and 26 of the Fortune 100 were paying customers, respectively, which demonstrates both our traction to date as well as our significant opportunity to continue to penetrate into the largest global organizations. Our relationship with some of the world’s most beloved product-led companies has resulted in increased brand credibility and access to many attractive growth opportunities.

We have been successful at efficiently growing our customer spend over time as evidenced by our dollar-based net retention rates. As of December 31, 2020 and June 30, 2021, our dollar-based net retention rate was 119% for paying customers. We continue to increase the number of customers who have entered and grown into larger subscriptions with us. As of December 31, 2020 and June 30, 2021, we had 262 and 311 customers, respectively, that each represented greater than $100,000 in ARR, representing a 26% and 40% increase year-over-year, respectively. Additionally, we had 15 and 22 customers, respectively, that each represented greater than $1 million in ARR, up 36% and 69% year-over-year, respectively. The number of customers representing greater than $100,000 and $1 million in ARR demonstrates the strategic importance of our platform and our ability to both initially land significant accounts and grow them over time.

Investments in Platform

We believe that our customers will demand additional features and capabilities beyond our current platform offerings to assist them in optimizing their digital products. We have a history of, and will continue to invest significantly in, developing and delivering innovative products, features, and functionality targeted at our core customer base. For example, in 2021, we announced the launch of our Recommend and Experiment, and we are encouraged by early adoption by our customers. Furthermore, we may choose to add new products and offerings or enhance our platform capabilities through acquisitions. In 2020, we acquired ClearBrain to bolster our predictive analytics capabilities, and, in 2021, we announced the acquisition of Iteratively, a software company that bolsters our ability to empower developers to more quickly, easily, and accurately instrument data into our platform. Going forward, we may pursue both strategic partnerships and acquisitions that we believe will be complementary to our business, accelerate customer acquisition, increase usage of our platform, and/or expand our product offerings in our core markets.

Investing for Growth

Our investment for growth encompasses multiple critical areas, including product expansion, our salesforce, sales support, partner ecosystem, and our international presence. We continue to evolve our technology to ensure that we are best serving our customers’ needs. We believe this will lead to continued increased retention and positive customer referrals that will continue to generate expansion opportunities within our existing installed base and from new customers. We plan to continue to invest in our R&D organization to maintain and strengthen our market leadership position, and we believe that attracting the best engineering talent will continue to be critical to our long-term success. As we continue to invest in our platform, we expect our research and development expenses to continue to increase in dollar amount, and although we believe these expenses as a percentage of revenue will decrease over the longer term, we expect these expenses as a percentage of revenue will increase in the short term as we invest in product innovation.

We will continue to invest in expanding our salesforce and associated sales support to pursue attractive growth opportunities and ensure customer success, particularly with larger enterprises where we have experienced significant traction to date. We also plan to invest in our channel partners, such as independent software vendors, and resellers, to extend our reach faster than we could do on our own. As we continue to invest in our sales efforts, we expect our sales and marketing expenses to continue to increase in dollar amount, and although we believe these expenses as a percentage of revenue will decrease over the longer term, we expect these expenses as a percentage of revenue will increase in the short term as we invest in sales growth.

Finally, we see opportunities to expand offices and headcount internationally to better service targeted international markets where we believe we have significant opportunity to accelerate existing traction and success. For the year ended December 31, 2020 and six months ended June 30, 2021, 36% of our revenue was generated outside the United States.

Key Business Metrics

We review a number of operating and financial metrics, including the following key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly-titled metrics in a different way.

	As of December 31,			As of June 30,
	2019	2020	YoY Growth	2020	2021	YoY Growth
Paying Customers	739	1,039	41%	845	1,280	51%
Dollar-Based Net Retention Rate	116%	119%	N/A	118%	119%	N/A

Paying Customers

We believe our ability to grow the number of paying customers on our platform provides a key indicator of the demand for our platform, growth of our business, and our future business opportunities. Increasing awareness of our platform and its broad range of capabilities, coupled with the mainstream adoption of cloud-based technology, has expanded the diversity of our customer base to include organizations of different sizes across virtually all industries.

For purposes of customer count, a customer is defined as an entity that has a unique Dunn & Bradstreet Global Ultimate (“GULT”) Data Universal Numbering System (“DUNS”) number and an active subscription contract as of the measurement date. The DUNS number is a global standard for business identification and tracking. We make exceptions for holding companies, government entities, and other organizations for which the GULT, in our judgment, does not accurately represent the Amplitude customer or the DUNS does not exist.

Dollar-Based Net Retention Rate

We calculate our dollar-based net retention rate to measure our ability to retain and expand ARR from our customers and believe it is an indicator of the value our platform delivers to customers and our future business opportunities. Our dollar-based net retention rate compares our ARR from the same set of customers across comparable periods and reflects customer renewals, expansion, contraction, and attrition.

We calculate dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period-end (the “Prior Period ARR”). We then calculate the ARR from these same customers as of the current period-end (the “Current Period ARR”). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months, but excludes ARR from new customers as well as any overage charges in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the point-in-time dollar-based net retention rate. We then calculate the weighted-average of the trailing 12-month point-in-time dollar-based net retention rates, to arrive at the dollar-based net retention rate.

Response to COVID-19

While the COVID-19 pandemic has had an adverse effect on the global economy, including the businesses of many of our customers and prospective customers and did, in the early stages of the pandemic, result in increased attrition from our smaller customers and those customers in the most impacted industries such as travel and entertainment, overall, the COVID-19 pandemic has resulted in favorable trends for our business and the businesses of those customers who have been able to leverage digital optimization of their products as sales increasingly shifted online. For example, during the second quarter of fiscal year 2020, the average customer’s event utilization rate, which is the percent of contracted event volume a customer consumes, increased to over 100% signaling early upsell opportunities.

Although we believe the COVID-19 pandemic has largely resulted in favorable trends for our business, we have experienced business disruptions, particularly at our San Francisco headquarters due to shelter-in-place orders and restrictions on our ability to travel to customers. Moreover, our existing and prospective customers have experienced and may continue to experience slowdowns in their businesses, including due to ongoing worldwide supply chain disruptions, which in turn has and may result in reduced demand for our platform, lengthening of sales cycles, loss of customers, and difficulties in collections. In addition, the pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which could limit our ability to access capital on favorable terms or at all. The ongoing impact of the pandemic on our future business, financial condition, and results of operations depends on the pandemic’s duration and severity, which are difficult to assess or predict. See “Risk Factors” for further discussion of the impact of the COVID-19 pandemic on our business.

Non-GAAP Financial Measures

The following table presents certain non-GAAP financial measures, along with the most directly comparable U.S. GAAP measure, for each period presented below. In addition to our results determined in accordance with U.S. GAAP, we believe these non-GAAP financial measures are useful in evaluating our operating performance. See below for a description of the non-GAAP financial measures and their limitations as an analytical tool. A reconciliation is also provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands, except percentages)
Gross Profit	$46,337	$71,981	$32,506	$49,974
Non-GAAP Gross Profit	$46,695	$72,798	$32,749	$51,108

Gross Margin	68%	70%	71%	69%
Non-GAAP Gross Margin	68%	71%	71%	71%

Loss from Operations	$(34,331)	$(24,003)	$(16,502)	$(15,896)
Non-GAAP Loss from Operations	$(26,955)	$(6,610)	$(5,704)	$(7,392)

Loss from Operations Margin	(50)%	(23)%	(36)%	(22)%
Non-GAAP Loss from Operations Margin	(39)%	(6)%	(12)%	(10)%

Net Cash Used in Operating Activities	$(16,036)	$(10,392)	$(9,942)	$(5,523)
Free Cash Flow	$(16,684)	$(12,600)	$(10,671)	$(6,909)

Net Cash Used in Operating Activities Margin	(23)%	(10)%	(22)%	(8)%
Free Cash Flow Margin	(24)%	(12)%	(23)%	(10)%

Non-GAAP Gross Margin and Non-GAAP Operating Margin

We define non-GAAP gross profit and non-GAAP gross margin as U.S. GAAP gross profit and U.S. GAAP gross margin, respectively, excluding stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, and non-recurring costs, which currently consist exclusively of direct listing costs.

We define non-GAAP loss from operations and non-GAAP operating margin as U.S. GAAP loss from operations and U.S. GAAP operating margin, respectively, excluding stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, and non-recurring costs, such as direct listing costs.

We exclude stock-based compensation expense and related employer payroll taxes, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. We exclude amortization of intangible assets, which is a non-cash expense, related to business combinations from certain of our non-GAAP financial measures because such expenses are related to business combinations and have no direct correlation to the operation of our business. Although we exclude these expenses from certain non-GAAP financial measures, the revenue from acquired companies subsequent to the date of acquisition is reflected in these measures and the acquired intangible assets contribute to our revenue generation. We exclude non-recurring costs from certain of our non-GAAP financial measures because such expenses do not repeat period over period and are not reflective of the ongoing operation of our business.

We use non-GAAP gross margin and non-GAAP operating margin in conjunction with traditional U.S. GAAP measures to evaluate our financial performance. We believe that non-GAAP gross margin and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations.

Free Cash Flow and Margin

We define free cash flow as net cash used in operating activities, less cash used for purchases of property and equipment and capitalized internal-use software costs. We believe that free cash flow is a useful indicator of liquidity that provides information to management and investors, even if negative, about the amount of cash used in our operations other than that used for investments in property and equipment and capitalized internal-use software costs. Free cash flow margin is calculated as free cash flow divided by total revenue.

Limitations and Reconciliations of Non-GAAP Financial Measures

Non-GAAP financial measures are presented for supplemental informational purposes only. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under U.S. GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under U.S. GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. In addition, free cash flow does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period. All of these limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures and to not rely on any single financial measure to evaluate our business.

The following tables reconcile the most directly comparable U.S. GAAP financial measure to each of these non-GAAP financial measures.

Non-GAAP Gross Profit and Gross Margin

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands, except percentages)
Gross profit	$46,337	$71,981	$32,506	$49,974
Add:
Stock-based compensation expense(1)	$358	$590	$243	$483
Acquired intangible assets amortization	$—	$227	$—	$651
Non-GAAP Gross Profit	$46,695	$72,798	$32,749	$51,108
Non-GAAP Gross Margin	68%	71%	71%	71%

(1)	Stock-based compensation expense-related charges include employer payroll tax-related expenses on employee stock transactions.

Non-GAAP Loss From Operations and Loss From Operations Margin

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands, except percentages)
Loss from operations	$(34,331)	$(24,003)	$(16,502)	$(15,896)
Add:
Stock-based compensation expense(1)	$7,376	$16,648	$10,507	$5,714
Acquired intangible assets amortization	$—	$745	$291	$651
Direct listing expenses	$—	$—	$—	$2,139
Non-GAAP loss from operations	$(26,955)	$(6,610)	$(5,704)	$(7,392)
Non-GAAP loss from operations margin	(39)%	(6)%	(12)%	(10)%

(1)	Stock-based compensation expense-related charges include employer payroll tax-related expenses on employee stock transactions.

Free Cash Flow and Free Cash Flow Margin

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands, except percentages)
Net cash provided by (used in) investing activities	$(648)	$(5,908)	$(4,429)	$339
Net cash provided by financing activities	$874	$54,245	$50,885	$179,313
Net cash used in operating activities	$(16,036)	$(10,392)	$(9,942)	$(5,523)
Less:
Purchase of property and equipment	$(648)	$(984)	$(262)	$(655)
Capitalization of internal-use software costs	$—	$(1,224)	$(467)	$(731)
Free cash flow	$(16,684)	$(12,600)	$(10,671)	$(6,909)
Free cash flow margin	(24)%	(12)%	(23)%	(10)%

Components of Results of Operations

Revenue

We generate revenue primarily from sales of subscription services for customers to access our platform. Revenue is driven primarily by the number of paying customers and the level of subscription plan. We generally recognize revenue ratably over the related contractual term beginning on the date that the platform is made available to a customer. Revenue from professional services have primarily been attributed to implementation and training services. We recognize professional services revenue as services are delivered.

Cost of Revenue

Cost of revenue consists primarily of the cost of providing our platform to our customers and consists of third-party hosting fees, personnel-related expenses for our operations and support personnel, and amortization of our capitalized internal-use software and acquired developed software. As we acquire new customers and existing customers increase their use of our platform, we expect that our cost of revenue will continue to increase in dollar amount.

Gross Profit and Gross Margin

Gross profit, or revenue less cost of revenue, and gross margin, or gross profit as a percentage of revenue, has been and will continue to be affected by various factors, including the timing of our acquisition of new customers, renewals of and follow-on sales to existing customers, costs associated with operating our platform, and the extent to which we expand our operations and customer support organizations. In the long term, we expect our gross profit to increase in dollar amount and our gross margin to improve as we optimize our system performance and leverage ingested data for new products.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Personnel-related expenses are the most significant component of operating expenses and consist of salaries, benefits, stock-based compensation expense, and, in the case of sales and marketing expenses, sales commissions. Operating expenses also include an allocation of overhead costs for facilities and shared IT-related expenses. As we continue to invest in our business, we expect our operating expenses to continue to increase in dollar amount, and although we believe our operating expenses as a percentage of revenue will decrease over the longer term, we expect operating expenses as a percentage of revenue will increase in the short term as we invest in product innovation and sales growth and incur additional professional services and compliance costs as we operate as a public company.

Research and Development

Research and development expenses consist primarily of personnel-related expenses. These expenses also include product design costs prior to the application development stage, third-party services and consulting expenses, software subscriptions, and allocated overhead costs for overhead used in research and development activities. A substantial portion of our research and development efforts are focused on enhancing our software, including researching ways to add new features and functionality to our platform. We anticipate continuing to invest in innovation and technology development, and as a result, we expect research and development expenses to continue to increase in dollar amount but to decrease as a percentage of revenue over the longer term, although the percentage may fluctuate from quarter to quarter depending on the extent and timing of product development initiatives. In the short term, we expect research and development costs to increase as a percentage of revenue as we invest in product innovation. In addition, we expect to record additional stock-based compensation expenses from the RSU Settlement upon the completion of our direct listing.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related expenses and expenses for performance marketing and lead generation, and brand marketing. These expenses also include allocated overhead costs and travel-related expenses. Sales commissions earned by our sales force that are considered incremental and recoverable costs of obtaining a subscription with a customer are deferred and amortized on a straight-line basis over the expected period of benefit of five years.

We continue to make investments in our sales and marketing organization, and we expect sales and marketing expenses to remain our largest operating expense in dollar amount. We expect our sales and marketing expenses to continue to increase in dollar amount but to decrease as a percentage of revenue over the longer term, although the percentage may fluctuate from quarter to quarter depending on the extent and timing of our marketing initiatives. In the short term, we expect research and development costs to increase as a percentage of revenue as we invest in product sales growth.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for our finance, human resources, information technology, and legal organizations. These expenses also include non-personnel costs, such as outside legal, accounting, and other professional fees, software subscriptions, as well as certain tax, license, and insurance-related expenses, and allocated overhead costs.

We also expect to recognize certain expenses as part of our transition to a publicly-traded company, consisting of professional fees and other expenses. In the quarters leading up to the listing of our Class A common stock, we expect to incur professional fees and expenses, and in the quarter of our listing we expect to incur fees paid to our financial advisors in addition to other professional fees and expenses related to such listing. Following the listing of our Class A common stock, we expect to continue to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a U.S. securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC. In addition, as a public company, we expect to incur additional costs associated with accounting, compliance, insurance, and investor relations. As a result, we expect our general and administrative expenses to continue to increase in dollar amount for the foreseeable future but to generally decrease as a percentage of our revenue over the longer term, although the percentage may fluctuate from period to period depending on the timing and amount of our general and administrative expenses, including in the short term as we expect to incur increased compliance and professional service costs.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest income on our cash holdings offset by foreign currency transaction gains and losses.

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign jurisdictions in which we conduct business. To date, we have not recorded any U.S. federal income tax expense, and our state and foreign income tax expenses have not been material. We have recorded deferred tax assets for U.S. federal income taxes for which we provide a full valuation allowance. These deferred tax assets primarily include net operating loss carryforwards of $93.2 million and tax credit carryforwards of $2.8 million, net of reserves as of December 31, 2020, which begin expiring in 2032 and 2033, respectively. We expect to maintain this full valuation allowance for the foreseeable future as it is not more likely than not the deferred tax assets will be realized based on our history of losses.

Results of Operations

The following tables set forth our results of operations for the periods presented and as a percentage of our revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands) (Unaudited)
Revenue	$68,442	$102,464	$46,022	$72,364
Cost of revenue(1)	22,105	30,483	13,516	22,390

Gross profit	46,337	71,981	32,506	49,974

Operating expenses:
Research and development(1)	19,036	26,098	14,141	15,529
Sales and marketing(1)	47,079	51,819	25,369	36,810
General and administrative(1)	14,553	18,067	9,498	13,531

Total operating expenses	80,668	95,984	49,008	65,870

Loss from operations	(34,331)	(24,003)	(16,502)	(15,896)
Other income, net	1,460	269	227	20

Loss before provision for income taxes	(32,871)	(23,734)	(16,275)	(15,876)
Provision for income taxes	663	833	348	646

Net loss	$(33,534)	$(24,567)	$(16,623)	$(16,522)

(1)	Amounts include stock-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)
	(in thousands)
Cost of revenue	$358	$590	$243	$483
Research and development	1,419	5,582	3,986	2,063
Sales and marketing	4,429	6,512	3,705	1,689
General and administrative	1,128	3,869	2,552	1,361

Total stock-based compensation expense	$7,334	$16,553	$10,486	$5,596

Stock-based compensation expense for fiscal 2019, fiscal 2020 and the six months ended June 30, 2020 includes $2.2 million, $11.1 million, and $8.1 million, respectively, of compensation expense related common stock sales by select executives, which sales were made above fair value and were facilitated by us. For more information, refer to “Certain Relationships and Related Party Transactions” and Note 5 of our consolidated financial statements included elsewhere in this prospectus.

The following table sets forth the components of our statements of operations data, for each of the periods presented, as a percentage of revenue.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)
Revenue	100%	100%	100%	100%
Cost of revenue	32%	30%	29%	31%

Gross margin	68%	70%	71%	69%

Operating expenses:
Research and development	28%	25%	31%	21%
Sales and marketing	69%	51%	55%	51%
General and administrative	21%	18%	21%	19%

Total operating expenses	118%	94%	106%	91%

Loss from operations	(50%)	(23%)	(36%)	(22%)
Other income (expense), net	2%	*	*	*

Loss before provision for income taxes	(48%)	(23%)	(35%)	(22%)
Provision for income taxes	1%	1%	1%	1%

Net loss	(49%)	(24%)	(36%)	(23%)

*	less than 1%

Note: Certain figures may not sum due to rounding

Comparison of Six Months Ended June 30, 2020 to Six Months Ended June 30, 2021

Revenue

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(Unaudited) (in thousands, except percentages)
Revenue	$46,022	$72,364	$26,342	57%

Revenue increased $26.3 million, or 57%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in revenue was primarily due to growth of our paying customer base of 51% and revenue generated from our existing paying customers as reflected by our dollar-based net retention of 119% as of June 30, 2021.

Cost of Revenue and Gross Margin

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(Unaudited) (in thousands, except percentages)
Cost of revenue	$13,516	$22,390	$8,874	66%
Gross Margin	71%	69%	N/A	N/A

Cost of revenue increased $8.9 million, or 66%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to an increase of $5.5 million in third-party hosting costs as we increased capacity to support paying customer usage and growth of our paying customer base and $2.5 million in personnel and related expenses directly associated with an increase in headcount, including an increase in allocated overhead costs. Additionally, cost of revenue increased by $0.7 million due to the amortization of acquired intangibles assets related to our business combinations.

Our gross margin decreased during the six months ended June 30, 2021 compared to the six months ended June 30, 2020 mainly due to increases in amortization of acquired intangible assets and stock-based compensation expenses.

Operating Expenses

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(Unaudited) (in thousands, except percentages)
Research and development	$14,141	$15,529	$1,388	10%
Sales and marketing	25,369	36,810	11,441	45%
General and administrative	9,498	13,531	4,033	42%

Total operating expenses	$49,008	$65,870	$16,862	34%

Research and Development

Research and development expenses increased $1.4 million, or 10%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to an increase of $3.2 million in personnel and related expenses directly associated with an increase in headcount, including an increase in allocated overhead costs. These increases were partially offset by a $1.9 million decrease in stock-based compensation expenses driven by secondary sales of our common stock during the six months ended June 30, 2020 that did not recur during the six months ended June 30, 2021.

Sales and Marketing

Sales and marketing expenses increased $11.4 million, or 45%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to an increase of $8.3 million in personnel and related expenses directly associated with an increase in headcount, including an increase in allocated overhead costs and an increase of $4.1 million related to expenses to support our marketing, lead generation and advertising programs. These increases were partially offset by a $2.0 million decrease in stock-based compensation expenses driven by secondary sales of our common stock during the six months ended June 30, 2020 that did not recur during the six months ended June 30, 2021.

General and Administrative

General and administrative expenses increased $4.0 million, or 42%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to $3.9 million in fees for professional services associated with preparing to be a public company, including direct listing expenses. This increase was also attributed to $0.9 million in personnel and related expenses directly associated with an increase in headcount, including an increase in allocated overhead costs. These increases were partially offset by a $1.2 million decrease in stock-based compensation expenses driven by secondary sales of our common stock during the six months ended June 30, 2020 that did not recur during the six months ended June 30, 2021.

Other Income (Expense), net

	Six Months Ended June 30,
	2020	2021	$ Change		% Change
	(Unaudited) (in thousands, except percentages)
Other income (expense), net	$227	$20		$(207)	(91)%

Other income (expense), net decreased $0.2 million, or 91%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease is related to a $0.2 million decrease in interest income resulting from lower interest rates on our cash and cash equivalents for the six months ended June 30, 2021.

Provision for Income Taxes

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(Unaudited) (in thousands, except percentages)
Provision for income taxes	$348	$646	$298	86%

Provision for income taxes increased $0.3 million, or 86%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020 due to increased foreign taxes resulting from increased foreign income.

Comparison of Fiscal 2019 and Fiscal 2020

Revenue

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Revenue	$68,442	$102,464	$34,022	50%

Revenue increased $34.0 million, or 50%, for fiscal 2020 compared to fiscal 2019. The increase in revenue was primarily due to growth of our paying customer base of 41% and revenue generated from our existing paying customers as reflected by our dollar-based net retention of 119% as of December 31, 2020.

Cost of Revenue and Gross Margin

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of revenue	$22,105	$30,483	$8,378	38%
Gross margin	68%	70%

Cost of revenue increased $8.4 million, or 38%, for fiscal 2020 compared to fiscal 2019. The increase was primarily due to an increase of $6.0 million in third-party hosting costs as we increased capacity to support paying customer usage and growth of our paying customer base and $2.1 million in personnel and related expenses directly associated with an increase in headcount, including an increase in allocated overhead costs.

Our gross margin increased for fiscal 2020 compared to fiscal 2019 as we increased our revenue and more efficiently managed customer-related support costs.

Operating Expenses

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Research and development	$19,036	$26,098	$7,062	37%
Sales and marketing	47,079	51,819	4,740	10%
General and administrative	14,553	18,067	3,514	24%

Total operating expenses	$80,668	$95,984	$15,316	19%

Research and Development

Research and development expenses increased $7.1 million, or 37%, for fiscal 2020 compared to fiscal 2019. The increase was primarily due to an increase of $4.0 million in personnel and related expenses directly associated with an increase in headcount, including an increase in allocated overhead costs. This increase also was attributable to $4.2 million in stock-based compensation expenses as a result of secondary sales of our common stock, increased headcount and increased value of stock-based awards. These increases were partially offset by $1.2 million capitalized into internal-use software costs.

Sales and Marketing

Sales and marketing expenses increased $4.7 million, or 10%, for fiscal 2020 compared to fiscal 2019. The increase was primarily due to an increase of $6.2 million in personnel and related expenses directly associated with an increase in headcount, including an increase in allocated overhead costs. This increase also was attributable to $2.1 million in stock-based compensation expenses as a result of secondary sales of our common stock, increased headcount, and increased value of stock-based awards. These increases were partially offset by a decrease of $2.4 million in travel-related expenses as a result of changes in sales and marketing travel due to travel restrictions resulting from the COVID-19 pandemic.

General and Administrative

General and administrative expenses increased $3.5 million, or 24%, for fiscal 2020 compared to fiscal 2019. The increase was primarily due to an increase of $2.7 million in stock-based compensation expense as a result of secondary sales of our common stock, increased headcount and increased value of stock-based awards. This increase was also attributed to an increase of $0.7 million in fees for professional services and an increase of $0.4 million in software subscriptions to support the growth of our business and related infrastructure.

Other Income (Expense), net

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Other income (expense), net	$1,460	$269	$(1,191)	(82%)

Other income (expense), net decreased $1.2 million, or 82%, for fiscal 2020 compared to fiscal 2019. The decrease is primarily related to a $1.1 million decrease in interest income resulting from lower interest rates on our cash and cash equivalents for the fiscal year.

Provision for Income Taxes

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands, except percentages)
Provision for income taxes	$663	$833	$170	26%

Provision for income taxes increased $0.2 million, or 26%, for fiscal 2020 compared to fiscal 2019 due to increased foreign taxes resulting from increased foreign income.

Quarterly Results of Operations Data

The following tables set forth selected unaudited quarterly statements of operations data for each of the eight fiscal quarters ended June 30, 2021, as well as the percentage of revenue that each line item represents for each quarter. The information for each of these quarters has been prepared in accordance with U.S. GAAP on the same basis as our audited annual consolidated financial statements included elsewhere in this prospectus and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in thousands)
Revenue	$18,159	$20,094	$22,330	$23,692	$26,366	$30,076	$33,110	$39,254
Cost of revenue(1)	5,594	6,098	6,310	7,206	7,765	9,202	10,255	12,135

Gross profit	12,565	13,996	16,020	16,486	18,601	20,874	22,855	27,119

Operating expenses:
Research and development(1)	4,450	4,587	5,655	8,486	5,586	6,371	6,985	8,544
Sales and marketing(1)	10,919	12,350	11,176	14,193	11,482	14,968	16,770	20,040
General and administrative(1)	3,807	3,547	4,144	5,354	3,918	4,651	5,250	8,282

Total operating expenses	19,176	20,484	20,975	28,033	20,986	25,990	29,005	36,866

Loss from operations	(6,611)	(6,488)	(4,955)	(11,547)	(2,385)	(5,116)	(6,150)	(9,747)
Other income (expense), net	339	274	175	51	18	25	(12)	32

Loss before provision for income taxes	(6,272)	(6,214)	(4,780)	(11,496)	(2,367)	(5,091)	(6,162)	(9,715)
Provision for income taxes	156	177	128	219	207	279	278	368

Net loss	$(6,428)	$(6,391)	$(4,908)	$(11,715)	$(2,574)	$(5,370)	$(6,440)	$(10,083)

(1)	Amounts include stock-based compensation expense as follows:

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in thousands)
Cost of revenue	$87	$123	$129	$114	$167	$180	$236	$247
Research and development	286	314	312	3,675	513	1,082	910	1,154
Sales and marketing	1,060	397	389	3,316	495	2,312	823	866
General and administrative	297	270	262	2,290	263	1,054	609	752

Total stock-based compensation expense	$1,730	$1,104	$1,092	$9,395	$1,438	$4,628	$2,578	$3,019

Stock-based compensation expense for the second quarter 2019, second quarter 2020, and fourth quarter 2020 includes $2.2 million, $8.1 million, and $3.0 million, respectively, of compensation expense related to common stock sales by select executives, which sales were made above fair value and were facilitated by us. For more information, refer to “Certain Relationships and Related Party Transactions” and Note 5 of our consolidated financial statements included elsewhere in this prospectus.

All values from the statements of operations data, expressed as a percentage of revenue, were as follows:

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Revenue	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	31%	30%	28%	30%	29%	31%	31%	31%

Gross margin	69%	70%	72%	70%	71%	69%	69%	69%

Operating expenses:
Research and development	25%	23%	25%	36%	21%	21%	21%	22%
Sales and marketing	60%	61%	50%	60%	44%	50%	51%	51%
General and administrative	21%	18%	19%	23%	15%	15%	16%	21%

Total operating expenses	106%	102%	94%	118%	80%	86%	88%	94%

Loss from operations	(36)%	(32)%	(22)%	(49)%	(9)%	(17)%	(19)%	(25)%
Other income (expense), net	2%	1%	1%	*	*	*	*	*

Loss before provision for income taxes	(35)%	(31)%	(21)%	(49)%	(9)%	(17)%	(19)%	(25)%
Provision for income taxes	1%	1%	1%	1%	1%	1%	1%	1%

Net loss	(35%)	(32%)	(22%)	(49%)	(10%)	(18%)	(19)%	(26)%

*	less than 1%

Note: Certain figures may not sum due to rounding

Quarterly Trends

Revenue

Our quarterly revenue increased sequentially in each of the periods presented due primarily to the addition of new paying customers and revenue growth from expansion within our existing paying customer base. Our revenue growth was briefly slowed in the quarter ended June 30, 2020 due to the COVID-19 pandemic, however, customer retention and expansion improved resulting in increased revenue growth in subsequent quarters.

Cost of Revenue and Gross Margin

Cost of revenue increased sequentially in each of the quarters presented, primarily driven by increased third-party hosting-related costs due to expanded use of our platform by new and existing customers as well as increased headcount, which resulted in increased personnel expenses.

Our quarterly gross margins have fluctuated between 69% and 72% in each period presented. During the quarter ended March 31, 2020, gross margin increased primarily as a result of decreased third-party hosting services related to providing access to and supporting our platform due to decreased volumes. During the quarter ended June 30, 2020, gross margin decreased as a result of an increased third-party hosting fees and other services related to providing access to and supporting our platform as volumes increased compared to the previous quarter. These costs can fluctuate based on volume of data being used by new and existing customers.

Operating Expenses

Total operating expenses have increased sequentially in each quarter presented with the exception of the quarter ended September 30, 2020 as a result of $8.1 million in stock compensation expenses related to common stock sales by select executives during the quarter ended June 30, 2020, which sales were made above fair value and were facilitated by us. For more information, refer to “Certain Relationships and Related Party Transactions” and Note 5 of our consolidated financial statements included elsewhere in this prospectus. Other sequential increases in total operating expenses were primarily due to increases in personnel-related expenses as a result of increased headcount and other related expenses to support the growth of our business and related infrastructure. General and administrative expenses during the quarter ended June 30, 2021 also increased due to professional services associated with preparing to be a public company, including $2.1 million of direct listing expenses.

Other Income (Expense), net

Other income (expense), net generally decreased each period presented primarily due to lower interest rates resulting in a decrease in interest income on our cash and cash equivalents.

Liquidity and Capital Resources

Since inception, we have financed operations primarily through the net proceeds we have received from the sales of our preferred stock and common stock as well as cash generated from the sale of subscriptions to our platform. We have generated losses from our operations as reflected in our accumulated deficit of $121.3 million as of June 30, 2021 and negative cash flows from operating activities for fiscal 2019 and fiscal 2020 as well as the six months ended June 30, 2020 and 2021. Our future capital requirements will depend on many factors, including revenue growth and costs incurred to support our platform, including growth in our customer base and customer usage, increased research and development expenses to support the growth of our business and related infrastructure, and increased general and administrative expenses to support being a publicly-traded company.

As of June 30, 2021, our principal sources of liquidity were cash and cash equivalents of $291.1 million and restricted cash of $1.9 million. Subsequent to June 30, 2021, we also sold an additional 827,609 shares of Series F redeemable convertible preferred stock in exchange for $26.5 million in cash to certain new investors, including funds affiliated with Fidelity Management & Research Company. Additionally, a substantial source of our cash provided by operating activities is our deferred revenue, which is included on our consolidated balance sheets as a liability. Deferred revenue consists of the unearned portion of billed fees for our subscriptions, which is recorded as revenue over the term of the subscription agreement. As of December 31, 2019 and 2020 and June 30, 2021, we had $29.8 million, $40.8 million, and $61.1 million of deferred revenue, respectively, all of which were recorded as a current liability. This deferred revenue will be recognized as revenue when or as the related performance obligations are met.

We assess our liquidity primarily through our cash on hand as well as the projected timing of billings under contract with our paying customers and related collection cycles. We believe our current cash and cash equivalents on hand will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. In the event that additional financing is required from outside sources, we may seek to raise additional funds at any time through equity, equity-linked arrangements, and debt. If we are unable to raise additional funds when desired and at reasonable rates, our business, results of operations, and financial condition would be adversely affected. See “Risk Factors—Risks Related to Our Business and Industry—We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.”

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands) (Unaudited)
Net cash used in operating activities	$(16,036)	$(10,392)	$(9,942)	$(5,523)
Net cash provided by (used in) investing activities	$(648)	$(5,908)	$(4,429)	$339
Net cash provided by financing activities	$874	$54,245	$50,885	$179,313

Operating Activities

Our largest source of operating cash is cash collection from sales of subscriptions to our paying customers. Our primary uses of cash from operating activities are for personnel-related expenses, marketing expenses, and third-party hosting-related and software expenses. In the last several years, we have generated negative cash flows from operating activities and have supplemented working capital requirements through net proceeds from the sale of preferred stock and common stock.

Net cash used in operating activities of $5.5 million for the six months ended June 30, 2021 reflects our net loss of $16.5 million, adjusted by non-cash items such as stock-based compensation expense of $5.6 million and depreciation and amortization of $1.3 million as well as net cash provided by changes in our operating assets and liabilities of $4.1 million. The net cash provided by changes in operating assets and liabilities primarily consisted of a $7.8 million increase in prepaid expenses and other current and noncurrent assets related to an increase in prepayments made in advance for future services, an increase in deferred commissions of $5.5 million, and a $7.8 million increase in accounts receivable due to higher customer billings. These decreases were offset by an $20.2 million increase in deferred revenue, resulting from increased billings for subscriptions, and a $4.5 million increase in accrued expenses and accounts payable, resulting primarily from increases in accrued professional services, marketing, accrued payroll, and benefits due to an increase in the size of our operations.

Net cash used in operating activities of $9.9 million for the six months ended June 30, 2020 reflects our net loss of $16.6 million, adjusted by non-cash items such as stock-based compensation expense of $10.5 million and depreciation and amortization of $0.7 million partially offset by net cash used from changes in our operating assets and liabilities of $4.6 million. The net cash used from changes in operating assets and liabilities primarily consisted of an increase in deferred commissions of $1.9 million and a $1.2 million decrease in accrued expenses and accounts payable as well as a $0.8 million increase in prepaid expenses and other current and noncurrent assets related to an increase in prepayments made in advance for future services.

Net cash used in operating activities of $10.4 million for fiscal 2020 reflects our net loss of $24.6 million, adjusted by non-cash items such as stock-based compensation expense of $16.6 million and depreciation and amortization of $1.7 million as well as net cash used from changes in our operating assets and liabilities of $4.3 million. The net cash used from changes in operating assets and liabilities primarily consisted of a $7.2 million increase in prepaid expenses and other current and noncurrent assets related to an increase in prepayments made in advance for future services, an increase in deferred commissions of $7.2 million, and a $5.6 million increase in accounts receivable due to higher customer billings. These decreases were partially offset by an $11.0 million increase in deferred revenue, resulting from increased billings for subscriptions, and a $4.1 million increase in accrued expenses and accounts payable, resulting primarily from increases in accrued professional services, marketing, accrued payroll, and benefits due to an increase in the size of our operations.

Net cash used in operating activities of $16.0 million for fiscal 2019 reflects our net loss of $33.5 million, adjusted by non-cash items such as stock-based compensation expense of $7.3 million and depreciation and amortization of $0.7 million partially offset by net cash provided from changes in our operating assets and liabilities of $9.3 million. The net cash provided from changes in operating assets and liabilities primarily consisted of a $13.5 million increase in deferred revenue, resulting from increased billings for subscriptions, and a $3.2 million increase in accrued expenses and accounts payable, resulting primarily from increases in accrued professional services, marketing, accrued payroll, and benefits due to increase in the size of our operations. This increase was partially offset by an increase in deferred commissions of $5.8 million and a $1.2 million increase in accounts receivable due to higher customer billings. Additionally, there was a $0.7 million increase in prepaid expenses and other current and noncurrent assets related to an increase in prepayments made in advance for future services.

Investing Activities

Net cash provided by investing activities of $0.3 million for the six months ended June 30, 2021 consisted of $1.7 million in net cash acquired upon the acquisition of a privately-held company. The increases were partially offset by $0.7 million of capitalized internal-use software development costs and $0.7 million in purchases of property and equipment.

Net cash used in investing activities of $4.4 million for the six months ended June 30, 2020 consisted of $3.7 million in cash paid for an acquisition, $0.5 million of capitalized internal-use software development costs, and $0.3 million in purchases of property and equipment.

Net cash used in investing activities of $5.9 million for fiscal 2020 consisted of $3.7 million in cash paid for an acquisition, $1.2 million of capitalized internal-use software development costs, and $1.0 million in purchases of property and equipment.

Net cash used in investing activities of $0.6 million for fiscal 2019 consisted of $0.6 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of $179.3 million for the six months ended June 30, 2021 primarily consisted of $173.3 million in net proceeds from the sale and issuance of Series F preferred stock; and $6.0 million in proceeds from the exercise of stock options.

Net cash provided by financing activities of $50.9 million for the six months ended June 30, 2020 primarily consisted of $49.6 million in net proceeds from the sale and issuance of Series E preferred stock, $0.2 million in net proceeds from the sale and issuance of Series D preferred stock, and $1.0 million in proceeds from the exercise of stock options.

Net cash provided by financing activities of $54.2 million for fiscal 2020 primarily consisted of $49.6 million in net proceeds from the sale and issuance of Series E preferred stock, $0.2 million in net proceeds from the sale and issuance of Series D preferred stock, and $4.4 million in proceeds from the exercise of stock options.

Net cash provided by financing activities of $0.9 million for fiscal 2019 primarily consisted of $0.7 million in net proceeds from the sale and issuance of Series D preferred stock and $0.4 million in proceeds from the exercise of stock options.

Remaining Performance Obligations

Remaining performance obligations (“RPO”) as of December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021, including the expected timing of recognition is as follows:

	As of December 31,			As of June 30,
	2019	2020	% Change	2020	2021	% Change
	(in thousands, except percentages) (Unaudited)
Less than or equal to 12 months	$58,629	$85,706	46%	$66,459	$116,922	76%
Greater than 12 months	5,015	9,931	98%	10,917	21,955	101%

Total remaining performance obligations	$63,644	$95,637	50%	$77,376	$138,877	79%

Our remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. RPO excludes performance obligations from overages. RPO is influenced by a number of factors, including the timing of renewals, the timing of purchases, average contract terms, and seasonality. Due to these factors, it is important to review RPO in conjunction with product revenue and other financial metrics disclosed elsewhere in this prospectus.

Contractual Obligations and Commitments

As of December 31, 2020, the contractual commitment amounts in the table below are associated with agreements that are enforceable and legally binding. Purchase orders issued in the ordinary course of business are not included in the table below, as our purchase orders represent authorizations to purchase rather than binding agreements.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Operating lease and real estate-related commitments(1)	$5,954	$2,999	$1,273	$1,219	$463
Purchase commitments(2)	18,796	7,238	11,558	—	—

Total contractual obligations	$24,750	$10,237	$12,831	$1,219	$463

(1)	Consists of future real estate-related non-cancelable minimum rental payments under operating leases and real estate commitments with substitution rights.
(2)

Included in this commitment is a hosting arrangement with AWS. In October 2019, we entered into a 36-month contract with AWS for hosting-related services. The contract was terminated in September 2021. Pursuant to the terms of the contract, we were required to spend a minimum of $15 million within each contract year for three years. As of December 31, 2020, we had $17 million remaining on the commitment.

In May 2021, the Company entered into a new sublease agreement for its principal executive office located in San Francisco. As of June 30, 2021, the contractual commitment amounts were as follows:

	Total	Remainder of 2021	2022 –2023	2024 – 2025	After 2025
	(in thousands)
Operating lease and real estate-related commitments(1)	$15,245	$636	$6,951	$7,195	$463
Purchase commitments(2)	17,287	4,339	12,948	—	—

Total contractual obligations	$32,532	$4,975	$19,899	$7,195	$463

(1)	Consists of future real estate related non-cancelable minimum rental payments under operating leases and real estate commitments with substitution rights.
(2)

Included in this commitment is a hosting arrangement with AWS. In October 2019, we entered into a 36-month contract with AWS for hosting-related services. The contract was terminated in September 2021. Pursuant to the terms of the contract, we were required to spend a minimum of $15 million within each contract year for three years. As of June 30, 2021, we had $15 million remaining on the commitment.

In August 2021, we entered into a 60-month contract with AWS for hosting-related services. The contract may be terminated by either party if the other party is in material breach of the contract and such breach remains uncured for 30 days. Pursuant to the terms of the contract, we are required to spend the following minimum amounts:

	Total	Remainder of 2021	2022 – 2023	2024 – 2025	After 2025
	(in thousands)
Purchase commitment	$267,000	$12,833	$90,500	$119,333	$44,333

Indemnification Agreements

In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. Additionally, in connection with the listing of our Class A common stock, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. No demands have been made upon us to provide indemnification under such agreements, and there are no claims that we are aware of that could have a material effect on our financial position, results of operations, or cash flows.

Off-Balance Sheet Arrangements

For all periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our cash and cash equivalents consists of cash on hand. As of June 30, 2021, we had cash and cash equivalents of $291.1 million. We do not have any marketable securities and we do not enter into investments for trading or speculative purposes. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income on cash and cash equivalents. However, an immediate 10% increase or decrease in interest rates would not have a material effect on the fair value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Foreign Currency Risk

The vast majority of our subscription agreements are denominated in U.S. dollars, with a small number of subscription agreements denominated in foreign currencies. A portion of our operating expenses are incurred outside the United States, denominated in foreign currencies, and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound, Canadian Dollar, Singapore Dollar, and Japanese Yen. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.

Critical Accounting Policies and Estimates

Revenue Recognition

We generate revenue primarily from sales of subscription services. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that we expect to be entitled to receive in exchange for these services.

We account for revenue contracts with customers by applying the requirements of ASC 606, which includes the following steps:

•	Identification of the contract, or contracts, with the customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of the revenue when, or as, a performance obligation is satisfied

Our SaaS subscription agreements with customers enable them to access and send event volume data to our platform. Subscription arrangements with customers do not provide the customer with the right to take possession of our software at any time. Instead, customers are granted continuous access to the platform over the contractual period. A time-elapsed method is used to measure progress because our obligation is to provide continuous service over the contractual period and control is transferred evenly over the contractual period. Accordingly, the fixed consideration related to subscription revenue is recognized ratably over the contract term beginning on the date access to the subscription product is provisioned. The typical subscription term is 12 months with various payment terms ranging from monthly to annual upfront payments. Most contracts are non-cancelable over the contractual term. Some customers have the option to purchase additional subscription services at a stated price. These options are evaluated on a case-by-case basis but generally do not provide a material right as they do not provide a discount to the customer that is incremental to the range of discounts typically given for the same services that are sold to a similar class of customers, even when the stand-alone selling price of the services subject to the option is highly variable.

Deferred Contract Acquisition Costs (Deferred Commissions)

We capitalize sales commissions that are recoverable and incremental due to the acquisition of customer contracts. We determine whether costs should be deferred based on its sales compensation plans, if the commissions are in fact incremental and would not have occurred absent the customer contract.

Commissions paid upon the initial acquisition of a contract are deferred and then amortized on a straight-line basis over a period of benefit, determined to be five years. The period of benefit is estimated by considering factors such as the expected life of our subscription contracts, historical customer attrition rates, technological life of our platform, as well as other factors. Sales commissions for renewal of a subscription contract are not considered commensurate with the commissions paid for the acquisition of the initial subscription contract given the substantive difference in commission rates between new and renewal contracts. We determine the period of benefit for renewal subscription contracts by considering the contractual term for renewal contracts.

Amounts anticipated to be recognized within 12 months of the balance sheet date are recorded as deferred commissions, current, with the remaining portion recorded as deferred commissions, noncurrent, in the consolidated balance sheets. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statement of operations. We periodically review these deferred commissions to determine whether events or changes in circumstances have occurred that could impact recoverability or the period of benefit. There were no impairment losses recorded during the periods presented.

Stock-Based Compensation Expense

We measure and recognize compensation expense for all stock-based payment awards granted to employees, directors, and non-employees based on the estimated fair values on the date of the grant and vesting criteria. For options, vesting is typically over a four-year period and is contingent upon continued employment on each vesting date. In general, options granted to newly hired employees vest 25% after the first year of service and ratably each month over the remaining 36-month period.

The fair value of options granted are estimated on the grant date using the Monte Carlo simulation model. The determination of the grant date fair value is affected by the estimated fair value of our common stock as well as additional assumptions regarding a number of other subjective variables. These variables include expected stock price volatility over a contractual term, actual and projected employee stock option exercise behaviors, the risk-free interest rate for a contractual term, and expected dividends.

We recognize compensation expense for service-based stock-based awards as an expense over the employee’s or director’s requisite service period on a straight-line basis. We also have certain options and awards that have performance-based vesting conditions upon certain liquidity events. As of December 31, 2019 and 2020 and June 30, 2020 and 2021, no such liquidity events have been achieved and therefore no expense has been recorded for performance-based awards. Forfeitures are accounted for as they occur. Stock-based compensation expense is allocated to cost of revenue and operating expenses on the consolidated statements of operations based on the associated employee’s functional department.

The following assumptions and data inputs were used for each respective period to calculate our stock-based compensation:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(Unaudited)
Fair value of common stock	$2.26 - $3.24	$3.16 - $5.32	$3.16 - $3.70	$7.48 - $21.75
Expected dividend yield	—%	—%	—	—
Risk-free interest rate	1.48% - 2.39%	0.70% - 0.90%	0.70%	1.40% - 1.70%
Expected volatility	61%	70% - 75%	72.5% -75%	60% - 70%
Contractual term (years)	10.0	10.0	10.0	10.0

Determining Fair Value of Stock Options

The fair value of each grant of stock option was determined by us using the methods and assumptions discussed below. The determination of each of these inputs is subjective and generally requires a level of judgment.

Expected volatility – The expected stock price volatility assumption was determined by examining the historical volatilities of a group of industry peers over a period equal to the expected life of the options, as we did not have any trading history for our common stock.

Contractual term – The contractual term of stock options is used to model the expected exercise behavior of the option holders with a 10-year exercise period. This method utilizes a Monte Carlo simulation based on historical exercise data as the options are not considered to be plain-vanilla where a simplified method is allowed as certain holders have up until option expiration to exercise regardless of employment status. The Monte Carlo simulation models expected exercise behavior utilizing an estimated stock price at which the holder of the option would choose to exercise an option prior to the end of the stated term. For this assumption, we utilized a value multiple on the strike price of 4.0 times.

Expected dividend – The expected dividend assumption was based on our history and expectation that it will not declare dividend payout for the near future.

Risk free interest rate – The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the contractual terms.

Fair value of common stock – The fair value of our common stock is determined by our board of directors, which intends all options granted to be exercisable at a price per share not less than the per share fair value of the common stock underlying those options on the date of grant. The valuations of our common stock are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The board of directors considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards were approved. The factors considered included, but were not limited to:

(i)    the results of contemporaneous independent third-party valuations of our common stock;

(ii)    the prices, rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of its common stock;

(iii)    the lack of marketability of our common stock;

(iv)    actual operating and financial results;

(v)    current business conditions and projections;

(vi)    the likelihood of achieving a liquidity event, such as an initial public offering, direct listing, or sale of our Company, given prevailing market conditions; and

(vii)    precedent transactions involving our shares.

In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income and market approaches. The income approach estimates value based on the expectation of future cash flows that our company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly-traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of our company to comparable public companies in a similar line of business and similar to us in economic drivers and operating characteristics. From the comparable companies, a representative market value multiple is determined and then applied to our prior financial results and future financial forecasts to estimate the value of our business. Concurrent with preferred stock financings, we also used the option pricing model to back solve the value of our common stock utilizing our most recent round of financing, which implies a total equity value as well as a per share common stock value.

For each valuation, the fair value of our business determined by the income and market approaches was then allocated to the common stock using either the option-pricing method (“OPM”), or a hybrid of the probability-weighted expected return method (“PWERM”) and OPM methods.

Our valuations prior to March 31, 2021 were allocated based on the OPM. Beginning March 31, 2021, our valuations were allocated based on a hybrid method of the PWERM and the OPM. Using the PWERM, the value of our common stock is estimated based upon a probability-weighted analysis of varying values for our common stock assuming possible future events for our company, including a scenario assuming we become a publicly-traded company and a scenario assuming we continue as a privately-held company.

In addition, we also considered and included secondary transactions involving our capital stock in our valuations. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Upon the listing of our Class A common stock, our Class A common stock will be publicly traded and will therefore be subject to potentially significant fluctuations in the market price. Increases and decreases in the market price of our common stock will also increase and decrease the fair value of our stock-based awards granted in future periods.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this prospectus for more information regarding recent accounting pronouncements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

A Letter from our Founders

The ideas in this letter have passed through hundreds of digital products before making their way to you. Whether it’s communication, entertainment, commerce, or business, digital products now shape the fabric of our lives and we can’t imagine life without them. We love digital products.

In 2011, as programmers passionate about creating products, we set out to change the world by bringing voice control to every mobile phone via Sonalight. We wanted Sonalight to be a great product. We got close, but in the process made an important realization about digital products. They’re so powerful, and yet, they still frustrate us with bad experiences: issues logging in, clunky interfaces, not being able to find what we’re looking for.

We were shocked to find that the tools didn’t exist to help us overcome that. We couldn’t see the biggest issues our customers were having. We couldn’t tell why people loved the product. We couldn’t even be sure about whether the voice recognition technology was good enough. To answer these questions, we spent half of our time building our own analytics system. It was painful to spend so much time building infrastructure instead of innovating on product.

It made us wonder—why doesn’t every product creator have this?

We started Amplitude to enable the world to build great digital products — data driven products. A decade in, our conviction has only grown stronger. As we bring Amplitude to the public markets, we hope you’ll share in our enthusiasm.

Amplitude’s Vision

Amplitude’s purpose is to help companies build better products. We aspire to change the way they are built — through data.

The History of Products

For most of human history, products were exclusive and expensive. Each breakthrough in product development dramatically improved our standard of living. The industrial revolution brought down the cost of manufacturing goods. Products like clothing and cookware became widely available. The digital revolution brought forth digital products with zero marginal cost of production. Software like Microsoft Word could be written once and be used by millions. The internet reduced the cost of distribution of these digital products to zero. It became possible to get a product in the hands of billions of people for free. Agile development enabled the development process to merge with production and distribution. Software could continually improve while being used, hundreds of times per day.

The upshot is that product creators can produce, distribute, and improve products orders of magnitude faster and better than before. A small team can create an application today that hundreds of millions of people use tonight. The sum of these improvements has put us in a world of abundance. 500 million digital products have been built over the last 40 years and another 500 million will be built in the next 3 years.

What People Want

There is a last frontier that looms larger than ever: we don’t know if we’re building what people want. This has always been the central challenge of great product development. Every other part of the product development process has gone through transformational change except for this one.

The state of the art for knowing what people want hasn’t changed for hundreds of years: either use the product yourself or ask users. Users are great at raising problems but often come up short on solutions. The reality is we don’t know what people want when it comes to products. Experts don’t. Companies don’t. Markets don’t.

Data Driven Products

Actions speak louder than words. What people do with a product is a far stronger signal of what they want than what they tell us. People are bad at knowing what they want and there’s often a huge disconnect between what they say and what they do.

We’re at the start of a fundamental shift in the product development process. Because of the rise of digital products, it’s now possible to observe those actions. How people use a product is no longer a black box. This is why Amplitude exists.

This observation is a powerful tool in our arsenal to understand what people want. We can understand what motivates people to use a product, or what frustrates them and drives them away. We can uncover use cases that we had no idea were important. We can harness all of that data and use it to build better products. Facebook famously discovered that 7 friends was the key to great user engagement and redesigned its product experience around that. Calm learned that a huge part of their value was helping users build a habit around meditation through daily reminders. Peloton found that social interaction kept people coming back to classes and created leaderboards and high fives.

It doesn’t stop there. We can feed the observations we have on users back into their product experience without manual intervention. We’ve seen early attempts at creating an automated understanding of what people want: recency lists, customized interfaces, and personalized recommendations to name a few. Imagine a world where this plays out, and every part of the product becomes better based on what a user has done before.

This all accelerates the rest of the product development process. As we continuously deploy new versions of a product, data driven product development allows us to directly measure what’s working and what’s not. We now have a continuous feedback loop for what we’re building.

The last barrier in product development is knowing what people want. If we can knock it down through data driven products, we can close the distance between product creators and their users. We can live in a world where products are much more effective than they are today. We can get to a transformative end state where we know exactly what people want and exactly how to build products to suit their needs. That is the promise of data driven products.

From Mad Men to Moneyball

Product is not the first function in a company to become data driven. A lot of how marketing has changed in the last 20 years gives us clues to how it will play out.

Marketing teams used to be run by Mad Men, the characters in the AMC show about 1960’s marketing executives. Success was about coming up with a creative advertising campaign that felt compelling to an expert. It was impossible to attribute what led to success in marketing: “Half the money I spend on advertising is wasted; the trouble is I don’t know which half.”

Over the last 20 years, the shift to data driven marketing has created an entirely new ecosystem. The internet made it possible to test, measure, and observe the success of marketing directly, and as a result, the martech ecosystem exploded. The marketing function grew in importance with the rise of the CMO. The demand generation function emerged, with quantitative evidence becoming commonplace in marketing decisions. Today, it’s expected that every marketing team takes a data driven Moneyball approach.

The shift to data driven product development will be even bigger. The early examples are promising. Facebook became a dominant tech company because they figured out the power of the social network through data. Netflix creates content on the basis of what people watch and has become the newest media powerhouse. Data driven products are winning, and they’re just getting started.

The Digital Optimization System

Our Digital Optimization System is the continuous feedback loop that powers data driven products. It connects what people want to the product experience they get. We’ve spent the last ten years taking the methodology and systems of the best product teams in the world and making them available to everyone. We’ve seen thousands of products flourish as a result of it.

And yet, it’s still early. We’re primitive in leveraging data today compared to the future. If we succeed, we have an opportunity to fundamentally change the most important part of building products: knowing what people want.

Building a Company

Culture

Culture is the most durable part of a company and our most powerful tool for creating long-term impact. We invest in Amplitude’s “way of life” by consciously creating an environment that empowers people and teams to do great things.

Our cultural values are:

Humility. No ego. We operate from a place of empathy and openness and seek to understand many points of view.

Ownership. We take the initiative to solve problems that drive our shared company success.

Growth Mindset. We’re tenacious in the face of challenges and seek input in order to grow ourselves and others.

It’s not enough to just talk about them. These values are embedded in the company’s operations and the incentive structures that drive the business. We interview for them, we promote people based on them, and we celebrate them regularly. We’re intensely retrospective on our business performance and any weaknesses we have. Every team sees and understands the goals of every other team, and then we collectively invest in turning those weaknesses into strengths. The challenges we face will change over time, and culture is what enables us to overcome them at every step. It defines what it means to be Amplitude.

On Innovation

The problems we solve at Amplitude are hard in that we need to innovate from both a product (what) and engineering (how) perspective. Many companies have challenges in one of the two buckets, but the combination of the two is rare. We have thought carefully about how to create a product development organization that is exceptional at innovating on these types of problems.

These are our principles:

Ship early, ship often. Getting product in front of customers is the only time we learn whether what we have done is valuable. The velocity and number of iterations that we go through is the best predictor of product quality and success, not our ability to come up with some magic feature. We’re always asking ourselves, “What is stopping us from shipping this today?”

Own the customer experience. The goal of both our business and our product is to solve customer pain. If we’re not doing that, it doesn’t matter how great the technology is. We expect everyone at Amplitude to have clarity on how their work solves customer pain and to challenge those around them (especially managers!) when it’s not clear. We treat the customer as part of the team and become experts on the problems they face.

10x engineering. All of our most valuable innovations have come from when an engineer with deep technical expertise combines that with a deep understanding of the customer problem. Engineers make hundreds of microdecisions as part of any project, and each one is more likely to be correct if they know the outcome they are trying to achieve. A top engineer that internalizes the problem context can easily create ten times the impact of an average engineer building towards a spec, and our processes and teams are built for those types of people.

Long term. As companies mature, priorities change and culture dilutes — shipping fast, high ownership, and exceptionalness are met with stability concerns, organizational silos, and mediocrity. We don’t accept that, because we’re in this for the long term, and product innovation is the #1 priority for the long term. Not every potential employee or customer will agree with that, and that’s fine. We want to work with you if you believe the future has yet to be created, and we are excited to help you create it.

Sales

There are so many amazing products that fail because their founding teams do not think about sales. Understanding the fundamental importance of sales has always been core to our success. In 2014 we wrote: “Engineering and sales are the biggest challenges today and will always be our biggest challenges as they determine whether we succeed or fail.” It remains true today.

Prioritizing sales is pervasive in our culture. We regularly go on sales calls and we expect engineers to do the same. The two things we celebrate most are shipping features and closing deals. Everyone at Amplitude understands new bookings and net retention.

Efficiency and Hiring

We think a lot about creating a great long term business. Part of doing that is being efficient, especially with headcount. We operate with lean product development teams that have large scopes of ownership and product surface area. We believe in high-achieving sales teams and create opportunities for salespeople to have outsized success. We’d rather not hire people than lower the bar.

Corporate Governance

Future Shareholders

We have had great relationships with our shareholders as a private company and would like to continue this with our new shareholders as a public one.

We are interested in working with you if you have the same long term outlook on Amplitude that we do. We would love to drive results for you as a shareholder over the coming decades.

If you are not oriented towards the long term success of Amplitude or think we should sell the company, do not buy our stock. We cannot emphasize this enough.

Dual Class Shares

In order to maintain the long term orientation, we will be listing with a dual class share structure. We don’t love dual class structures in principle because they divorce economic ownership from control. We would ideally have a share structure that incentivizes maximizing the long term value of the stock instead of exploiting short term market inefficiencies in price. Absent that, a dual class structure allows us to focus on the long term in the face of activist investors or shareholders who are biased toward short term outcomes.

That said, we certainly welcome the perspective of other shareholders who are similarly long term oriented. So we are setting the vote multiple to a lower than standard ratio of 5:1.

Direct Listing

We’re taking Amplitude public through a Direct Listing. We strongly encourage other CEOs to do the same for their companies.

The traditional IPO process systematically underprices the stock of companies who use it. From 1980 to 2020, companies going through the traditional IPO process have underpriced their stock by an average of 20% and left a collective $200 billion on the table.* 2020 alone was even worse with an average of 48% underpricing, and $30 billion left on the table.

There are a lot of reasons companies use to convince themselves that underpricing is a good thing. Traditional thinking is that if the price is too high, no one will buy it. That thinking is backwards. High prices are a signal of lots of people wanting to buy. It reminds us of Yogi Berra’s joke: “Nobody goes there anymore. It’s too crowded.”

We are fiduciaries to our current shareholders and have an obligation to get the best result for them. A Direct Listing is one of many ways we plan to do that. First, it allows us to get a market based price for our stock. Second, it provides an opportunity for all of our shareholders to participate without restrictions like lockups. We will continue to operate our company in a way that delivers these types of benefits and optimizes value for you as a future shareholder of Amplitude.

*	Initial Public Offerings: Underpricing, December 29, 2020, Jay R. Ritter.

Long Term View

We are strong believers in the power of technology to improve lives. When you zoom out it’s incredible to look at how much our lives are better than previous generations’ thanks to technological progress. We hope for Amplitude to be a small part of the next wave of progress.

To make such an impact requires commitment on the order of decades. Many companies do not think beyond making their next quarter successful. We are now ten years into the journey and hope it is the first of many decades for Amplitude. We are personally committed no matter the ups and downs we face along the way.

We see an opportunity to build a company that enables the world to build data driven products. Bringing Amplitude to the public markets is the next step along that journey. We’re excited to share that opportunity with you.

Spenser Skates, Curtis Liu, and Jeffrey Wang

BUSINESS

Overview

We are pioneering a new category of software called Digital Optimization. Our Digital Optimization System serves as the command center for businesses to connect digital products to business outcomes. Digital optimization is emerging as a strategic investment for every company to survive in the digital-first world.

Digital products are embedded in every part of our daily lives. In 2020, U.S. adults spent nearly 8 hours on average per day on digital activities. Digital has become the primary way business is done, and the ability for companies to offer compelling digital products and services has become a matter of survival.

Digital products have become the center of how companies interact with customers. Digital-native companies like Twitter, DoorDash, PayPal, and Dropbox invest heavily in product innovation to fuel a product-led adoption model. It is not only the companies born in the past two decades that are betting it all on digital. Walmart, Disney, and IBM are reinventing their businesses around digital. Digital is the battleground and the businesses that fail to rise to the challenge and adapt to this new reality will face an existential crisis.

The way that companies build digital products is going through a fundamental change from being intuition-based to data-driven. Product teams have historically decided what to build based on qualitative gut feel and without a firm understanding of what will drive business results. Today, the best teams are those that build their strategy around product data, which connects the attributes of individual end users with their actual behavior. Product data has become the next untapped growth lever to transform how businesses build products, gain key insights into which features have the greatest business impact, and connect with customers.

The amount of time that consumers spend interacting with digital products has led to an explosion of both the quantity and diversity of data. Because products themselves are generators of data, for the first time, in-product behavior can now be analyzed. With product data, teams can gain insight from the specific actions end users take within digital products and answer important questions, such as where in the purchase journey do users experience friction, what are the top user paths between signup and trial conversion, and which features increase new customer retention.

Traditionally, businesses have spent billions of dollars on a patchwork of systems, including web and marketing analytics, business intelligence tools, and sentiment tools, to help understand how their digital product investments drive business outcomes. These tools were not built on product data and do not understand in-product behavior, nor were they built for the scale and complexity of digital products to provide actionable and real-time product-driven insights. Businesses today do not know if their strategic product decisions are the right ones, and they do not have the insights to help ensure they work.

The next evolution of digital transformation is the category-defining shift to digital optimization. The promise of digital optimization is connecting the dots between products and the business. It provides the breadth and depth of insights into customer behavior to understand what behaviors are linked to business impact. Digital optimization answers strategic questions such as what products to build, what digital bets to make, and which bets are working. It predicts which customers are likely to purchase or churn based on their behavior and automatically adapts products to each customer based on this intelligence to optimize the outcome.

While digital transformation is focused on building new digital products, digital optimization is focused on using product data to make strategic decisions and run a business, accelerate innovation, and increase the value of digital transformation efforts.

Product, data, engineering, and marketing teams are often forced to make business decisions in a vacuum and without understanding the linkage between product decisions and business outcomes. Digital optimization leverages the power of data-driven products to create this linkage automatically. In addition, having a common lens into customer and product data helps every team transform their function, from launching brand-defining marketing campaigns to reimagining customer support. Bringing shared data and common visibility to every team will be a business-critical requirement in the digital optimization era.

How Amplitude Powers Digital Optimization

We built the first Digital Optimization System that brings together a new depth of customer understanding with the speed of action to optimize experiences. We power some of the most-beloved and iconic consumer and B2B digital products. We enable businesses, regardless of size, industry, or where they are in their digital maturity, to unleash digital innovation and growth. Our system unifies product, marketing, data, and executive teams, by giving them the common visibility to drive business outcomes with agility and confidence.

Our Digital Optimization System consists of the following integrated solutions:

•	Amplitude Analytics. We are the #1 ranked product analytics solution, according to G2, a top independent software review site. We provide teams with fast, self-service insights into customer behavior.

•	Amplitude Recommend. A no-code personalization solution that helps teams increase customer engagement by intelligently adapting digital products and campaigns to every user based on behavior.

•

Amplitude Experiment. An integrated end-to-end experimentation solution that enables teams to determine and deliver the most impactful product experiences for their customers through A/B tests and controlled feature releases.

At the core of our Digital Optimization System is the Amplitude Behavioral Graph, a proprietary behavioral database purpose-built for complex, interactive behavioral queries, with novel approaches to normalizing, classifying, and partitioning behavioral data. The Behavioral Graph scales to look at every individual customer action taken in a digital product and identifies combinations of actions that lead to a desired outcome. The Behavioral Graph processed approximately 900 billion monthly behavioral data points during the quarter ended June 30, 2021, to help answer questions like why do users convert or drop off, which interactions predict likelihood to buy, and what are the most common paths users take.

We are Mission Critical to Our Customers

Today, we serve more than 1,200 paying customers globally, from the most ambitious startups to the largest global enterprises. We are the trusted source of customer and product insight for the world’s leading data-driven, product-led digital companies and bring the same technology to the remaining companies that lack this expertise. We serve customers across every industry, including finance, media, retail, industrials, hospitality, healthcare, media, and telecom, as well as companies in various stages of digital maturity. Digital optimization has become mission critical to companies of all sizes and in all industries to keep up with the pace of innovation required to survive in the digital-first world. Consequently, we believe the market for digital optimization represents a significant and underpenetrated market opportunity today, which we estimate to be approximately $37 billion in 2021. See “—Our Market Opportunity.”

Our Digital Optimization System is mission critical to our customers’ success. Within our largest customers, thousands of users leverage our system to drive better outcomes in their respective functional areas. The broad applicability and ease of use of our system results in significant commitments by our customers as part of their core technology stack. As of December 31, 2020 and June 30, 2021, we had 262 and 311 customers, respectively, that each represented greater than $100,000 in ARR and 15 and 22 customers, respectively, that each represented greater than $1 million in ARR, demonstrating how critical we are to our customers’ success.

Our Efficient Business Model

We generate revenue through selling subscriptions to our platform. We reach customers through an efficient direct sales motion, solution partners, and product-led growth initiatives, including subscription plans to meet the needs of a diverse range of companies. Our pricing model is based on both the platform functionality required by our customers as well as committed event volume. Customers typically look to use our platform for an initial business use case they have identified, such as analytics on a digital product. As customers experience the value of our platform in helping to drive business outcomes in that initial use case, they frequently expand that initial use case, expand into new use cases, and expand into additional products. Our ability to expand successfully within our customer base is demonstrated by our strong dollar-based net retention rates. As of December 31, 2020 and June 30, 2021, our dollar-based net retention rate across paying customers was 119%.

For the years ended December 31, 2019 and 2020, our revenue was $68.4 million and $102.5 million, respectively, representing year-over-year growth of 50%. Our revenue was $46.0 million and $72.4 million for the six months ended June 30, 2020 and 2021, respectively, representing year-over-year growth of 57%. For the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021, our net loss was $33.5 million, $24.6 million, $16.6 million, and $16.5 million, respectively. For the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021, our net cash used in operating activities was $16.0 million, $10.4 million, $9.9 million, and $5.5 million, respectively, and our free cash flow was $(16.7) million, $(12.6) million, $(10.7) million, and $(6.9) million, respectively.

Industry Trends in Our Favor

Digital is the New Battlefield for Business Survival

Today, digital products are embedded in every part of our daily lives. From joining a morning exercise class on a Peloton, to managing project tasks in Atlassian, to streaming a favorite show on HBO, to paying business expenses in QuickBooks, to meditating at the end of the day using the Calm app, digital products are the primary way businesses connect with customers. The ability for companies to offer compelling digital products and services has become a matter of survival.

There are several mega-trends forcing companies to move to digital first:

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Mobile and Cloud are Sparking Disruption. The continued rise of mobile and cloud make it easier than ever for new entrants to disrupt existing markets through digital. For example, direct-to-consumer financial services upstarts now offer a full menu of financial products to be consumed from the convenience of a few taps on one’s phone. As a result, traditional consumer banks can no longer rely on their large networks of local bank branches to maintain a competitive advantage of customer access and reach. Instead, they must shift to online and mobile apps to remain relevant. Digital laggards in every industry will need to adapt to a new playing field that is decidedly turning against them. IDC estimates that by 2023 over 500 million new digital apps and services will be deployed using cloud-native approaches, which is the same number of digital apps and services developed over the last 40 years. This expected growth demonstrates both the scale and rapid pace of innovation and disruption.

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The Digital Economy is the Path to Growth. Digital is no longer just an enabler of business, it is the business. Driving digital growth has become an imperative for every business, and its importance to the prospects of any company cannot be overstated. For example, large-box retailers, such as Walmart have looked with urgency to reinvent themselves and drive digital growth. For the pre-COVID-19 fiscal year ended January 31, 2020, Walmart’s U.S. and Sam’s Club segments collectively recorded 70% growth of eCommerce sales compared to only 2% for non-eCommerce sales. COVID-19 has only accelerated this trend with the same segments collectively recording growth of 160% and 5% for the same categories, respectively, for the fiscal year ended January 31, 2021. As digital continues to become a growing portion of the economy, every business will need to transform their business and drive digital growth to not be left behind.

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Businesses are Shifting Focus from Acquisition to Retention. Digital unlocks the ability of businesses to engage with customers more easily over time, shifting investment away from one-time purchases to building customer lifetime value. For example, DoorDash does not just focus on acquiring new customers – offering broad restaurant selection and services that increase order frequency and size is core to its strategy. Business models like Salesforce sell subscription licenses that prioritize recurring revenue and customer retention. And Match.com and Tinder have launched new digital products to keep users engaged when there are fewer in-person dates and/or even after they find love. As the costs to expand an existing customer relationship are significantly lower than acquiring a new one, this change in strategy has led to more efficient sales and marketing spend and more durable growth prospects.

On the new battlefield of digital innovation, there will be clear winners and losers. Digital products have become the center of how companies redesign their businesses and create new ways of delivering value for customers. Businesses that fail to rise to the challenge and adapt to this new reality will face an existential crisis.

The Revenue Center is Shifting from Sales and Marketing to Product

Once considered a cost center for the business, the digital product is now becoming the primary lever in a business to drive growth. Product-led growth is the strategy whereby a businesses’ digital product serves as the main vehicle to acquire, activate, and retain customers. The growing importance of product-led growth to a company’s survival has fundamentally shifted how companies go to market and invest in innovation:

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In 2020, PepsiCo launched two direct-to-consumer websites where customers are now able to order snacks and beverages directly from the brand, curating new experiences and growing a direct relationship with customers;

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Companies like Atlassian, HubSpot, Datadog, and Slack have transformed the way products are purchased through “try before you buy” and subscription models and invested heavily in product innovation to fuel a bottom-up, viral adoption model;

•	Gaming companies have innovated by leveraging their immersive in-game experiences to turn in-app purchases into their primary source of revenue; and

•	Traditional media companies have launched consumer subscription streaming services, moving away from ad-driven models.

The revenue center of a business is shifting away from acquisition-focused marketing and sales to retention and expansion through sustained customer engagement within digital products. User engagement, user behavior, customer retention rate, and customer lifetime value have become the new standard metrics to measure the productivity and efficiency of any business. Additionally, as heightened user and data privacy concerns move to limit the type of data app developers and advertisers can use or sell to target customers, it will become increasingly difficult for businesses to acquire their way to growth through traditional marketing and advertising initiatives.

The Approach to Building Digital Products is Being Reinvented — From Mad Men to Moneyball

The way that companies build digital products is going through a fundamental shift from being intuition-based to data-driven. Even today, like a scene out of AMC’s ‘Mad Men,’ it is not uncommon for a group of executives to gather in a room and brainstorm about what digital products to build based on nothing more than their intuition or beliefs of what customers want or need. This approach may result in a stunning website, an app with a slick design, or a cool new feature, but gets them no closer to achieving their desired business outcomes and wastes significant time and money along the way.

However, in the same way that the Moneyball movement (popularized by the 2003 eponymous book by Michael Lewis) reinvented Major League Baseball, today there is a fundamental shift to using data derived from the digital product itself to make decisions. Data-driven products are characterized by the following key pillars:

Data-Driven Products are Centered in Behavioral Data

The amount of time that consumers spend interacting with digital products has led to an explosion of both the quantity and diversity of data. In 2020, U.S. adults spent nearly 8 hours on average per day on digital activities across multiple devices. Because the digital products themselves are generators of data, this means that in-product behavior can be observed and analyzed for the first time. Behavioral data represents the specific actions users take when interacting with digital products and can help to answer important questions, such as where in the purchase journey did users experience friction, what are the top user paths between signup and trial conversion, and which features increase retention in new customers.

Behavioral data is unique in its scale and complexity, and its instrumentation becomes a critical step to unlocking its value, which requires sophisticated data collection, normalizing, classifying, and partitioning data by users in order to achieve data fidelity. Data-driven digital companies understand the value of behavioral data to feed back into their digital products and drive innovation. Digital laggards, on the other hand, have continued to rely on the wrong forms of data, such as page views, app store downloads, customer service tickets, post-transaction surveys, and user demographic data to make critical product decisions. While this data may be more straightforward on the surface, it is the wrong type of data to make the existential business decisions such as what products and features to design and build to maximize customer engagement.

Data-Driven Products Adapt to the Customer

In a world of abundant choice, the expectations of consumers for businesses to deliver highly personalized digital product experiences continues to be on the rise. The best-in-class digital companies, such as Netflix and Amazon, leverage product data to build robust recommendation engines based on AI and ML algorithms to deliver highly differentiated experiences at scale. Personalization has become part of their organizational DNA and the de-facto standard by which other companies and entire industries are measured.

Data-Driven Products Leverage Data Democratization and Common Visibility

Between product management, engineering, design, marketing, sales, customer success, business operations, and executive teams, there may be thousands of people in an organization who rely on data as part of their daily responsibilities. Marketing and centralized data teams have traditionally been tasked with the responsibility of aggregating data from various data silos. They analyze data to extract insights and distribute regularly scheduled or ad-hoc reports to various stakeholders. This operating model creates significant barriers for making the data accessible to all who need it, relying on teams of data scientists to serve as intermediaries and tools that require SQL expertise. Even simple data requests can at times lead to weeks or months of cycle time, reducing the agility for business owners to get the data they need to make critical business and product decisions.

Data and insights are only valuable if they can be leveraged by cross-functional stakeholders jointly responsible for making decisions. When product data acts as a single source of truth, every team has access to the same common data to explore and reach alignment on shared goals and actions plans. Data-driven organizations that make data both accessible and actionable enable their teams to expedite the decision making process, thereby iterating on and improving their digital products with greater agility. The faster organizations are able to iterate, the stronger their systematic advantages are against competitors that lack such expertise. With digital products becoming the revenue center of business, a new generation of digital leaders that span across all functions within an organization is required. These leaders will need to lead with a data-driven mindset and evolve their approaches to be product-first to succeed.

The Next Frontier of Digital Transformation Brings the Imperative of Digital Optimization

While digital transformation is focused on building web-enabled customer experiences, the next evolution of digital transformation is the category-defining shift to digital optimization. Digital optimization moves beyond building new digital products and is focused on using product data to make strategic decisions to run the business, accelerate product innovation, and increase the value of digital transformation efforts.

The promise of digital optimization is connecting the dots between products and the business through data. Product, data, engineering, and marketing teams are too often forced to make business decisions in a vacuum and without understanding the linkage between product decisions and business outcomes. Digital optimization leverages the power of data-driven products to create this linkage automatically and answer the fundamental question: how does digital product drive one’s business?

Digital optimization provides a new breadth and depth of insights into customer behavior to understand what drives business impact. It tells companies what products to build, what digital bets to make to accelerate innovation, what product changes to make based on the features or actions that correlate to impact, when a business initiative is not working in order to stop wasting time and resources, and provides insight to adapt digital product experiences to each customer to maximize engagement, retention, and lifetime value. Having a common lens into customer and product data helps every team transform their function, from launching brand-defining marketing campaigns to reimagining customer support. Bringing shared data and common visibility to every team will be a business-critical requirement in the digital optimization era.

For instance, a team looking to increase their subscription user base and revenue can identify common behaviors that lead to higher subscription conversions, and use that data to power personalized product experiences with tailored recommendations.

Digital optimization will be a strategic business imperative as digital transformation continues at an accelerated pace. Digital optimization will be needed to make sense of the exponential increase in digital product and user behavioral data to help ensure businesses are making the right product bets and to maximize their impact.

Businesses Need a Fundamentally New Approach to Drive Digital Optimization

Businesses have spent billions of dollars on a patchwork of systems to help understand how their digital product investments drive business outcomes. However, these systems were not built for insight on product data in real time and at scale, leveraging the wrong data and undertaking a misguided approach.

Why is product data different?

1.

Complexity. Digital products are complex, which means that product data operates at a qualitatively different scale than transactional or digital marketing data. For example, there may be thousands of different actions a user can take when interacting with a digital product (e.g. features, links, gestures). Understanding how each of these events relate to each other and why or if they are relevant to driving a specific outcome is extremely difficult to piece together. As a result, even for a relatively simple digital product there is significant complexity.

2.

Non-Linear. Unlike traditional marketing funnels where the goal is strictly increasing the conversion rate to the next step, users do not take a linear journey through a digital product. Based on our customer data, we estimate that, on average, there are approximately 2,500 distinct events that can be measured within each digital product. Each user therefore navigates through an application across multiple devices in a random walk that is unique from every other user. Journeys can be across devices or channels and be quick or intermittent over an extended period of time. When no two journeys are alike, even basic metrics of measurement, such as taking the average of a particular metric across all users, loses relevance. This effect makes it much harder to understand what is happening in the aggregate and generate insights at scale.

3.

Scale. Combining the number of digital product users a company may have and the amount of engagement per user can result in billions of potential events per product. This scale presents near-insurmountable challenges for any business looking to optimize their digital products to drive outcomes on both a micro and macro level.

The sum of all this complexity means existing categories of software fail to understand product data and were not designed to adequately address the needs of today’s digital optimization era:

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Web and Marketing Analytics. These solutions focus on using web and demographic data to analyze target users and advertising spend. They were most relevant for the Web 1.0 era, when marketers focused on pageviews, campaign sources, clicks, and other surface-level metrics. They were not built for in-product and in-app behavior, deep personalization based on AI/ML, multi-platform end-user journeys, and modern digital measurements. Moreover, many of these solutions are built on a pre-computation data framework – whereby queries are completed in advance and cached versus performed on the fly – which prohibits flexibility for real-time analysis. This data approach is incompatible with fast moving, collaborative teams that need easy-access data to find, ask, and answer in an iterative fashion and use data to power product experiences at the moment a user engages.

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Business Intelligence. These solutions are horizontally focused and built for reporting on object-level data and transactional data, not behavioral data. The implementation of these systems can often take years and requires significant investments in the form of teams specializing in data and analytics to deploy, maintain, and use. Oftentimes built on large data lakes of structured and unstructured data, data teams must scrub, clean, instrument, and canonicalize the data, and then use complex SQL queries to answer even the most basic questions. This process is cumbersome and slow because SQL queries are not designed for user-joins, which connect disparate end-user actions together and are the key to understanding end-user behavior in product, and leads to product and business teams being bottlenecked as they wait for answers. Even when these “blank canvas” environments have been custom built for non-technical users, they are often inflexible and disconnected from their workflows – leaving teams without answers or the ability to act.

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Sentiment / Survey-based Solutions. These solutions are focused on uncovering and understanding customer sentiment to improve customer experiences – often non-digital – and include qualitative measurements such as surveys. They are not designed to generate product insight and analyze behavioral data, limiting the applicability outside of customer service, researchers, and marketing teams. They are helpful at looking at things from a customer-experience lens and generating related metrics such as Net Promoter Score, but look to customers to tell teams how they feel after the fact versus capturing actual in-product behavior. Relying on sentiment data in a silo provides an imprecise and incomplete picture of the customer and does not close the loop from insight to action.

A comprehensive system that empowers digital optimization and enables cross-functional teams to understand how their digital products drive business outcomes must encompass the following key requirements:

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Behavioral-based, cross-platform. Capture and make sense of what users do – their actual behaviors and the non-linear paths they take across multiple devices, products, and marketing channels during the entire customer lifecycle – from acquisition to activation to engagement to retention. Handle complex distributed user-joins and separate data by users, which makes the data accessible and allows teams to natively ask questions about the user journey in a dynamic way.

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Complete, trustworthy data. Unify disparate data sources through data integrations and pipelines, create a single view of the end user with identity resolution technology, and improve data quality with data governance tools. Normalize data programmatically with high fidelity to serve as the critical data layer that makes comprehensive product analytics and personalization possible.

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Real-time, intelligent insight. Provide analytics that meets the needs of data-driven teams – empowering them to ask questions and return answers in seconds on data that is streamed directly from the product in real time.

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Collaborative & self-service. Eliminate barriers to insights and unify organizations around common data by using intuitive, no-code user interfaces with collaboration tools embedded throughout. Built for easy adoption and use for cross-functional teams – no matter their analytical skill level.

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Closed-loop insight to action. Connect data and insights with automatically triggered actions that optimize an outcome, such as revenue or engagement. Enable personalization, which includes segmentation, predictions, and experimentation, that is integrated with analytics to assess the performance of experiences in real time.

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Enterprise scalability. Scale with the complexity of behavioral data and requirements around user privacy and enterprise access, and be elastic, secure, and ready-made to eliminate operational overhead of managing data infrastructure.

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Integrated and open. Connect to and power the technology ecosystem used across various digital teams, including data warehouses, customer data platforms, and customer engagement, collaboration, and workflow tools.

The Amplitude Digital Optimization System

We built the first Digital Optimization System that brings together a new depth of customer understanding with the speed of action to optimize experiences in the moment. It is the only unified system that answers the question: “How do your digital products drive your business?” We power the most-beloved digital products and teams with actionable data and insights – regardless of size, industry, or digital maturity – so they can unleash digital innovation and growth. Amplitude makes critical data accessible and actionable to every team – allowing product, marketing, engineering, analytics, customer success, and executive teams to align around common visibility and to drive business outcomes with greater speed, agility, and confidence.

In today’s digital-first world, we believe every organization must transform into data-driven teams and products that create competitive advantages and long-term value for both their customers and businesses. A Digital Optimization System is essential in this new reality – helping businesses understand how their customers use their products, make better decisions, build personalized experiences that engage and retain customers, and measure performance. With Amplitude, teams have access to a fully integrated, self-service system for data, analytics, and personalization – with intelligence and collaboration built in to help teams innovate faster and smarter.

For instance, Amplitude helped a leader in online food delivery answer, “What is the most profitable delivery model that also maximizes order frequency and size?” A popular meditation app discovered the answer to, “How can we redesign our content and app to increase user retention?” And a software company aligned thousands of users across the organization around key metrics and explored questions like, “Why do certain marketing channels show high engagement but low downstream user conversions and revenue?”

Our Digital Optimization System consists of the following integrated components:

•	Amplitude Analytics. We are the #1 ranked product analytics solution. We provide teams with fast, self-service insights into customer behavior.

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Amplitude Recommend. A no-code personalization solution that helps teams increase customer engagement by intelligently adapting digital products and marketing channels to every user – with behavioral and predictive segmentation to build and sync audiences to marketing tools and a self-serve recommendation engine to instantly enable in-product personalization.

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Amplitude Experiment. An integrated end-to-end solution that allows teams to better control feature releases, configure product experiences for different end users, and run the end-to-end feature experimentation process from generating a hypothesis to targeting users, rolling out A/B tests, and measuring results.

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Amplitude Behavioral Graph. A purpose-built proprietary database for deep, real-time interactive behavioral analysis and behavior-driven personalization – instantly joining, analyzing, and correlating any customer actions to outcomes – like engagement, growth, and loyalty.

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Data Management. A real-time data layer for planning, integrating, and managing data sources to create a complete, trustworthy foundation with identity resolution, enterprise-level security, and privacy solutions embedded throughout.

We power digital optimization for our customers through the following key platform capabilities:

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Behavioral Data at the Core. We designed data and machine-learning infrastructure purpose-built to understand cross-device and cross-product end-user data – enabling businesses to see, analyze, and act on behavioral data. Our infrastructure is structured around user-joins and partitioned by end users, which is the key to understanding end user behavior in-product. The Amplitude Behavioral Graph processed approximately 900 billion monthly behavioral data points during the quarter ended June 30, 2021, to help answer questions like why users convert or drop off, which interactions predict likelihood to buy, and what are the most common paths end users take.

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Built-In Data Management. Our system includes a comprehensive, built-in data integration and governance suite to plan, integrate, and manage large, distributed data sources in real time. The foundational data management layer ingests data from a variety of sources and systems, including websites, apps, customer data platforms, server to server, and software-development kits (“SDKs”). It automatically resolves user identities, normalizes and transforms data into one stream, and governs data quality, consistency, and access across organizations of any size, which is critical for analytics and personalization initiatives.

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Real-time Analytics and Insight. We provide the market-leading product analytics solution that enables teams to access out-of-the-box reporting to instantly answer both simple and complex questions about product and customer behaviors in minutes. Teams can measure baseline metrics and answer questions they never thought to ask before, monitor change and proactively spot anomalies in conversions in real time, forecast growth, and predict future end-user behaviors. Teams can easily analyze any end-user path across multiple devices, products, and channels from an aggregate to individual end-user level to understand the context behind every end-user action and identify opportunities to improve the digital product experience.

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Easy Adoption and Collaboration. Our system provides an easy-to-use interface that allows for viral adoption and democratization of insights within an organization, regardless of technical abilities. Within minutes a new customer on our system can start generating insights relevant to their respective functional areas and engaging with collaborative dashboards, reports, and tools that allow a broad spectrum of people in an organization to participate in data-driven decision making. This ease of use fuels cross-functional adoption that can scale to thousands of active users surfacing insights and sharing findings.

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Powering Data-Driven Action. Our system allows teams to directly turn end-user insight into action with personalized, Netflix-like product experiences in a few clicks and without requiring technical expertise. We use sophisticated identity resolution and targeting to reach the right end user, machine-learning recommendations to decide the right content, and real-time integrations with systems our customers already use for delivery at the right time. Additionally, our customers can deploy and test new experiences using the first experimentation and feature management solution powered by behavioral data and product analytics. For example, our system can predict the likelihood a customer will churn based on their behavior and of those statistically similar, and the system will automatically test which campaign or in-product experience is best optimized to drive retention. To date, our system has powered more than 3 trillion targeted experiences.

•

Enterprise-grade Platform. Our customers are among the largest, fastest growing, and most dynamic digital products and organizations in the world – and our platform is architected to handle a scale qualitatively different from what is capable by existing customer engagement and experience tools. We offer top-tier security and reliability as our platform is SOC2 Type-2 and ISO 27001 certified, offers SSO support and user permissioning, is a recognized AWS Partner for Digital Customer Experience, and has delivered a 100% data ingestion uptime SLA with 99.97% data durability for the last 12 months as of August 2021.

Key Benefits to Our Customers

Our system provides the following key benefits to our customers:

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Enable the Right Product Bets and Accelerate Innovation. We enable our customers to answer the critical questions about how their end users are using their digital products and what behaviors lead to better business outcomes. Every click, every interaction, and every event we collect is input from end users that help to inform what actions teams can take to optimize digital products in real time. Our customers are able to analyze behaviors, track engagement, spot friction in the buying process, and understand the drivers of conversion. These insights allow teams to make the right product bets, assess and measure the impact of those decisions, feed learnings back into the system, and rapidly iterate to resolve potential problems before they impact customer acquisition, retention, and lifetime value.

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Unify Teams with Common Visibility. We bring a common set of user behavior and in-product engagement data to every team, from product, to marketing, to data science, and beyond. Out-of-the-box dashboards and analytics reports provide common visibility leveraging the same data, while teams can easily click into each report to get as much granularity as required to inform actions and recommendations. Dashboards allow teams to also solve use cases specific to their area of responsibility, for example, understanding what behavior drives conversions to optimize marketing campaigns. This visibility results in better decisions, faster actions, better outcomes, and transformed customer experiences. Our system represents a single source of truth about in-product customer user behavior, and a common place where teams can share results, learn from each other, and plan action together.

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Maximize Value of Product Investments. The ability of our system to attribute revenue to specific product investments transforms what has traditionally been viewed as a cost center into a revenue center. This ability unleashes a much more powerful way to operate when companies can make investments with confidence and drive product-led growth. Additionally, our system generates additional return on investment (“ROI”) for companies by reinvesting data scientist and analyst times to more productive tasks that require their expertise, accelerate innovation, and help mitigate research and development risks. According to a 2020 study that we engaged with Nucleus Research to perform, on average, companies using Amplitude saw a 655% ROI.

Using the Digital Optimization System, our customers have been able to accelerate innovation and make the right digital product bets to drive tangible results for their business:

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CARE.COM. At Care.com, one of the world’s largest online destination for care, teams across the organization are tasked with thinking about customer needs and measuring the impact of strategic decisions. To do this, they must be able to build and iterate on digital products that create loyal customers. More than 400 Care.com employees leverage Amplitude’s insights to see how customers interact with the Care.com product at a moment-by-moment level. Driven by insights from data, they create premium experiences that are tailored specifically to individual customers.

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IBM. With more than 1,000 monthly active Amplitude users, IBM makes high-velocity, data-informed decisions about product strategy with a holistic understanding of their B2B user and account journeys across a portfolio of dozens of products. “It gives us a shared version of truth and enables our cross-functional teams to work together,” says Nilanjan Adhya, IBM Chief Digital Officer.

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INSTACART. As a leading online grocery platform in North America, Instacart offers grocery delivery and pickup services to millions of customers from more than 600 retailers and nearly 55,000 stores. The company chose Amplitude for Product Analytics, and uses our offering to help inform product strategy and experiments designed to make online grocery shopping effortless for customers.

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INTUIT. With Amplitude, product managers, marketers, data scientists, and executives across Intuit’s product suite are able to drill into any uptick or drop-off in product usage and customer retention in minutes, rather than the traditional timeline of days, allowing them to make decisions that accelerate product innovation and maximize customer benefits.

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SOFI. If a marketing campaign is not performing as well as they would like, SoFi’s marketing and product teams know immediately. Before Amplitude, they only saw surface-level data like who clicked on an ad and visited a webpage. Now, hundreds of employees at SoFi track how early customer actions impact downstream outcomes, creating an instant feedback loop between the digital products and campaigns they build and the business impact they drive.

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SQUARESPACE. The customers that use Squarespace to build their websites and run their online businesses are wildly diverse. Squarespace needed analytics that help them understand these different users and how to best serve them – so they tested a new feature in onboarding for customers to classify themselves, measured adoption in Amplitude, and then used Amplitude to group customers by their classifications and analyze key metrics like which types of customers retained or convert from free trials to paid subscriptions. Amplitude redefined how Squarespace understands their customers – giving teams a common language to talk and build for each user.

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VIMEO. Product engineering and marketing teams at Vimeo, the world’s leading all-in-one video software solution, use Amplitude to answer their most strategic questions around monetization — like discovering the features that cause free users to upgrade to paid subscription plans and using that insight to design web and mobile experiences that increase conversion. Now, more cross-functional teams can make data-driven product decisions that drive revenue while increasing the capacity of data science teams to work on more advanced projects.

Our Market Opportunity

The ability for businesses to understand how their digital products predictably drive business outcomes has never been more important. IDC estimates that by 2023 over 500 million new digital apps and services will be deployed using cloud-native approaches, which is the same number of digital apps and services deployed over the last 40 years. Digital optimization has become mission critical to companies of all sizes and in all industries to keep up with the pace of innovation required to survive in the digital-first world. Consequently, we believe the market for digital optimization represents a significant and underpenetrated market opportunity today, which we estimate to be approximately $37 billion in 2021.

We calculate our market opportunity by first estimating the total number of organizations globally based on employee size – specifically businesses with less than 100 employees, businesses between 100 and 1,000 employees, and businesses with greater than 1,000 employees – by referencing third-party industry data. For each respective cohort of organizations segmented by size, we apply an estimated potential penetration rate based on internal estimates of our ability to service these organizations based on a variety of factors. These factors include a business’ digital maturity, the industry in which it operates, and our belief of spend potential, among other factors. For example, while we believe our Digital Optimization System has applicability for businesses of all sizes, we have included only a very small fraction of the business with less than 100 employees in our current addressable market to account for the fact that many businesses of this size may not be representative of our core target customers.

We then apply to each cohort an ARR value calculated using internally generated data of our customers’ actual spend by size and industry. For each respective cohort we calculate the median ARR of all current customers. This ARR primarily reflects customer spend on our analytics offering and does not reflect the potential spend on additional products, Recommend and Experiment, recently released in 2021, which we believe are integral to powering digital optimization. To reflect this, we use a conservative attach-rate and an assumed uplift multiple on each ARR by cohort based on internal estimates of potential additional spend. We then multiply the calculated ARR and number of organizations by cohort, and the aggregate value across all these segments represent our estimated total addressable market in 2021.

What Sets Us Apart

Our competitive strengths include the following:

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#1 Market Leader in Product Analytics. We have consistently been ranked as the #1 product analytics solution, as well as a top 50 software product of 2021 across all categories. Amplitude was built from the ground up to meet the needs of the digital optimization era, where robust and real-time product analytics would be a requirement to succeed. As of December 31, 2020 and June 30, 2021, we had more than 1,000 and 1,200 paying customers, respectively. As of December 31, 2020 and June 30, 2021, we had 262 and 311 customers, respectively, that each represented greater than $100,000 in ARR and 15 and 22 customers, respectively, that each represented greater than $1 million in ARR, demonstrating how critical we are to our customers’ success.

•

Behavioral Graph. The Amplitude Behavioral Graph is our proprietary behavioral database that delivers actionable results from complex distributed user-joins quickly so that teams can explore questions about behavioral data in an iterative fashion. Our data model is purpose-built from the ground up using state-of-the-art columnar storage techniques and is vertically focused on behavioral data compared to alternative data and analytics systems. We invented a fundamentally new way of joining and making sense of complex end-user and product data to enable the speed and depth of insight our customers demand. Powered by the Behavioral Graph, our products equip any Amplitude user with instant, actionable insight into the entire user journey across devices, channels, and products. The Behavioral Graph is also the foundational infrastructure that has enabled Amplitude to become an innovation leader – allowing teams to develop powerful new capabilities faster than the competition.

Our Behavioral Graph operates at a scale qualitatively different from alternative data analytics systems, processing approximately 900 billion monthly behavioral data points during the quarter ended June 30, 2021, powering the depth and breadth of insights that make digital optimization possible.

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Single System to Drive Digital Optimization End-to-End. Our Digital Optimization System is a one-stop-shop where teams can bridge from data to insights, and drive action all from the same intuitive and easy-to-use interface. Our solutions align to the lifecycle of how teams develop data-driven products and customer engagement – from identifying opportunities and hypotheses, to testing and delivering optimized product experiences and campaigns, to measuring the impact and iterating. It meets the needs of all the teams responsible for optimizing digital products and campaigns – product, marketing, engineering, analysts and data scientists, executives and customer experience teams – enabling them to find answers to the right questions and collaborate together and rapidly develop and iterate on new functionality and more relevant products. Our customers also choose Amplitude for their end-to-end digital needs because of the trust and convenience knowing the same technical infrastructure underlying our leading Analytics offering powers our Recommend and Experiment products as well.

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Bringing the Best of Product-Led Growth to the Masses. We serve some of the most beloved, digital-native consumer and B2B products from companies like Shopify, Instacart, and Peloton. These companies are among the 1% of companies who lead with a product-led growth mindset, and who trust us to help them build data-driven products for competitive advantage. We bring the same infrastructure, tools, and techniques that power these digital leaders to the 99% of businesses today that are not digital natives – companies aggressively moving digital-first such as Ford and Capital One. We appeal to a wide range of customers in various industries, such as finance, media, retail, industrials, hospitality, healthcare, media, and telecom, that are finding their digital footing and are looking for a proven system to democratize data access for their employees and turbo-charge their digital efforts.

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Powerful, Self-Reinforcing Loop. Our system benefits from a strong self-reinforcing loop that results in continual learning, optimization, and more usage as it delivers increasing value to our customers. Our customers typically begin to use our system for an initial use case and expand that use case as they realize the value it delivers. These actionable insights are often shared across additional teams within the organization, which leads to expansion of both that initial use case as well as into new use cases, such as new digital products and the cross-functional teams responsible for them. This leads to more data being instrumented on our platform to power these use cases and enhances the value of all the data already on it. More data deepen insights and predictive abilities and fuel our recommendation engine to better optimize the digital product experience for end users and drive more digital product usage, thereby continuing the self-reinforcing loop. As we become the digital product command center, tracking key performance indicators (“KPIs”) organizational-wide, and generating analytics used to run and measure the business, our platform becomes incredibly sticky and hard to replace.

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Rapid Time to Value. We have designed our offerings to be intuitive and easy to use, and to appeal across a broad number of personas within an organization to drive rapid time to value for our customers. Our customers can begin with one use case and scale rapidly according to their needs. Team members across sales, marketing, product management, customer success, and more can all run queries through a point-and-click dashboard interface to answer questions about the product and receive insights in minutes. Our purpose-built infrastructure allows for seamless data ingestion from a multitude of disparate sources, and we have made it easy for technical users to instrument data that unlocks the value of the data and is leveraged to power each of the applications on our platform.

Our Growth Strategies

We intend to pursue the following growth strategies:

•

Acquire New Customers Across Every Industry. We believe that our Digital Optimization System is applicable to businesses across industries, company size, and stage of digital maturity. We plan to invest to capture the significant market opportunity we believe is only in its early innings. We have experienced rapid growth in our customer base since our inception and now have over 1,200 paying customers and 26 of the Fortune 100, which demonstrates both our successful traction to date as well as our significant opportunity to continue to penetrate the largest global organizations. We believe we have an efficient and productive go-to-market motion that will allow us to continue to acquire new customers and grow our customer base. Additionally, as more companies and industries continue their transformation into digital-first companies, we believe our immediate potential customer base grows as we help these companies address their digital optimization needs. We are focused on winning key reference accounts among industries and emerging use cases to establish ourselves as the system of choice for the next wave of digital innovation.

•

Expand Across Our Existing Customer Base. We believe that there are significant opportunities to continue to expand our relationships with our existing customers. Our pricing model, based on platform functionality and committed event volume, allows us to grow as our customers grow. We employ a land and expand business model designed to land with an initial use case and expand through onboarding additional functional teams, products, and use cases.

○

Promote Upsell: Once a customer is on our platform there are many ways we can promote upsell opportunities. Customers can expand an initial use case by adding additional events or functionality to generate deeper analytics. They can also expand into additional functional teams who are looking to address a related use case or bring new digital products on our platform, both of which require additional data to be instrumented. As the strategic value of our platform grows as more data is instrumented and insights generated and shared, it becomes easier to find additional upsell opportunities across digital products, use cases, and teams.

○

Drive Cross-sell: Our platform delivers end-to-end optimization that allows our customers to expand beyond analytics and layer on additional products, such as Recommend and Experiment, and we offer to optimize the digital product experiences of their customers. In 2021, we expanded our product suite and released Recommend and Experiment. While it is still early, we have been encouraged by customer reception of these products and believe they present a significant growth opportunity for us going forward.

Within our largest customers, we have demonstrated our ability to grow our reach to include thousands of users across their organization who leverage our system to drive business outcomes. Our dollar-based net retention rate as of December 31, 2020 and June 30, 2021 was 119% for paying customers. As of December 31, 2020 and June 30, 2021, we had 262 and 311 customers, respectively, that each represented greater than $100,000 in ARR and 15 and 22 customers, respectively, that each represented greater than $1 million in ARR, demonstrating how critical we are to our customers’ success.

•

Extend Product Leadership with Continued Investment in Our Platform. We see significant opportunities to leverage the same data stream powering our core analytics suite to layer on additional products that address adjacent high-value use cases desired by our customers. In 2021, we expanded into digital personalization with products powering real-time recommendations and experimentations with the release of Recommend and Experiment. We intend to continue to invest in and extend our platform capabilities into adjacent areas. We have also looked to acquire differentiated technologies to accelerate the development of our platform. In 2020, we acquired ClearBrain to deepen our capabilities in predictive analytics, and, in 2021, we acquired Iteratively to strengthen our data management capabilities that power our platform for customers. As a product-led company, the valuable feedback loop we have established with our own customers helps us identify product and platform enhancements best aligned to drive our future growth.

•

Expand our Global and Partnership Reach. We believe there is significant potential to continue to grow our business in international markets because of the universal nature of the problem we help to solve. For the year ended December 31, 2020 and six months ended June 30, 2021, 36% of our revenue was generated outside of the United States. We have established a strong presence in several key markets such as the United Kingdom, Germany, India, Japan, and Korea, and we expect to enter new geographies in the future as well as continue to expand our footprint in existing markets. As our domestic customers expand outside of the United States, we are committed to helping them drive digital optimization on a global scale. Additionally, we plan to continue to invest in our partner network to strengthen our ecosystem and extend our reach. We have partnerships with many of the leading system integrators and digital agencies to supplement our direct selling motion. We also have established partnerships with key technology providers across the ecosystem to maximize the value of our system with deeper integrations into tools they already use.

Our Products

Amplitude Digital Optimization System

Amplitude offers the first Digital Optimization System that brings together a new depth of customer understanding with the speed of action to optimize experiences in the moment. The system unifies digital teams and businesses with visibility and speed to make quick decisions and act on them together.

Our Digital Optimization System consists of our flagship product analytics offering as well as additional products and add-on applications that complement each other to form the basis of the Digital Optimization System.

Amplitude Analytics

Amplitude Analytics enables companies to measure and understand end-user behavior to quickly generate insights to optimize digital products and campaigns. We empower non-technical teams to instantly answer the questions that matter to them – ranging from understanding how end-users interact with a product, to identifying what causes an end-user to churn, to measuring the impact of the latest campaign or release. The product is designed with a collaboration-first end-user experience to easily share learnings across the organization, which enables teams to confidently make decisions about how to improve their digital products and evaluate the results afterwards.

Key capabilities include:

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Intuitive interface for guided exploration. At the center of exploration in Amplitude is our chart interface. Every analysis uses a consistent set of controls to guide our users to discover their insight. It starts with selecting the event (behavior) they want to analyze, the set of end users they want to segment by, and the metric they want to measure. Non-technical users can perform detailed analyses such as a signup funnel analysis, slicing out a cohort of end users to investigate further, or pivoting the analysis to understand lifetime value, all with a point and click interface. During June 2021, over 4.9 million average weekly queries were run by our users.

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Cohorts based on user behavior. Using our Behavioral Cohorts feature, our customers have simple ways to identify cohorts of end users based on their behavior. They can specify behavioral criteria through a guided, point and click interface or directly extract a cohort from any other analysis, allowing for seamless use of these cohorts across our various products and features, including Recommend and Experiment.

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Collaboration and storytelling built in. Sharing and searching charts is the primary workflow within our system, enabling teams to build a repository of knowledge and learn from each other. We provide customers with tools to create Team Spaces to allow easy onboarding of team members. Dashboards can be built to show KPIs to executives, while Amplitude Notebooks are created to share the path to an insight. Amplitude is home to approximately 4.5 million saved charts, 550,000 Dashboards, and 80,000 Notebooks, and a single customer can have hundreds of teammates asking questions every week.

In addition, we offer the following add-on applications to our core analytics offering:

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Portfolio – Analytics for Multi-Product Companies. We give our customers a unified view of how their end users navigate across multiple products and platforms. For example, how do end users navigate between one product to another? How does a new product affect the engagement of other products in the portfolio?

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Insights – Monitor Changes in Real Time. Our smart alerting application monitors behavioral patterns and automatically notifies customers when there are anomalies, giving our customers peace of mind that we will proactively identify significant changes to their product metrics. Our models look at historical trends – including seasonal behavioral patterns and holidays – to maximize the signal-to-noise ratio. By identifying unintended deviations in product behavior as soon as they are shipped, we help protect revenue streams for our customers.

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Accounts – Understanding B2B Customers. We offer account-level analytics for B2B companies looking to understand growth trends and opportunities within accounts based on product usage and user behavior. This solution includes integrations into CRM systems to enrich the existing product usage data which enables customers to answer questions like: how quickly are new accounts onboarding, or which accounts have the right level of activity to be product qualified leads?

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Govern – Proactively Improve Data Quality. Our code-less data management functionality enables teams to plan, validate, and transform their data in Amplitude. And our centralized schema registry gives customers a centralized source of truth for their event data, with automatic code generation to enable faster instrumentation. These two capabilities lead to a high-quality, trustworthy dataset that is easy to instrument and maintain over time.

Amplitude Recommend

Amplitude Recommend equips teams with the ability to deliver personalized experiences through machine learning and product analytics. Customers are able to tailor campaigns based on an end user’s predicted likelihood to engage or suggest next best actions based on historical behavior made by similar users. It is built on top of AutoML feature extraction in our Behavioral Graph so that, without any technical or coding requirements, customers can build prediction and recommendation models that optimize their end user’s product experience.

Key capabilities include:

•

No-code behavioral targeting. We offer flexible segmenting and integrations that allow customers to customize their products, messages, and content to end users based on their behavior. Integrations to email, messaging, advertising, and feature flagging platforms coupled with automated syncing capabilities ensure that customers deliver the right message at the right time. Recommend also enables our customers to target with attributes computed in real time – such as last viewed item, average order value or number of videos watched.

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Predictive segmentation. Our customers can specify desired outcomes for their end users and immediately build predictive models to estimate the propensity of users to achieve the outcome. This functionality allows them to tailor customer interactions, such as using the likelihood of an end user to buy to provide the right incentive to purchase, or likelihood to churn to trigger a message to drive re-engagement.

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Self-serve recommendation engine. We enable customers to build end-to-end personalized recommendation models, which drive in-product experiences like showing users items they are likely to purchase or content they are likely to consume. With minimal engineering effort, they can set up a recommendation, serve it to their users, and feed the results back into Amplitude to form a continuously learning pipeline.

Amplitude Experiment

Amplitude Experiment is a data-driven experimentation and feature management solution that embeds analytics and customer behavior into A/B testing and rollout workflows so teams learn faster and adapt experiences for key segments. Customers are able to rapidly design, launch, manage, and measure product experiments with a fraction of the technical resources typically required. It is designed to give teams flexibility to target and customize experiences like testing a new loyalty program targeted to power end users, or running a discount optimization campaign across web and mobile platforms. With a robust experimentation framework teams can make decisions on the effectiveness of product changes.

Key capabilities include:

•

Data-configured experiences. Our system guides customers through the process of building end-to-end experimentation programs, whether they are managing feature rollouts or delivering personalized experiences. It uses the identity and cohorting capabilities of our Data Management and Behavioral Graph to give customers flexibility and confidence in using data to configure the user experience. The experiment assignment data is fed back into Amplitude to close the loop on evaluating the results.

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Automated statistical testing. We provide a robust set of statistical tests to determine experiment success, combined with automatic monitoring of secondary and guardrail metrics, so that customers can quickly determine winners. We proactively scan through hundreds of other metrics to identify trends and new opportunities for optimization.

Digital Optimization System-wide Capabilities

While our customers see a lot of success using our individual products, the true power of the Digital Optimization System is how all components work together to complete the learning loop for our customers – as Amplitude suggests and tests new experiences, data is generated, which is fed into our Behavioral Graph and leads to new insights, kicking off another iteration of the loop. We have built our system to serve enterprises and their needs from a security, privacy, and integration perspective.

Key capabilities include:

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Natively integrated. Analytics, Recommend, and Experiment are built to be integrated with each other natively. They share the same identity resolution, user cohorting, and schema management capabilities, providing an efficient, consistent, and seamless experience in the entire learning loop.

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Enterprise-grade security and compliance. We are committed to the security and privacy of our customers’ data. Data sent to Amplitude by authorized users is considered confidential, protected in transit across public networks, and encrypted at rest. Additionally, we have continued to pursue independent third-party assessments and validations of our security and compliance capabilities, including industry-standard reports like SOC 2 Type II.

•

Privacy-first. Privacy is of the utmost importance for our customers in the modern digital product era. We include first-class tools and APIs for both ensuring that customers are sending only the necessary data and complying with privacy regulations like GDPR.

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Dozens of turnkey integrations. Our Digital Optimization System has dozens of turnkey integrations with other parts of the digital product stack that make up the broader ecosystem. We enable bi-directional integration by ingesting data from other tools in the ecosystem and exporting our data to these tools to support enterprise use cases. We integrate with a variety of technologies, including customer data platforms, data warehouses, messaging platforms, marketing automation and attribution tools, and experimentation tools. We also enable the embedding of Amplitude charts into communication and workflow tools.

Our Platform and Technology

Data gets into our system through many sources, including our SDKs, server side, and integration with our partner systems. It then goes through the processing and cleanup stage before being stored in our behavioral graph which is a user-oriented distributed columnar data store. Our Behavioral Graph powers the analytics, collaboration, prediction, and recommendation platform.

We have designed a system that can process large amounts of data and provide an interactive query/response model. Instead of building a general purpose data storage and processing system similar to data warehouses that would require our users to know SQL and wait a long time to get answers to their analytics-oriented join-heavy queries, we have built a brand new system from the ground up focused on end-user behavior analysis that is optimized to ingest, process, and store it in a specific format, and structure to power low latency query/response.

Real-time Data Management

The underpinning of the Digital Optimization System is our real-time Data Management layer. This layer includes our core data platform that offers our customers a number of tools and capabilities for ingesting data to Amplitude, resolving identity to create a consistent and unique identity, and managing customer and product data.

Key differentiators include:

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Structured, event-based schema. Amplitude ingests and processes event data. Each event represents an interaction that an end user or device performed on our customers’ products. Event data has information about the event as well as the end user and device that has performed the event, and it follows a specific but flexible schema. As event data enters our platform, it gets ingested, sanitized, enriched, and canonicalized and is stored in an optimized format in our behavioral graph to enable low latency query/response.

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Breadth and scale of digital sources. Amplitude has a number of tools and offerings such as several client-side and server-side SDKs, APIs, and integration with customer storage systems such as Amazon S3 and data warehouses that allows us to ingest from a number of sources, including mobile applications, websites, and backend services.

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Identity resolution for a multi-platform world. In the multi-platform world, end users interact with our customers’ products through many devices; it is logged in at times and anonymous at other times. Amplitude’s identity resolution service automatically captures one consistent view of the customer’s usage across platforms through continuous event streaming as users log in and out of customers’ products, browse anonymously, and use multiple devices.

Amplitude Behavioral Graph

Event data is fed into the Amplitude Behavioral Graph, which is purpose-built to handle the scale, speed, and complexity of user behavior in digital products. It is the foundation of all of the analytics and personalization applications as part of the Digital Optimization System.

Key differentiators include:

•	Complex distributed joins. The most important user behavior questions involve looking at many different points in a user’s journey to answer, traditionally referred to as “joins” in SQL-based systems.

At scale, this must be done in a distributed manner, and the more sophisticated the product the more complex the questions become. We built a database from the ground up using state-of-the-art columnar storage techniques and embedded it at every layer with knowledge of behavioral data and questions –for example pre-partitioning data by user and caching partial, reusable computations. We can express the varied semantics of product questions while running at the speed of native code, allowing us to answer customers’ questions in seconds.

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Real-time data observation. We built our database to match the speed at which digital products evolve. We use a lambda architecture with separate real-time and batch processing layers so that data is not only available for querying within seconds, but also optimized for long-term trend analysis.

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Multi-tenancy and scale. In 2020, we processed over 7 trillion user actions for our customers, the vast majority of them being query-able to this day. At any point in time, there are hundreds of queries running simultaneously on our database, each of varying cost and complexity. We use a multi-tenant architecture to achieve economies of scale, and we have designed a differentiated throttling mechanism in order to isolate the effects of customers’ queries on each other.

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AutoML. Using our structured, event-based schema and database that is embedded with an understanding of behavioral data, we have automated the most challenging part of machine learning pipelines and feature extraction. Our Behavioral Graph can generate a meaningful and robust set of thousands of features for each user in the system, which is used for a variety of applications. By having this automation with little to no customer input, we can offer truly self-service machine learning via AutoML.

Our Customers

Our Digital Optimization System is used globally by organizations of all sizes and across a vast range of industries. As of December 31, 2020 and June 30, 2021, we had over 1,000 and 1,200 paying customers, respectively, representing a year-over-year growth rate of 41% and 51%, respectively, and 25 and 26 of the Fortune 100, respectively. We believe that our Digital Optimization System can help organizations of all sizes, from the smallest startups to the largest global organizations, unleash the power of digital optimization to drive business outcomes and deliver value to customers.

The following is a representative list of our customers by industry vertical:

Consumer Tech	Enterprise Software
Baron App, Inc. (aka Cameo)	Box, Inc.
Maplebear Inc. (aka Instacart)	Cloudflare, Inc.
OkCupid	HubSpot, Inc.
Squarespace, Inc.	Momentive Global Inc. (aka SurveyMonkey)
Notion Labs, Inc. (aka Notion)
Shopify Inc.

Financial Services	Retail
Capital One Financial Corporation	Glossier, Inc.
The Goldman Sachs Group, Inc.	Overstock.com, Inc.
Social Finance, Inc. (aka SoFi)	PepsiCo, Inc.
The Western Union Company

Healthcare & Wellness	Media & Entertainment
Athenahealth, Inc.	Canal+ Group
Care.com	Electronic Arts Inc.
Soothe, Inc.	Le Monde Group
WebMD Health Corp.	Schibsted Media
The Slate Group LLC (aka Slate)
The Walt Disney Company

Automotive / IoT
General Motors Company (aka Cruise)
Peloton Interactive, Inc.
Whoop, Inc.

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How Amplitude Powers Product Velocity as the Digital Optimization Standard for Atlassian Answered with Amplitude How can we understand the user journey, use cases, and pain points better? How do we reduce friction in user flows and navigation? How do we get better visibility of cross-sell dynamics? INSIGHT Atlassian unleashes the potential of every team with a suite of products that help plan, collaborate, and code. Over the course of our five year partnership, Amplitude has become the digital product optimization standard across the full suite of Atlassian products and for cross-functional teams throughout the company. Atlassian began its partnership with Amplitude in its mobile Jira & Confluence apps. The Atlassian team discovered that a single source of truth for product analytics was a powerful way to streamline operations, give every employee a common view and language, and answer strategic business questions across the full product suite. Today, Amplitude powers digital product optimization across every Atlassian product and for employees across product, engineering, and data science teams. ACTION The Atlassian teams rely on Amplitude to observe user behavior, measure the impact of product iterations, and roll out new features to improve the user experience. Amplitude's real-time behavioral data has helped Atlassian teams roll out new user-friendly navigations and product improvements to grow adoption of key features. With every new update or feature release, everyone from an engineer to an executive can see the impact on their important metrics – like average user task completion rates. Atlassian uses this knowledge to decide where to pull back product features, and where to double down. OUTCOME The expansion of Amplitude and Atlassian's relationship over time has driven operational efficiency, led to a streamlined data model, and accelerated product adoption across the suite of products. Atlassian wants to provide a product customers love to use, and Amplitude helps the team prioritize their product roadmap and constantly improve their offerings. "Building software is a highly collaborative effort. Having a deep understanding of how users interact with and collaborate through our products help us prioritize our product roadmap and constantly improve our offerings. It helps us have a common goal. Amplitude enables us to stay on that path towards providing a product that customers love." Ivan Galea VP, Head of Analytics and Data Science | Atlassian

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2018

BEES A proud part of the ABInBev family CUSTOMER SINCE 2018

How the World's Largest Brewer Transformed the Traditional Consumer Packaged Goods Sales Model Answered with Amplitude How do we increase e-commerce sales and customer engagement? Which products are most popular in each region? When and where do retailers make purchases? INSIGHT Developing a world-class product for retailers is the #1 priority for BEES, an e-commerce and SaaS company created by Anhesuer-Busch Inbev. With BEES, retailers can browse for products, place orders, earn rewards*, arrange deliveries, manage invoices, and access business insights — all from one platform. Amplitude was implemented so that business units around the world can understand every interaction across the customer journey — from signing up a new account to browsing products, checking inventory, and purchasing. With customer and product insights democratized across global teams, BEES' is able to scale data-driven decision making during product development and tailor each customer's digital interaction with the exact information they need. ACTION Amplitude's Digital Optimization System has empowered BEES' product, sales, data science, and customer experience teams to improve the recurring order experience as well as surface popular consumer items in specific countries, regions, cities, or even neighborhoods. For example, BEES found that retailers browse on mobile devices during the day and add products to their carts, but typically don't checkout until the evening, or even later that same week. Using these insights, their teams design personalized in-app marketing messages that match each end-user's purchase habits. OUTCOME Transforming the traditional sales model with real-time digital business analytics has allowed BEES to put customers at the heart of every decision. Every user receives daily personalized recommendations powered by AI models; these recommendations help customers stock the right assortment for their retail establishment based on what products are selling best to consumers in their area. "AB InBev proudly serves six million small- to medium-sized retailers worldwide. Prior to BEES, we were having trouble understanding our customers at scale — with a physical and offline distribution model. But now, with customers engaging with BEES and teams utilizing Amplitude, not only can we understand our customers in a much more robust way, but we can also personalize every experience to truly help them thrive." Jason Lambert Global VP of Product | BEES *Regulatory obligations may impact availability of this feature in certain markets.

Dropbox CUSTOMER SINCE 2017

How Dropbox Maximizes Product-led Growth with Deep Customer Insight Answered with Amplitude " How do we increase annual recurring revenue (ARR)? How can we create more paying users? INSIGHT Dropbox is a pioneer of product-led growth and now has hundreds of millions of users and a suite of digital products. With Amplitude, all of their cross-functional teams can analyze end-to-end product experiences, run measurable experiments faster than ever before, and ultimately understand what product bets and customer behaviors will increase free-paid conversions & increase average revenue per user. What can we do to increase conversion of registered users to our paid subscription plans? ACTION Dropbox used Amplitude for ad-hoc analysis of new product performance in order to drive iteration and a "ship to learn" approach. Following the success of those new product integrations, Dropbox is standardizing on Amplitude for product development across the company. OUTCOME This has changed how Dropbox is prioritizing and building out use cases. With more than 700 million registered users across 180 countries, the Dropbox team can use Amplitude to dig into customer behavior and pinpoint cohorts for marketing campaigns. "With Amplitude, our cross-functional teams can analyze end-to-end product experiences, run measurable experiments faster than ever before, and understand what product bets and customer behaviors will increase free-paid conversions and average revenue per user." Timothy Young President | Dropbox

Kahoot! CUSTOMER SINCE 2015

How Kahoot! Utilized Amplitude to Reduce Customer Churn by 20%Answered with Amplitude How can we utilize cohorts to understand user behavior? What can we do to increase onboarding conversion? INSIGHT Over the last year, Kahoot!, a learning platform, has hosted more than 300 million games with over 1.8 billion participating players in 200 countries. Kahoot! serves over 933,000 paying users. Kahoot! has seen a period of phenomenal growth and throughout this time, Amplitude has provided critical support, helping the team understand their data and use those insights to rapidly scale. OUTCOME More than half of all teachers and students in the United States hosted or played a Kahoot! throughout the pandemic, and 97% of Fortune 500 companies use Kahoot! for training, onboarding, presentations, and events. Because of this growth, the Kahoot! team has gone from having a small number of interactions to working with a massive, comprehensive data set. It's quickly become imperative that everyone can access and use data with Amplitude. What are the ways we can reduce churn? ACTION Leveraging Amplitude's anomaly detection and forecasting features, product managers and engineers can quickly find out when something is broken and track metrics around releases. Amplitude's approach toward self-service product analytics has removed the data team's burden by 80%. Data analysts now have time to focus on the other 20% of requests, which are much more complex queries - like creating a churn model and testing it in Amplitude. That model resulted in a 20% drop in churn. Additionally, Amplitude can help customer success and support teams to understand customer behavior and needs, for example by providing insights on the conversion rate of pricing pages, and run A/B tests to improve conversion rates. The customer support team can take customer complaint analysis to the next level by looking at Amplitude to see exactly which actions on the platform prompted a complaint. "It's impossible to overemphasize the importance of self-service analytics in all of these cases. We've removed that classic data bottleneck you see at so many companies, where it takes two weeks for someone to receive a report. The immediacy of insights sparks further curiosity. People want to take a deeper dive into the results, which means our Amplitude users become more competent in the field of data analysis." Marti Colominas Head of Data | Kahoot!

NBCUniversal CUSTOMER SERVICE 2018

How NBCUniversal(R) Used Product Analytics to Drive Retention by 2x Answered with Amplitude How do we turn viewers into highly engaged paying customers? How can we increase the velocity of decision-making internally? How can we increase the rate of experimentation internally? INSIGHT In 2018, the product leadership team at NBC's entertainment network decided to empower more individuals and teams with user insights and reduce reliance on singular data scientists. With "data science in a box," Amplitude allows teams to move faster, experiment quicker, and understand users better to take more immediate action to improve customer experience. ACTION The NBCUniversal team created a "scalable framework for experimentation," which included tailoring its app homepage to user history and trying new app preview features. For our users, how do we increase total minutes watched? How do we continue to drive retention for our content? OUTCOME Amplitude has given data analysts 25% of their day back. The scalable framework for experimentation has enabled strategic business decisions around app homepage changes and a video preview feature, which improved viewership by 10%, Day 7 retention by 2x, and video-start conversions by 36%. Today, Amplitude has become the standard for measurement for product, data science, and marketing teams across NBCUniversal's portfolio of streaming entertainment and digital news products. "[Amplitude] allows us to move faster, experiment quicker, and understand our users better to take more immediate action to improve our customer experience." Josh Snow Senior Vice President of Product & Design | NBCU Direct-to-Consumer Group

CUSTOMER SINCE 2016

How Twitter Used Amplitude to Improve Time-to-Insight Answered with Amplitude How do we better understand behavior throughout the customer journey? INSIGHT Twitter is continually building new products and iterating on existing ones to give people new ways to join the conversation on Twitter. Their team uses Amplitude to understand feature adoption and how behaviors impact downstream metrics like user growth and retention. ACTION Twitter prioritizes product development and iterates on new product experiences as they see how people engage with new features. A single, self-service analytics solution creates internal alignment, alleviates inefficiency from tool fragmentation, and enables proactive troubleshooting of data issues. OUTCOME With easily accessible behavioral insights in the hands of product managers, designers, and engineers, Twitter's time to insight greatly improved, allowing the team to make product adjustments in real-time. Troubleshooting data challenges also improved, freeing up engineering resources. Amplitude helps drive decisions around innovation, de-risking future investments, and accelerating time to market. "Amplitude allows our team to better understand how people use Twitter, which helps us work smarter and give us key insights we need in our mission to serve the public conversation." Kayvon Beykpour Head of Consumer Product | Twitter

Walmart CUSTOMER SINCE 2018

How Walmart Leverages Amplitude to Understand Omnichannel Customer Behavior Answered with Amplitude How do we increase the number of omni-channel customers who make purchases over time? INSIGHT Walmart product and marketing teams have insight into how various users interact across the digital customer experience - customers who shop online, schedule recurring or same-day pick-ups, engage with marketing campaigns, check product availability, and shop in-store. When Walmart merged multiple apps into a single product, their teams monitored cohorts throughout the migration, allowing for critical real-time reporting. What levers can we pull to increase the lifetime value (LTV) of our digital shoppers? How do we activate in-store shoppers on digital and vice versa? ACTION Amplitude was a critical driver of the effort to consolidate multiple apps into a single product. By seeing how different audiences engaged across products and devices, Walmart's teams developed a product grounded in deep customer understanding and product usage data. Once the apps merged, teams monitored cohorts throughout the migration, allowing them to build a powerful set of in-store tools for scanning products, price checking, grocery pick-up, checking product availability, and more.OUTCOME Predictions based on historical key moments now feed into the Walmart teams' assumptions for the future and help determine when growth spikes will happen, how key moment events play into long-term retention assumptions, and how they can plan retention strategy and timing. Now, various teams throughout the organization can make mission-critical decisions based on this data - including planning engagement strategies for those who may be at risk of churn. "Amplitude is a powerful addition to our analytics stack because of its high-speed mobile-specific, behavioral aspects. Between the computing power, metrics, and flexibility, it has made our analysis of customer data much easier. The depth and breadth of capabilities helps us pull a deeper behavioral understanding of our customer and what drives value for them in-app." Sherry Thomas-Zon Director of Mobile Marketing | Walmart

Sales and Marketing

Our sales and marketing efforts focus on landing customer accounts by addressing an initial digital optimization use case across one or more digital products and expanding those relationships over time as we deliver ongoing value and meet a greater portion of our customers’ digital optimization needs. We have been successful in driving growth through acquiring new customers across industries and stages of digital maturity as well as driving expansion of our Digital Optimization System in those organizations to include additional functional teams, use cases, and digital products. As of December 31, 2020 and June 30, 2021, we had 262 and 311 customers, respectively, that each represented ARR greater than $100,000 and 15 and 22 customers, respectively, that each represented ARR greater than $1 million, which we believe represents our ability to both successfully target and acquire customers who present attractive opportunities for our business.

We employ an efficient, multi-pronged go-to-market strategy combining direct sales, including field and inside sales, product-led growth initiatives, including subscription plans to meet the needs of a diverse range of companies, and marketing initiatives to supplement our sales efforts. Our field sales personnel focus on attracting new customers as well as expanding usage within our existing customer base. Our sales team is supported by business and sales development professionals and solution consultants who facilitate the sales process through identifying use cases based on customer needs, assessing requirements, addressing security and technical questions, consulting on customers’ data stacks, and finding additional expansion use cases.

In accordance with our ethos to empower companies of all sizes to unleash digital optimization to drive their business, we offer a variety of free and paid plans depending on our customers’ needs. For startups, we offer a Scholarship plan, which consists of a self-serve, free one-year subscription to our Growth plan, to help them turbo-charge their digital optimization efforts. For larger commercial companies and organizations, we offer both free and paid plans. Our free, self-serve Starter plan allows access to a limited set of core offerings, including our leading Analytics offering, and serves as effective brand marketing and a low friction model for getting a single team started with Amplitude, which can also create a glide path to conversion into one of our paid plans. Our paid Growth and Enterprise plans provide access to additional capabilities, functionality, and event volume to meet the needs of larger and more complex use cases.

Our professional services team helps customers design and execute their digital optimization, product-led growth, analytics, and personalization projects. We offer our customers implementation, training, and related services to help them realize the full benefits of our Digital Optimization System. We also work closely with our partner ecosystem to help them deploy our solutions and build our technology into their services offerings, providing opportunities for us to increase the breadth and depth of our deployment within new and existing customers.

We have more than 40 partners in the Amplitude partner ecosystem program, which provides solutions to help accelerate our customers’ digital optimization initiatives. Our ecosystem consists of the following:

•	Solutions partners, including global systems integrators, consultancies, and digital agencies, partner with Amplitude to provide business transformation strategy, best practices, and support.

•

Technology partners, who integrate their software with the Digital Optimization System to build and deliver end-to-end enterprise technology solutions. Amplitude has dozens of technology integrations and partners across more than 15 software categories, including marketing automation, attribution tools, data warehouses, and customer data platforms, to name a few.

Our marketing efforts focus on driving our go-to-market demand generation engine across all market segments and across both new and existing customers, as well as raising our brand profile globally. To do this, we utilize a combination of online and offline marketing programs such as online advertising, blogs, public relations, social media, educational white papers and webinars, product demos, workshops, roundtables, and customer case studies. A key part of our growth strategy is our annual user conference, Amplify, which drew nearly 10,000 registrations in 2020. These gatherings focus on attracting a broad mix of prospects and customers to focus on digital optimization and Amplitude product education, and the sharing of customer success stories and best practices.

As of June 30, 2021, we had 245 employees in our sales and marketing organization.

Our Culture and Employees

We believe that our company culture enables us to achieve our mission, is a core driver of our business success, and is a significant reason why people choose to build their careers at Amplitude. We are pioneers in this field who endeavor to make product, business, and people decisions that allow us to carry out our mission while staying true to our values. We believe Diversity, Equity, and Inclusion is rooted in the fabric of our culture. We advance our culture of belonging–in which Humility, Ownership, and Growth Mindset are at the center–by coming together to make a collective impact in our work and our communities. Through strategic initiatives and partnerships, policy development and stewardship, innovation and education, our DEI-embedded culture shapes Amplitude’s future to one where all employees can fully realize their potential.

•	Humility. No ego – we operate from a place of empathy and openness and seek to understand many points of view.

•	Ownership. We take the initiative to solve problems that drive our shared company success.

•	Growth Mindset. We’re tenacious in the face of challenges and seek input in order to grow ourselves and others.

We use our values as the cornerstone for setting the tone for how we show up with one another and our customers. We are intentional about embedding them as the lens through which we operate. We are deliberate in operationalizing our values through our selection of talent, recognizing, rewarding, and how we celebrate. We regularly recognize and celebrate those who are exemplary models of our values through our Quarterly Values Awards. We believe that it is this focus on our values that is what sets us apart in building a culture of empathy and accountability.

In 2021, we were recognized by San Francisco Business Times and Built In as “Best Places to Work in the Bay Area” and “Best Midsize Places to Work in the Bay Area,” respectively. Additionally, Business Insider has included us in their “Startups to bet your career on” list.

In 2020, together with four of our ecosystem partners, we announced the launch of a joint-initiative called Tech for Black Founders. Our mission is to create an ecosystem that provides resources and technology to empower Black-founded businesses and level the playing field for underserved founders. Our shared goal is to help Black-founded businesses accelerate growth and scale as rapidly and efficiently as possible. In the last year, Amplitude received nearly 200 applications, with 75 companies currently in the program.

We operate from a place of openness, taking initiative to drive our shared company success, while seeking input in order to grow ourselves and our customers. Our values fuel our growth, guiding us as we learn, succeed, and celebrate together.

As of June 30, 2021, we had a total of 490 employees, including 100 employees located outside the United States. None of our employees is represented by a labor union or covered by collective bargaining agreements. We have not experienced any work stoppages. We consider our relationship with our employees to be good.

Research and Development

Our research and development efforts are focused on continued innovation, enhancing our platform features and functionalities, and expanding the services we offer to increase market penetration and deepen our relationships with our customers. We believe the timely development of new, and the enhancement of our existing platform features and services, is essential to maintaining our competitive position. We continually incorporate feedback and new cases from our customers into our platform. As of June 30, 2021, we had 101 employees in our research and development organization. We intend to continue to invest in our research and development capabilities to extend our platform. Research and development expenses totaled $19.0 million, $26.1 million, $14.1 million, and $15.5 million in fiscal years 2019 and 2020 and for the six months ended June 30, 2020 and 2021, respectively.

Competition

The market for digital optimization is new and evolving. Businesses have used a range of point solutions built for other use cases in an effort to address their needs, but none of which offer the breadth and depth of capabilities offered by our Digital Optimization System. However, we do compete with a number of companies, ranging from large and diversified businesses to smaller start-ups, that offer certain solutions and functionality similar to aspects of our platform. These competitors include the following:

•	product analytics point tools such as Pendo, Mixpanel, and Heap;

•	web and marketing analytics vendors such as Adobe Experience Cloud and Google Analytics; and

•	business intelligence solutions such as Looker and Tableau.

The principal competitive factors for companies in our industry are:

•	powerful and flexible infrastructure that can ingest and manage a broad variety and large volume of data;

•	platform functionality, including speed, scale, and breadth and depth of insights;

•	size of end-user base and level of customer adoption;

•	enterprise-grade technology that is secure and reliable;

•	self-service offerings;

•	ability to enable collaboration across numerous teams;

•	ease of integration and deployment with existing IT infrastructure;

•	mindshare with line of business and non-technical teams;

•	ability to address a variety of evolving customer needs and use cases;

•	price and total cost of ownership;

•	brand awareness and reputation;

•	quality of professional services and customer support;

•	strength of sales and marketing efforts; and

•	adherence to industry standards and certifications.

On the basis of the factors above, we believe that we compare favorably to our competitors. However, some of our actual and potential competitors have advantages over us, such as substantially greater financial, technical, and other resources, such as larger sales forces and marketing budgets, greater brand recognition, broader distribution networks and global presence, longer operating histories, more established relationships with current or potential customers and commercial partners, and more mature intellectual property portfolios. They may be able to leverage these resources to gain market share and prevent potential customers from purchasing our products. Additionally, we expect the industry to attract new entrants, who could compete with our business and introduce new offerings. As we scale and expand our business, we may enter new markets and encounter additional competition.

Intellectual Property

Our intellectual property is an important part of our business. We rely on patent, copyright, trade secret, and trademark laws, as well as confidentiality agreements, license agreements, intellectual property assignment agreements, and similar contracts, to establish and protect our proprietary rights. We maintain a policy requiring our employees, contractors, consultants, and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. However, these laws, agreements, and policies provide only limited protection, and our intellectual property rights and other proprietary rights may still be challenged, invalidated, infringed, or misappropriated in the United States and in foreign jurisdictions. The laws of certain jurisdictions do not protect proprietary rights to the same extent as the laws of the United States, and it may therefore be difficult, impossible, or otherwise not commercially reasonable to protect our proprietary rights in certain jurisdictions. In addition, we use software components licensed from third parties under open-source software licenses, which licenses generally do not contain warranties or indemnifications from the licensors with respect to infringement, security vulnerabilities, or other issues. As a result, we would not have contractual protections if our use of the open-source software licensed from third parties infringes third-party intellectual property rights or if we encounter other issues with respect to our use of third-party open-source software. We also publicly license our SDK and certain other components to third parties pursuant to open-source licenses. The value of the software we publicly license to third parties pursuant to open-source licenses may be diminished given that such licenses grant those third parties broad rights to modify and distribute such software and could allow a competitor to more easily develop a competing product by examining our software.

We pursue the registration of our domain names, trademarks, and service marks and pursue patent protection of our technology in the United States and in certain locations outside the United States. As of August 30, 2021, we had five U.S. patent applications pending. We continually review our development efforts to assess the existence and patentability of new intellectual property. As of August 30, 2021, we had four registered trademarks in the United States and one trademark application pending in the United States.

Data Privacy & Security

Numerous state, federal, and foreign laws and regulations, including consumer protection laws and regulations, including data breach notification laws, govern the collection, dissemination, processing, use, access to, confidentiality, and security of personal information and could apply to our operations or the operations of our partners. In particular, certain state and non-U.S. laws, such as the CCPA, the CPRA, and the GDPR, set strict standards for maintaining the privacy and security of personal information. Many of these laws differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. In sum, privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Our Facilities

Our principal executive office is located in San Francisco and consists of approximately 57,530 square feet of space under a sublease that expires on September 30, 2025. We also lease three additional offices in Amsterdam, Paris, and Singapore. We lease all of our facilities and do not own any real property. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition, or cash flows. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners, and our customers by determining the scope, enforceability, and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors as of September 10, 2021:

Name	Age	Position(s)
Executive Officers
Spenser Skates	33	Chief Executive Officer and Director
Matt Heinz	45	Chief Revenue Officer
Jennifer Johnson	47	Chief Marketing and Strategy Officer
Curtis Liu	33	Chief Technology Officer and Director
Hoang Vuong	44	Chief Financial Officer

Non-Employee Directors
Neeraj Agrawal(1)	48	Director
Ron Gill(1)(2)	55	Director
Pat Grady(1)	38	Director
Erica Schultz(3)	47	Director
Elisa Steele(3)	54	Director
Eric Vishria(2)	42	Director
James Whitehurst(2)*	53	Director
Catherine Wong(2)	45	Director

(1)	Member of our audit committee.

(2)	Member of our compensation committee.

(3)	Member of our nominating and corporate governance committee.

*	Lead Independent Director.

Executive Officers

Spenser Skates is our co-founder and has served as our Chief Executive Officer and as a member of our board of directors since 2011. Mr. Skates previously worked as an algorithmic trader at DRW Trading Group, a diversified trading firm, from July 2010 to March 2011. He received a B.S. in Bioengineering from the Massachusetts Institute of Technology. While at MIT, he won MIT’s largest programming competition, Battlecode, in 2009 and 2010. We believe that Mr. Skates is qualified to serve on our board of directors due to the valuable expertise and perspective he brings in his capacity as our Chief Executive Officer and because of his extensive experience and knowledge of our industry.

Matt Heinz has served as our Chief Revenue Officer since October 2019. He previously held a variety of sales leadership positions at Marketo, Inc., a software company, from January 2011 to October 2019, most recently serving as Head of Enterprise, Americas following Marketo’s acquisition by Adobe Inc. in 2018. Prior to that, Mr. Heinz was Regional Vice President of Sales, West Region at Benesyst, a benefits outsourcing company, from August 2009 to January 2011. He previously served as Director of Sales at WageWorks Inc., a benefits provider, from June 2005 to July 2009. Mr. Heinz received a B.A. in Political Science from the University of California, Los Angeles.

Jennifer Johnson has served as our Chief Marketing and Strategy Officer since September 2020. From February 2017 to September 2020, Ms. Johnson served as Chief Marketing Officer at Tenable, Inc., a cybersecurity company. Prior to joining Tenable, Ms. Johnson was a Category Design Advisor for Play Bigger Advisors, LLC, a management consulting firm, from October 2016 to January 2017. Ms. Johnson was previously Chief Marketing Officer at Tanium Inc., a cybersecurity and systems management company, from November 2014 to August 2016, and a Partner of Andreessen Horowitz LLC, a venture capital firm, from January 2014 to November 2014. From July 2009 to January 2014, she served as Chief Marketing Officer at Coverity, Inc., a software development company, prior to its acquisition by Synopsys Inc. Since November 2020, Ms. Johnson has served on the board of directors of Illumio, Inc., a cybersecurity company. Ms. Johnson received a B.S.B.A. in Marketing from the University of San Francisco and an M.B.A. from Santa Clara University.

Curtis Liu is our co-founder and has served as our Chief Technology Officer and as a member of our board of directors since 2011. Mr. Liu previously worked as a Software Engineer at Google LLC, a technology company, from August 2010 to August 2011. He received a B.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology. While at MIT, he won MIT’s largest programming competition, Battlecode, in 2010. We believe that Mr. Liu is qualified to serve on our board of directors due to his perspective, experience, and leadership as our Chief Technology Officer.

Hoang Vuong has served as our Chief Financial Officer since April 2019. He previously served as Chief Operating Officer and Chief Financial Officer at GoFundMe, Inc., a crowdfunding platform, from June 2015 to May 2019. From May 2012 to September 2014, Mr. Vuong held various leadership positions at Demandforce, Inc., an automated marketing and communications provider then owned by Intuit, Inc., a software company, most recently serving as Vice President and General Manager. He served as Chief Financial Officer at Demandforce prior to its acquisition by Intuit, from October 2011 to May 2012. Since October 2013, he has served on the board of directors of Revinate, Inc., a software company. Mr. Vuong received a B.S. in Accounting from the University of Southern California.

Non-Employee Directors

Neeraj Agrawal has served as a member of our board of directors since June 2016. Mr. Agrawal is a General Partner of Battery Ventures, a technology-focused investment firm that he joined in August 2000. He serves on the boards of directors of numerous privately-held technology companies, including Braze, Inc., Catchpoint Systems, Inc., Clubhouse Software Inc., Dataiku Inc., Kustomer, Inc., LogRocket, Inc., Pendo.io, Inc., Reify Health, Inc., Repeat, Inc., Sprinklr, Inc., Tealium Inc., Thundra, Inc., Workato, Inc., Wunderkind Corporation (formerly BounceX) and Yesware, Inc. He previously served on the boards of directors of multiple publicly-held companies, including Coupa Software, Inc., a software company, from January 2014 to February 2018, Wayfair Inc., a furniture and home goods e-commerce company, from June 2011 to January 2018, and Marketo, Inc., a software company, from November 2011 to June 2016. Mr. Agrawal received a B.S. in Computer Science from Cornell University and an M.B.A. from Harvard Business School. We believe that Mr. Agrawal is qualified to serve on our board of directors due to his extensive experience in the venture capital industry and his service as a board member of other technology companies.

Ron Gill has served as a member of our board of directors since June 2019. Mr. Gill has served as an Operating Partner of Lead Edge Capital, a growth equity investment firm, since June 2018. From August 2007 to March 2017, Mr. Gill held multiple financial leadership positions at NetSuite, Inc., a cloud computing company, most recently serving as Chief Financial Officer from July 2010 to March 2017, including through NetSuite’s acquisition by Oracle Corporation in 2016. He previously held a variety of financial positions with several technology companies, including Hyperion Solutions, SAP SE, Dell Inc., and Sony Group Corporation. Mr. Gill has served on the boards of directors of HubSpot, Inc., a publicly-held customer relationship management software company, since June 2012. Mr. Gill received a B.A. in Finance and Economics from Baylor University and an M.I.B. in International Business from the University of South Carolina. We believe that Mr. Gill is qualified to serve on our board of directors due to his extensive experience as a senior executive at public technology companies and his deep financial expertise.

Pat Grady has served as a member of our board of directors since November 2018. Mr. Grady is a Partner of Sequoia Capital, a technology-focused venture capital firm that he joined in March 2007. He has served on the board of directors of Okta, Inc., a publicly-held identity and access management company, since May 2014. He also serves on the boards of directors of numerous privately-held technology companies, including Attentive Mobile, Inc., Cribl, Inc., Drift.com, Inc., Embark Trucks Inc., Namely, Inc., and Pilot.com, Inc. He previously served on the boards of directors of MarkLogic Corporation, a data integration provider, from March 2013 to October 2020, and Prosper Marketplace, Inc., a peer-to-peer lending marketplace, from January 2013 to May 2020. Mr. Grady received a B.S. in Economics from Boston College. We believe that Mr. Grady is qualified to serve on our board of directors due to his extensive experience in the venture capital industry and his knowledge of scaling technology companies.

Erica Schultz has served as a member of our board of directors since December 2020. Since October 2019, Ms. Schultz has served as President of Field Operations at Confluent, Inc., a data solutions provider. She also serves as a Limited Partner and Fund Advisor at Operator Collective, a venture capital fund that she joined in January 2019. Prior to joining Confluent, Ms. Schultz held various leadership positions at New Relic, Inc., a cloud-based software company, from June 2014 to October 2019, most recently serving as Chief Revenue Officer. She previously served as Executive Vice President of Global Sales, Services and Field Operations at LivePerson, Inc., a digital engagement company, from May 2013 to March 2014, after serving as Executive Vice President of Global Sales from February 2012 to May 2013. From November 1995 to January 2012, Ms. Schultz served in various roles at Oracle Corporation, a computing infrastructure and software company. She received a B.A. in Spanish and Latin American Studies from Dartmouth College, where she has served as a member of the Board of Trustees since June 2016. We believe that Ms. Schultz is qualified to serve on our board of directors due to her sales expertise and extensive management experience as a senior executive at enterprise technology companies.

Elisa Steele has served as a member of our board of directors since March 2021. Ms. Steele previously served as Chief Executive Officer of Namely, Inc., a human resources software company, from August 2018 to July 2019, and as a director of Namely, Inc. since August 2017, including as chair since July 2019. From January 2014 to July 2017, Ms. Steele held various leadership positions at Jive Software, Inc., a collaboration software company acquired by Aurea Software, Inc., most recently serving as Chief Executive Officer and President. Ms. Steele has also previously held executive leadership positions at Microsoft Corporation, Skype Inc., Yahoo! Inc., and NetApp, Inc. She currently serves on the boards of directors of multiple publicly-held technology companies, including Bumble Inc., since July 2020, JFrog Ltd., since March 2020, Procore Technologies, Inc., since February 2020, and Splunk Inc., since September 2017. Ms. Steele previously served as chair of the board of directors of Cornerstone OnDemand, Inc., a publicly-held human capital management software company, from June 2018 to June 2021 and as a member of the board of directors of Jive Software from February 2015 to June 2017. Ms. Steele received a B.S. in Business Administration from the University of New Hampshire and an M.B.A. from San Francisco State University. We believe that Ms. Steele is qualified to serve on our board of directors due to her marketing expertise and her extensive experience as a public and private company chief executive officer and as a board member of publicly-held technology companies.

Eric Vishria has served as a member of our board of directors since December 2014. Since July 2014, Mr. Vishria has served as a General Partner of Benchmark Capital, a venture capital firm, where he focuses on early-stage infrastructure and enterprise software investments. From August 2013 to August 2014, Mr. Vishria was Vice President, Digital Magazines and Verticals at Yahoo! Inc., a web services provider. He currently serves on the board of directors of Confluent, Inc., a publicly-held data solutions company, and on the boards of directors of numerous privately-held technology companies, including AcuityMD, Inc., Airplane Labs, Inc., Benchling, Inc., Blue Hexagon Inc., Cerebras Inc., Commerce Layer, Inc., and Contentful Global, Inc. He received a B.S. in Mathematical and Computational Science from Stanford University. We believe that Mr. Vishria is qualified to serve on our board of directors due to his extensive operational and marketing expertise and his service as a board member of other technology companies.

James Whitehurst has served as a member of our board of directors since September 2021. Mr. Whitehurst has served as a Senior Advisor at International Business Machines Corporation (“IBM”), a global technology company, since July 2021, and as a Special Advisor at Silver Lake Partners, a technology investment firm, since March 2021. He previously served as President of IBM from April 2020 to July 2021, and as Senior Vice President of IBM from July 2019 to April 2020. From January 2008 to April 2020, he served as Chief Executive Officer of Red Hat, Inc., an open source software company, including through Red Hat’s acquisition by IBM in July 2019. Prior to joining Red Hat, Mr. Whitehurst held various leadership positions at Delta Air Lines, Inc., a global airline operator, from January 2002 to August 2007, and Boston Consulting Group, a management consulting firm, from September 1989 to December 2001. Mr. Whitehurst has served on the board of directors of United Airlines Holdings, Inc., a publicly-held global airline operator, since March 2016. Mr. Whitehurst previously served on the boards of directors of multiple publicly-held companies, including Red Hat from

January 2008 to July 2019, SecureWorks Corp., a cybersecurity company, from April 2016 to April 2019, and DigitalGlobe, Inc., a builder and operator of satellites for digital imaging, from August 2009 to May 2016. Mr. Whitehurst received a B.A. in Computer Science and Economics from Rice University and an M.B.A from Harvard Business School. We believe that Mr. Whitehurst is qualified to serve on our board of directors due to his extensive operational and management expertise and his experience as a public company chief executive officer and as a board member of publicly-held technology companies.

Catherine Wong has served as a member of our board of directors since June 2021. Since November 2015, Ms. Wong has served as Chief Product Officer and Executive Vice President, Engineering at Domo, Inc., a cloud-based business intelligence platform, after serving as Senior Vice President, Engineering from September 2013 to November 2015. Prior to joining Domo, Ms. Wong was Vice President, Engineering at Adobe Inc., a software company, from August 2009 to August 2013, and previously held various roles at Omniture, Inc., an online marketing and web analytics company, prior to its acquisition by Adobe. She currently serves as a member of the board of directors of the Women Tech Council. Ms. Wong received a B.S. in Computer Science from Brigham Young University. We believe that Ms. Wong is qualified to serve on our board of directors due to her extensive experience as a senior engineering executive at enterprise technology companies and her deep knowledge of our industry.

Composition of our Board of Directors

Our board of directors is currently composed of ten members. Our restated certificate of incorporation provides that the number of directors of our board shall be established from time to time by our board. Mr. Skates serves as the chairperson of the board of directors.

Director Independence

Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that each of our directors, other than Mr. Liu and Mr. Skates, is an “independent director,” as defined under Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director and the transactions involving them described in “Certain Relationships and Related Party Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in Nasdaq rules, in the case of members of the audit committee and compensation committee, our board of directors made an affirmative determination that such members also satisfy separate independence requirements and current standards imposed by the SEC and Nasdaq.

There are no family relationships among any of our directors or executive officers.

Classified Board of Directors

In accordance with our restated certificate of incorporation, which became effective shortly following the effectiveness of the registration statement of which this prospectus forms a part, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our board of directors is divided among the three classes as follows:

•	The Class I directors are Mr. Agrawal, Ms. Schultz, and Mr. Skates, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	The Class II directors are Mr. Grady, Mr. Liu, and Ms. Wong, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	The Class III directors are Mr. Gill, Ms. Steele, Mr. Vishria, and Mr. Whitehurst, and their terms will expire at the annual meeting of stockholders to be held in 2024.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Voting Arrangements

The election of the members of our board of directors was previously governed by the amended and restated voting agreement that we entered into with certain holders of our common stock and certain holders of our redeemable convertible preferred stock and the related provisions of our restated certificate of incorporation. Pursuant to our amended and restated voting agreement, the following directors were designated as directors to our board of directors:

•	Eric Vishria was designated by Benchmark Capital Partners VIII, L.P. and elected by the holders of a majority of the shares of our Series A redeemable convertible preferred stock;

•

Neeraj Agrawal was designated by Battery Ventures XI-A, L.P., Battery Ventures XI-B, L.P., and Battery Partners XI, LLC and elected by the holders of a majority of the shares of our Series B redeemable convertible preferred stock;

•	Pat Grady was designated by Sequoia Capital U.S. Growth Fund VIII, L.P. and elected by the holders of a majority of the shares of our Series D redeemable convertible preferred stock;

•	Spenser Skates was designated as our then-current Chief Executive Officer and elected by the holders of a majority of the shares of our common stock;

•	Curtis Liu was designated and elected by the holders of a majority of the shares of our common stock;

•

Ron Gill was designated and elected by the holders of a majority of the shares of our common stock and redeemable convertible preferred stock, other than shares of Series F Preferred Stock, voting together as a single class on an as-converted basis;

•

Erica Schultz was designated and elected by the holders of a majority of the shares of our common stock and redeemable convertible preferred stock, other than shares of Series F Preferred Stock, voting together as a single class on an as-converted basis; and

•

Elisa Steele was designated and elected by the holders of a majority of the shares of our common stock and redeemable convertible preferred stock, other than shares of Series F Preferred Stock, voting together as a single class on an as-converted basis.

The holders of our common stock and redeemable convertible preferred stock who were parties to our voting agreement were obligated to vote for such designees indicated above. The provisions of this voting agreement terminated upon the effectiveness of the registration statement of which this prospectus forms a part and our restated certificate of incorporation was amended and restated, after which there were no further contractual obligations or charter provisions regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation, or removal.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines, adopted immediately following the effectiveness of the registration statement of which this prospectus forms a part, provide our board of directors with flexibility to combine or separate the positions of chairperson of the board of directors and Chief Executive Officer and to implement a lead independent director in accordance with its determination regarding which structure would be in the best interests of our company. Mr. Whitehurst serves as our lead independent director. As lead independent director, Mr. Whitehurst will preside over all meetings of the board of directors at which the chair is not present, including any executive sessions of the independent directors, approve board of directors meeting schedules and agendas, and act as the liaison between the independent directors and our chief executive officer and the chair of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm its independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment, risk management, and risk oversight, including responsibility for oversight of risks and exposures associated with major financial and cybersecurity risks;

•	reviewing related person transactions; and

•	establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters.

Our audit committee consists of Neeraj Agrawal, Ron Gill, and Pat Grady, with Mr. Gill serving as chair. Rule 10A-3 under the Exchange Act and Nasdaq rules require that our audit committee have at least one independent member upon the listing of our Class A common stock, have a majority of independent members within 90 days of the date of this prospectus, and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Mr. Agrawal, Mr. Gill, and Mr. Grady each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq rules. In addition, our board of directors has determined that Mr. Gill qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee, which is available on our principal corporate website at investors.amplitude.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our directors, Chief Executive Officer, and other executive officers;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, and any other compensatory arrangements for our executive officers;

•	overseeing our compensation and employee benefit plans; and

•	appointing and overseeing any compensation consultants.

Our compensation committee consists of Ron Gill, Eric Vishria, James Whitehurst, and Catherine Wong, with Mr. Vishria serving as chair. Our board has determined that Mr. Gill, Mr. Vishria, Mr. Whitehurst, and Ms. Wong each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules. All members of our compensation committee are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. Our board of directors has adopted a written charter for the compensation committee, which is available on our principal corporate website at investors.amplitude.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	evaluating the overall effectiveness of our board of directors and its committees; and

•	reviewing developments in corporate governance compliance and developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating and corporate governance committee consists of Erica Schultz and Elisa Steele, with Ms. Steele serving as chair. Our board has determined that Ms. Schultz and Ms. Steele each meet the definition of “independent director” for purposes of serving on the nominating and corporate governance committee under Nasdaq rules. Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our principal corporate website at investors.amplitude.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Our board of directors may, from time to time, establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Indemnification and Insurance

We maintain directors’ and officers’ liability insurance. Our restated certificate of incorporation and amended and restated bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We have entered into indemnification agreements with all of our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Description of Capital Stock—Limitation on Liability of Directors and Indemnification.”

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is posted on our principal corporate website at investors.amplitude.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq rules concerning any amendments to, or waivers from, any provision of the code.

2020 Non-Employee Director Compensation

Historically, we have not had a formalized non-employee director compensation program. However, we reimburse our non-employee directors for travel and other necessary business expenses incurred in the performance of their services for us. In fiscal year 2020, none of our non-employee directors received any cash compensation or similar compensation. However, in December 2020, we granted Ms. Schultz an option to purchase 176,000 shares of Class B common stock under our 2014 Plan. The option vests as to 1/48th of the shares on each month commencing January 10, 2021, subject to Ms. Schultz’s continued service through the applicable vesting date. In connection with this listing, we adopted a non-employee director compensation program for our non-employee directors (the “Director Compensation Program”), which became effective on the date of effectiveness of the registration statement of which this prospectus forms a part.

Pursuant to the Director Compensation Program, our non-employee directors (except for any directors who are affiliated with our investors) will receive cash compensation as set forth in the tables below.

Board Service

Non-Employee Director:		$30,000

Additional Board Service

Lead Independent Director:		$15,000
Non-Executive Chair:		$22,500

Additional Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$14,000	$7,000
Nominating and Corporate Governance Committee Member	$8,000	$4,000

Director fees under the Director Compensation Program will be payable in cash in arrears in four equal quarterly installments not later than 30 days following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.

Directors may elect to receive all or a portion of their cash fees in RSUs, with each such RSU award covering a number of shares calculated by dividing (i) the amount of the annual retainer by (ii) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date (the “30 day average price”). Such RSUs will be automatically granted on the fifth day of the month following the end of the calendar quarter to which the corresponding director fees were earned and will be fully vested on grant.

Under the Director Compensation Program, unless otherwise provided by the board prior to the commencement of service of an applicable director, each non-employee director who is initially elected or appointed to serve on the board after our direct listing will automatically be granted that number of RSUs upon the director’s initial appointment or election to our board of directors (the “Initial Grant”), calculated by dividing (i) $525,000 by (ii) the 30 day average price. The Initial Grant will vest as to one-third of the underlying shares on each anniversary of the grant date, subject to continued service through each applicable vesting date.

In addition, each non-employee director who (i) has been serving on the board as of the annual meeting following this listing, (ii) has an Initial Grant that will become fully vested within 12 months following such annual meeting (if applicable) and (iii) will continue to serve on the board following such annual meeting will automatically be granted that number of RSUs upon each annual meeting we have following this listing (the “Annual Grant”), calculated by dividing (i) $175,000 by (ii) the 30 day average price. With respect to directors who were on the board as of the date of this listing, subject to the satisfaction of subsections (i) and (iii) above, Mr. Gill shall be eligible to receive Annual Grants commencing with the annual meeting that occurs in 2022 and Mses. Schultz, Steele, and Wong shall be eligible to receive Annual Grants commencing with the annual meeting that occurs in 2024.

The Annual Grant will be automatically granted on the date of the applicable annual meeting and will vest in full on the earlier of the first anniversary of the date of the grant or the date of the next annual meeting, subject to continued service through each applicable vesting date.

All equity awards held by non-employee directors under the Director Compensation Program will vest in full upon the consummation of a Change in Control (as defined in the 2021 Plan), subject to their continued

service through immediately prior to such date. In addition, each director may elect to defer all or a portion of the RSUs they receive under the Director Compensation Program until the earliest of a fixed date properly elected by the director, the director’s termination of service, or a Change in Control.

The following table sets forth information concerning the compensation earned by our non-employee directors for fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)($)	Total ($)
Neeraj Agrawal	—	—	—
Eric Vishria	—	—	—
Pat Grady	—	—	—
Ron Gill	—	—	—
Erica Schultz	—	455,840	455,840
Elisa Steele(2)	—	—	—
James Whitehurst(3)	—	—	—
Catherine Wong(4)	—	—	—

(1)

Amounts shown represent the grant date fair value of options for Class B common stock granted during fiscal year 2020 as calculated in accordance with ASC Topic 718. See Note 5 of the audited consolidated financial statements included in this registration statement for the assumptions used in calculating this amount.

(2)	Ms. Steele joined our board of directors in March 2021.

(3)	Mr. Whitehurst joined our board of directors in September 2021.

(4)	Ms. Wong joined our board of directors in June 2021.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) for Class B common stock held as of December 31, 2020 by each non-employee director.

Name	Options Outstanding as of December 31, 2020
Neeraj Agrawal	—
Eric Vishria	—
Pat Grady	—
Ron Gill	310,000
Erica Schultz	176,000
Elisa Steele	—
James Whitehurst	—
Catherine Wong	—

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers (“NEOs”). This discussion contains forward looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2020 were as follows:

•	Spenser Skates, our Chief Executive Officer;

•	Curtis Liu, our Chief Technology Officer; and

•	Jennifer Johnson, our Chief Marketing and Strategy Officer.

Ms. Johnson commenced services with us in September 2020 as our Chief Marketing and Strategy Officer.

2020 Summary Compensation Table

The following table sets forth total compensation paid to our NEOs for the fiscal year 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Spenser Skates Chief Executive Officer	2020	275,000	—	6,253,300	—	6,528,300
Curtis Liu Chief Technology Officer	2020	275,000	—	3,126,650	—	3,401,650
Jennifer Johnson(3) Chief Marketing and Strategy Officer	2020	90,000	8,333	3,113,750	—	3,212,083

(1)

The amount reported represents Ms. Johnson’s guaranteed bonus for fiscal year 2020 under her offer letter with us. Please see the descriptions of the bonuses paid to Ms. Johnson under “2020 Bonuses” below, including target amounts.

(2)

Amounts shown represent the grant date fair value of options for Class B common stock granted during fiscal year 2020 as calculated in accordance with ASC Topic 718. See Note 5 of the audited consolidated financial statements included in this prospectus for the assumptions used in calculating this amount.

(3)	Ms. Johnson commenced services with us as our Chief Marketing and Strategy Officer in September 2020.

Narratives to 2020 Summary Compensation Table

2020 Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For fiscal year 2020, Messrs. Skates and Liu and Ms. Johnson had an annual base salary of $275,000, $275,000, and $360,000, respectively.

Our board of directors and compensation committee may adjust base salaries from time to time in their discretion.

2020 Bonuses

Under her offer letter, Ms. Johnson is entitled to a target bonus of $100,000, paid quarterly, under our annual variable compensation plan. For fiscal year 2020, Ms. Johnson’s bonus was $8,333 based on her pro-rated service with us commencing in September 2020 and beginning with fiscal year 2021, the annual bonus will be based on a formula agreed upon between Ms. Johnson and our Chief Executive Officer.

Equity-Based Compensation

In November 2020, we granted Ms. Johnson an option to purchase 1,325,000 shares of our Class B common stock (the “Johnson Option”). The Johnson Option vests as to 25% of the shares on the one-year anniversary of the vesting commencement date and vests as to 1/48th of the shares monthly thereafter, such that all awards will be fully vested on the four-year anniversary of the vesting commencement date, subject to Ms. Johnson continuing to provide services to us through such vesting date. In the event Ms. Johnson’s employment is terminated for Cause or she resigns for Good Reason within 12 months after a Sale Event (as each is defined in the 2014 Plan), the vesting of the Johnson Option will be fully accelerated.

In December 2020, we granted Messrs. Skates and Liu each an option to purchase 2,342,060 and 1,171,030 shares, respectively, of our Class B common stock. 50% of the options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, such that all awards will be fully vested on the four-year anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through such vesting date. The remaining 50% of the options vest as to 1/24th of the shares on each monthly anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part, such that the options will be fully vested on the two-year anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part, subject to the holder continuing to provide services to us through such vesting date.

As described below under “Description of Capital Stock—Equity Award Amendment,” in connection with this listing, our board of directors amended outstanding equity awards granted under the 2014 Plan so that such awards will settle in shares of Class A common stock instead of Class B common stock. Holders of Class A common stock received as a result of the Equity Award Amendment will have the one-time right to exchange such shares of Class A common stock for an equal number of shares of Class B common stock until such time as the Class A common stock is transferred. Where references are made to options to purchase Class B common stock or RSUs settling in Class B common stock in this “Executive Compensation” section, they refer to our historical practice of granting equity awards that settle in shares of Class B common stock.

In connection with this listing, we have adopted a 2021 Incentive Award Plan (the “2021 Plan”) in order to facilitate the grant of cash and equity incentives to our directors, employees (including our NEOs), and consultants and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan became effective on the day prior to the effectiveness of the registration statement of which this prospectus forms a part. For additional information about the 2021 Plan, please see “—Narrative to 2020 Summary Compensation Table and Outstanding Equity Awards at 2020 Fiscal Year End—Equity Compensation Plans” below.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. In fiscal year 2020, we did not provide for any matching contributions under our 401(k) plan.

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance.

Perquisites and Other Personal Benefits

We did not provide any perquisites to our NEOs in fiscal year 2020, but our compensation committee may from time to time approve them in the future when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2020.

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable(5)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Spenser Skates	01/01/2021	(1)	991,700	119,330	4.19	12/27/2030	—	—
	01/01/2021	(2)	—	1,171,030	4.19	12/27/2030	—	—
	01/01/2021	(3)	—	—	—	—	60,000	319,200
Curtis Liu	01/01/2021	(1)	377,852	107,663	4.19	12/27/2030	—	—
	01/01/2021	(2)	—	585,515	4.19	12/27/2030	—	—
	01/01/2021	(3)	—	—	—	—	100,000	532,000
Jennifer Johnson	09/30/2020	(4)	—	1,325,000	4.19	11/09/2030	—	—

(1)

The options vest as to 1/48th of the shares on each month following the vesting commencement date, such that all awards will be fully vested on the four-year anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through such vesting date.

(2)

The options vest as to 1/24th of the shares on each monthly anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part, such that the options will be fully vested on the two-year anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part, subject to the holder continuing to provide services to us through such vesting date.

(3)

The shares of restricted stock acquired upon early exercise of an option vest and become no longer subject to a risk of forfeiture as to 1/48th of the shares on each month following the vesting commencement date, such that all awards will be fully vested on the four-year anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through such vesting date.

(4)

The options vest as to 25% of the shares on the one-year anniversary of the vesting commencement date and vest as to 1/48th of the shares monthly thereafter, such that all awards will be fully vested on the four-year anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through such vesting date. In the event the holder’s employment is terminated for Cause or she resigns for Good Reason within 12 months after a Sale Event, the vesting of the options will be fully accelerated.

(5)	The options in this column represent options that are exercisable by the holder prior to vesting.

(6)	The market value of shares that have not vested is based on the fair market value of our Class B common stock as of December 31, 2020, which our board of directors determined to be $5.32 per share.

Additional Narratives to 2020 Summary Compensation Table and Outstanding Equity Awards at 2020 Fiscal Year End

Executive Compensation Arrangements

We have not entered into formal employment agreements with our NEOs, except for Ms. Johnson.

In July 2020, we entered into an offer letter with Ms. Johnson, pursuant to which she serves as our Chief Marketing and Strategy Officer. Pursuant to the offer letter, Ms. Johnson is entitled to an annual base salary of $360,000 and a target bonus of $100,000, paid quarterly, under our annual variable compensation plan. For fiscal year 2020, Ms. Johnson’s bonus was guaranteed at $8,333 and, beginning with fiscal year 2021, the annual bonus will be based on a formula agreed upon between Ms. Johnson and our Chief Executive Officer.

In connection with this listing, we have entered into amended and restated employment agreements with each of our NEOs that supersede and replace the severance benefits they would otherwise be entitled to receive. These employment agreements provide for an annual base salary, target bonus entitlement, and the right to participate in benefits made available to other similarly situated executives.

In addition, under these employment agreements with each of our NEOs, if such NEO’s employment with us is terminated without Cause or such NEO resigns for Good Reason (as each is defined in the employment agreement), the applicable NEO will be entitled to receive: (i) a cash payment equal to six months base salary and (ii) payment or reimbursement of the cost of continued healthcare coverage for six months. In lieu of the foregoing benefits, if such NEO’s employment with us is terminated without Cause or such NEO resigns for Good Reason during the period commencing three months prior to a Change in Control (as defined in the 2021 Plan) and ending on the 12-month anniversary following such Change in Control, the applicable NEO will be entitled to receive: (i) a cash payment equal to 12 months base salary plus 100% of the NEO’s target annual bonus, (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months, and (iii) full accelerated vesting of any of the NEO’s unvested equity awards (except for any performance awards, which shall be governed by the terms of the applicable award agreement). The foregoing severance benefits are subject to the applicable NEO’s delivery of an executed release of claims against us and continued compliance with the NEO’s confidentiality agreement with us.

Ms. Johnson has also executed our standard confidential information and intellectual property assignment agreement.

Equity Compensation Plans

The following summarizes the material terms of the long-term incentive compensation plan in which our NEOs will be eligible to participate following the listing of our Class A common stock, as well as the 2014 Plan under which we have previously made periodic grants of equity and equity-based awards to our NEOs and other key employees.

2021 Incentive Award Plan

We have adopted the 2021 Plan, which became effective on the day prior to the effectiveness of the registration statement of which this prospectus forms a part. The principal purpose of the 2021 Plan is to attract, retain, and motivate selected employees, consultants, and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2021 Plan are summarized below.

Share Reserve. Under the 2021 Plan, 18,643,596 shares of our Class A common stock are initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, RSU awards, and other stock-based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2021 Plan will be increased by (i) any shares available for issuance under the 2014 Plan as of the effective date of the 2021 Plan, (ii) the number of shares represented by awards outstanding under our 2014 Plan (“Prior Plan Awards”) that become available for issuance under the counting provisions described below following the effective date and (iii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 5% of the shares of our common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 88,000,000 shares of stock may be issued upon the exercise of incentive stock options.

The following counting provisions are in effect for the share reserve under the 2021 Plan:

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to the extent that an award (including a Prior Plan Award) terminates, expires, or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan;

•

to the extent shares are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award under the 2021 Plan or Prior Plan Award, such tendered or withheld shares will be available for future grants under the 2021 Plan;

•

to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2021 Plan;

•	to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2021 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards or Prior Plan Awards will not be counted against the shares available for issuance under the 2021 Plan; and

•

to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.

In addition, the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards to any individual for services as a non-employee director during any calendar year may not exceed $3,500,000 for the initial year of appointment and $750,000 for each year thereafter.

Administration. The compensation committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least two members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our Class A common stock are traded. The 2021 Plan provides that the board of directors or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend, or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2021 Plan. The full board of directors will administer the 2021 Plan with respect to awards to non-employee directors.

Eligibility. Stock options, SARs, restricted stock, and all other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees, or consultants or are the officers, employees, or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”).

Awards. The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, other stock- or cash-based awards, and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, and conditions of the award.

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Nonstatutory Stock Options (“NSOs”) will provide for the right to purchase shares of our Class A common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Class A common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2021 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

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Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the restricted stock units have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Class A common stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of our Class A common stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of our Class A common stock, or in a combination of both, at the election of the administrator.

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Other Stock or Cash Based Awards are awards of cash, fully vested shares of our Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Class A common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance, and/or other conditions.

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Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents with respect to shares covered by a performance award will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the performance award vests with respect to such shares.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Change in Control. In the event of a change in control, unless the plan administrator elects to terminate an award in exchange for cash, rights, or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event that a participant’s services with us are terminated by us for any reason other than Cause (as defined in the 2021 Plan) or by such participant for Good Reason (as defined in the 2021 Plan) within three months prior to and ending 12 months following a Change in Control, then the vesting and, if applicable, exercisability of 100% of the then-unvested shares subject to the outstanding equity awards (other than any portion subject to performance-based vesting, which shall be handled as specified in the individual agreement or as otherwise provided by us) held by such participant under the 2021 Plan will accelerate effective as of the date of such termination. The administrator may also make appropriate adjustments to awards under the 2021 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution, or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

Adjustments of Awards. In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase, or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our Class A common stock that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2021 Plan.

Amendment and Termination. The administrator may terminate, amend, or modify the 2021 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule, or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

No incentive stock options may be granted pursuant to the 2021 Plan after the tenth anniversary of the effective date of the 2021 Plan, and no additional annual share increases to the 2021 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.

2014 Stock Option and Grant Plan

We currently maintain the 2014 Plan, which was adopted by our board of directors on December 5, 2014 and was most recently amended on June 29, 2021. We have previously granted stock options to our NEOs and some members of our board directors under the 2014 Plan, as described in more detail above. The principal purpose of the 2014 Plan is to encourage and enable officers, employees, directors, consultants, and other key persons of our company and our subsidiaries, upon whose judgment, initiative, and efforts we largely depend for the successful conduct of our business, to acquire a proprietary interest in us.

As described below under “Description of Capital Stock—Equity Award Amendment,” in connection with this listing, our board of directors amended outstanding equity awards granted under the 2014 Plan so that such awards will settle in shares of Class A common stock instead of Class B common stock in connection with and after this listing. Holders of Class A common stock received as a result of the Equity Award Amendment will have the one-time right to exchange such shares of Class A common stock for an equal number of shares of Class B common stock until such time as the Class A common stock is transferred.

Following the effectiveness of the registration statement of which this prospectus forms a part, we will not make any further grants under the 2014 Plan. As discussed above, any shares of our common stock that are available for issuance under the 2014 Plan immediately prior to the effectiveness of the registration statement of which this prospectus forms a part became available for issuance under the 2021 Plan. However, the 2014 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2014 Plan which, as of the date of this prospectus, constitute all of our outstanding stock options and restricted stock awards, other than the stock option to purchase 36,062 shares of Class B common stock that was granted outside of the 2014 Plan.

Types of Awards. The 2014 Plan provides for the grant of non-qualified options, restricted stock, unrestricted stock, RSUs to employees, non-employee members of the board of directors, and consultants. The 2014 Plan provides for the grant of ISOs to employees.

Share Reserve. We have reserved an aggregate of 46,406,328 shares of our common stock for issuance under the 2014 Plan. As of December 31, 2020, options to purchase a total of 28,445,269 shares of our common stock remained outstanding, RSUs representing a total of 2,571,430 shares of our common stock remained outstanding, a total of 10,238,529 shares of common stock had been issued upon the exercise of options or pursuant to other awards granted under the 2014 Plan and were outstanding, and 1,151,100 shares remained available for future grants.

Administration. Our board of directors or a committee appointed by our board of directors administers the 2014 Plan. The administrator has the authority to select the employees to whom awards will be granted under the 2014 Plan, to determine the time or times of grant, to determine the number of shares to be covered by any award and the price, exercise price, conversion ratio, or other price relating thereto, to determine and to modify from time to time the terms and conditions, including restrictions, of any award, to approve the form of award agreements, to accelerate at any time the exercisability or vesting of all or any portion of any award, to impose any limitations on awards, including limitations on transfers, repurchase provisions, and the like, and to exercise repurchase rights or obligations and to extend at any time the period in which options may be exercised. In addition, the administrator has the authority at any time to adopt, alter, and repeal such rules, guidelines, and practices for administration of the 2014 Plan and for its own acts and proceedings as it shall deem advisable, to interpret the terms and provisions of the 2014 Plan and any award, to make all determinations it deems advisable for the administration of the 2014 Plan, to decide all disputes arising in connection with the 2014 Plan, and to otherwise supervise the administration of the 2014 Plan.

Payment. The exercise price of options or purchase price of restricted stock under the 2014 Plan may be paid in such form as determined by the administrator, including, without limitation, cash, check, promissory note, other of our shares that have a fair market value on the date of surrender equal to the aggregate exercise price, or purchase price of the shares as to which such award relates, by irrevocable instructions to a broker to promptly deliver to us cash or check payable and acceptable to us for the purchase price, surrender of shares then issuable upon exercise of the award that have a fair market value equal to the aggregate exercise price or purchase price of the shares as to which such award relates, or any combination of the foregoing methods of payment.

Transfer. The 2014 Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution, except as otherwise approved by our board of directors.

Certain Events. In the event of a dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, or other change in our corporate structure affecting shares of our Class A common stock occurs, the administrator may make appropriate adjustments to the number of shares of our Class A common stock available reserved for issuance under the 2014 Plan, the number of shares of our Class A common stock covered by each outstanding award agreement, and/or the exercise price or repurchase price applicable to each outstanding award. In the event of a merger or sale event, options and restricted stock units will terminate in connection with such event, unless assumed or continued by the successor entity.

Amendment; Termination. Our board of directors may amend or terminate the 2014 Plan or any portion thereof at any time; an amendment of the 2014 Plan shall be subject to the approval of our stockholders only to the extent required by applicable laws. No awards may be granted under our 2014 Plan after it is terminated.

2021 Employee Stock Purchase Plan

We have adopted the 2021 Employee Stock Purchase Plan (the “ESPP”), which became effective on the day prior to the effectiveness of the registration statement of which this prospectus forms a part. The ESPP is designed to allow our eligible employees to purchase shares of our Class A common stock, at semi-annual intervals, with their accumulated payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The material terms of the ESPP are summarized below.

Components. The ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (i) the grant of options to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code, (the “Section 423 Component”), and (ii) the grant of options that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, we expect that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.

Administration. Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administrator.

Share Reserve. The maximum number of shares of our Class A common stock authorized for sale under the ESPP is equal to the sum of (a) 2,663,371 shares of Class A common stock and (b) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (i) 1% of the shares of our Class A common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares of Class A common stock as determined by our board of directors; provided, however, no more than 16,500,000 shares of our Class A common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.

Eligibility. Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our subsidiaries on the first day of the offering period, or the enrollment date. Our administrator has the discretion to exclude from participation our employees (and, if applicable, any employees of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP.

Participation. Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than the lesser of 15% of their compensation. Such payroll deductions will be expressed as a whole number percentage, and the accumulated deductions will be applied to the purchase of shares of our Class A common stock on each purchase date. However, a participant may not purchase more than 2,500 shares of our Class A common stock in each offering period and may not subscribe for more than $25,000 in fair market value of shares of our Class A common stock (determined at the time the option is granted) during any calendar year. The ESPP administrator has the authority to change these limitations for any subsequent offering period.

Offering. Generally, the ESPP will offer employees the option to purchase shares through a series of consecutive 12 month offering periods on each May 15th and November 15th (with two six-month purchase periods during each offering period). The initial offering period under the ESPP will be longer than 12 months, commencing upon the first public trading day following our direct listing and ending on November 14, 2022, with the first purchase period to commence on the first public trading day following our direct listing and ending on May 14, 2022. However, in no event may an offering period be longer than 27 months in length.

The option purchase price will be the lower of 85% of the closing trading price per share of our Class A common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date, which will occur on the last trading day of each purchase period, or such other price designated by the administrator. The price per share of our Class A common stock on the first day of the initial offering period shall be the closing trading price per share of our Class A common stock on the first trading day following this listing.

Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of our Class A common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our Class A common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge, or other disposition will not be given effect.

Adjustments upon Changes in Recapitalization, Dissolution, Liquidation, Merger, or Asset Sale. In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of our Class A common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our Class A common stock offered under the ESPP, the number and price of shares of our Class A common stock which any participant has elected to purchase under the ESPP, and the maximum number of shares of our Class A common stock which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing at least ten business days prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing at least ten business days prior to the new exercise date.

Amendment and Termination. Our board of directors may amend, suspend, or terminate the ESPP at any time. However, our board of directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, since January 1, 2018 to which we were a party or will be a party, in which:

•	the amount involved exceeded or will exceed $120,000; and

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any of our directors, executive officers, or beneficial owners of more than 5% of our capital stock, or any members of the immediate family of, or person sharing the household with, or any entity affiliated with any such person, had or will have a direct or indirect material interest.

Redeemable Convertible Preferred Stock Financings

Series D Redeemable Convertible Preferred Stock Financing

In November 2018, we entered into a Series D preferred stock purchase agreement with various investors, pursuant to which we issued and sold an aggregate of 9,313,611 shares of Series D redeemable convertible preferred stock at a purchase price of $8.5681 per share for gross proceeds of $79.8 million in multiple closings. The first closing occurred in November 2018, at which time we issued 9,208,572 shares of Series D redeemable convertible preferred stock for gross proceeds of $78.9 million. The second closing occurred in January 2019, at which time we issued 58,355 shares of Series D redeemable convertible preferred stock for gross proceeds of $499,991. The third closing occurred in November 2019, at which time we issued 23,342 shares of Series D redeemable convertible preferred stock for gross proceeds of $199,996. The fourth closing occurred in March 2020, at which time we issued 23,342 shares of Series D redeemable convertible preferred stock for gross proceeds of $199,996.

The table below sets forth the number of shares of our Series D redeemable convertible preferred stock purchased by our executive officers, directors, holders of more than 5% of our capital stock and their affiliated entities, or immediate family members.

Name(1)	Shares of Series D Preferred Stock	Aggregate Purchase Price ($)
Entities affiliated with Sequoia Capital(2)	5,835,599	49,999,996
Entities affiliated with Battery Ventures(3)	1,167,118	9,999,984
Benchmark Capital Partners VIII, L.P.(4)	11,671	99,998
Entities affiliated with Institutional Venture Partners(5)	735,285	6,299,995

(1)	For additional information regarding these stockholders and their equity holdings, see “Principal and Registered Stockholders.”

(2)

Sequoia Capital U.S. Growth Fund VIII, L.P., for itself and as nominee, and Sequoia Capital Global Growth Fund III – Endurance Partners, L.P., for itself and as nominee, collectively beneficially own more than 5% of our outstanding capital stock. Pat Grady is currently a member of our board of directors. Mr. Grady was designated by Sequoia Capital U.S. Growth Fund VIII, L.P. Mr. Grady is a partner of Sequoia Capital.

(3)

Battery Ventures XI-A, L.P., Battery Ventures XI-B, L.P., Battery Ventures XI-A Side Fund, L.P., Battery Ventures XI-B Side Fund, L.P., Battery Investment Partners XI, LLC, Battery Ventures Select Fund I, L.P., and Battery Investment Partners Select Fund I, L.P. collectively beneficially own more than 5% of our outstanding capital stock. Neeraj Agrawal is currently, and was at the time of the Series D redeemable convertible preferred stock financing, a member of our board of directors. Mr. Agrawal was designated to serve as a member of our board of directors by entities affiliated with Battery Ventures. Mr. Agrawal is a general partner of Battery Ventures.

(4)

Benchmark Capital Partners VIII, L.P., for itself and as nominee for Benchmark Founders’ Fund VIII, L.P. and Benchmark Founders’ Fund VIII-B, L.P., beneficially owns more than 5% of our outstanding capital stock. Eric Vishria is currently, and was at the time of the Series D redeemable convertible preferred stock financing, a member of our board of directors. Mr. Vishria was designated to serve as a member of our board of directors by Benchmark Capital Partners VIII, L.P. Mr. Vishria is a general partner of Benchmark Capital.

(5)	Institutional Venture Partners XV, L.P. and Institutional Venture Partners XV Executive Fund, L.P. collectively beneficially own more than 5% of our outstanding capital stock.

Series E Redeemable Convertible Preferred Stock Financing

In April 2020, we entered into a Series E preferred stock purchase agreement with various investors, pursuant to which we issued and sold an aggregate of 5,213,607 shares of Series E redeemable convertible preferred stock at a purchase price of $9.5498 per share for gross proceeds of $49.8 million.

The table below sets forth the number of shares of our Series E redeemable convertible preferred stock purchased by our executive officers, directors, holders of more than 5% of our capital stock and their affiliated entities, or immediate family members.

Name(1)	Shares of Series E Preferred Stock	Aggregate Purchase Price ($)
Entities affiliated with Sequoia Capital(2)	387,442	3,699,994
Entities affiliated with Battery Ventures(3)	261,784	2,499,985
Benchmark Capital Partners VIII, L.P.(4)	5,235	49,993
Entities affiliated with Institutional Venture Partners(5)	403,939	3,857,537
Jasmine Ventures Pte. Ltd.(6)	3,141,427	30,000,000

(1)	For additional information regarding these stockholders and their equity holdings, see “Principal and Registered Stockholders.”

(2)

Sequoia Capital U.S. Growth Fund VIII, L.P., for itself and as nominee, and Sequoia Capital Global Growth Fund III – Endurance Partners, L.P., for itself and as nominee, collectively beneficially own more than 5% of our outstanding capital stock. Pat Grady is currently, and was at the time of the Series E redeemable convertible preferred stock financing, a member of our board of directors. Mr. Grady was designated by Sequoia Capital U.S. Growth Fund VIII, L.P. Mr. Grady is a partner of Sequoia Capital.

(3)

Battery Ventures XI-A, L.P., Battery Ventures XI-B, L.P., Battery Ventures XI-A Side Fund, L.P., Battery Ventures XI-B Side Fund, L.P., Battery Investment Partners XI, LLC, Battery Ventures Select Fund I, L.P., and Battery Investment Partners Select Fund I, L.P. collectively beneficially own more than 5% of our outstanding capital stock. Neeraj Agrawal is currently, and was at the time of the Series E redeemable convertible preferred stock financing, a member of our board of directors. Mr. Agrawal was designated to serve as a member of our board of directors by entities affiliated with Battery Ventures. Mr. Agrawal is a general partner of Battery Ventures.

(4)

Benchmark Capital Partners VIII, L.P., for itself and as nominee for Benchmark Founders’ Fund VIII, L.P. and Benchmark Founders’ Fund VIII-B, L.P., beneficially owns more than 5% of our outstanding capital stock. Eric Vishria is currently, and was at the time of the Series E redeemable convertible preferred stock financing, a member of our board of directors. Mr. Vishria was designated to serve as a member of our board of directors by Benchmark Capital Partners VIII, L.P. Mr. Vishria is a general partner of Benchmark Capital.

(5)	Institutional Venture Partners XV, L.P. and Institutional Venture Partners XV Executive Fund, L.P. collectively beneficially own more than 5% of our outstanding capital stock.

(6)	Jasmine Ventures Pte. Ltd., an affiliate of GIC Private Limited, beneficially owns more than 5% of our outstanding capital stock.

Series F Redeemable Convertible Preferred Stock Financing

In May 2021, we entered into a Series F preferred stock purchase agreement with various investors, pursuant to which we issued and sold an aggregate of 6,246,111 shares of Series F redeemable convertible preferred stock at a purchase price of $32.0199 per share for gross proceeds of $200.0 million in multiple closings. The first closing occurred in May 2021, at which time we issued 3,154,287 shares of Series F redeemable convertible preferred stock for gross proceeds of $101.0 million. The second closing occurred in June 2021, at which time we issued 312,305 shares of Series F redeemable convertible preferred stock for gross proceeds of $10.0 million. The third closing occurred in June 2021, at which time we issued 1,171,146 shares of Series F redeemable convertible preferred stock for gross proceeds of $37.5 million. The fourth closing occurred in June 2021, at which time we issued 780,764 shares of Series F redeemable convertible preferred stock for gross proceeds of $25.0 million. The fifth closing occurred in July 2021, at which time we issued 46,845 shares of Series F redeemable convertible preferred stock for gross proceeds of $1.5 million. The sixth closing occurred in August 2021, at which time we issued 780,764 shares of Series F redeemable convertible preferred stock for gross proceeds of $25.0 million.

The table below sets forth the number of shares of our Series F redeemable convertible preferred stock purchased by our executive officers, directors, holders of more than 5% of our capital stock and their affiliated entities, or immediate family members.

Name(1)	Shares of Series F Preferred Stock	Aggregate Purchase Price ($)
Entities affiliated with Sequoia Capital(2)	3,123,057	99,999,973
Entities affiliated with Battery Ventures(3)	312,305	9,999,975
Entities affiliated with Institutional Venture Partners(4)	31,230	999,981
Jasmine Ventures Pte. Ltd.(5)	1,171,146	37,499,978

(1)	For additional information regarding these stockholders and their equity holdings, see “Principal and Registered Stockholders.”

(2)

Sequoia Capital U.S. Growth Fund VIII, L.P., for itself and as nominee, and Sequoia Capital Global Growth Fund III – Endurance Partners, L.P., for itself and as nominee, collectively beneficially own more than 5% of our outstanding capital stock. Pat Grady is currently, and was at the time of the Series F redeemable convertible preferred stock financing, a member of our board of directors. Mr. Grady was designated by Sequoia Capital U.S. Growth Fund VIII, L.P. Mr. Grady is a partner of Sequoia Capital.

(3)

Battery Ventures XI-A, L.P., Battery Ventures XI-B, L.P., Battery Ventures XI-A Side Fund, L.P., Battery Ventures XI-B Side Fund, L.P., Battery Investment Partners XI, LLC, Battery Ventures Select Fund I, L.P., and Battery Investment Partners Select Fund I, L.P. collectively beneficially own more than 5% of our outstanding capital stock. Neeraj Agrawal is currently, and was at the time of the Series F redeemable convertible preferred stock financing, a member of our board of directors. Mr. Agrawal was designated to serve as a member of our board of directors by entities affiliated with Battery Ventures. Mr. Agrawal is a general partner of Battery Ventures.

(4)	Institutional Venture Partners XV, L.P. and Institutional Venture Partners XV Executive Fund, L.P. collectively beneficially own more than 5% of our outstanding capital stock.

(5)	Jasmine Ventures Pte. Ltd., an affiliate of GIC Private Limited, beneficially owns more than 5% of our outstanding capital stock.

Promissory Note and Pledge Agreement

In June 2018, we entered into two pledge agreements with Matt Althauser who, at that time, was our Chief Operating Officer. Contemporaneously with the pledge agreements, we made two loans to Mr. Althauser, evidenced by promissory notes, each in the amount of $565,271.30. The proceeds of these loans were used by Mr. Althauser to purchase an aggregate of 813,340 shares of our common stock, pursuant to the terms of those certain stock option agreements between us and Mr. Althauser. The aggregate principal amount outstanding under the promissory notes of $886,480.84, together with accrued interest of $57,580.81, was paid in full in May 2020 in accordance with the terms of the notes.

Relationship with Confluent, Inc.

Erica Schultz, a member of our board of directors, is currently the President of Field Operations at Confluent, Inc., and Eric Vishria, a member of our board of directors, is a member of the board of directors of Confluent. Confluent has been our customer since July 2020. Pursuant to our customer agreements with Confluent, Confluent made payments to us of $60,000 during the fiscal year ended December 31, 2020. Since January 1, 2021, Confluent has made payments to us under these agreements of $3,000, and we anticipate that Confluent will make additional payments to us of approximately $65,000 and $80,000 during the fiscal years ending December 31, 2021 and 2022, respectively. Our agreements with Confluent are negotiated in the ordinary course of business.

Stock Transfers

The following secondary stock transfer transactions involving certain of our existing officers, directors and/or investors were facilitated by us concurrently with our Series E redeemable convertible preferred stock financing.

We entered into a Stock Transfer Agreement with Jasmine Ventures Pte. Ltd. and Spenser Skates, our Chief Executive Officer and a member of our board of directors, dated as of April 30, 2020, pursuant to which Mr. Skates sold 258,707 shares of our outstanding common stock to Jasmine Ventures Pte. Ltd. for an aggregate purchase price of $2.1 million.

We entered into a Stock Transfer Agreement with Jasmine Ventures Pte. Ltd. and Curtis Liu, our Chief Technology Officer and a member of our board of directors, dated as of April 30, 2020, pursuant to which Mr. Liu sold 258,707 shares of our outstanding common stock to Jasmine Ventures Pte. Ltd. for an aggregate purchase price of $2.1 million.

We entered into a Stock Transfer Agreement with Jasmine Ventures Pte. Ltd. and Jeffrey Wang, a current employee, dated as of April 30, 2020, pursuant to which Mr. Wang sold 147,831 shares of our outstanding common stock to Jasmine Ventures Pte. Ltd. for an aggregate purchase price of $1.2 million.

We entered into a Stock Transfer Agreement with SCP Amplitude Investment, LLC and Mr. Skates, dated as of April 30, 2020, pursuant to which Mr. Skates sold 148,517 shares of our outstanding common stock to SCP Amplitude Investment, LLC for an aggregate purchase price of $1.2 million.

We entered into a Stock Transfer Agreement with SCP Amplitude Investment, LLC and Mr. Liu, dated as of April 30, 2020, pursuant to which Mr. Liu sold 148,517 shares of our outstanding common stock to SCP Amplitude Investment, LLC for an aggregate purchase price of $1.2 million.

We entered into a Stock Transfer Agreement with entities affiliated with Battery Ventures and Mr. Skates, dated as April 30, 2020, pursuant to which Mr. Skates sold an aggregate of 23,954 shares of our outstanding common stock to entities affiliated with Battery Ventures for an aggregate purchase price of $194,442.

We entered into a Stock Transfer Agreement with entities affiliated with Battery Ventures and Mr. Liu, dated as of April 30, 2020, pursuant to which Mr. Liu sold an aggregate of 23,954 shares of our outstanding common stock to entities affiliated with Battery Ventures for an aggregate purchase price of $194,442.

We entered into a Stock Transfer Agreement with entities affiliated with Battery Ventures and Mr. Wang, dated as of April 30, 2020, pursuant to which Mr. Wang sold an aggregate of 13,687 shares of our outstanding common stock to entities affiliated with Battery Ventures for an aggregate purchase price of $111,101.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement with the purchasers of our outstanding redeemable convertible preferred stock and certain holders of our common stock, including certain of our directors and executive officers, holders of more than 5% of our capital stock, and entities with which certain of our directors are affiliated. The holders of approximately 86.2 million shares of our common stock, including shares of our common stock issuable upon the conversion of our outstanding redeemable convertible preferred stock, are entitled to rights with respect to the registration of their shares under the Securities Act. For a more detailed description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Voting Agreement

We were party to an amended and restated voting agreement with the purchasers of our outstanding redeemable convertible preferred stock and certain holders of our common stock and options, warrants, or other rights to acquire our common stock, including certain of our directors and executive officers, holders of more than 5% of our capital stock, and entities with which certain of our directors are affiliated. Upon the effectiveness of the registration statement of which this prospectus forms a part, the amended and restated voting agreement terminated. For a description of the amended and restated voting agreement, see “Management—Voting Arrangements.”

First Refusal and Co-Sale Agreement

We were party to an amended and restated first refusal and co-sale agreement with the purchasers of our outstanding redeemable convertible preferred stock and certain holders of our common stock, including certain of our directors and executive officers, holders of more than 5% of our capital stock, and entities with which certain of our directors are affiliated. This agreement provides for rights of first refusal and co-sale relating to the shares of our common stock held by certain parties to the agreement. Upon the effectiveness of the registration statement of which this prospectus forms a part, the amended and restated first refusal and co-sale agreement terminated.

Employment Agreements

We have entered into offer letter agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of these agreements with our named executive officers, see “Executive Compensation—Narrative to 2020 Summary Compensation Table and Outstanding Equity Awards at 2020 Fiscal Year End—Executive Compensation Arrangements.”

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our directors and executive officers to the fullest extent permitted by law. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we entered into indemnification agreements with all of our directors and executive officers. See “Description of Capital Stock—Limitation on Liability of Directors and Indemnification.”

Our Policy Regarding Related Party Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest (or the perception thereof). Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for companies having common stock that is listed on Nasdaq. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, that meets the disclosure requirements set forth in Item 404 under the Securities Act, in which we were or are to be a participant and in which a “related person,” as defined in Item 404, had, has, or will have a direct or indirect material interest. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL AND REGISTERED STOCKHOLDERS

The following table sets forth:

•	certain information with respect to the beneficial ownership of our Class A and Class B common stock as of September 10, 2021 for:

•	each of our executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock; and

•	the number of shares of Class A common stock and Class B common stock held by the Registered Stockholders and registered as Class A common stock for resale by means of this prospectus.

This prospectus registers for resale shares of Class A common stock that are held by certain Registered Stockholders that include (i) our affiliates and certain other stockholders with “restricted” securities under the applicable securities laws and regulations who, because of their status as affiliates of us pursuant to Rule 144 or because they acquired their capital stock from an affiliate or from us within the prior 12 months from the date of any proposed sale, would otherwise be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days, and (ii) our current and former non-executive officer and non-director service providers who acquired shares from us within the prior 12 months from the date of any proposed sale under Rule 701 and hold “restricted” securities under the applicable securities laws and regulations. See “Shares Eligible for Future Sale” for further information regarding sales of such “restricted” securities if not sold pursuant to this prospectus.

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders who hold Class B common stock may convert their shares of Class B common stock into Class A common stock at any time and the Registered Stockholders may sell all, some, or none of the shares of Class A common stock covered by this prospectus, we cannot determine the number of such shares of Class A common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock, either as Class A common stock or Class B common stock, that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our shares of Class A common stock or Class B common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. See “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.

After the listing of our Class A common stock on the Nasdaq Capital Market, certain of the Registered Stockholders are entitled to registration rights with respect to their shares of Class A common stock or Class B common stock, as described in “Description of Capital Stock—Registration Rights.”

We currently intend to use our reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period of 90 days after the effectiveness of the registration statement. As a result, registered shares also include shares of Class A common stock subject to outstanding options and issuable pursuant to outstanding RSUs held by our directors and executive officers that may vest, be exercised, and be settled, as applicable, and be sold during the period we intend to keep the Registration Statement effective. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of our Class A common stock by the Registered Stockholders. However, we have engaged financial advisors with respect to certain other matters relating to our listing of our Class A common stock on the Nasdaq Capital Market. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

We have based percentage ownership of our common stock on no shares of our Class A common stock and 102,756,934 shares of our Class B common stock outstanding as of September 10, 2021, after giving effect to the Reclassification and the Existing Preferred Stock Conversion. We have deemed shares of our Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of September 10, 2021 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of September 10, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

In connection with this listing, our board of directors amended all awards outstanding under our 2014 Plan to settle into Class A common stock (the “Equity Award Amendment”). Holders of Class A common stock received as a result of the Equity Award Amendment will have the one-time right to exchange such shares of Class A common stock for an equal number of shares of Class B common stock until such time as the Class A common stock is transferred. The table below does not give effect to the Equity Award Amendment. See “Description of Capital Stock—Equity Award Amendment.”

Unless otherwise indicated, the business address of each such beneficial owner is c/o Amplitude, Inc., 201 Third Street, Suite 200, San Francisco, California 94103.

	Beneficial Ownership Prior to the Effectiveness of the Registration Statement
	Number of Shares Beneficially Owned				Percentage of Total Voting Power†	Shares of Class A Common Stock Being Registered††
	Class A		Class B+
Name of Beneficial Owner	Shares	%	Shares	%
Executive Officers and Directors:
Spenser Skates(1)	—	—	8,917,742	8.5%	8.5%	1,000,000
Matt Heinz(2)	—	—	1,300,000	1.2%	1.2%	704,166
Jennifer Johnson(3)	—	—	358,854	*	*	386,458
Curtis Liu(4)	—	—	8,323,893	8.0%	8.0%	1,000,000
Hoang Vuong(5)	—	—	1,692,333	1.6%	1.6%	1,081,045
Neeraj Agrawal(6)	—	—	13,984,637	13.6%	13.6%	—
Ron Gill(7)	—	—	310,000	*	*	193,750
Pat Grady(8)	—	—	8,051,817	7.8%	7.8%	—
Erica Schultz(9)	—	—	212,000	*	*	53,000
Elisa Steele(10)	—	—	212,000	*	*	35,333
Eric Vishria(11)	—	—	15,264,298	14.9%	14.9%	—
James Whitehurst	—	—	—	*	*	7,812
Catherine Wong(12)	—	—	7,812	*	*	15,625
All current directors and executive officers as a group (13 persons)(13)	—	—	58,635,386	53.9%	53.9%	4,477,189

Other 5% Stockholders:
Entities affiliated with Battery Ventures(14)	—	—	13,984,637	13.6%	13.6%	4,195,391
Benchmark Capital Partners VIII, L.P.(15)	—	—	15,264,298	14.9%	14.9%	4,579,289
Entities affiliated with Institutional Venture Partners(16)	—	—	8,762,355	8.5%	8.5%	2,628,707
Entities affiliated with Sequoia Capital(17)	—	—	7,885,132	7.7%	7.7%	3,182,481
Jasmine Ventures Pte. Ltd.(18)	—	—	4,977,818	4.8%	4.8%	1,493,345

	Beneficial Ownership Prior to the Effectiveness of the Registration Statement
	Number of Shares Beneficially Owned				Percentage of Total Voting Power†	Shares of Class A Common Stock Being Registered††
	Class A		Class B+
Name of Beneficial Owner	Shares	%	Shares	%
Other Registered Stockholders:
Non-Executive Officer and Non-Director Current and Former Service Providers(19)	—	—	19,322,639	17.4%	17.4%	10,531,598
All Other Registered Stockholders(20)	—	—	6,754,800	6.6%	6.6%	4,310,389

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

+

The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Shares of our Class A common stock entitle the holder to one vote per share and shares of our Class B common stock entitle the holder to five votes per share. For additional information regarding our Class A common stock and Class B common stock, see “Description of Capital Stock.”

††

Registered shares also include, in the case of certain of our founders, executive officers, and directors, (a) shares of Class B common stock subject to outstanding options that will be exercisable as of December 20, 2021 and (b) shares of Class B common stock subject to outstanding RSUs for which the time-based vesting condition has been satisfied or will be satisfied as of December 20, 2021.

(1)

Consists of (a) 7,041,146 shares of Class B common stock, of which 198,695 shares are unvested and subject to repurchase by us and (b) 1,876,596 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021.

(2)

Consists of (a) 44,247 shares of Class B common stock and (b) 1,255,753 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021.

(3)	Consists of 358,854 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021.

(4)

Consists of (a) 7,620,610 shares of Class B common stock held by a trust over which Mr. Liu exercises voting and dispositive control, of which 286,365 shares are unvested and subject to repurchase by us and (b) 703,283 shares of Class B common stock issuable upon the exercise of stock options held by a trust over which Mr. Liu exercises voting and dispositive control and that are exercisable within 60 days of September 10, 2021.

(5)

Consists of (a) 278,251 shares of Class B common stock and (b) 1,414,082 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021.

(6)

Consists of shares listed in footnote 14 below held of record by entities affiliated with Battery Ventures. Mr. Agrawal, one of our directors, is a general partner of Battery Ventures and, therefore, may be deemed to share voting and dispositive power with respect to such shares. Mr. Agrawal disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(7)	Consists of 310,000 shares of Class B common stock, of which 135,625 shares are unvested and subject to repurchase by us.

(8)

Consists of (a) 166,685 shares of Class B common stock and (b) shares listed in footnote 17 below held of record by entities affiliated with Sequoia Capital. Mr. Grady, one of our directors, is a partner of Sequoia Capital and, therefore, may be deemed to exercise voting and investment discretion with respect to the shares listed in footnote 17 below. Mr. Grady disclaims beneficial ownership of all such shares.

(9)

Consists of (a) 100,000 shares of Class B common stock, of which 67,000 shares are unvested and subject to repurchase by us and (b) 112,000 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021.

(10)	Consists of 212,000 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021.

(11)	Consists of shares listed in footnote 15 below held of record by Benchmark Capital Partners VIII, L.P.

(12)	Consists of 7,812 shares of Class B common stock issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of September 10, 2021.

(13)

Consists of (a) 52,695,006 shares of Class B common stock, of which 687,685 shares are unvested and subject to repurchase by us, (b) 5,932,568 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021, and (c) 7,812 shares of Class B common stock issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of September 10, 2021.

(14)

Consists of (a) 244,579 shares of Class B common stock held of record by Battery Investment Partners XI, LLC (“BIP XI”), (b) 5,277,254 shares of Class B common stock held of record by Battery Ventures XI-A, L.P. (“BV XI-A”), (c) 5,482,741 shares of Class B common stock held of record by Battery Ventures XI-A Side Fund, L.P. (“BV XI-A SF”), (d) 1,394,368 shares of Class B common stock held of record by Battery Ventures XI-B, L.P. (“BV XI-B”), (e) 1,188,883 shares of Class B common stock held of record by Battery Ventures XI-B Side Fund, L.P. (“BV XI-B SF”), (f) 361,099 shares of Class B common stock held of record by Battery Ventures Select Fund I, L.P. (“BV Select I”), and (g) 35,713 shares of Class B common stock held of record by Battery Investment Partners Select Fund I, L.P. (“BIP Select I”). The sole general partner of BV XI-A and BV XI-B is Battery Partners XI, LLC (“BP XI”). The sole general partner of BV XI-A SF and BV XI-B SF is Battery Partners XI Side Fund, LLC (“BP XI SF”). The sole managing member of BIP XI is BP XI. The sole general partner of BV Select I is Battery Partners Select Fund I, L.P., whose sole general partner is Battery Partners Select Fund I GP, LLC (“BP Select I”). The general partner of BIP Select I is BP Select I. The investment adviser of BP XI, BP XI SF, and BP Select I is Battery Management Corp. (together with BP XI, BP XI SF, and BP Select I, the “Battery Companies”). The managing members and officers of the Battery Companies who share voting and dispositive power with respect to such shares are Neeraj Agrawal, one of our directors, Michael Brown, Morad Elhafed, Jesse Feldman, Russell Fleischer, Roger Lee, Itzik Parnafes, Chelsea Stoner, Dharmesh Thakker, and Scott Tobin. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. The address for each of these entities is One Marina Park Drive, Suite 1100, Boston, Massachusetts 02210.

(15)

Consists of 15,264,298 shares of Class B common stock held of record by Benchmark Capital Partners VIII, L.P. (“Benchmark VIII”). Benchmark Capital Management Co. VIII, L.L.C., the general partner of Benchmark VIII, may be deemed to have sole voting and investment power over shares held by Benchmark VIII. Eric Vishria, one of our directors, along with Matthew R. Cohler, Peter H. Fenton, J. William Gurley, An-Yen Hu, Mitchell H. Lasky, Chetan Puttagunta, Steven M. Spurlock, and Sarah E. Tavel are the managing members of Benchmark Capital Management Co. VIII, L.L.C. The address for each of these entities is 2965 Woodside Road, Woodside, California 94062.

(16)

Consists of (a) 8,716,001 shares of Class B common stock held of record by Institutional Venture Partners XV, L.P. and (b) 46,354 shares of Class B common stock held of record by Institutional Venture Partners XV Executive Fund, L.P. Institutional Venture Management XV, LLC is the general partner of Institutional Venture Partners XV, L.P. and Institutional Venture Partners XV Executive Fund, L.P. Todd C. Chaffee, Somesh Dash, Norman A. Fogelsong, Stephen J. Harrick, Eric Liaw, Jules A. Maltz, J. Sanford Miller, and Dennis B. Phelps are the managing directors of Institutional Venture Management XV, LLC and share voting and dispositive power over the shares held by Institutional Venture Partners XV, L.P. and Institutional Venture Partners XV Executive Fund, L.P. The address for each of these entities is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94062.

(17)

Consists of (a) 5,330,200 shares of Class B common stock held of record by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GF VIII”) and (b) 2,554,932 shares of Class B common stock held of record by Sequoia Capital Global Growth Fund III – Endurance Partners, L.P. (“GGF III”). SC US (TTGP), Ltd. is (i) the general partner of SCGGF III – Endurance Partners Management, L.P., which is the general partner of GGF III, and (ii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GF VIII. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by GF VIII and GGF III. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to GF VIII include Pat Grady, one of our directors. In addition, the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to GGF III are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, Messrs. Leone and Botha may be deemed to share voting and dispositive power with respect to the shares held by GGF III. Mr. Grady expressly disclaims beneficial ownership of all such shares held by these entities. The address for each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(18)

Consists of 4,977,818 shares of Class B common stock held of record by Jasmine Ventures Pte. Ltd. Jasmine Ventures Pte. Ltd. shares the power to vote and dispose of these shares with GIC Special Investments Pte. Ltd. and GIC Private Limited, both of which are private limited companies incorporated in Singapore. GIC Special Investments Pte. Ltd. is wholly owned by GIC Private Limited and is the private equity investment arm of GIC Private Limited. GIC Private Limited is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The address for Jasmine Ventures Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(19)

Consists of (a) 10,897,135 shares of Class B common stock, of which 565,132 shares are unvested and subject to repurchase by us, (b) 5,844,743 shares of Class B common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 10, 2021, and (c) 2,580,761 shares of Class B common stock issuable pursuant to RSUs which will vest within 60 days of September 10, 2021.

(20)

Consists of (a) 6,711,738 shares of Class B common stock, (b) 36,062 shares of Class B common stock issuable upon the exercise of a stock option that is exercisable within 60 days of September 10, 2021, and (c) 7,000 shares of Class B common stock issuable upon the exercise of a warrant that is exercisable within 60 days of September 10, 2021.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock. We adopted a restated certificate of incorporation and an amended and restated bylaws that became effective shortly following the effectiveness of the registration statement of which this prospectus forms a part, and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our restated certificate of incorporation, amended and restated bylaws, and our amended and restated investors’ rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Pursuant to our restated certificate of incorporation and our amended and restated bylaws, our authorized capital stock consists of:

•	600,000,000 shares of Class A common stock, par value $0.00001 per share;

•	600,000,000 shares of Class B common stock, par value $0.00001 per share; and

•	20,000,000 shares of undesignated preferred stock, par value $0.00001 per share.

After giving effect to the Existing Preferred Stock Conversion, the Reclassification, and the RSU Settlement, as of June 30, 2021, there were 2,571,430 shares of our Class A common stock outstanding, held by one stockholder of record, 99,873,225 shares of our Class B common stock outstanding, held by 334 stockholders of record, and no shares of our preferred stock outstanding. Pursuant to our restated certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by Nasdaq rules, to issue additional shares of our capital stock.

Common Stock

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights.

Voting rights

Shares of our Class A common stock are entitled to one vote per share and shares of our Class B common stock are entitled to five votes per share. The holders of our Class A common stock and the holders of our Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or holders of our Class B common stock to vote separately in the following circumstances:

•

if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that would affect its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our restated certificate of incorporation that became effective shortly following the effectiveness of the registration statement of which this prospectus forms a part provides that stockholders are not entitled to cumulative voting for the election of directors.

Conversion rights

Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our restated certificate of incorporation. In addition, each share of our Class B common stock held by Curtis Liu, Spenser Skates, and Jeffrey Wang, whom we refer to as our founders (or any of such founder’s affiliates), will convert automatically into one share of our Class A common stock on the earlier of (i) the death or incapacity of such founder or (ii) the date that is six months following the date on which such founder is no longer an employee or director of our company (unless such founder has rejoined our company during such six-month period). Each outstanding share of our Class B common stock will also convert automatically into one share of our Class A common stock on the date that is six months following the date on which no founder is an employee or director of our company (unless a founder has rejoined our company during such six-month period). In addition, any transfer by a founder (or such founder’s affiliates) to one or more of the other founders (or such founders’ affiliates) will not result in the automatic conversion of such shares of Class B common stock to Class A common stock. Once converted into Class A common stock, the Class B common stock may not be reissued.

Economic rights

Dividends. Any dividend or distribution paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).

Liquidation. In the event of our liquidation, dissolution, or winding-up and upon the completion of the distributions required with respect to any series of redeemable convertible preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock.

Change of Control Transactions. In the event of certain mergers, consolidations, business combinations, or other similar transactions, shares of our Class A common stock or Class B common stock will be treated equally, identically, and will share ratably, on a per share basis, in any consideration related to such transaction, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class. In the event that the holders of shares of Class A common stock or Class B common stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such transaction, the foregoing will be satisfied if holders of shares of Class A common stock and the holders of Class B common stock are granted identical election rights.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.

No preemptive or similar rights

Holders of shares of our common stock do not have preemptive, subscription, or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Fully paid and non-assessable

All of our outstanding shares of Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

After the effectiveness of the registration statement of which this prospectus forms a part, no shares of our redeemable convertible preferred stock remain outstanding. Under the terms of our restated certificate of incorporation, which became effective shortly following the effectiveness of the registration statement of which this prospectus forms a part, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval, unless required by law or by any stock exchange. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company that may otherwise benefit holders of our Class A and Class B common stock and may adversely affect the market price of the Class A common stock and the voting and other rights of the holders of Class A and Class B common stock. We have no current plans to issue any shares of preferred stock.

Stock Options

As of June 30, 2021, 28,806,581 shares of Class A common stock were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $3.33 per share. In addition, 282,734 shares of Class A common stock are issuable upon the exercise of stock options granted after June 30, 2021, at a weighted-average exercise price of $24.56 per share. For additional information regarding terms of our equity incentive plans, see “Executive Compensation—Narrative to 2020 Summary Compensation Table and Outstanding Equity Awards at 2020 Fiscal Year End—Equity Compensation Plans.”

Equity Award Amendment

Equity awards granted under our 2014 Plan generally settle in shares of Class B common stock. Class B common stock automatically converts to Class A common stock upon transfer unless transferred to a permitted transferee. In connection with this listing, our board of directors amended all awards outstanding under our 2014 Plan to settle into Class A common stock (the “Equity Award Amendment”). Holders of Class A common stock received as a result of the Equity Award Amendment will have the one-time right to exchange such shares of Class A common stock for an equal number of shares of Class B common stock until such time as the Class A common stock is transferred. There are no pre-defined time period or other restrictions related to the holder’s right to exchange such shares of Class A common stock. Holders may only elect to exchange all, and not a portion, of such shares of Class A common stock. Such right will transfer to a permitted transferee.

As of June 30, 2021, outstanding options to purchase 28,770,519 shares of Class B common stock and outstanding RSUs representing 3,050,911 shares of Class B common stock will be impacted by the Equity Award Amendment. These awards are referenced in this prospectus as options to purchase Class A common stock and RSUs representing Class A common stock, respectively, unless indicated otherwise.

We expect to issue 2,571,430 shares of our Class A common stock instead of Class B common stock due to the Equity Award Amendment, upon the vesting and settlement of RSUs for which the time-based vesting condition was satisfied as of June 30, 2021, and for which the performance-based vesting condition will be satisfied upon the listing of our Class A common stock on the Nasdaq Capital Market.

Restricted Stock Units

As of June 30, 2021, 479,481 shares of Class A common stock were issuable upon settlement of RSUs outstanding as of June 30, 2021, for which the time-based vesting condition had not been satisfied as of such date. In addition, 779,757 shares of Class A common stock are issuable upon settlement of RSUs granted after June 30, 2021.

Warrant

As of June 30, 2021, 7,000 shares of Class B common stock were issuable upon the exercise of an outstanding warrant at an exercise price of $1.39 per share. The warrant expires on November 22, 2027.

Choice of Forum

Our restated certificate of incorporation and our amended and restated bylaws provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents, or stockholders to us or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against us or any of our current or former directors, officers, other employees, agents, or stockholders arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) the exclusive forum provisions are intended to benefit and may be enforced by us, our officers and directors, the financial advisors to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering; (iv) any person or entity purchasing or otherwise acquiring or holding any interest in our shares of capital stock will be deemed to have notice of and consented to these provisions; and (v) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in our restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court, to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although our restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For more information on the risks associated with our choice of forum provision, see “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—Our restated certificate of incorporation and amended and restated bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.”

Anti-Takeover Provisions

Our restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and limit the market price of our Class A common stock.”

Multi-Class Stock

As described above in “—Common Stock—Voting rights,” our restated certificate of incorporation provides for a multi-class common stock structure, pursuant to which holders of our Class B common stock, including our current investors, executives, and employees, have the ability to control the outcome of matters requiring stockholder approval, even if such holders own significantly less than a majority of the shares of the shares of our outstanding Class A common stock and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Stockholder Action and Special Meetings of Stockholders

Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our restated certificate of incorporation further provides that special meetings of our stockholders may be called only by a majority of our board of directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes, divided as nearly as equal in number as possible. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our voting shares will be able to elect all of our directors. Our restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock. For more information on the classified board, see “Management—Classified Board of Directors.” Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Supermajority Requirements for Amendments of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain amendments to our restated certificate of incorporation and our amended and restated bylaws require the approval of 66 2⁄3% of the outstanding voting power of our capital stock.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•	the business combination takes place more than three years after the interested stockholder became an “interested stockholder;”

•	our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitation on Liability of Directors and Indemnification

Our restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended. The DGCL provides that the certificate of incorporation may not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we entered into separate indemnification agreements with each of our directors and executive officers.

Registration Rights

We are party to an amended and restated investors’ rights agreement that provides that certain holders of our capital stock have certain registration rights as set forth below. The registration of shares of our Class A common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

The registration rights set forth in the amended and restated investors’ rights agreement will terminate (i) five years following the effectiveness of the registration statement of which this prospectus forms a part or (ii) with respect to any particular stockholder, the earliest of when such stockholder is able to sell all of its shares pursuant to Rule 144(b)(1)(i) of the Securities Act or holds 1% or less of our outstanding Class A common stock, which includes shares of Class B common stock convertible into Class A common stock, and is able to sell all of its registrable shares pursuant to Rule 144 of the Securities Act during any three month period. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

The holders of up to approximately 69.6 million shares of our Class A common stock and Class B common stock are entitled to certain demand registration rights. At any time beginning six months after the effectiveness of the registration statement of which this prospectus forms a part, holders of at least 50% of these approximately 69.6 million shares of registrable securities can request that we register the offer and sale of their shares. We are obligated to effect only one such registration. Such request for registration must cover securities the anticipated aggregate offering price of which is at least $15.0 million. We will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effectiveness of, a registration statement relating to the public offering of our Class A common stock. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of up to approximately 86.2 million shares of our Class A common stock and Class B common stock are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration relating solely to the sale of securities of participants in our stock plan, (iii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iv) a registration on any registration form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of such shares, or (v) a registration in which the only shares being registered are shares issuable upon conversion of debt securities that are also being registered, the holders of such shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

The holders of up to approximately 69.6 million shares of our Class A common stock and Class B common stock are entitled to certain Form S-3 registration rights. The holders of at least 30% of these approximately 69.6 million shares then outstanding may make a request that we register the offer and sale of their shares on a registration statement on Form S-3, if we are eligible to file a registration statement on Form S-3 and so long as the request covers securities the anticipated aggregate public offering price of which is at least $10.0 million, net of any underwriters’ discounts, or commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8124.

Listing

We have been approved to list our Class A common stock on the Nasdaq Capital Market under the symbol “AMPL.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Class A common stock on the Nasdaq Capital Market, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. Sales of substantial amounts of our Class A common stock in the public market following our listing on the Nasdaq Capital Market or the perception that such sales could occur, could adversely affect the public price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of Class A common stock or the prices at which any such sales may occur. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the trading prices of shares of our Class A common stock prevailing from time to time.

Upon the effectiveness of the registration statement of which this prospectus forms a part, based on the number of shares of our capital stock outstanding as of June 30, 2021, we had a total of 2,571,430 shares of Class A common stock and 99,873,225 shares of Class B common stock outstanding, after giving effect to the Existing Preferred Stock Conversion, the Reclassification, and the RSU Settlement.

Shares of our Class A common stock and Class B common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Following the listing of our Class A common stock on the Nasdaq Capital Market, shares of our Class A common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of Class A common stock for a period of at least one year will be able to sell their shares of Class A common stock under Rule 144, which is expected to include approximately 69.4 million shares of Class A common stock issuable upon conversion of outstanding shares of Class B common stock, immediately after the effectiveness of the registration statement of which this prospectus forms a part.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of Class A common stock that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding; and

•	the average weekly trading volume of our Class A common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchased shares of capital stock from us in connection with a compensatory stock option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by a company before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after a company becomes subject to the reporting requirements of the Exchange Act.

Registration Rights

The holders of approximately 86.2 million shares of our Class A common stock and Class B common stock, or their transferees, are entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, see “Description of Capital Stock—Registration Rights” and “Certain Relationships and Related Party Transactions—Investors’ Rights Agreement.” If these shares are registered, in most cases they will be freely tradable without restriction under the Securities Act and a large number of shares may be sold into the public market.

Registration Statement on Form S-8

We filed a registration statement on Form S-8 under the Securities Act to register shares of our Class A common stock and Class B common stock subject to outstanding stock options and RSUs outstanding, as well as shares of our Class A common stock reserved for future issuance, under our 2021 Plan and ESPP. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144. See “Executive Compensation—Narrative to 2020 Summary Compensation Table and Outstanding Equity Awards at 2020 Fiscal Year End—Equity Compensation Plans—2021 Incentive Award Plan” for a description of our 2021 Plan and “Executive Compensation—Narrative to 2020 Summary Compensation Table and Outstanding Equity Awards at 2020 Fiscal Year End—Equity Compensation Plans—2021 Employee Stock Purchase Plan” for a description of our ESPP.

SALE PRICE HISTORY OF OUR CAPITAL STOCK

We have been approved to list our Class A common stock on the Nasdaq Capital Market. Prior to the listing of our Class A common stock on the Nasdaq Capital Market, there has been no public market for our Class A common stock. However, our common stock has a history of trading in private purchases. The table below shows the high and low sales prices for our common stock in private transactions by our stockholders, for the indicated periods, as well as the volume-weighted-average price per share, based on information available to us. During 2019 and 2020, we facilitated secondary transactions with select executives in which our common stock was sold above fair value. The table below excludes sales of our redeemable convertible preferred stock for the indicated periods, but includes such shares on an as-converted to common stock basis in the number of shares outstanding. This information may have little or no relation to broader market demand for our Class A common stock and thus the opening public price and subsequent public price of our Class A common stock on the Nasdaq Capital Market. As a result, you should not place undue reliance on these historical private sales prices as they may differ materially from the opening public price and subsequent public price of our Class A common stock on the Nasdaq Capital Market. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—Our stock price may be volatile, and could decline significantly and rapidly.”

	Per Share Sale Price		Number of Shares Sold in the Period	Volume-Weighted- Average Price (VWAP)	Number of Shares Outstanding (Period End)
	High	Low
Annual
Year Ended December 31, 2020	$20.00	$8.12	2,465,793	$8.94	89,641,703
Quarterly
Year Ended December 31, 2020
First Quarter	$—	$—	—	$—	81,000,105
Second Quarter	$8.12	$8.12	1,724,709	$8.12	86,843,175
Third Quarter	$20.00	$9.65	170,000	$10.74	87,375,015
Fourth Quarter	$20.00	$9.55	571,084	$10.88	89,641,703
Year Ended December 31, 2021
First Quarter	$20.00	$20.00	100,000	$20.00	90,867,292
Second Quarter	$25.00	$21.00	146,328	$22.70	99,045,616
Third Quarter (through September 10, 2021)	$43.57	$21.00	176,990	$35.41	102,756,934

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) generally applicable to the ownership and disposition of our Class A common stock by a Non-U.S. Holder (as defined below) that acquires our Class A common stock and holds our Class A common stock as a capital asset (generally, property held for investment), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the Internal Revenue Service (IRS) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our Class A common stock.

This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax or subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Internal Revenue Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS

ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not currently anticipate paying dividends on our Class A common stock. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under the subsection titled “—Sale or Other Taxable Disposition” below.

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (FATCA)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A common stock beginning on January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PLAN OF DISTRIBUTION

The Registered Stockholders, and their pledgees, donees, transferees, assignees, or other successors in interest may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on the Nasdaq Capital Market, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the shares of Class A common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged financial advisors with respect to certain other matters relating to the registration of shares of our Class A common stock and listing of our Class A common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of Class A common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders. We will recognize costs related to this direct listing and our transition to a publicly-traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.

We engaged Morgan Stanley, BofA Securities, Citigroup, KeyBanc Capital Markets, Baird, UBS Investment Bank, and William Blair as our financial advisors to advise and assist us with respect to certain matters relating to our listing. These matters include assisting us in defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part, our preparation of the registration statement of which this prospectus forms a part, our preparation of investor communications and presentations in connection with investor education, and being available to consult with Nasdaq, including on the day that our shares of Class A common stock are initially listed on the Nasdaq Capital Market.

In addition, Morgan Stanley will determine when our shares of Class A common stock are ready to trade and to approve proceeding with the opening of trading at the Current Reference Price (as defined below). However, Morgan Stanley and the other financial advisors have not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our Class A common stock in consultation with us, except as described herein.

On the day that shares of our Class A common stock are initially listed on the Nasdaq Capital Market, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. During a ten-minute “Display Only” period, market participants may enter quotes and orders in Class A common stock in Nasdaq’s systems and such information is disseminated, along with other indicative imbalance information, to Morgan Stanley and other market participants (including the other financial advisors) by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Morgan Stanley, in its capacity as our designated financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once Morgan Stanley has notified Nasdaq that shares of our Class A common stock are ready to trade, Nasdaq will calculate the Current Reference Price (as defined below) for shares of our Class A common stock, in accordance with Nasdaq’s rules. If Morgan Stanley then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). Prior to the conclusion of the “Pre-Launch” period, Morgan Stanley will select price bands for purposes of applying the price validation test, which are generally set at zero. Under the price validation test, Nasdaq compares the expected price (i.e. the price at which Morgan Stanley notified Nasdaq that the security is ready to trade) with the actual price calculated by Nasdaq, which is the Current Reference Price at the time of the price validation test, for the opening trade to assure that the difference between such prices, if any, is within the price bands previously selected by Morgan Stanley. If the price bands are set at zero then these prices must be identical. As part of conducting such price validation test, Nasdaq may consult with Morgan Stanley, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks the applicable orders that have been entered will then be executed at such price and regular trading of shares of our Class A common stock on the Nasdaq Capital Market will commence.

Under Nasdaq’s rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell shares of our Class A common stock can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of shares of our Class A common stock for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which shares of our Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Morgan Stanley in its capacity as financial advisor. Morgan Stanley will exercise any consultation rights only to the extent that it may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. In determining the Current Reference Price, Nasdaq’s algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of our Class A common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of our Class A common stock at an entered asking price that is less than or equal to such potential Current Reference Price.

To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 shares of our Class A common stock at an entered bid price of $10.01 per share and a limit order to sell 200 shares of our Class A common stock at an entered asking price of $10.00 per share — the Current Reference Price would be determined as follows:

•

Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

•

Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

•

Because more than one price under clause (ii) exists, then under clause (iii), the Current Reference Price would be the entered price at which orders for shares of our Class A common stock at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 shares of the 500 share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price because orders for shares at such entered price will remain unmatched.

The above example (including the prices) is provided solely by way of illustration.

Morgan Stanley, as the designated financial advisor under Nasdaq Rule 4120(c)(8), will determine when shares of our Class A common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Morgan Stanley will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Morgan Stanley does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Morgan Stanley will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade.

Similar to a Nasdaq-listed underwritten initial public offering, in connection with the listing of shares of our Class A common stock, the financial advisors and buyers and sellers (or their brokers) who have subscribed will have access to the Nasdaq Stock Market’s Order Imbalance Indicator (sometimes referred to as the Net Order Imbalance Indicator), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares that can be paired off the Current Reference Price, the number of shares that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, in order to disseminate that information continuously to buyers and sellers via the Order Imbalance Indicator data feed.

However, because this is not an underwritten initial public offering, there will be no “book building” process (i.e., an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level – the “book”). Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of our Class A common stock to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by the Nasdaq Capital Market from various broker-dealers. Consequently, the public price of shares of our Class A common stock may be more volatile than in an underwritten initial public offering and could, upon listing on the Nasdaq Capital Market, decline significantly and rapidly. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock.”

In addition, in order to list on the Nasdaq Capital Market, we are also required to have at least three registered and active market makers. We understand that Morgan Stanley, BofA Securities, and Citigroup intend (but are not obligated) to act as registered and active market makers, although any such market-making, if commenced, may be discontinued at any time. Further, our financial advisors may assist interested registered stockholders with the establishment of brokerage accounts.

In addition to sales made pursuant to this prospectus, the shares of Class A common stock covered by this prospectus may be sold by the Registered Stockholders in individually negotiated transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.

A Registered Stockholder may from time to time transfer, distribute (including distributions in kind by registered stockholders that are investment funds), pledge, assign, or grant a security interest in some or all the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Registered Stockholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Stockholders under this prospectus. The Registered Stockholders also may transfer the shares in other circumstances, in which case the transferees, distributes, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A Registered Stockholder that is an entity may elect to make an in-kind distribution of Class A common stock or warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of Class A common stock being offered pursuant to this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

LEGAL MATTERS

Latham & Watkins LLP is our legal advisor. Goodwin Procter LLP is legal advisor to the financial advisors.

EXPERTS

The consolidated financial statements of Amplitude, Inc. and subsidiaries as of December 31, 2019 and 2020, and for each of the years in the two-year period ended December 31, 2020, have been included herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Class A common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the Class A common stock covered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding companies, like us, that file documents electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of this registration statement of which this prospectus forms a part, we became subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, are required to file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available at the website of the SEC referred to above. We also maintain a website at investors.amplitude.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, these websites is not a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

INDEX TO FINANCIAL STATEMENTS

AMPLITUDE, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Amplitude, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Amplitude, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2017.

San Francisco, California

June 21, 2021

Financial Statements

AMPLITUDE, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	As of December 31, 2019	As of December 31, 2020	As of June 30, 2021
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,839	$117,783	$291,062
Restricted cash, current	—	1,080	1,080
Accounts receivable, net of allowance for doubtful accounts of $257, $162 and $20 as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively	12,086	17,396	25,242
Prepaid expenses and other current assets	5,388	6,857	11,981
Deferred commissions, current	3,325	5,563	7,016

Total current assets	100,638	148,679	336,381
Property and equipment, net	1,410	2,673	3,523
Intangible assets, net	—	1,955	4,554
Goodwill	—	1,000	3,694
Restricted cash, noncurrent	1,079	—	850
Deferred commissions, noncurrent	8,935	13,877	17,941
Other noncurrent assets	1,179	6,898	9,589

Total assets	$113,241	$175,082	$376,532

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,003	$4,417	$3,751
Accrued expenses	5,732	8,110	14,803
Deferred revenue	29,750	40,797	61,050

Total current liabilities	37,485	53,324	79,604
Noncurrent liabilities	644	1,067	1,504

Total liabilities	38,129	54,391	81,108

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.00001 par value. 56,544,742, 61,739,599, and 67,963,609 shares authorized as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively; 56,480,549, 61,717,498, and 67,136,000 shares issued and outstanding as of December 31, 2019, December 31 2020, and June 30, 2021 (unaudited), respectively; aggregate liquidation preference of $142,086, $192,074, and $365,574 as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively	137,991	187,811	361,113
Stockholders’ deficit:
Common stock, $0.00001 par value. 110,500,000, 118,600,000 and 135,100,000 shares authorized as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited), respectively; 24,645,572, 27,924,205, and 31,909,616 issued and outstanding as of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited), respectively	—	—	—
Additional paid-in capital	17,378	37,704	55,657
Accumulated deficit	(80,257)	(104,824)	(121,346)

Total stockholders’ deficit	(62,879)	(67,120)	(65,689)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$113,241	$175,082	$376,532

See accompanying notes to consolidated financial statements.

AMPLITUDE, INC.

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020	Six Months Ended June 30, 2021
			(unaudited)
Revenue	$68,442	$102,464	$46,022	$72,364
Cost of revenue	22,105	30,483	13,516	22,390

Gross profit	46,337	71,981	32,506	49,974

Operating expenses:
Research and development	19,036	26,098	14,141	15,529
Sales and marketing	47,079	51,819	25,369	36,810
General and administrative	14,553	18,067	9,498	13,531

Total operating expenses	80,668	95,984	49,008	65,870

Other income (expense), net	1,460	269	227	20

Loss before provision for income tax	(32,871)	(23,734)	(16,275)	(15,876)
Provision for income taxes	663	833	348	646

Net loss	$(33,534)	$(24,567)	$(16,623)	$(16,522)

Net loss per share attributable to common stockholders:
Basic and diluted	(1.38)	(0.98)	(0.68)	(0.57)

Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	24,322,351	25,059,958	24,550,162	28,808,081

See accompanying notes to consolidated financial statements.

AMPLITUDE, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	56,398,852	$137,294	24,558,982	$—	$9,665	$(46,723)	$(37,058)
Issuance of redeemable convertible preferred stock, net of issuance costs of $3	81,697	697	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	7,334	—	7,334
Exercise of stock options	—	—	824,682	—	346	—	346
Vesting of early exercised stock options	—	—	—	—	33	—	33
Donation of common stock and repurchase of unvested stock options	—	—	(741,092)	—	—	—	—
Issuance of restricted stock awards	—	—	3,000	—	—	—	—
Net loss	—	—	—	—	—	(33,534)	(33,534)

Balance at December 31, 2019	56,480,549	$137,991	24,645,572	$—	$17,378	$(80,257)	$(62,879)
Issuance of redeemable convertible preferred stock, net of issuance costs of $169	5,236,949	49,820	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	16,553	—	16,553
Exercise of stock options	—	—	3,648,389	—	3,637	—	3,637
Vesting of early exercised stock options	—	—	—	—	136	—	136
Donation of common stock and repurchase of unvested stock options	—	—	(369,756)	—	—	—	—
Net loss	—	—	—	—	—	(24,567)	(24,567)

Balance at December 31, 2020	61,717,498	$187,811	27,924,205	$—	$37,704	$(104,824)	$(67,120)

See accompanying notes to consolidated financial statements.

AMPLITUDE, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	56,480,549	$137,991	24,645,572	$—	$17,378	$(80,257)	$(62,879)
Issuance of redeemable convertible preferred stock, net of issuance costs of $0	23,342	200	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,091	—	1,091
Exercise of stock options	—	—	38,250	—	43	—	43
Vesting of early exercised stock options	—	—	—	—	7	—	7
Donation of common stock and repurchase of unvested stock options	—	—	(187,608)	—	(2)	—	(2)
Net loss	—	—	—	—	—	(4,908)	(4,908)

Balance at March 31, 2020 (unaudited)	56,503,891	$138,191	24,496,214	$—	$18,517	$(85,165)	$(66,648)
Issuance of redeemable convertible preferred stock, net of issuance costs of $169	5,213,607	49,620	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	9,395	—	9,395
Exercise of stock options	—	—	811,611	—	1,020	—	1,020
Vesting of early exercised stock options	—	—	—	—	5	—	5
Donation of common stock and repurchase of unvested stock options	—	—	(182,148)	—	—	—	—
Net loss	—	—	—	—	—	(11,716)	(11,716)

Balance at June 30, 2020 (unaudited)	61,717,498	$187,811	25,125,677	$—	$28,937	$(96,881)	$(67,944)

See accompanying notes to consolidated financial statements.

AMPLITUDE, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	61,717,498	$187,811	27,924,205	$—	$37,704	$(104,824)	$(67,120)
Stock-based compensation expense	—	—	—	—	2,628	—	2,628
Exercise of stock options	—	—	1,225,589	—	1,488	—	1,488
Vesting of early exercised stock options	—	—	—	—	179	—	179
Net loss	—	—	—	—	—	(6,439)	(6,439)

Balance at March 31, 2021 (unaudited)	61,717,498	$187,811	29,149,794	$—	$41,999	$(111,263)	$(69,264)
Issuance of redeemable convertible preferred stock, net of issuance costs of $198	5,418,502	173,302	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	3,085	—	3,085
Exercise of stock options	—	—	1,689,957	—	2,691	—	2,691
Vesting of early exercised stock options	—	—	—	—	480	—	480
Issuance of common stock in connection with an acquisition	—	—	1,069,865	—	7,402	—	7,402
Net loss	—	—	—	—	—	(10,083)	(10,083)

Balance at June 30, 2021 (unaudited)	67,136,000	$361,113	31,909,616	$—	$55,657	$(121,346)	$(65,689)

See accompanying notes to consolidated financial statements

AMPLITUDE, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020	Six Months Ended June 30, 2021
			(unaudited)
Cash flows from operating activities:
Net loss	$(33,534)	$(24,567)	$(16,623)	$(16,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	720	1,690	689	1,337
Stock-based compensation expense	7,334	16,553	10,486	5,596
Allowance for doubtful accounts, net of recoveries	130	251	114	(25)
Changes in operating assets and liabilities:
Accounts receivable	(1,174)	(5,561)	(375)	(7,805)
Prepaid expenses and other current assets	351	(1,469)	1,031	(5,088)
Deferred commissions	(5,799)	(7,180)	(1,886)	(5,517)
Other noncurrent assets	(1,028)	(5,719)	(1,863)	(2,691)
Accounts payable	486	2,414	(3)	(699)
Accrued expenses	2,680	1,726	(1,219)	5,227
Deferred revenue	13,519	11,047	(326)	20,226
Noncurrent liabilities	279	423	33	438

Net cash used in operating activities	(16,036)	(10,392)	(9,942)	(5,523)

Cash flows from investing activity:
Purchase of property and equipment	(648)	(984)	(262)	(655)
Cash paid for acquisitions, net of cash acquired	—	(3,700)	(3,700)	1,725
Capitalization of internal-use software costs	—	(1,224)	(467)	(731)

Net cash provided by (used in) investing activities	(648)	(5,908)	(4,429)	339

Cash flows from financing activity:
Proceeds from issuance of redeemable convertible preferred stock, net	697	49,820	49,821	173,302
Proceeds from the exercise of stock options	379	4,427	1,066	6,011
Repurchase of unvested stock options	(202)	(2)	(2)	—

Net cash provided by financing activities	874	54,245	50,885	179,313

Net increase (decrease) in cash, cash equivalents, and restricted cash	(15,810)	37,945	36,514	174,129
Cash, cash equivalents, and restricted cash at beginning of year	96,728	80,918	80,918	118,863

Cash, cash equivalents, and restricted cash at end of year	$80,918	$118,863	$117,432	$292,992

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$62	$221	$77	$125
Noncash investing and financing activity:
Purchases of property and equipment included in liabilities	$69	$48	$4	$33
Vesting of early exercised options	$33	$136	$12	$659

See accompanying notes to consolidated financial statements.

AMPLITUDE, INC.

Notes to the Consolidated Financial Statements

(1)	Summary of Business and Significant Accounting Policies

Description of Business

Amplitude, Inc. (the “Company”) was incorporated in the state of Delaware in 2011 and is headquartered in San Francisco, California. The Company provides a Digital Optimization System that helps companies analyze their customer behavior within digital products. The Company delivers its application over the Internet as a subscription service using a software-as-a-service (“SaaS”) model. The Company’s arrangements with customers do not provide the customer with the right to take possession of the software supporting the cloud-based application service at any time. The Company also offers customer support related to initial implementation setup, ongoing support services, and application training.

Segment Information

The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. Long-lived assets outside of the United States are immaterial. For information regarding the Company’s revenue by geographic area, see the Disaggregation of Revenue section below.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Amplitude, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The reporting currency of the Company is the United States dollar. The functional currency of the Company’s foreign subsidiaries is also the United States dollar.

Foreign Currency

The reporting currency of the Company is the United States dollar. The functional currency of the Company’s foreign subsidiaries is also the United States dollar. Foreign currency transaction gains and losses are recognized in other income (expense), net in the consolidated statements of operations, and have not been material for any of the periods presented.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements and may involve subjective or significant judgment by the Company; therefore, actual results could differ from the Company’s estimates. Items subject to such estimates and assumptions include, but are not limited to the:

•	Expected period of benefit for deferred commissions

•	Useful lives of long-lived assets

•	Valuation of the Company’s common stock and stock based awards

•	Valuation of goodwill and intangible assets

•	The recognition, measurement, and valuation of deferred tax assets and income tax uncertainties

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the lasting effects of the pandemic continue to be unknown. The Company may experience customer losses, including due to bankruptcy or customers ceasing operations, which may result in delays in collections or an inability to collect accounts receivable from these customers. The extent to which COVID-19 may continue to impact the Company’s financial condition, results of operations, or liquidity continues to remain uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or an adjustment to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, which will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s financial statements.

Revenue Recognition

The Company derives revenue primarily from sales of subscription services. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these services.

To achieve the core principle of this new standard, the Company applies the following steps:

(i)	Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of the contract in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

(ii)	Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract, whereby the transfer of the services and the products is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (1) core subscription services and (2) professional and other services.

(iii)	Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The transaction price includes SaaS subscription fees based on the contracted usage as well as variable consideration associated with overage fees on exceeded volume limits. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts contain a significant financing component.

(iv)	Allocation of the transaction price to the performance obligations in the contract

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”). Contracts typically have one performance obligation of providing access to the core subscription service. On occasion, contracts include professional services to customers, which are separate performance obligations. Professional services revenue has historically not been significant.

(v)	Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. For subscription services, revenue is recognized as the customer is given access to the core subscription service, in an amount that reflects the consideration that the Company expects to receive in exchange for access to the services. With respect to professional services, the Company recognizes revenue as services are delivered. The Company generates all its revenue from contracts with customers.

Subscription revenue

The Company generates revenue from SaaS subscriptions to customers that enable them to access and send event volume data to the Company’s cloud-based platform. Subscription arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Instead, customers are granted continuous access to the platform over the contractual period. A time-elapsed method is used to measure progress because the Company’s obligation is to provide continuous service over the contractual period and control is transferred evenly over the contractual period. Accordingly, the fixed consideration related to subscription revenue is recognized ratably over the contract term beginning on the date access to the subscription product is provisioned. The typical subscription term is 12 months with various payment terms ranging from monthly to annual up-front payments. Most contracts are non-cancelable over the contractual term. Some customers have the option to purchase additional subscription services at a stated price. These options are evaluated on a case-by-case basis but generally do not provide a material right as they do not provide a discount to the customer that is incremental to the range of discounts typically given for the same services that are sold to a similar class of customers, even when the stand-alone selling price of the services subject to the option is highly variable.

Remaining performance obligations

The Company’s contracts with customers generally include one combined performance obligation, its core subscription offering, which is a series of distinct services transferred to the customer ratably over the respective obligation’s term. Other performance obligations that may be identified in contracts include professional services. As of December 31, 2020 and June 30, 2021 (unaudited), the unrecognized transaction price related to remaining performance obligations was $95.6 million and $138.9 million, respectively.

The Company’s remaining performance obligations as of December 31, 2020 and June 30, 2021 are expected to be recognized as follows (in thousands):

	December 31, 2020	June 30, 2021
		(unaudited)
Less than or equal to 12 months	$85,706	$116,922
Greater than 12 months	9,931	21,955

Total remaining performance obligations	$95,637	$138,877

Disaggregation of Revenue

The following table shows the Company’s disaggregation of revenue by geographic areas, as determined based on the billing address of its customers (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
United States (“US”)	$43,823	$65,189	$29,378	$46,361
EMEA	13,656	19,091	8,585	13,452
APAC	6,458	12,500	5,532	8,666
Americas other than US	4,505	5,684	2,527	3,885

Total revenue	$68,442	$102,464	$46,022	$72,364

Accounts Receivable, Net

Accounts receivable primarily comprise of cash due from customers and are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors. The Company records an allowance for doubtful accounts to reserve for potentially uncollectible receivables related to specific customers. This allowance is based on the review of the Company’s accounts receivable by aging category to identify specific customers with known disputes or collectability issues. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified. The Company maintained an allowance of $0.3 million, $0.2 million and less than $0.1 million for doubtful accounts as of December 31, 2019 and 2020 and as of June 30, 2021 (unaudited), respectively.

Concentration of Risk and Significant Customers

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. Although the Company deposits its cash with high-quality credit rated financial institutions, the deposits, at times, may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

No customer accounted for 10% or more of total revenue for the years ended December 31, 2019 and 2020. As of the year ended December 31, 2019, two customers represented 15% and 10% of accounts receivable, respectively. As of the year ended December 31, 2020, two customers represented 14% and 13% of accounts receivable, respectively.

No customer accounted for 10% or more of total revenue for the six months ended June 30, 2020 and 2021 (unaudited). As of June 30, 2021 (unaudited), two customers represented 15% and 11% of accounts receivable, respectively.

Deferred Revenue

Deferred revenue consists of billings of payments received in advance of revenue recognition and is recognized when, or as, performance obligations are satisfied. The Company generally invoices its customers annually or in monthly, quarterly, or semi-annual installments. Accordingly, the deferred revenue balance does not represent the total contract value of annual non-cancelable subscription agreements. The amount of revenue recognized in the years ended December 31, 2019 and 2020 that was included in deferred revenue at the beginning of the period was $16.2 million and $28.2 million, respectively.

The amount of revenue recognized in the six months ended June 30, 2021 (unaudited) that was included in deferred revenue as of December 31, 2020 was $31.2 million.

Deferred Commissions

The Company capitalizes sales commissions that are recoverable and incremental due to the acquisition of customer contracts. The Company determines whether costs should be deferred based on its sales compensation plans, if the commissions are in fact incremental and would not have occurred absent the customer contract.

Commissions paid upon the initial acquisition of a contract are deferred and then amortized on a straight-line basis over a period of benefit, determined to be five years. The period of benefit is estimated by considering factors such as the expected life of our subscription contracts, historical customer attrition rates, technological life of our platform, as well as other factors. Sales commissions for renewal of a subscription contract are not considered commensurate with the commissions paid for the acquisition of the initial subscription contract given the substantive difference in commission rates between new and renewal contracts. The Company determines the period of benefit for renewal subscription contracts by considering the contractual term for renewal contracts.

Amounts anticipated to be recognized within 12 months of the balance sheet date are recorded as deferred commissions, current, with the remaining portion recorded as deferred commissions, noncurrent, in the consolidated balance sheets. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statement of operations. The Company periodically reviews these deferred commissions to determine whether events or changes in circumstances have occurred that could impact recoverability or the period of benefit. There were no impairment losses recorded during the periods presented.

The following table represents a rollforward of the Company’s deferred commissions as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited) (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Beginning balance	$6,461	$12,260	$12,260	$19,440
Additions to deferred commissions	8,085	11,221	3,662	8,504
Amortization of deferred commissions	(2,286)	(4,041)	(1,776)	(2,987)

Ending balance	12,260	19,440	14,146	24,957

Deferred commissions, current portion	3,325	5,563	4,054	7,016
Deferred commissions, net of current portion	8,935	13,877	10,092	17,941

Total deferred commissions	$12,260	$19,440	$14,146	$24,957

Cost of Revenue

Cost of revenue primarily consists of costs related to third-party hosting costs; employee-related expenses, including salaries, stock-based compensation and benefits for operations and support personnel; software license fees; certain developed technology amortization; and allocated overhead.

Research and Development Expense

The Company’s costs related to research, design, maintenance, and minor enhancements of the Company’s platform are expensed as incurred. These costs consist primarily of personnel and related expenses, including allocated overhead costs, contractor and consulting fees related to the design, development, testing, and enhancements of the Company’s platform, and software, hardware, and cloud infrastructure fees for staging and development related to research and development activities necessary to support growth in the Company’s employee base and in the adoption of its platform.

Advertising Costs

The Company expenses all advertising costs as incurred as a component of sales and marketing expenses. Advertising expenses of $1.4 million and $2.0 million were incurred during the years ended December 31, 2019 and 2020, respectively.

Advertising expenses of $0.7 million and $2.2 million were incurred during the six months ended June 30, 2020 and 2021 (unaudited), respectively.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payment awards granted to employees, directors, and non-employees based on the estimated fair values on the date of the grant and vesting criteria. For options, vesting is typically over a four-year period and is contingent upon continued employment on each vesting date. In general, options granted to newly hired employees vest 25% after the first year of service and ratably each month over the remaining 36-month period.

The fair value of options granted are estimated on the grant date using the Monte Carlo simulation model. The determination of the grant date fair value is affected by the estimated fair value of the Company’s common stock as well as additional assumptions regarding a number of other subjective variables. These variables include expected stock price volatility over a contractual term, actual and projected employee stock option exercise behaviors, the risk-free interest rate for a contractual term, and expected dividends.

The Company recognizes compensation expense for service-based stock-based awards as an expense over the employee’s or director’s requisite service period on a straight-line basis. The Company also has certain options and awards that have performance-based vesting conditions upon certain liquidity events. As of December 31, 2019 and 2020 and June 30, 2020 and 2021 (unaudited), no such liquidity events have been achieved and therefore no expense has been recorded for performance-based awards. Forfeitures are accounted for as they occur. Stock-based compensation expense is allocated to cost of revenue and operating expenses on the consolidated statements of operations based on where the associated employee’s functional department is located.

Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established for deferred tax assets to the extent it is more likely than not that the deferred tax assets may not be realized.

The Company evaluates uncertain tax positions taken or expected to be taken in the course of preparing its tax return to determine whether the tax positions are more likely than not of being sustained upon challenge by the applicable tax authority. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are stated at fair value. Restricted cash of $1.1 million represents cash held to collateralize lease obligations and is recorded as non-current assets as of December 31, 2019 and current assets as of December 31, 2020 as the related lease ends in 2021. The following table represents our cash, cash equivalents, and restricted cash at each period end (in thousands):

	As of December 31,		As of June 30,
	2019	2020	2020	2021
			(unaudited)
Cash and cash equivalents	$79,839	$117,783	$116,352	$291,062
Restricted cash, current	—	1,080	—	1,080
Restricted cash, noncurrent	1,079	—	1,080	850

Total cash, cash equivalents, and restricted cash	80,918	118,863	117,432	292,992

Fair Value Measurement

The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date for assets or liabilities; the fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date; the fair value hierarchy gives the lowest priority to Level 3 inputs.

Observable inputs are based on market data obtained from independent sources. The fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values as of December 31, 2019 and 2020 due to their short-term nature. The fair values of all of these instruments are categorized as Level 1 in the fair value hierarchy.

Business Combinations

The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. When the Company acquires a business, the purchase consideration is allocated to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated respective fair valued based on the acquisition method of accounting. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, particularly to acquired intangible assets. These assumptions include, but are not limited to, reproduction costs and appropriate discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Acquisition costs, such as legal and consulting fees, are expensed as incurred. During the measurement period, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in the consolidated statement of operations.

Goodwill and Other Acquired Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in connection with business combinations accounted for using the acquisition method of accounting. The Company has one reporting unit and performs testing of goodwill in the fourth quarter of each year, or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. These triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If the Company determines, based on the qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, then a quantitative goodwill impairment test is required. There were no impairments of goodwill recorded for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited). There were no other changes in goodwill other than additions from acquisitions during the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited) as detailed in Note 3.

Intangible assets consist of developed technology resulting from the Company’s acquisitions. Acquired intangible assets are recorded at cost, net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which was determined to be 3 years for all developed technology acquired. Amortization costs were included within cost of revenue in the consolidated statements of operations upon the related product release date. Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. There was no impairment of intangible assets recorded for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited).

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of those assets, as follows:

Property	Useful Life
Office equipment	3 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of remaining lease term or 5 years
Software including internal-use software	3 years

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in the statements of operations for the period realized.

Capitalized Internal-Use Software Costs

The Company capitalizes development costs related to its platform and certain other projects for internal use. The Company considered the guidance set forth in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 350-40-15, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, which requires companies to capitalize qualifying computer software costs that are incurred during the application development stage, and then amortize them over the software’s estimated useful life.

Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life into cost of revenue within the consolidated statements of operation. Amortization of internal-use software costs included in cost of revenue in the consolidated statements of operations was immaterial for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited). All software development costs prior to capitalization have been recorded in research and development expense in the consolidated statements of operations. There were no impairments to capitalized internal-use software costs during the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited).

Impairment of Long-Lived Assets

The Company evaluates long-lived assets or asset groups for impairment whenever events indicate that the carrying value of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. No impairment loss on long-lived assets was recognized in the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited).

Leases and Asset Retirement Obligations

The Company categorizes leases at their inception as either operating or capital leases. The Company leases real estate facilities under operating leases. For leases that contain rent escalation or rent concession provisions, including rent holidays and other incentives, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The Company records the difference between the rent paid and the straight-line rent expense as a deferred rent liability within accrued expenses and other noncurrent liabilities on the consolidated balance sheets. The Company recognizes lease costs once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

The Company establishes assets and liabilities for the present value of estimated future costs to retire long-lived assets at the termination or expiration of a lease. Such assets are depreciated over the lease period into operating expense, and the recorded liabilities are accreted to the future value of the estimated retirement costs to the extent that they are material.

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is computed in conformity with the two-class method required for participating securities. The Company considered all series of its redeemable convertible preferred stock to be participating securities as the holders of such stock have the right to receive nonforfeitable dividends on a ratable basis in the event that a dividend is paid on common stock. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the preferred stockholders do not have a contractual obligation to share in the Company’s losses.

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents to the extent they are dilutive. For purposes of this calculation, redeemable convertible preferred stock, stock options, early exercised stock options, RSUs, and common stock warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Indemnifications

The Company delivers its applications over the internet as a subscription service using a SaaS model. Each subscription is subject to the terms of the contractual arrangement with the customer and often includes certain provisions for holding the customer harmless against and indemnifying the customer from costs, damages, losses, liabilities, and expenses arising from claims that the Company’s software infringes upon a copyright, trademark, or other trade secret rights, and third-party claims arising from the Company’s breach of the contract. Customers also indemnify the Company for claims relating their improper use of the service or intellectual property claims originating from customer actions or content.

The Company has not incurred any expense in defense or reimbursement of any of its customers for losses related to indemnification provisions, and no material claims against the Company are outstanding as of December 31, 2019, December 31, 2020, and June 30, 2021 (unaudited). The Company’s exposure under these indemnification provisions is often capped at a fixed amount in many customer agreements and uncapped in others. Due primarily to the lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular contractual arrangement, the Company has determined that potential costs related to indemnification are not probable or estimable and, as such, has not recorded a reserve for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited).

In addition, in the ordinary course of business, the Company may provide indemnifications of varying scope and terms to vendors, directors, officers, and other parties with respect to certain matters. The Company has not incurred any material costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in its consolidated financial statements.

Warranties

For certain customers, the Company provides a performance warranty for accessibility to the Company’s platform as identified in an order form during the order duration. The Company’s software products are generally warranted for certain customers to substantially conform to the specifications set forth in the related customer contract and published documentation. In the event there is a failure of such warranties, the Company generally will correct the problem or provide a reasonable workaround or replacement product. The Company has the standard 30-day cure period for failures that amount to a material breach, and no warranted time frame for nonmaterial failures. If the Company cannot correct or provide a workaround or replacement product for material failures within the cure period, then the customer’s remedy is generally limited to termination of the contractual arrangement related to the nonconforming product services with a pro rata refund of the related fees paid. The Company has not incurred significant expense under these service warranties, nor does it expect that any future expense is probable. Accordingly, the Company has determined that potential costs related to warranties are not probable or estimable and, as such, has not recorded a reserve as of December 31, 2019 and 2020 and June 30, 2021 (unaudited).

Recently Issued Accounting Pronouncements

Leases: In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires companies to recognize lease liabilities and corresponding right-of-use leased assets on the balance sheets and to disclose key information about leasing arrangements. Qualitative and quantitative disclosures will be enhanced to better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU No. 2016-02 is effective for annual periods beginning after December 15, 2021, with early adoption permitted. Based on the Company’s initial assessment of its current and future leases, the Company anticipates the adoption of this guidance to have a material impact on its financial position as the Company will be required to recognize a right-of-use asset and corresponding liability related to its operating leases on its consolidated balance sheets.

Additionally, in 2018 and 2019, the FASB issued the following Topic 842–related ASUs:

•

2018-01, Land Easement Practical Expedient for Transition to Topic 842, which clarifies the applicability of Topic 842 to land easements and provides an optional transition practical expedient for existing land easements;

•	2018-10, Codification Improvements to Topic 842, Leases, which makes certain technical corrections to Topic 842;

•

2018-11, Leases (Topic 842): Targeted Improvements, which allows companies to adopt Topic 842 without revising comparative period reporting or disclosures and provides an optional practical expedient to lessors to not separate lease and non-lease components of a contract if certain criteria are met; and

•

2019-01, Leases (Topic 842): Codification Improvements, which provides guidance for certain lessors on determining the fair value of an underlying asset in a lease and on the cash flow statement presentation of lease payments received; ASU No. 2019-01 also clarifies disclosures required in interim periods after adoption of ASU No. 2016-02 in the year of adoption.

Financial Instruments - Credit Losses: In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments (Topic 326). This standard revises current GAAP methodology by requiring measurement and immediate recognition of expected credit losses on in-scope financial instruments, including trade receivables. ASU No. 2016-13 is effective for annual periods beginning after December 15, 2022, with early adoption permitted in fiscal years beginning after December 31, 2018. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

Intangibles – Goodwill: In January 2017, the FASB issued No. ASU 2017-04, Intangibles—Goodwill and Other (Topic 350), which eliminates step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on today’s Step 1). This update is effective for annual and interim impairment tests performed in periods beginning after December 15, 2022. Early adoption of the standard is permitted. The Company is currently evaluating the new guidance and assessing the potential impact on our consolidated financial statements.

(2)	Balance Sheet Components

The following tables show the Company’s financial statement details as of December 31, 2019 and 2020 and June 30, 2021 (unaudited).

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31, 2019	As of December 31, 2020	As of June 30, 2021
			(unaudited)
Prepaid hosting	$2,555	$4,677	$7,286
Other prepaid expenses and other assets	2,833	2,180	4,695

Total prepaid expense and other current assets	$5,388	$6,857	$11,981

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	As of December 31, 2019	As of December 31, 2020	As of June 30, 2021
			(unaudited)
Office equipment	$1,653	$2,058	$2,646
Furniture and fixtures	520	583	605
Leasehold improvements	437	814	826
Software	33	13	13
Internal-use software	—	1,224	2,071

Total property and equipment	2,643	4,692	6,161
Less accumulated depreciation and amortization	(1,233)	(2,019)	(2,638)

Property and equipment, net	$1,410	$2,673	$3,523

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited) was $0.7 million, $1.0 million, $0.4 million, and $0.7 million, respectively.

Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	As of December 31, 2019	As of December 31, 2020	As of June 30, 2021
			(unaudited)
Accrued commission	$2,831	$3,273	$6,233
Accrued payroll	601	1,123	1,581
Accrued sales tax	164	256	753
Liability from early exercised stock options	241	894	2,068
Other accrued liabilities	1,895	2,564	4,168

Total accrued expenses	$5,732	$8,110	$14,803

(3)	Acquisitions, Intangible Assets, and Goodwill

Acquisitions

During the fiscal year ended December 31, 2020, the Company acquired certain assets from a privately-held company for $3.7 million in cash. The Company has accounted for this transaction as a business combination. In allocating the aggregate purchase price based on the estimated fair values, the Company recorded $2.7 million as a developed technology intangible asset to be amortized over an estimated useful life of three years. The excess of purchase consideration over the fair value of net assets acquired was recorded as goodwill in the amount of $1.0 million. During the six months ended June 30, 2021 (unaudited), the Company completed an acquisition of a privately-held company for an aggregate of $9.5 million, consisting of $2.1 million of cash and $7.4 million of equity consideration through the issuance of 0.7 million shares of its common stock. The Company has accounted for this transaction as a business combination. In allocating the aggregate purchase price based on the estimated fair values, the Company recorded $3.8 million of cash, $2.85 million as a developed technology intangible asset, and $0.4 million as a customer related intangible asset, both of which to be amortized over estimated useful lives of three years. The excess of purchase consideration over the fair value of net assets acquired was recorded as goodwill in the amount of $2.7 million. As part of the acquisition, the Company also agreed to retention agreements with key employees in which 0.4 million shares are restricted and vest over a service period of four years. As of June 30, 2021, total unrecognized stock-based compensation expense related to these restricted shares was $4.1 million which is expected to be recognized over the weighted average remaining vesting period 3.8 years. The Company believes the goodwill balances associated with these acquisitions represent the synergies expected from expanded market opportunities when integrating the acquired developed technologies with the Company’s offerings as well as acquiring an assembled workforce. Related goodwill is deductible for income tax purposes.

Aggregate acquisition-related costs associated with these business combinations were not material for all periods presented and were included in general and administrative expenses in the consolidated statements of operations. The results of operations of these business combinations have been included in the Company’s consolidated financial statements from the acquisition date. These business combinations did not have a material impact on the Company’s consolidated financial statements. Therefore, historical results of operations prior to the acquisition dates and pro forma results of operations have not been presented.

Intangible Assets Other Than Goodwill

Intangible assets, net consisted of the following:

	As of December 31, 2019	As of December 31, 2020	As of June 30, 2021
			(unaudited)
Developed technology	$—	$1,955	$4,179
Customer related	—	—	375

Intangible assets, net	$—	$1,955	$4,554

Amortization expense of intangible assets was zero, $0.7 million, $0.3 million, and $0.6 million for the years ended December 31, 2019 and 2020 and the six months ended June 30, 2020 and 2021 (unaudited), respectively.

As of December 31, 2020, future amortization expense is expected to be as follows (in thousands):

2020
2021	900
2022	900
2023	155
2024	—
2025	—

Total	1,955

As of June 30, 2021, future amortization expense is expected to be as follows (in thousands):

Amount (unaudited)
Remainder of 2021	1,000
2022	1,983
2023	1,239
2024	332
2025	—

Total	4,554

(4)	Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock was carried at its issuance price, net of issuance costs.

During the year ended December 31, 2019, the Company issued 81,697 shares of Series D redeemable convertible preferred stock.

During the year ended December 31, 2020, the Company issued 23,342 shares of Series D redeemable convertible preferred stock and 5,213,607 shares of Series E redeemable convertible preferred stock.

Redeemable convertible preferred stock (“preferred stock”) consisted of the following as of December 31, 2019 (in thousands, except share data):

	Shares authorized	Shares issued and outstanding	Carrying value, net of costs	Liquidation preference
Series A(1)	24,504,272	24,504,272	$11,363	15,166
Series B	14,334,638	14,334,638	15,809	15,900
Series C	8,351,370	8,351,370	31,344	31,420
Series D	9,354,462	9,290,269	79,475	79,600

	56,544,742	56,480,549	$137,991	142,086

(1)	Includes the conversion of convertible notes with underlying principal and accrued interest of $2.1 million into 8,341,090 shares of Series A preferred stock

Redeemable convertible preferred stock consisted of the following as of December 31, 2020 (in thousands, except share data):

	Shares authorized	Shares issued and outstanding	Carrying value, net of costs	Liquidation preference
Series A(1)	24,504,272	24,504,272	$11,363	15,166
Series B	14,334,638	14,334,638	15,809	15,900
Series C	8,351,370	8,351,370	31,344	31,420
Series D	9,313,611	9,313,611	79,675	79,800
Series E	5,235,708	5,213,607	49,620	49,789

	61,739,599	61,717,498	$187,811	192,074

(1)	Includes the conversion of convertible notes with underlying principal and accrued interest of $2.1 million into 8,341,090 shares of Series A preferred stock

During the six months ended June 30, 2021 (unaudited), the Company issued 5,418,502 shares of Series F redeemable convertible preferred stock.

Redeemable convertible preferred stock consisted of the following as of June 30, 2021 (unaudited) (in thousands, except share data):

	Shares authorized	Shares issued and outstanding	Carrying value, net of costs	Liquidation preference
Series A(1)	24,504,272	24,504,272	$11,363	15,166
Series B	14,334,638	14,334,638	15,809	15,900
Series C	8,351,370	8,351,370	31,344	31,420
Series D	9,313,611	9,313,611	79,675	79,800
Series E	5,213,607	5,213,607	49,620	49,789
Series F	6,246,111	5,418,502	173,302	173,500

	67,963,609	67,136,000	$361,113	365,574

(1)	Includes the conversion of convertible notes with underlying principal and accrued interest of $2.1 million into 8,341,090 shares of Series A preferred stock

The rights, preferences, and privileges of the Company’s preferred stockholders are as follows:

Dividends

Dividends are payable on the preferred stock when, as, and if declared by the board of directors out of any assets at the time legally available. No dividend or distribution are to be paid on shares of common stock unless in such fiscal year there has been dividends paid, or amounts set aside for dividend payments in such fiscal year, at the rate per share per annum for each outstanding share of $0.0495, $0.0888, $0.3010, $0.6854, $0.7640 and $2.5616 per share of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, and Series F preferred stock (together, the “Preferred Stock”), respectively. Preferred Stock dividends are non-cumulative. No dividends have been declared by the board of directors as of December 31, 2019 and 2020 and as of June 30, 2021 (unaudited).

Conversion

Each share of preferred stock was convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price applicable to such share by the conversion price at the time in effect for such share conversion. The initial original issue price per share in effect as of December 31, 2019 and 2020 was $0.6189 for shares of Series A preferred stock, $1.1092 for shares of Series B preferred stock, $3.7623 for shares of Series C preferred stock, $8.5681 for shares of Series D preferred stock, and $9.5498 for shares of Series E preferred stock, which is consistent with the conversion price of such shares as of December 31, 2019 and 2020, as applicable. The initial original issue price per share in effect as of June 30, 2021 (unaudited) for shares of Series F preferred stock was $32.0199, which is consistent with its conversion price as of June 30, 2021. The conversion price may be adjusted for stock splits, stock dividends, reverse splits or combinations, and dilutive issuances consistent with the Company’s restated certificate of incorporation.

Each share of Preferred Stock automatically converts into shares of common stock at the conversion price at the time in effect for such share immediately upon the earlier of:

•	The date specified by the vote or written consent of the holders of a majority of the then-outstanding shares of Preferred Stock voting together as a single class;

•

Immediately upon the closing of the Company’s common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, with aggregate proceeds in excess of $50 million; or

•

Immediately upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, that registered shares of capital stock of the Company, provided that all stockholders that are affiliates or beneficially own in excess of 10% of the Company’s capital stock are provided the right to include all or a portion of their shares on such registration statement on a pro rata basis with all other affiliates and 10% stockholders, subject to compliance with applicable securities laws (together with the second bullet above, a “QPO”).

Voting

Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Liquidation Preference

Upon any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, including a change in control, (a “Liquidation Event”) the holders of Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount equal to the greater of (i) the original issue price per share (as adjusted for stock splits changes, dividends, and combinations), plus declared but unpaid dividends of each holder of Preferred Stock; or (ii) the amount of cash, securities, or other property to which such redeemable convertible preferred stockholders would be entitled to receive if such shares had been converted to common stock immediately prior to the Liquidation Event. If the assets of the Company are insufficient to make payment in full of these preferred stock liquidation preferences, then such assets will be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would have otherwise be respectively entitled.

After the Preferred Stock liquidation preferences are paid in full, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock.

Classification

Each series of the convertible preferred stock was contingently redeemable upon certain change in control liquidation events such as a merger or sale of substantially all the assets of the Company. The convertible preferred stock was not mandatorily redeemable, but since a deemed liquidation event would constitute a redemption event outside of the Company’s control, all shares of redeemable convertible preferred stock were presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

(5)	Stockholders’ Deficit and Equity Incentive Plans

Common Stock

The Company’s restated certificate of incorporation authorized the Company to issue 110.5 million, 118.6 million, and 135.1 million shares of common stock at a par value of $0.00001 as of December 31, 2019 and 2020 and as of June 30, 2021 (unaudited), respectively. As of December 31, 2019 and 2020 and June 30, 2021 (unaudited), approximately 24.6 million, 27.9 million, and 31.9 million shares of common stock were issued and outstanding, respectively.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the board of directors, subject to the prior rights of holders of all classes of stock outstanding. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), no dividends had been declared.

On November 15, 2018, the Company effected a two-for-one stock split of its common and preferred stock to shareholders of record as of November 15, 2018.

The Company has reserved shares of its common stock as follows:

	As of December 31, 2019	As of December 31, 2020	As of June 30, 2021 (unaudited)
Redeemable convertible preferred stock	56,480,549	61,717,498	67,136,000
Warrants	7,000	7,000	7,000
Non-plan stock options	36,062	36,062	36,062
Amended and Restated 2014 Stock Option and Grant Plan:
Equity plan stock options outstanding	21,294,017	28,445,269	28,770,519
RSUs outstanding	2,571,430	2,571,430	3,050,911
Shares available for future issuance	571,128	1,151,100	1,430,823

Total reserved shares	80,960,186	93,928,359	100,431,315

Equity Incentive Plans

In December 2014, the Company adopted its stock option plan (the “2014 Plan”) in which shares of the Company’s common stock were reserved for the issuance of stock options (incentive and non-statutory) and restricted stock to employees, directors, and consultants under terms and provisions established by the board of directors and approved by the Company’s stockholders. During 2019 and 2020 and the six months ended June 30, 2021 (unaudited), the Company expanded the pool available for the 2014 Plan by 3,014,871, 11,374,153, and 4,000,000 shares, respectively.

Under the terms of the 2014 Plan, options may be granted at an exercise price not less than fair market value. For employees holding more than 10% of the voting rights of all classes of stock, the exercise prices for incentive stock options may not be less than 110% of fair market value, as determined by the board of directors.

Most awards have 10-year terms and vest and become exercisable at a rate of 25% on the first anniversary of the vesting commencement date and 1/48 each month thereafter. The terms of options granted under the 2014 Plan may not exceed 10 years. To date, options granted vest in a range from one to four years, and the 2014 Plan contains certain change of control provisions.

In December 2014, the 2014 Plan was amended, allowing employees to exercise a stock option in exchange for cash before the requisite service is provided (e.g., before the award is vested under its original terms). Such arrangements permit the Company to subsequently repurchase such shares at the exercise price if the vesting conditions are not satisfied. Early exercised shares totaled 136,238, 275,794, and 627,740 as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively. The liability related to the early exercised shares was $0.2 million, $0.9 million, and $2.1 million as of December 31, 2019 and 2020 and June 30, 2021 (unaudited), respectively.

Stock Option Awards

A summary of the stock option activity under the 2014 Plan for the year ended December 31, 2020 and six months ended June 30, 2021 (unaudited) is as follows. Options issued outside of the 2014 Plan were immaterial and therefore not discussed further below.

	Outstanding stock options	Weighted-average exercise price	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Balances as of December 31, 2019	21,294,017	$1.59	8.47	$20,169
Granted	12,632,901	3.76
Exercised	(3,648,389)	1.20
Cancelled/forfeited	(1,833,260)	2.19

Balances as of December 31, 2020	28,445,269	$2.56	8.50	78,450
Granted (unaudited)	4,268,856	7.55
Exercised (unaudited)	(2,915,546)	2.06
Cancelled/forfeited (unaudited)	(1,028,060)	3.19

Balances as of June 30, 2021 (unaudited)	28,770,519	$3.33	8.30	529,915

	Outstanding stock options	Weighted-average exercise price	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Exercisable as of December 31, 2020(2)	18,715,783	$1.98	7.88	62,575
Vested and expected to vest as of December 31, 2020(3)	26,688,724	$2.45	8.40	76,465
Exercisable as of June 30, 2021 (unaudited)(2)	17,198,861	$2.22	7.57	335,859
Vested and expected to vest as of June 30, 2021 (unaudited)(3)	27,013,974	$3.28	8.22	499,070

(2)	Exercisable shares include vested options as well as unvested shares that can be early exercised
(3)

Amounts exclude options subject to performance conditions that are not considered probable of achievement as of December 31, 2020 and June 30, 2021 (unaudited). As no forfeitures are estimated due to our adoption of ASU No. 2016-09, no estimated forfeitures were considered in these amounts

During December 2020, the Company granted 1,756,545 stock options to two executives which contain both a service condition and a performance condition. Based on the terms of the options, the vesting commencement date is defined as the date in which a Form S-1 filed with the Securities and Exchange Commissions (“SEC”) becomes effective (a “QPO Event”). Subsequent to an QPO Event, the options vest 1/24 each month thereafter. As the QPO Event was determined to not be probable as of December 31, 2020, no stock-based compensation was recognized related to these options. The unrecognized stock-based compensation expense was $4.7 million as of December 31, 2020. In the quarter in which a QPO Event occurs, we will begin recording stock-based compensation expense based on the grant date fair value of the performance options using the accelerated attribution method. There were no material options with performance conditions as of December 31, 2019.

The aggregate intrinsic values of options outstanding are calculated as the difference between the exercise price of the options and the market price for shares of the Company’s common stock as of each period-end. The total intrinsic value of options exercised for the years ended December 31, 2019 and 2020 was $1.5 million and $15.0 million, respectively. The total intrinsic value of options exercised for the six months ended June 30, 2020 and 2021 (unaudited) was $2.1 million and $57.4 million, respectively.

Stock options granted during the years ended December 31, 2019 and 2020 had a weighted-average grant date fair value of $1.10 and $2.27 per share, respectively. With the exception of the performance options detailed above, the fair value is being expensed over the vesting period of the options on a straight-line basis as the services are being provided. The total fair value of shares vested during the years ended December 31, 2019 and 2020, was $4.3 million and $5.1 million, respectively. No tax benefits were realized from options during the periods.

Stock options granted during the six months ended June 30, 2020 and 2021 (unaudited) had a weighted average grant date fair value of $1.61 and $5.07 per share, respectively. With the exception of the performance options detailed above, the fair value is being expensed over the vesting period of the options on a straight-line basis as the services are being provided. The total fair value of shares vested during the years ended six months ended June 30, 2020 and 2021 (unaudited) was $2.3 million and $3.2 million, respectively. No tax benefits were realized from options during the periods.

As of December 31, 2019 and 2020, total unrecognized stock-based compensation expense was $12.9 and $33.4 million, respectively. This unrecognized expense as of December 31, 2019 and 2020 is expected to be recognized over the weighted-average remaining vesting period of 3.0 years and 3.4 years, respectively. As of December 31, 2019 and 2020, the Company had 955,036 shares and 1,081,036 shares of non-employee stock options outstanding under the 2014 Plan, respectively.

As of June 30, 2021 (unaudited), total unrecognized stock-based compensation expense was $43.1 million. This unrecognized expense as of June 30, 2021 (unaudited) is expected to be recognized over the weighted average remaining vesting period of 3.3 years. As of June 30, 2021 (unaudited), the Company had 919,036 shares of non-employee stock options outstanding under the 2014 Plan.

Based on the nature of the underlying option, the fair value of each option granted to employees is estimated on the date of grant using the Monte Carlo simulation model that incorporates various assumptions, including fair value of common stock expected stock price volatility, contractual term, risk-free interest rates, and dividend yield. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has never declared or paid any cash dividends.

The following range of assumptions and data inputs were used in the Monte Carlo simulation model to estimate the fair value of the options:

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020	Six Months Ended June 30, 2021
			(unaudited)
Fair value of common stock	$2.26 - $3.24	$3.16 - $5.32	$3.16 - $3.70	$7.48 - $21.75
Expected dividend yield	—	—	—	—
Risk-free interest rate	1.48% -2.39%	0.70% - 0.90%	0.70%	1.40% - 1.70%
Expected volatility	61%	70% - 75%	72.5% - 75%	60% - 70%
Contractual term (years)	10.0	10.0	10.0	10.0

Determining Fair Value of Stock Options

The fair value of each grant of stock option was determined by the Company using the methods and assumptions discussed below. The determination of each of these inputs is subjective and generally requires a level of judgment.

Expected volatility – The expected stock price volatility assumption was determined by examining the historical volatilities of a group of industry peers over a period equal to the expected life of the options, as the Company did not have any trading history for the Company’s common stock.

Contractual term – The contractual term of stock options is used to model the expected exercise behavior of the option holders with a 10-year exercise period. This method utilizes a Monte Carlo simulation based on historical exercise data as the options are not considered to be plain-vanilla where a simplified method is allowed as certain holders have up until option expiration to exercise regardless of employment status. The Monte Carlo simulation models expected exercise behavior utilizing an estimated stock price at which the holder of the option would choose to exercise an option prior to the end of the stated term. For this assumption, the Company utilized a value multiple on the strike price of 4.0 times.

Expected dividend – The expected dividend assumption was based on the Company’s history and expectation that it will not declare dividend payout for the near future.

Risk-free interest rate – The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the contractual terms.

Fair value of common stock – The fair value of the Company’s common stock is determined by its board of directors, which intends all options granted to be exercisable at a price per share not less than the per share fair value of the common stock underlying those options on the date of grant. The valuations of the Company’s common stock are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The board of directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards were approved. The factors considered included, but were not limited to:

•	the results of contemporaneous independent third-party valuations of the Company’s common stock;

•	the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock;

•	the lack of marketability of the Company’s common stock;

•	actual operating and financial results;

•	current business conditions and projections;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and

•	precedent transactions involving the Company’s shares.

Restricted Stock Units

In June 2018, the Company issued 2,571,430 RSUs. The RSUs vest according to a service condition as well as a performance condition, through a liquidity event, including (i) a change in control of the Company or (ii) the initial public offering of the Company’s equity securities, following which, the securities shall be publicly-traded, which includes a direct listing. The grant date fair value of the RSUs is $3.7 million. Compensation cost for the awards will be recognized on a tranche-by-tranche basis. No RSUs were granted during the years ended December 31, 2019 and 2020. As of December 31, 2019 and 2020 and June 30, 2021, no stock-based compensation expense had been recognized as the Company evaluated the performance condition being met as not probable during any of the periods.

RSU activity during the six months ended June 30, 2021 (unaudited) was as follows:

	Restricted stock units	Weighted-average grant date fair value per share
Balance as of December 31, 2020	2,571,430	$1.42

Granted (unaudited)	479,481	21.59

Balance as of June 30, 2021 (unaudited)	3,050,911	$4.59

Stock-based compensation expense, net of actual forfeitures is reflected in the statement of operations (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020	Six Months Ended June 30, 2020	Six Months Ended June 30, 2021
			(unaudited)
Cost of revenue	$358	$590	$243	$483
Research and development	1,419	5,582	3,986	2,063
Sales and marketing	4,429	6,512	3,705	1,689
General and administrative	1,128	3,869	2,552	1,361

Total stock-based compensation expense	$7,334	$16,553	$10,486	$5,596

During 2019 and 2020, the Company facilitated secondary transactions with select executives in which common stock was sold above fair value. Therefore, the Company has recorded $2.2 million and $11.1 million as compensation expense included in the above table in the years ended December 31, 2019 and 2020, respectively. During the six months ended June 30, 2020 and 2021 (unaudited), the Company recorded $8.1 million and zero stock-based compensation expense, respectively, related to secondary transactions with select executives in which common stock was sold above fair value.

During 2019, the Company accelerated the vesting of 693,952 shares of stock options related to four grantees, which resulted in an additional incremental compensation expense of $1.2 million as included in the above table.

(6)	Debt

In November 2017, the Company entered into a revolving credit facility and term loan agreement with Pacific Western Bank (“Bank”), each limited to $6.0 million, but in aggregate, to not exceed $10.0 million. Both the revolving credit facility and term loan were secured by certain tangible and intangible assets and bore interest at a rate based on the Bank’s most recently announced prime rate, plus 0.25%. The revolving credit facility and term loan were terminated in January 2020 prior to their scheduled maturity dates of May 22, 2020 and March 31, 2021, respectively.

As part of the related agreement previously in place, the Company was required to comply with financial covenants relating to minimum cash and revenue balances. As of December 31, 2019, the Company was in compliance with all financial covenants associated with this agreement and the Company had $10.0 million available to be drawn upon.

In connection with the credit facility, the Company entered into a warrant agreement to issue 7,000 warrants to the Bank upon close and an additional 20,000 warrants to the Bank if the Company draws down the facility in excess of $7.5 million. The value of the warrants is immaterial to the Company and the Company did not draw down on either the revolver or term loan prior to termination.

(7)	Employee Benefit Plans

The Company has established a savings and retirement plan for employees that permits participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The plan is available to all regular employees on the Company’s U.S. payroll. The Company does not currently match employees’ contributions.

(8)	Income Taxes

Pre-tax book loss has been recorded in the following jurisdictions (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020
United States	$(35,641)	$(26,758)
Foreign	2,770	3,024

Worldwide pre-tax loss	$(32,871)	$(23,734)

The provision for income taxes consists of the following (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020
Current:
Federal	$—	$—
State	27	12
Foreign	156	353

Total Current	$183	$365

Deferred:
Federal	$—	$—
State	—	—
Foreign	480	468

Total Provision	$663	$833

The provision for income taxes differs from the amount computed by applying the federal income tax rate of 21% to pre-tax loss for the years ended December 31, 2019 and 2020 from operations as a result of the following:

	As of December 31, 2019	As of December 31, 2020
Statutory federal income tax rate	21.00%	21.00%
State income taxes, net of federal tax benefits	3.89%	4.12%
Permanent differences	(1.56)%	(1.14)%
Tax credits	2.40%	14.53%
Foreign rate differential	(0.24)%	(0.78)%
Stock-based compensation	(1.39)%	(11.60)%
Other	0.30%	(1.07)%
Valuation allowance	(26.40)%	(28.57)%

Tax provision	(2.00)%	(3.51)%

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2020 related to the following (in thousands):

	As of December 31, 2019	As of December 31, 2020
Deferred tax assets:
NOL carryforwards	$18,991	$23,493
Credit carryforwards	1,749	5,199
Stock-based compensation	965	1,061
Accruals and reserves	275	326
Fixed assets	33	73
Intangibles	—	168
Other	21	37

Gross tax assets	22,034	30,357
Valuation allowance	(19,504)	(26,286)

Realizable deferred tax assets	2,530	4,071

	As of December 31, 2019	As of December 31, 2020
Deferred tax liabilities:
Deferred commission costs	$(3,006)	$(4,727)
Internal-use software	—	(277)
Intangibles	—	(14)
Other	(4)	(1)

Gross deferred liabilities	(3,010)	(5,019)

Net deferred tax assets (liabilities)	$(480)	$(948)

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income or loss in the future years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established for deferred tax assets to the extent it is more likely than not that the deferred tax assets may not be realizable.

The Company evaluates uncertain tax positions taken or expected to be taken in the course of preparing its tax return to determine whether the tax positions are more likely than not of being sustained upon challenge by the applicable taxing authority. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or remeasurement are reflected in the period in which the change in judgment occurs.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the levels of historical taxable income and projections for future taxable income over the period in which temporary differences are deductible, the Company has recorded a valuation allowance for substantially all of its deferred tax assets, except to the extent of deferred tax liabilities, as it is unable to conclude that it is more likely than not that the deferred tax assets in excess of deferred tax liabilities will be realizable.

At December 31, 2020, the Company had approximately $93.2 million and $60.2 million of net operating loss carryforwards available to offset future federal and state taxable income, respectively. If realized, none of the net operating loss carryforwards will be recognized as a benefit through additional paid-in capital. If not realized, federal carryforward losses of $25.4 million will expire beginning in 2032 and $67.8 million of carryforward losses will carryforward indefinitely. State carryforwards will expire beginning 2030.

At December 31, 2020, the Company had tax credit carryforwards of $2.8 million, net of reserves to offset future federal tax and $3.0 million of tax credit carryforwards, net of reserves to offset state income tax. The carryforwards will expire in various amounts for federal purposes beginning 2033. The California R&D credits will not expire but the California competes tax credits will expire beginning 2026.

Utilization of net operating loss carryforwards and credits may be subject to substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations may result in the expiration of the net operating losses before utilization.

As of December 31, 2020, the Company had unrecognized income tax benefits of $1.2 million. The increase in the Company’s unrecognized tax benefit was primarily attributable to current year credit activities. A reconciliation of the beginning and ending amount of unrealized tax benefit (excluding interest and penalties) is as follows (in thousands):

	As of December 31, 2019	As of December 31, 2020
Beginning balance	$230	$766
Increases related to tax positions taken during a prior year	536	460
Decreases related to tax positions taken during a prior year	—	—
Increases related to tax positions taken during the current year	—	—

Ending balance	$766	$1,226

The total unrecognized tax benefit, if recognized, would not affect the Company’s effective tax rate as the tax benefit would increase the deferred tax asset, which is currently offset with a full valuation allowance. The Company does not anticipate that the amount of existing unrecognized tax benefit will significantly increase or decrease within the next 12 months. Accrued interest and penalties related to the unrecognized tax benefits are recorded in income tax expense. No interest, penalties, or tax benefits were recognized during the year ended December 31, 2020.

The Company files U.S. federal, Netherlands, United Kingdom, France, and Singapore income tax returns as well as state income tax returns for various state jurisdictions. Due to the Company’s net operating loss carryforwards in the United States, its income tax returns remain subject to federal and state tax authorities for all prior years. There are no tax years under examination by any jurisdiction at this time.

The Company provides for U.S. federal income taxes on the earnings of foreign subsidiaries unless they are considered permanently reinvested outside of the U.S. As of December 31, 2020, the Company’s management is asserting that it is their intent to indefinitely reinvest unremitted foreign earnings for all its foreign entities.

On March 27, 2020, the CARES Act was enacted and signed into law. The CARES Act, among other things, includes provisions related to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act is not expected to have a material impact to income taxes in the Company’s financial statements.

Six Months Ended June 30, 2020 and 2021 (Unaudited)

The Company had an effective tax rate of (2.1)% and (4.1)% for the six months ended June 30, 2020 and 2021, respectively. The Company continues to incur U.S. operating losses and has minimal profits in its foreign jurisdictions.

During the six months ended June 30, 2020 and 2021, the Company has evaluated all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and has determined that it is more likely than not that its net deferred tax assets will not be realized in the United States. Due to uncertainties surrounding the realization of the deferred tax assets, the Company continues to maintain a full valuation allowance against its net deferred tax assets within the United States.

(9)	Commitments and Contingencies

Operating Leases

The Company leases office space under non-cancelable operating leases that have various expiration dates between 2020 through 2026. Future minimum annual lease payments under the non-cancelable operating lease agreements as of December 31, 2020 (in thousands):

As of December 31, 2020
Year ending December 31:
2021	$2,999
2022	672
2023	601
2024	607
2025 and thereafter	1,075

Total minimum lease payments	$5,954

In May 2021, the Company entered into a new sublease agreement for its principal executive office located in San Francisco.

Future minimum annual lease payments under the non-cancelable operating lease agreements as of June 30, 2021 are as follows (in thousands):

As of June 30, 2021
(unaudited)
Year ending December 31:
Remainder of 2021	$636
2022	3,068
2023	3,883
2024	3,988
2025 and thereafter	3,670

Total minimum lease payments	$15,245

The Company recognizes minimum rental expenses on a straight-line basis over the term of the lease. Rent expense for the years ended December 31, 2019 and 2020 was $4.0 million and $4.2 million, respectively. Rent expense for the six months ended June 30, 2020 and 2021 (unaudited) was $2.1 million in each period.

Legal Matters

The Company is involved in various legal and regulatory matters arising from the normal course of business activities. The Company records litigation accruals for legal matters, which are both probable and estimable. For legal proceedings for which there is a reasonable possibility of loss (meaning those losses for which the likelihood is more than remote but less than probable), the Company has determined that it does not have material exposure, or it is unable to develop a range of reasonably possible losses. Although no assurance may be given, the Company believes that it is not presently a party to any litigation of which the outcome, if determined adversely, would individually or in the aggregate be reasonably expected to have a material and adverse effect on the business, operating results, cash flows, or financial position. Legal fees are expensed in the period in which they are incurred.

(10)	Net Loss Per Share

Basic net loss per share attributable to the Company’s common stockholders is computed by dividing the net loss attributable to the Company’s common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is the same as basic net loss per share for all years presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss position in each period presented.

The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Net loss	$(33,534)	$(24,567)	$(16,623)	$(16,522)
Weighted-average shares outstanding, basic and diluted	24,322	25,060	24,550	28,808

Net loss per share, basic and diluted	$(1.38)	$(0.98)	$(0.68)	$(0.57)

The following potential common shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented (in thousands):

	Year Ended December 31,	Year Ended December 31,	Six Months Ended June 30,	Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Redeemable convertible preferred stock	56,481	61,718	61,718	67,136
Warrants	7	7	7	7
Non-plan stock options	36	36	36	36
Equity plan stock options outstanding	21,294	28,445	22,632	28,771
Equity plan stock options early exercised	136	276	107	628
RSUs outstanding	2,571	2,571	2,571	3,051
Restricted shares	—	—	—	376

Total	80,525	93,053	87,071	100,005

(11)	Subsequent Events

In January 2021, the Company increased the amount of common shares authorized to 123.9 million.

In April 2021, the Company acquired a privately-held company for 0.7 million shares of its common stock and $2.1 million in cash consideration. As part of the acquisition, the Company also agreed to retention agreements with key employees in which 0.4 million shares vest over a service period of four years.

In May 2021, the Company sold 5.4 million shares of Series F redeemable convertible preferred stock in exchange for $173.5 million. In conjunction with this transaction, the Company authorized the sale of 6.2 million shares of Series F preferred stock and the Company increased the number of common shares authorized to 135.1 million.

In May 2021, the Company entered into a new sublease agreement for its principal executive office located in San Francisco. The Company will lease 57,530 square feet of office space for a monthly rent of $0.3 million per month through the end of the lease term on September 30, 2025.

Subsequent Events (Unaudited)

In July and August 2021, the Company sold an additional 827,609 shares of Series F redeemable convertible preferred stock in exchange for $26.5 million.

In August and September 2021, the Company issued 420,672 RSUs and 359,085 RSUs, respectively, to its employees with both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is satisfied over four years with a cliff vesting period of one year and continued vesting quarterly thereafter. The performance-based vesting condition is satisfied on the earlier of (i) a change in control of the Company or (ii) the initial public offering of the Company’s equity securities, following which, the securities shall be publicly-traded, including a direct listing. Both events are not deemed probable until consummated, and therefore, all stock-based compensation expenses related to these RSUs will remain unrecognized until the underlying performance condition is achieved. Upon the satisfaction of the underlying performance condition, stock-based compensation expense will be recorded based on the grant date fair value of these RSUs using the accelerated attribution method. The grant date fair value of the RSUs issued in August 2021 was approximately $12.1 million.

In August and September 2021, the Company granted options to purchase 192,134 shares of common stock with an exercise price of $21.75 per share and 90,600 shares of common stock with an exercise price of $30.52 per share, respectively, each subject to a service-based vesting condition, satisfied over four years with a cliff vesting period of one year and continued vesting monthly thereafter. Stock-based compensation expense related to these options will be recognized on a straight-line basis over the requisite service period. The grant date fair value of the options issued in August 2021 was approximately $2.5 million.

In August 2021, the Company granted 46,875 restricted stock awards to a non-employee advisor subject to a service-based vesting condition satisfied monthly over a two-year period. Any unvested awards will also vest upon a change of control or termination of the advisor relationship without cause. Stock-based compensation expenses related to these options will be recognized on a straight-line basis over the requisite service period. The grant date fair value of the restricted stock awards issued in August 2021 was approximately $1.3 million.

The Company is currently unable to estimate the unrecognized stock-based compensation expense related to the awards granted in September 2021.

In August 2021, the Company entered into a 60-month contract for hosting-related services. Pursuant to the terms of the contract, the Company is required to spend the following minimum amounts:

	Total	Remainder of 2021	2022 – 2023	2024 – 2025	After 2025
	(in thousands)
Additional purchase commitment	$267,000	$12,833	$90,500	$119,333	$44,333

September 21, 2021

Through and including October 23, 2021 (the 25th day after the listing date of our Class A common stock), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.